Exhibit 5

Originally dated 17 July 2018

Facility Agreement

between

OI S.A. – Em Recuperação Judicial

as Borrower

THE SUBSIDIARIES

listed in Part 1 of Schedule 1 of this Agreement as Guarantors

THE FINANCIAL INSTITUTIONS

listed in Part 2 of Schedule 1 of this Agreement as the Original Lenders

Wilmington Trust (London) Limited

as Agent

as Amended and Restated on _________________ 2020

1. Definitions and Interpretation	1
2. The Tranches	16
3. Purpose	17
4. Conditions Precedent	17
5. RJ Plan Amendment	18
6. Repayment	18
7. Prepayment and Cancellation	18
8. Excess Cashflow Sweep	19
9. Costs of Loan	25
10. Interest Periods	25
11. Fees	25
12. Tax Gross-Up and Indemnities	26
13. Increased Costs	30
14. Other Indemnities	31
15. Mitigation by the Lenders	32
16. Costs and Expenses	33
17. Guarantee and Indemnity	34
18. Representations	37
19. Information Undertakings	42
20. General Undertakings	45
21. Events of Default	55
22. Changes to the Lenders	60
23. Debt Purchase Transactions	64
24. Changes to the Obligors	66
25. Role of the Agent	68
26. Conduct of Business by the Finance Parties	75
27. Sharing among the Finance Parties	76
28. Payment Mechanics	78
29. Set-Off	80
30. Notices	81
31. Calculations and Certificates	83
32. Partial Invalidity	83
33. Remedies and Waivers	83
34. Amendments and Waivers	83
35. Confidential Information	84
(i)

36. Counterparts	87
37. Governing Law	88
38. Enforcement	88
Schedule 1 The Original Parties	89
Part 1 The Original Obligors	89
Part 2 The Original Lenders	90
Schedule 2 Conditions Precedent	91
Part 1 Conditions Precedent	91
Part 2 Conditions Precedent required to be Delivered by an Additional Guarantor	92
Schedule 3 Replaced Facility Agreements	93
Schedule 4 Asset Disposals	94
Schedule 5 Repayment Schedule	97
Schedule 6 Form of Transfer Certificate	98
Schedule 7 Form of Assignment Agreement	101
Schedule 8 Form of Accession Letter	104
Schedule 9 Form of Resignation Letter	105
Schedule 10 Form of Compliance Certificate	106
Schedule 11 LMA Form of Confidentiality Undertaking	107
Schedule 12 Forms of Notifiable Debt Purchase Transaction Notice	112
Part 1 Form of Notice on Entering into Notifiable Debt Purchase Transaction	112
Part 2 Form of Notice on Termination of Notifiable Debt Purchase Transaction / Notifiable Debt Purchase Transaction ceasing to be with a member of the Group	113
Signatures	1

(ii)

This Agreement, originally dated 17 July 2018, as amended and restated on ________________2020 and made

Between:

(1)	Oi S.A. – Em Recuperação Judicial (the “Borrower” or “Oi”);
(2)	The Subsidiaries of the Borrower listed in Part 1 of Schedule 1 (The Original Parties) as original guarantors (the “Original Guarantors”);
(3)	The Financial Institutions listed in Part 2 of Schedule 1 (The Original Parties) as lenders (the “Original Lenders”); and
(4)	Wilmington Trust (London) Limited as agent of the other Finance Parties (the “Agent”).

RECITALS

(A)	On 20 June 2016, Oi, the Borrower and certain of its Subsidiaries (each as defined below) filed for judicial reorganisation in the Bankruptcy Court (as defined below) (the “Judicial Reorganisation”). Under the Judicial Reorganisation, Oi, the Borrower, certain of its subsidiaries and its key stakeholders agreed on the terms of the RJ Plan (as defined below), which was ratified by the Bankruptcy Court on 5 February 2018.
(B)	Pursuant to the RJ Plan, each Replaced Facility Agreement (as defined below) is deemed terminated and, as part of the RJ Plan, the claims of the Lenders are instead recognised under, and governed by, this Agreement.
(C)	Under the Replaced Facility Agreements, certain loans were advanced to the Borrower prior to the commencement of the Judicial Reorganisation.
(D)	Certain export credit agencies issued buyer credit guarantees (“Buyer Credit Guarantees”) to guarantee beneficiaries (“Guarantee Beneficiaries”) under the relevant Replaced Facility Agreements.
(E)	The commencement of the Judicial Reorganisation triggered an “Event of Default” under the Replaced Facility Agreements, which in turn triggered indemnifications for amounts owed to certain lenders pursuant to the terms of the Buyer Credit Guarantees.
(F)	As a result of indemnifying the Guarantee Beneficiaries, the providers of the Buyer Credit Guarantees were entitled to become lenders of record in relation to amounts equal to the “Guaranteed Receivables” under the applicable Replaced Facility Agreements, and such entitlements were exercised prior to entering into this Agreement.

It is agreed as follows:

Section 1
Interpretation

1.	Definitions and Interpretation
1.1	Definitions

In this Agreement:

“Accession Letter” means a document substantially in the form set out in Schedule 8 (Form of Accession Letter).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 23 (Changes to the Obligors).

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“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Amendment Ratification Date” means the date of the publication of the confirmation of the RJ Plan Amendment, which is ______________ 2020.

“Anatel” means the National Telecommunications Agency (Agência Nacional de Telecomunicações), created by Law No. 9,472, dated July 16, 1997.

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 7 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

“Authorization” means an authorization, consent, approval, resolution, license, exemption, filing, notarization or registration.

“Authorized Signatory” means any person duly appointed on behalf of the Borrower to sign any document required under the terms of this Agreement to be signed or countersigned by the Borrower whose name and specimens of whose signature have been supplied to the Agent provided that no written notice of the revocation of such appointment has been received by the Agent.

“Bankruptcy Trustee” means Escritorio de Advocacia Arnold Wald, with a registered office at Av. Pres. Juscelino Kubitschek, 510, 8o andar, Sao Paulo SP, CEP 04543-906, as appointed by the Judicial Reorganization Court, under the terms of the decision rendered on July 22, 2016.

“Bondholders’ Unsecured Credits” means the Unsecured Credits pertaining to bonds pertaining to debt issuances by PTIF and Oi Coop, guaranteed by Oi and issued by Oi and guaranteed by Telemar listed as follows, issued and traded abroad and regulated by foreign laws, as well as subject to laws and other applicable rules in the jurisdictions where such bonds are traded: (i) 9.75% Senior Notes issued by Oi , (ii) 5. 125% Senior Notes 2017 issued by Oi and guaranteed by Telemar, (iii) 9.500% Senior Notes 2019 issued by Oi and guaranteed by Telemar, (iv) 5.500% Senior Notes 2020 issued by Oi and guaranteed by Telemar, (v) 5.625% Senior Notes 2021 issued by Coop and guaranteed by Oi, (vi) 5.750% Senior Notes 2022, issued by Coop and guaranteed by Oi, (vii) 6.250% Notes 2016 issued by PTIF and guaranteed by Oi, (viii) 5.242% Notes 2017 issued by PTIF and guaranteed by Oi, (ix) 4.375% Notes 2017 issued by PTIF and guaranteed by Oi, (x) 5.875% Notes 2018 issued by PTIF and guaranteed by Oi, (xi) 5.000% Note 2019 issued by PTIF and guaranteed by Oi, (xii) 4.625% Notes 2020 issued by PTIF and guaranteed by Oi , and (xiii) 4.500% Notes 2025 issued by PTIF and guaranteed by Oi.

“Borrower” means Oi S.A. – Em Recuperação Judicial.

“Brazilian GAAP” means, as elected from time to time by the Borrower, the accounting principles prescribed by Brazilian Corporate Law, the rules and regulations issued by applicable regulators, including the Brazilian Securities Exchange Commission (Comissão de Valores Mobiliários), as well as the technical releases issued by the Brazilian Institute of Accountants (Instituto Brasileiro de Contadores), in accordance with IFRS as issued by the International Accounting Standards Board, in each case, as in effect from time to time.

“Break Costs” means the amount (if any) by which:

(a)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;
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exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, New York and Rio de Janeiro.

“Capital Increase with Capitalization of Credit” means a capital increase of Oi, subscribed by the Qualified Bondholders’ Unsecured Creditors, paid up upon capitalization of the Qualified Bondholders’ Unsecured Credits, as per Article 171, paragraph 2, of the Corporation Law of Brazil and other applicable legal provisions.

“Capitalized Lease Obligations” means, with respect to any person, the obligations of such person under a lease that are required to be classified and accounted for as a capitalized lease in accordance with Brazilian GAAP and the amount of Indebtedness represented by such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with Brazilian GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“CDB Facility Agreement” means the facility agreement to be entered into by, among others, Telemar and China Development Bank, which, pursuant to the RJ Plan, will terminate the Replaced CDB Facility Agreements.

“Class III Credits” means the Pre-Petition Credits provided for in arts. 41, item Ill, and 8, item VI of the LFR against the Obligors, held by persons who are not any of the Obligors themselves.

“Class III Unsecured Creditors” means holders of Class III Credits.

“Code” means the US Internal Revenue Code of 1986.

“Commitment” means a Tranche 1 Commitment or a Tranche 2 Commitment.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 10 (Form of Compliance Certificate).

“Confidential Information” means all information relating to the Borrower or any other Obligor, the Group or the Finance Documents of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents from either:

(a)	any member of the Group or any of its advisers: or
(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 33.1 ((Confidential Information): or
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(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers: or
(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraph (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of and is not otherwise subject to any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 11 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Borrower and the Agent.

“Copart 4” means Copart 4 Participações S.A. – Em Recuperação Judicial, a sociedade anônima organized and existing under the laws of the Federative Republic of Brazil, merged with and into Telemar in January 2019.

“Copart 5” means Copart 5 Participações S.A. – Em Recuperação Judicial, a sociedade anônima organized and existing under the laws of the Federative Republic of Brazil, merged with and into Oi in March 2019.

“Corrupt Practices” means the offering, giving, receiving, or soliciting, directly or indirectly, of anything of value to influence improperly the actions of another party.

“Creditors’ List of the Bankruptcy Trustee” means the list of creditors prepared by the Bankruptcy Trustee in accordance with article 7, paragraph 2 of the LFR.

“Credits” means the Pre-Petition Credits and the Post-Petition Credits.

“CTA” means the Corporation Tax Act 2009 (United Kingdom).

“Debtors” means Oi, Telemar, Oi Movel, Oi Coop, and PTIF.

“Debt Purchase Transaction” means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;
(b)	enters into any sub-participation in respect of; or
(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement.

“Default” means an Event of Default or any event or circumstance specified in Clause 21 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with this Agreement (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or
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(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or
(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including without limitation, air within natural or man-made structures, whether above or below ground);
(b)	water (including without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and
(c)	land (including, without limitation, land under water).

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the Environment;
(b)	the conditions of the workplace;
(c)	the generation, handling, storage, use, release of spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

“Environmental Permits” means any permit and other Authorization and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.

“Event of Default” means any event or circumstance specified as such in Clause 21 (Events of Default).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;
(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or
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(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;
(b)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or
(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2019,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Agent and the Borrower setting out any of the fees referred to in Clause 11 (Fees).

“Finance Document” means this Agreement, any Fee Letter, any Accession Letter, any Resignation Letter and any other document designated as such by the Agent and the Borrower.

“Finance Party” means the Agent or a Lender.

“Fraudulent Practice” means any action or omission, including misrepresentation, that knowingly or recklessly misleads, or attempts to mislead, a party to obtain a financial or other benefit or to avoid an obligation.

“General Creditors’ Meeting” means:

(a)	the General Creditors’ Meeting held in Brazil on December 19 and 20, 2017, where the requisite majorities of creditors approved the RJ Plan; and
(b)	the General Creditors’ Meeting held in Brazil on ____________ 2020, where the requisite majorities of creditors approved the RJ Plan Amendment,

as applicable.

“Governmental Authority” means the government of the Federative Republic of Brazil or of any other jurisdiction or a political subdivision of it, including any federal, state, or local institution, agency, division, department, or body of this government, or a political subdivision of it, including the Public Prosecutor’s Office, the Federal Police, the Federal Revenue Office of Brazil, the National Institute of Social Security, the Central Bank of Brazil, the Securities and Exchange Commission, Anatel, the Federal Accounting Court, any judicial, administrative or arbitration court or tribunal, any regulatory or self-regulatory entity.

“Group” means the Borrower and its Subsidiaries for the time being.

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“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 23 (Changes to the Obligors).

“Hedging Obligations” of any person means the obligations of such person under any agreement relating to any swap, option, forward sale, forward purchase, index transaction, cap transaction, floor transaction, collar transaction or any other similar transaction, in each case, for purposes of hedging or capping against inflation, interest rates, currency or commodities price fluctuations.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Indebtedness” means, with respect to any person, without duplication:

(a)	whether being principal and/or interest of any present or future indebtedness of such person:
(i)	in respect of borrowed money;
(ii)	evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);
(iii)	representing the balanced deferred and unpaid of the purchase price of property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) liabilities accrued in the ordinary course of business which purchase price is due more than twelve (12) months after the date of placing the property in service or taking delivery and title thereto; or
(iv)	representing net obligations under any Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such person prepared in accordance with IFRS;

(b)	to the extent not otherwise included, any obligation by such person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in paragraph (a) of a third person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and
(c)	to the extent not otherwise included, the obligations of the type referred to in paragraph (a) of a third person secured by a Lien on any asset owned by such first person, whether or not such Indebtedness is assumed by such first person, if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified person prepared in accordance with IFRS.

Notwithstanding the foregoing, in connection with the purchase by the Borrower or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the

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time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

For the avoidance of doubt, “Indebtedness” shall not include any obligations to any person with respect to “Programa de Recuperação Fiscal—REFIS,” “Programa Especial de Parcelamento de Impostos—REFIS Estadual” and “Programa de Parcelamento Especial—PAES”, any other tax payment agreement entered into with any Brazilian governmental entity, nor any other payment obligations to regulatory agencies and/or any other payment agreement that is due to any creditor who, prior to the approved RJ Plan, was not considered as Indebtedness in the calculation of Indebtedness of the Borrower.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 10.1 (Interest Periods).

“IRS Code” means the Internal Revenue Code (United States).

“ITA” means the Income Tax Act 2007 (United Kingdom).

“Lender” means:

(a)	any Original Lender; and
(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a “Lender” in accordance with Clause 22 (Changes to the Lenders),

which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement.

“LFR” means Bankruptcy Act And Recovery Company – Law No. 11, I 01, dated February 9, 2005.

“LMA” means the Loan Market Association.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

“Loan” means:

(a)	the Tranche 1 Loan; or
(b)	the Tranche 2 Loan.

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66⅔ per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66⅔ per cent. of the Total Commitments immediately prior to the reduction).

“Margin” means 1.75 per cent. per annum.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations or property of the Group taken as a whole; (b) the ability of the Borrower or any Obligor to perform its payment obligations under this Agreement or under the RJ Plan that was approved in General Creditors´ Meeting; or (c) the validity or enforceability of this Agreement or the rights or remedies of any Finance Party under this Agreement.

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“ME/EPP Credits” means the Pre-Petition Credits held by micro and small businesses, defined in accordance with Complementary Law No. 123/2006, under the terms of art. 41, item IV of the LFR.

“ME/EPP Unsecured Creditors” means holders of ME/EPP Credits.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;
(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Necessary Governmental Approvals” means the government approvals set forth in Clause 18.6 (Government Approvals).

“New Lender” has the meaning given to that term in Clause 22 (Changes to the Lenders).

“New Money Capital Increase” means the R$4.0 billion capital increase to be undertaken by Oi S.A – Em Recuperação Judicial pursuant to the RJ Plan and the Subscription Commitment Agreement.

“Nordic Bank Facility Agreement” means the facility agreement to be entered into by, among others Telemar and Nordic Bank which pursuant to the RJ Plan will terminate the Replaced Nordic Bank Facility Agreement.

“Notifiable Debt Purchase Transaction” has the meaning given to that term in paragraph (b) of Clause 23.2 (Disenfranchisement).

“Obligor” means the Borrower or a Guarantor.

“OFAC” means Office of Foreign Assets Control of the US Department of Treasury.

“Oi Coop” means Oi Brasil Holdings Coöperatief U.A. – Em Recuperação Judicial, a private legal entity organised and existing under the Laws of the Netherlands, with its registered office in Amsterdam, Schiphol Boulevard 231, B tower, 5th floor, 1118 BH Schiphol and principal place of business in the city of Rio de Janeiro- RJ.

“Oi Movel” means Oi Móvel S.A. – Em Recuperação Judicial, a closely held corporation with its registered office and principal place of business at Setor Comercial Norte, Block 3, Section A, Building Estação Telefõnica, ground floor part 2, Brasila - DF, at Setor Comercial Norte, Block 3, Section A, Building Estação Telefõnica, ground floor part 2, CEP 70.713-900.

“Original Financial Statements” means:

(a)	in relation to the Borrower, the audited consolidated financial statements of the Borrower for the financial year ended 31 December 2017; and
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(b)	in relation to each Original Obligor, its audited financial statements for its financial year ended 31 December 2017.

“Original Obligor” means the Borrower or an Original Guarantor.

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Post-Petition Credits” means the credits held against the Debtors that are not subject to the effects of the RJ Plan due to the fact that (a) their triggering event occurred after the Request Date, or (ii) they meet art. 49, paragraphs 3 and 4 of the LFR, or any other legal standard that excludes them from the effects of the RJ Plan.

“Pre-Petition Credits” means the credits and permanent injunctions subject to the effects of the RJ Plan, whether matured or maturing, which respective agreements, obligations and/or triggering events occurred prior to the Request Date, regardless of whether or not they are included in the Creditors’ List of the Bankruptcy Trustee. Pre-Petition Credits are all Credits referred to in the RJ Plan, regardless of their nature, with the exception of Post-Petition Credits.

“PTIF” means Portugal Telecom International Finance B.V. - Em Recuperação Judicial, a private legal entity organized and existing under the Laws of the Netherlands, with its registered office in Amsterdam, Naritaweg 165, 1043 BW, and principal place of business in the city of Rio de Janeiro- RJ.

“Qualified Bondholders’ Unsecured Credits” means the Bondholders’ Unsecured Credits held by Qualified Bondholders.

“Qualified Bondholders” means, exclusively for the purpose of the RJ Plan, those individual or legal entity investors holding Qualified Bondholders’ Unsecured Credits in an amount exceeding seven hundred and fifty thousand United States Dollars (USD750,000.00) and that, if resident in the European Union, prove the compliance with the applicable legal requirements, especially the condition of qualified investor, pursuant to the Prospectus Directive of the European Economic Area (EEA).

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Borrower or any Restricted Subsidiary pursuant to which the Borrower or any Restricted Subsidiary may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Borrower  or any Restricted Subsidiary), or (b) any other person (in the case of a transfer by a Receivables Subsidiary) or may transfer an undivided interest in or may grant a security interest in, any receivables (whether now existing or arising in the future) of the Borrower  or any Restricted Subsidiary and any asset related thereto, including, without limitation, all collateral securing such receivables, all contracts and all guarantees or other obligations in respect of the accounts receivable, proceeds of such receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving receivables.

“Ratification Date” means the date of the publication of the confirmation of the RJ Plan in Brazil, which is 5 February, 2018.

“Regulatory Agencies Pre-Petition Credits” means non-tax Pre-Petition Credits held by regulatory agencies or arising out of obligations imposed due to the resolution of regulatory agencies, including ANATEL. Occasional administrative fines already deemed as overdue by

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decision rendered within the scope of the Superior Court of Justice are not included in the Regulatory Agencies Pre-Petition Credits.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Repeating Representations” has the meaning given to it in Clause 17.28 (Repetition).

“Repayment Date” means the last day of the relevant Interest Period.

“Replaced CDB Facility Agreements” means:

(a)	the USD500,000,000 facility agreement dated 30 October 2009 between China Development Bank as lender and Telemar as borrower;
(b)	the USD600,000,000 facility agreement dated 18 December 2015 between China Development Bank as lender and Telemar as borrower; and
(c)	the USD600,000,000 refinancing facility agreement dated 18 December 2015 between China Development Bank as lender and Telemar as borrower.

“Replaced Nordic Bank Facility Agreement” means the USD250,000,000 facility agreement dated 1 July 2008 between Nordic Bank as lender and Telemar as borrower.

“Replaced Facility Agreements” means the facility agreements set out in Schedule 3 (Replaced Facility Agreements).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Request Date” means the date of the filing of the request for judicial reorganization, namely: June 20, 2016.

“Resignation Letter” means a letter substantially in the form set out in Schedule 9 (Form of Resignation Letter).

“Restricted Subsidiary” means all the direct and indirect subsidiaries of which the Borrower holds more than 50% of equity or more than 50% of voting power.

“RJ Plan” means the judicial reorganization plan that was approved by the requisite majorities of creditors in the general Creditors’ Meeting held in Brazil on December 19 and 20, 2017 (plano de recuperação judicial), as amended by the RJ Plan Amendment.

“RJ Plan Amendment” means the amendment to the RJ Plan, including all exhibits and documents referenced therein, dated __________, 2020 and ratified on the Amendment Ratification Date.

“ROF” means the Registry of Financial Transactions (Registro de Operações Financeiras – ROF), a declaratory electronic registration identified by a number obtained by or on behalf of the Borrower prior to the disbursement of the Loan through the electronic registration system for financial transactions of the SISBACEN (RDE-ROF – Registro Declaratório Eletrônico – Módulo de Registro de Operações Financeiras), authorizing the Borrower to: (a) enter into the relevant foreign exchange contract for the inflow of funds into Brazil; and (b) after the disbursement of the Loan, make the relevant registration of the Schedule of Payment.

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"Sanctioned Person" means any person who is a designated target of Sanctions or is otherwise a subject of Sanctions (including without limitation as a result of being (a) owned or controlled directly or indirectly by any person which is a designated target of Sanctions, or (b) located, organised or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, currently, the Crimea Region, Cuba, Iran, North Korea and Syria).

“Sanctions” means any economic or financial sanctions laws, regulations, trade embargoes or similar restrictive measures administered, enacted or enforced by any of the Sanctions Authorities.

“Sanctions Authorities” means:

(a)	the United States government, including OFAC and the US Department of State;
(b)	the United Nations Security Council;
(c)	the European Union or any present or future member state thereof;
(d)	the Canadian government;
(e)	the United Kingdom, including Her Majesty’s Treasury;
(f)	the Hong Kong Monetary Authority
(g)	the government of Finland;
(h)	the government of Belgium; or
(i)	the respective institutions or agencies of any of the foregoing.

“Schedule of Payments” means the Schedule of Payments (Esquema de Pagamentos) to be registered within the ROF, by the Borrower, through the SISBACEN (RDE-ROF – Registro Declaratório Eletrônico – Módulo de Registro de Operações Financeiras), indicating the dates of repayment of principal, interest, charges, fees and any other amounts due and evidenced in the relevant ROF.

“Secured Creditors” means the holders of Secured Credits.

“Secured Credits” means the pre-petition credits guaranteed by in rem rights, under the terms of art. 41, item II of the LFR.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Stated Maturity” means, with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the final payment of principal of such Indebtedness is due and payable, including, with respect to any principal amount which is then due and payable pursuant to any mandatory redemption provision, the date specified for the payment thereof (but excluding any provision providing for obligations to repay, redeem or repurchase any such Indebtedness upon the happening of any contingency unless such contingency has occurred).

“Subscription Commitment Agreement” means that certain Subscription Commitment Agreement, dated as of December 19, 2017 (as amended, modified or supplemented).

“Subsidiary” means, in relation to the Borrower, a company or corporation:

(a)	which is controlled, directly or indirectly, by the Borrower;
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(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly, by the Borrower; or
(c)	which is a Subsidiary of another Subsidiary of the Borrower,

and, for this purpose, a company or corporation shall be treated as being controlled by the Borrower if the Borrower is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Telemar” means Telemar Norte Leste S.A. – Em Recuperação Judicial, a closely held corporation with a registered office and a principal place of business at Rua do Lavradio n° 71, Centro, Rio de Janeiro – RJ, CEP 20230-070.

“Termination Date” means 26 February 2035.

“Total Commitments” means the aggregate of the Commitments being USD 229,770,382.59 at the date of this Agreement.

“Total Tranche 1 Commitments” means the aggregate of the Tranche 1 Commitments, being USD 114,982,787.69 at the date of this Agreement.

“Total Tranche 2 Commitments” means the aggregate of the Tranche 2 Commitments, being USD 114,787,594.90 at the date of this Agreement.

“Tranche” means Tranche 1 or Tranche 2.

“Tranche 1” means the term loan tranche deemed to be made available under this Agreement as described in Clause 2.1(a) (The Tranches).

“Tranche 1 Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Tranche 1 Commitment” in Part 2 of Schedule 1 (The Original Parties) and the amount of any other Tranche 1 Commitment transferred to it pursuant to Clause 21 (Changes to the Lenders) of this Agreement; and
(b)	in relation to any other Lender, the amount of any Tranche 1 Commitment transferred to it pursuant to Clause 21 (Changes to the Lenders) of this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Tranche 1 Loan” means a loan made under Tranche 1 or the principal amount outstanding for the time being of that loan.

“Tranche 2” means the term loan tranche deemed to be made available under this Agreement as described in Clause 2.1(b) (The Tranches).

“Tranche 2 Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Tranche 2 Commitment” in Part 2 of Schedule 1 (The Original Parties) and the amount of any other Tranche 2 Commitment transferred to it pursuant to Clause 21 (Changes to the Lenders) of this Agreement; and
(b)	in relation to any other Lender, the amount of any Tranche 2 Commitment transferred to it pursuant to Clause 21 (Changes to the Lenders) of this Agreement,
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to the extent not cancelled, reduced or transferred by it under this Agreement.

“Tranche 2 Loan” means a loan made under Tranche 2 or the principal amount outstanding for the time being of that loan.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 6 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and
(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“Unsecured Creditors” means the ME/EPP Unsecured Creditors and the Class III Unsecured Creditors.

“Unsecured Credits” means the ME/EPP Credits, the Class III Credits and the Regulatory Agencies Pre-Petition Credits.

“US” means the United States of America.

“US Tax Obligor” means:

(a)	the Borrower which is resident for tax purposes in the US; or
(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

“VAT” means:

(a)	any tax imposed in compliance with the Council Directive of November 28, 2006 on the common system of value added tax (EC Directive 2006/112); and
(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.
1.2	Construction
(a)	Unless a contrary indication appears, any reference in this Agreement to:
(i)	the “Agent”, any “Finance Party”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;
(ii)	“assets” includes present and future properties, revenues and rights of every description;
(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;
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(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(v)	a “group of Lenders” includes all the Lenders;
(vi)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium partnership or other entity (whether or not having separate legal personality);
(vii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organization;
(viii)	a provision of law is a reference to that provision as amended or re-enacted; and
(ix)	a time of day is a reference to London time.
(b)	The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.
(c)	Section, Clause and Schedule headings are for ease of reference only.
(d)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.
(e)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived.
1.3	Currency Symbols and Definitions

“$”, “USD”, “US Dollars” and “dollars” denote the lawful currency of the United States of America.

1.4	Third party rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (United Kingdom) to enforce or enjoy the benefit of any term of this Agreement.

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Section 2
The Tranches

2.	The Tranches
2.1	The Tranches

Subject to satisfaction of the conditions precedent set out in Clause 4 (Conditions Precedent) and Schedule 2 (Conditions Precedent), with effect on and from the Ratification Date, the Lenders shall be deemed to have advanced to the Borrower:

(a)	a US Dollars term loan facility in an aggregate amount equal to the Total Tranche 1 Commitments; and
(b)	a US Dollars term loan facility in an aggregate amount equal to the Total Tranche 2 Commitments.
2.2	Finance Parties’ Rights and Obligations
(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.
(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in connection with this Agreement or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.
(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.
2.3	Borrower’s Authority
(a)	Each Obligor (other than the Borrower), by its execution of this Agreement, irrevocably authorizes the Borrower to act on its behalf as its agent in relation to the Finance Documents and authorizes:
(i)	the Borrower, on its behalf, to supply all information concerning itself, its financial condition and otherwise to the Finance Parties as contemplated under this Agreement and to give all notices and instruction to be given by such Obligor under the Finance Documents, to execute, on its behalf, any Finance Document and to enter into any agreement and amendment in connection with the Finance Documents (however fundamental and notwithstanding any increase in obligations of or other effect on an Obligor) including confirmation of guarantee obligations in connection with any amendment or consent in relation to this Agreement, without further reference to or the consent of such Obligor and each Obligor to be
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obliged to confirm such authority in writing upon the request of the Agent; and

(ii)	each Finance Party to give any notice, demand or other communication to be given to or served on such Obligor pursuant to the Finance Documents to the Borrower on its behalf, and in each such case such Obligor will be bound thereby (and shall be deemed to have given/received notice thereof) as though such Obligor itself had been given such notice and instructions, executed such agreement or received any such notice, demand or other communication.
(b)	Every act, omission, agreement, undertaking, waiver, notice or other communication given or made by the Borrower under this Agreement, or in connection with this Agreement (whether or not known to any Obligor) shall be binding for all purposes on all other Obligors as if the other Obligors had expressly made, given or concurred with the same. In the event of any conflict between any notice or other communication of the Borrower and any other Obligor, the choice of the Borrower shall prevail.
3.	Purpose
3.1	Purpose

The Borrower shall apply all amounts deemed advanced to it under this Agreement towards refinancing of the outstanding amounts due under the Replaced Facility Agreements, in accordance with the approval and confirmation (homologação judicial) (the “RJ Plan Confirmation”) of the Borrower’s RJ Plan filed within the 7th Corporate Court of the Judicial District of the State Capital of Rio de Janeiro, Brazil (the “Bankruptcy Court”).

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	Conditions Precedent
4.1	Conditions Precedent
(a)	The Borrower shall ensure that, on or before the date of this Agreement, the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.
(b)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorize (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.
4.2	Further Conditions Precedent

The Borrower shall ensure that, on the date of this Agreement, no Default is continuing or would result from the proposed Loans.

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Section 3
Repayment, Prepayment and Cancellation

5.	RJ Plan Amendment

Without prejudice to the provisions of Clause 6 (Repayment), Clause 7 (Prepayment and Cancellation) and Clause 8 (Excess Cashflow Sweep) of this Agreement, the Borrower shall be entitled to prepay the whole of or any part of any Loan:

(a)	pursuant to section 5.4 (Generation of Cash Sweep) of the RJ Plan Amendment; and/or
(b)	pursuant to section 4.7 (Reverse auction for prepayment of Unsecured Credits) of the RJ Plan Amendment by way of Notifiable Debt Purchase Transactions in accordance with this Agreement.
6.	Repayment
6.1	Repayment of Loans

The Borrower shall repay the Loans made to it (under any Tranche) by 24 consecutive semi-annual instalments in the amounts as set out in Schedule 5 (Repayment Schedule) and the first repayment shall occur on the 25th day of the Month that is 66 Months after the Ratification Date provided that if any scheduled interest or principal payment date is not a Business Day, such payment will be made on the next succeeding Business Day. No interest shall accrue as a result of this adjustment in payment date.

6.2	Re-borrowing

The Borrower may not re-borrow any part of a Tranche which is repaid.

7.	Prepayment and Cancellation
7.1	Illegality

If, at any time, it is or will become unlawful for any Lender to make or obtain funding for any part of an advance or for any Finance Party to perform its obligations under this Agreement or any other Finance Document the affected party shall, promptly after becoming aware of the same, deliver to the Borrower through the Agent a notice to that effect and its commitment shall be immediately cancelled and the Borrower shall repay that Lender’s participation in the Loan made to that Borrower on the next Repayment Date and that Lender’s corresponding Commitment shall be cancelled in the amount of the participations repaid.

For the avoidance of doubt, the term “unlawful” shall include, without limitation, non-compliance with any rule or regulation imposed by a relevant governmental or regulatory authority in relation to applicable “know your customer” requirements, where such non-compliance is in respect of the Borrower or any permitted successor, transferee or assign thereof and is due to the Borrower’s failure to provide the documentation or other evidence required to satisfy such applicable “know your customer” requirements promptly following a request from the Agent under Clause 19.6 (“Know Your Customer” Checks).

7.2	Voluntary Prepayment of Loans
(a)	The Borrower may, if it gives the Agent not less than 30 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Loan.
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(b)	The Tranche 1 Loan or Tranche 2 Loan shall only be prepaid if the Tranche 1 Loan and the Tranche 2 Loan are:
(i)	prepaid at the same time; and
(ii)	prepaid in amounts which reduce the Tranche 1 Loan and the Tranche 2 Loan rateably.
(c)	Any amount prepaid under this Agreement:
(i)	shall be made with accrued interest on the amount prepaid and without premium or penalty whatsoever (and excluding any Break Costs for any prepayment made on a Repayment Date); and
(ii)	shall satisfy the obligations under Clause 6.1 (Repayment of Loans) in inverse chronological order.
7.3	Restrictions
(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 (Prepayment and Cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.
(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty. For the avoidance of doubt, Break Costs shall only apply in the event of a voluntary prepayment of a Loan pursuant to this Clause 7 that is not made on a Repayment Date.
(c)	The Borrower may not re-borrow any part of a Tranche which is prepaid.
(d)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.
(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.
(f)	If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.
(g)	If all or part of any Lender’s participation in a Loan under a Tranche is repaid or prepaid, an amount of that Lender’s Commitments (equal to the amount of the participation which is repaid or prepaid) in respect of that Tranche will be deemed to be cancelled on the date of repayment or prepayment.
7.4	Application of prepayments

Any prepayment of a Loan pursuant to Clause 6.2 (Voluntary prepayment of Loans) or Clause 7 (Excess Cashflow Sweep) shall be applied pro rata to each Lender’s participation in that Loan and in inverse chronological order.

8.	Excess Cashflow Sweep
(a)	Within 150 days following the end of each financial year of Oi, commencing with the financial year ending on the 31 December following the Ratification Date, the Borrower shall be required (i) to calculate the Cash Sweep Amount for such financial
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year based on Oi’s annual audited consolidated financial statements for such financial year and (ii) to use the Cash Sweep Amount, in accordance with Section 5.4 (Generation of Cash Sweep) of the RJ Plan, to redeem a portion of the Loan and to redeem, repurchase or repay, as applicable, a portion of the Indebtedness of certain of Oi's other creditors that was issued in connection with the approval of the RJ Plan Amendment and confirmation (homologação judicial) by the Bankruptcy Court (together with the Loan, the “Cash Sweep Debt”), which redemption, repurchase or repayment shall be made pro rata across the Cash Sweep Debt in accordance with Section 5.4 (Generation of Cash Sweep) of the RJ Plan Amendment, based on the outstanding principal amount of all such credits outstanding as of the end of the applicable financial year for which such Cash Sweep Amount has been calculated (each such redemption, repurchase or repayment, a “Cash Flow Sweep”).

(b)	Cash Sweep Debt shall be redeemed, repurchased or repaid, as applicable, at a price in cash up to 100% of the principal amount of such Cash Sweep Debt, plus accrued and unpaid interest (but excluding any Break Costs), if any, to the date of such redemption, repurchase or repayment and additional amounts, if any. The remaining amount of such Cash Sweep Debt, if any, after the Cash Flow Sweep will be recalculated and adjusted in accordance with this Agreement and the RJ Plan Amendment, and shall be repaid in accordance with the terms of this Agreement, which reflects the terms of the RJ Plan Amendment.
(c)	If the Agent is required to make any payments of any Cash Sweep Amount to the Lenders pursuant to this Agreement, the Borrower will provide the Agent with not less than (5) Business Days’ prior written notice to that effect.
(d)	For the purposes of this Clause:

“Asset Sale” means any sale, conveyance, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by Oi or any of its Restricted Subsidiaries, including any disposition by means of a merger, spin-off, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(i)	any shares of Capital Stock of Oi or any of its Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a person other than Oi or any of its Restricted Subsidiaries);
(ii)	all or substantially all of the assets of any division or business operation of Oi or any of its Restricted Subsidiaries; or
(iii)	any other property or assets of Oi or any of its Restricted Subsidiaries outside of the ordinary course of business of Oi or such Restricted Subsidiary.

Notwithstanding the foregoing, the following shall not be deemed to be Asset Sales:

(i)	the disposal of any of the assets listed in Schedule 4 (Asset Disposals);
(ii)	a disposition by a member of the Group to Oi or by Oi to a member of the Group or between members of the Group;
(iii)	the sale of property or equipment that, in the reasonable determination of Oi, has become worn out, obsolete, uneconomic or
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damaged or otherwise unsuitable for use in connection with the business of Oi or any member of the Group;

(iv)	the disposition of all or substantially all of the assets of the Borrower in a manner permitted pursuant to the Clause 20.4 (Merger);
(v)	(i) dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased, (ii) dispositions of property to the extent that the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased) and (iii) to the extent allowable under Section 1031 of the IRS Code, or any comparable or successor provision, any exchange of like property for use in a Permitted Business;
(vi)	an issuance of equity interests by a member of the Group to Oi or by Oi to a member of the Group;
(vii)	sales, leases, sub-leases or other dispositions of products, services, equipment, inventory, accounts receivable or other assets in the ordinary course of business;
(viii)	a disposition to Oi or a member of the Group (other than a Receivables Subsidiary), including a person that is or shall become a member of the Group immediately after the disposition;
(ix)	sales of accounts receivable and related assets or an interest therein of the type specified in the definition of “Qualified Receivables Transaction” to a Restricted Subsidiary of Oi;
(x)	dispositions in connection with a Security permitted under Clause 20.3 (Negative pledge);
(xi)	dispositions of receivables and related assets or interests in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;
(xii)	foreclosures on assets, transfers of condemned property as a result of the exercise of eminent domain or similar policies (whether by deed in lieu of condemnation or otherwise) and transfers of properties that have been subject to a casualty to the respective insurer of such property as part of an insurance settlement;
(xiii)	any surrender or waiver of contractual rights or the settlement, release, surrender or waiver of contractual, tort, litigation or other claims of any kind;
(xiv)	the unwinding of any Hedging Obligations pursuant to its terms;
(xv)	the sale, transfer or other disposition of “non-core” assets acquired pursuant to an investment or acquisition permitted under this Agreement; provided that such assets are sold, transferred or otherwise disposed of within 6 months after the consummation of such acquisition or investment;
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(xvi)	any financing transaction with respect to property built or acquired by Oi or any member of the Group after the date of this Agreement, including sale and leaseback transactions and asset securitizations permitted by this Agreement;
(xvii)	sales, transfers and other dispositions of investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in the joint venture agreements and similar binding arrangements;
(xviii)	sales or other dispositions of capacity or indefeasible rights of use in Oi’s or in any member of the Group’s telecommunications network in the ordinary course of business;
(xix)	a sale and leaseback transaction within one year of the acquisition of the relevant asset in the ordinary course of business;
(xx)	exchanges of telecommunications assets for other telecommunications assets where the fair market value of the telecommunications assets received is at least equal to the fair market value of the telecommunications assets disposed of or, if less, the difference is received in cash;
(xxi)	the licensing, sublicensing or grants of licenses to use Oi's or any of its Restricted Subsidiary's trade secrets, know-how and other technology or intellectual property in the ordinary course of business to the extent that such license does not prohibit the licensor from using the patent, trade secret, know-how or technology any single transaction or series of related transactions that involves;
(xxii)	any transaction or series of related transactions made in accordance with the RJ Plan; or
(xxiii)	any transaction or series of related transactions involving property or assets with a fair market value not in excess of 5% of the Consolidated Total Assets as of the end of the most recently completed full-year period for which the Borrower’s published financial statements are available.

“Capital Stock” means, with respect to any person, any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) the equity of such person, including each class of Preferred Stock, limited liability interests or partnership interests, but excluding any debt securities convertible into such equity.

“Cash Balance” means the sum of the following accounts from the consolidated balance sheet of Oi: (i) 1.01.01 Cash and Cash Equivalents (Caixa e Equivalentes de Caixa); and (ii) 1.01.02 Cash Investments (Aplicações Financeiras), as of the end of the most recently completed fiscal quarter or full-year period for which Oi’s published financial statements are available.

“Cash Sweep Amount” means:

(i)	for each fiscal year ending prior to the fifth anniversary of the Ratification Date, an amount equivalent to 100% of the Net Proceeds
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of any Asset Sale exceeding USD 200,000,000.00, which will be applied to the Group’s investment activities; and

(ii)	for each fiscal year ending after the fifth anniversary of the Ratification Date, an amount equivalent to 70% of the Cash Balance that exceeds the Minimum Cash Requirement, which will be applied in accordance with this Clause 8 (Excess Cashflow Sweep).

“Consolidated Total Assets” means the total amount of the consolidated assets of Oi, as set forth as “Total assets” in the consolidated balance sheet of Oi, as of the end of the most recently completed fiscal quarter or full-year period for which Oi’s published financial statements are available.

“Minimum Cash Requirement,” with respect to each financial year, means the greater of:

(i)	25% of the sum of operating expenditures and capital expenditures for the relevant financial year, calculated annually based on the consolidated annual financial statements of Oi for the respective fiscal year; and
(ii)	R$5.0 billion.

Additionally:

(1)	for the 5 fiscal years following the completion of the New Money Capital Increase, the proceeds of the New Money Capital Increase will be included in the calculation of the Minimum Cash Requirement; and
(2)	for the 4 fiscal years following the completion by Oi of any other capital increase, the proceeds of such capital increase will be included in the calculation of the Minimum Cash Requirement.

“Net Proceeds of any Asset Sale” means the aggregate cash proceeds from any Asset Sale net of the direct costs relating to such Asset Sale (including legal, accounting and investment banking fees and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof.

“Permitted Business” means the business or businesses conducted (or proposed to be conducted) by Oi or any of its Restricted Subsidiaries as of the date of this Agreement and any other business reasonably related, ancillary or complementary thereto and any reasonable extension or evolution of any of the foregoing, including, without limitation, any business relating to telecommunications, information technology or transmission, or media content services or products.

“Preferred Stock” means, with respect to any person, Capital Stock of any class or classes (however designated) of such person that has preferential rights over any other Capital Stock of such person with respect to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such person.

“Receivables Subsidiary” means a wholly owned subsidiary of Oi (or another person in which Oi or any of its Restricted Subsidiaries makes an investment and to which Oi or one or more of its Restricted Subsidiaries

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transfer receivables and related assets) which engages in no activities other than in connection with the financing of receivables, which is designated by the Borrower as a Receivables Subsidiary, and which meets the following conditions:

(A)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (a) is guaranteed by Oi or any of its Restricted Subsidiary that is not a Receivables Subsidiaries (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (b) is recourse to or obligates Oi or any of its Restricted Subsidiaries (that is not a Receivables Subsidiary) in any way other than pursuant to Standard Securitization Undertakings, or (c) subjects any property or asset of Oi or any of its Restricted Subsidiaries that is not a Receivables Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;
(B)	with which neither Oi nor any of its Restricted Subsidiaries (that is not a Receivables Subsidiary) has any material contract, agreement, arrangement or understanding (other than Standard Securitization Undertakings); and
(C)	to which neither Oi nor any of its Restricted Subsidiaries (that is not a Receivables Subsidiary) has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by Oi or any of its Restricted Subsidiaries which are reasonably customary in securitization of receivables transactions.

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Section 5
Costs of Loan

9.	Costs of Loan
9.1	Calculation of Interest

The rate of interest on each Loan for each Interest Period shall be the Margin.

9.2	Payment of Interest
(a)	For the period from the Ratification Date until the 25th day of the Month that is 60 Months after the Ratification Date, interest shall accrue on the Loan and shall be capitalized annually on the last day of the Borrower’s financial year so that it shall form part of the principal for the following financial year.
(b)	Thereafter, interest shall accrue on the Loan and the Borrower shall pay accrued interest on that Loan on the 25th day of the Month in which the last day of such Interest Period occurs, provided that such first interest payment shall be made on 25 August 2023.
9.3	Break Costs
(a)	The Borrower shall, within seven Business Days (or within ten Business Days if necessary to obtain any foreign exchange approvals) of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan being paid by that Borrower on a day other than the last day of an Interest Period for that Loan.
(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.
10.	Interest Periods
10.1	Interest Periods
(a)	The Interest Period for each Loan shall be six months, or any other period as agreed in writing between the Borrower and the Agent (acting on the instructions of all the Lenders).
(b)	An Interest Period for a Loan shall not extend beyond the Termination Date.
(c)	Each Interest Period for a Loan shall start on the last day of its preceding Interest Period.
10.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.	Fees

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

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Section 6
Additional Payment Obligations

12.	Tax Gross-Up and Indemnities
12.1	Definitions
(a)	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 12.2 (Tax Gross-Up) or a payment under Clause 12.3 (Tax Indemnity).

(b)	Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.
12.2	Tax Gross-Up
(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.
(b)	The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.
(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.
(d)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.
(e)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
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12.3	Tax Indemnity
(a)	The Borrower shall (within seven Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.
(b)	Paragraph (a) above shall not apply:
(i)	with respect to any Tax assessed on a Finance Party:
(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or
(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:
(A)	is compensated for by an increased payment under Clause 12.2 (Tax Gross-Up); or
(B)	relates to a FATCA Deduction required to be made by a Party.
(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.
(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 12.3, notify the Agent.
12.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to:
(i)	an increased payment of which that Tax Payment forms part;
(ii)	that Tax Payment; or
(iii)	a Tax Deduction in consequence of which that Tax Payment was required; and
(b)	that Finance Party has obtained and utilized that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

12.5	Stamp Taxes

The Borrower shall pay and, within ten Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document, related to (i)

27

Brazilian agencies and the notarization and consularisation of the signatures of persons signing the Agreement outside Brazil, (ii) the registration of the Agreement before the Registry of Deeds and Documents (Registro de Títulos e Documentos) of the City of Rio de Janeiro, State of Rio de Janeiro, Federative Republic of Brazil and (iii) the registration of the financial terms and conditions in respect of the Facilities with the Central Bank of Brazil under the ROF.

12.6	VAT
(a)	All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).
(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):
(i)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and
(ii)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.
(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
(d)	Any reference in this Clause 12.6 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).
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(e)	In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.
12.7	FATCA information
(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:
(i)	confirm to that other Party whether it is:
(A)	a FATCA Exempt Party; or
(B)	not a FATCA Exempt Party;
(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and
(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.
(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.
(c)	Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:
(i)	any law or regulation;
(ii)	any fiduciary duty; or
(iii)	any duty of confidentiality.
(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.
(e)	If the Borrower is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten Business Days of:
(i)	where the Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;
(ii)	where the Borrower is a US Tax Obligor on a date on which any other Lender becomes a Party as a Lender, that date;
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(iii)	the date a new US Tax Obligor accedes as the Borrower; or
(iv)	where the Borrower is not a US Tax Obligor, the date of a request from the Agent,

supply to the Agent:

(A)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or
(B)	any withholding statement or other document, authorization or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.
(f)	The Agent shall provide any withholding certificate, withholding statement, document, authorization or waiver it receives from a Lender pursuant to paragraph (e) above to the Borrower.
(g)	If any withholding certificate, withholding statement, document, authorization or waiver provided to the Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorization or waiver to the Agent unless it is unlawful for that Lender to do so (in which case that Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorization or waiver to the Borrower.
(h)	The Agent may rely on any withholding certificate, withholding statement, document, authorization or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Agent shall not be liable for any action taken by it under or in connection with paragraphs (e), (f) or (g) above.
12.8	FATCA Deduction
(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.
(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall notify the other Finance Parties.
13.	Increased Costs
13.1	Increased Costs
(a)	Subject to Clause 13.3 (Exceptions) the Borrower shall, within seven Business Days (or within ten Business Days if necessary to obtain any foreign exchange approvals) of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or
30

application of) any law or regulation or (ii) compliance with any law or regulation made after the Ratification Date.

(b)	In this Agreement:
(i)	“Increased Costs” means:
(A)	a reduction in the rate of return under this Agreement or on a Finance Party’s (or its Affiliate’s) overall capital;
(B)	an additional or increased cost; or
(C)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased Cost Claims
(a)	A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.
(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.
13.3	Exceptions
(a)	Clause 13.1 (Increased Costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by an Obligor;
(ii)	attributable to a FATCA Deduction required to be made by a Party;
(iii)	compensated for by Clause 12.3 (Tax Indemnity) (or would have been compensated for under Clause 12.3 (Tax Indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax Indemnity) applied); or
(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.
(b)	In this Clause 13.3, a reference to a “Tax Deduction” has the same meaning given to that term in Clause 12.1 (Definitions).
14.	Other Indemnities
14.1	Currency Indemnity
(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:
(i)	making or filing a claim or proof against that Obligor;
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(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within seven Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
14.2	Other Indemnities

The Borrower shall (or shall procure that an Obligor will), within seven Business Days (or within ten Business Days if necessary to obtain any foreign exchange approvals) of demand, indemnify each Finance Party against any properly incurred and documented costs, fees, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;
(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 27 (Sharing among the Finance Parties); or
(c)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.
14.3	Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against:

(a)	any cost, fee, expense, loss or liability incurred by the Agent (together with any applicable VAT) as a result of:
(i)	investigating any event which it reasonably believes is a Default;
(ii)	acting or relying on any notice, request or instruction which it believes in good faith to be genuine, correct and appropriately authorized; or
(iii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; and
(b)	any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s fraud, gross-negligence or willful misconduct) in acting as Agent under the Finance Documents.
15.	Mitigation by the Lenders
15.1	Mitigation
(a)	The Lenders shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax Gross-Up and Indemnities) or Clause 13 (Increased
32

Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.
15.2	Limitation of Liability
(a)	The Borrower shall promptly indemnify each Lender for all documented costs and expenses reasonably incurred by that Lender as a result of steps taken by it under Clause 15.1 (Mitigation).
(b)	A Lender is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Lender (acting reasonably), to do so might be prejudicial to it.
16.	Costs and Expenses
16.1	Transaction Expenses

The Borrower shall, within seven (7) Business Days (or within ten (10) Business Days if necessary to obtain any foreign exchange approvals) of demand, pay the Agent the amount of all duly documented costs, fees and expenses (including legal fees, subject to any agreed cap) properly incurred by the Agent in connection with the negotiation, preparation, printing and execution of:

(a)	this Agreement and any other documents referred to in this Agreement; and
(b)	any other Finance Documents executed after the date of this Agreement.
16.2	Amendment Costs

If:

(a)	an Obligor requests an amendment, waiver or consent; or
(b)	an amendment is required pursuant to Clause 28.9 (Change of Currency),

the Borrower shall, within seven Business Days (or within ten Business Days if necessary to obtain any foreign exchange approvals) of demand, reimburse the Agent for the amount of all documented costs, fees and expenses (including legal fees, subject to any agreed cap) properly incurred by any Agent in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement Costs

The Borrower shall, within three Business Days of demand, pay to each Finance Party the amount of all documented costs, fees and expenses (including legal fees, subject to any agreed cap) properly incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

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Section 7
Guarantee

17.	Guarantee and Indemnity
17.1	Guarantee and Indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by the Borrower of all the Borrower’s obligations under the Finance Documents;
(b)	undertakes with each Finance Party that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and
(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of the Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 17 if the amount claimed had been recoverable on the basis of a guarantee.
17.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 17 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

17.4	Waiver of Defenses

The obligations of each Guarantor under this Clause 17 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 17 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;
(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;
(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any
34

formality or other requirement in respect of any instrument or any failure to realize the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;
(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;
(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or
(g)	any insolvency or similar proceedings.
17.5	Immediate Recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 17. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and
(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 17.
17.7	Deferral of Guarantors’ Rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising under this Clause 17:

(a)	to be indemnified by an Obligor;
(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;
(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;
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(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 17.1 (Guarantee and Indemnity);
(e)	to exercise any right of set-off against any Obligor; and/or
(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 28 (Payment Mechanics).

17.8	Release of Guarantors’ Right of Contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and
(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.
17.9	Additional Security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

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Section 8
Representations, Undertakings and Events of Default

18.	Representations

The Borrower makes the representations and warranties set out in this Clause 18 to each Finance Party on the date of this Agreement.

18.1	Status
(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.
(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.
(c)	It is not a FATCA FFI or a US Tax Obligor.
18.2	Binding Obligations

The obligations expressed to be assumed by it under this Agreement are legal, valid and binding obligations of it, enforceable against it in accordance with the terms hereof, provided that such enforceability may be limited by insolvency laws or similar laws applicable to companies generally.

18.3	Non-Conflict with Other Obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;
(b)	its constitutional documents;
(c)	the RJ Plan; or
(d)	any agreement or instrument binding upon it or any of its assets.
18.4	Power and Authority
(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorize its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.
(b)	No limit on its powers will be exceeded as a result of the borrowing or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party.
(c)	Each of the individuals executing the Finance Documents, in the name and on behalf of the Borrower and each Guarantor, was at the time of the execution of the Finance Documents duly empowered to act in the name and on behalf of the Borrower and the Guarantors in accordance with their charter documents and applicable laws.
18.5	Good title to assets

It has a good, valid and marketable title to, or valid leases or licenses of, and all appropriate authorizations to use, the assets necessary to carry on its business as presently conducted.

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18.6	Government Approvals
(a)	All consents, licenses, approvals and authorizations of, or registrations, recordations or filings with any agency necessary for:
(i)	the execution and delivery of this Agreement by it,
(ii)	the performance of its obligations thereunder, and
(iii)	the observation by it of the terms and conditions thereof,

have been duly effected, completed and/or obtained and are in full force and effect, including the electronic registration of the financial terms of this Agreement with the Central Bank of Brazil;

except for:

(A)	the registration of the schedules of payment within the ROF with the Central Bank of Brazil which will enable the Borrower or any of the Guarantors (as applicable) to make remittances from Brazil in order to effect payment of scheduled principal and interest with respect to this Agreement and the fees, expenses, commissions and payments of any finance charge referred to in this Agreement that will not be paid on the date of the entrance of the funds into Brazil (the Schedule of Payments) (which the Borrower shall promptly effect after the entrance of the funds into Brazil),
(B)	the registration of any payment provided for in such ROF earlier than the due date thereof, and
(C)	any further special authorization from the Central Bank of Brazil, which will enable the Borrower or any of the Guarantors ( as applicable) to make remittances from Brazil to make payments contemplated in this Agreement not specifically covered by the ROF and the Schedule of Payments.
18.7	Execution of this Agreement

No provision, law, ordinance, decree, instruction or regulation of its country of incorporation, or any agency, department or instrumentality thereof, no provision of any charter, by-law or similar instrument of it and no provision of any mortgage, deed, contract, bond, undertaking or any agreement or other instrument binding on it or to which it or its assets are subject is or might be contravened by the execution, delivery, performance or observance of the terms and conditions of this Agreement which would be reasonably likely to have a Material Adverse Effect.

18.8	Proper legal form

This Agreement is in proper legal form, and contains no provision which is contrary to Brazilian law, public policy, good morals, or the national sovereignty of, Brazil.

18.9	Validity and Admissibility in Evidence

All acts, conditions and things required to be done to make this Agreement legal, valid, enforceable and admissible in evidence in its country of incorporation have been obtained, done, fulfilled or performed and are full force and effect, provided that for the enforceability or admission in evidence of this Agreement before Brazilian courts:

(a)	this Agreement must be translated into Portuguese by a sworn translator; and
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(b)	the following will apply:
(i)	the signatures of the parties signing this Agreement outside Brazil must be notarized by a notary public qualified as such under the laws of the place of signing and the signature of such notary public must be authenticated by a Brazilian consular officer with jurisdiction over the place of execution (except when such public notary is from a country that is signatory of the Hague Convention Abolishing the Requirement of Legalization for Foreign Public Documents dated of 5 October 1961, in which case the authentication by a Brazilian consular officer is not required); and
(ii)	this Agreement must be registered with the Registry of Deeds and Documents (Registro de Títulos e Documentos) of the City of Rio de Janeiro, State of Rio de Janeiro, Federative Republic of Brazil.
18.10	Governing Law and Enforcement
(a)	In any proceedings taken in its country of incorporation in relation to this Agreement, the choice of English law as the governing law hereof will be recognized and enforced in such country after compliance with such applicable procedural rules and other legal requirements in its country of incorporation to the extent that it does not contravene national sovereignty, good morals or public policy in Brazil.
(b)	Any arbitral award obtained in relation to this Agreement will be recognized and be enforceable by the courts of its jurisdiction of incorporation.
18.11	No Immunity

In any proceedings taken in its country of incorporation or England, neither it nor any of the Guarantors (as applicable) will be entitled to claim for itself or any of its asset immunity from set-off, suit, execution, attachment or other legal process except for the immunity provided under Brazilian law to property of the Obligors that is considered essential for the rendering of public services under any concession or authorization agreements or licenses (bens vinculados à concessão or bens reversíveis).

18.12	Deduction of Tax

It is not required to make any Tax Deduction (as defined in Clause 1.1 (Definitions)) from any payment it may make under any Finance Document, except for withholding tax as may be imposed on the remittance of payment of interest, fees, commissions and other expenses from Brazil under Brazilian law.

18.13	No Filing or Stamp Taxes

Under the laws of the Borrower’s country of incorporation in force at the date hereof, it is not necessary that this Agreement be filed, recorded or enrolled with any court or other authority in such country or that any stamp, registration or similar tax be paid on or in relation to this Agreement other than payments in connection with (i) Brazilian agencies and the notarization and consularization of the signatures of persons signing this Agreement outside Brazil, (ii) the registration of this Agreement before the Registry of Deeds and Documents (Registro de Títulos e Documentos) of the City of Rio de Janeiro, State of Rio de Janeiro, Federative Republic of Brazil and (iii) the registration of the financial terms and conditions in respect of this Agreement with the Central Bank of Brazil under the ROF.

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18.14	Compliance with laws

It is conducting its business and operations in compliance with all relevant laws and regulations and all directives of any agency having the force of law applicable or relevant to it, the failure to be in compliance with which would be reasonably likely to have a Material Adverse Effect.

18.15	Private and Commercial acts

Its execution of this Agreement constitutes, and its exercise of its rights and performance of its obligations hereunder will constitute, private and commercial acts done and performed for private and commercial purposes.

18.16	No Tax Liabilities or Disputes

Save as specifically disclosed to the Agent in writing, the Borrower has no unpaid tax liabilities which would be reasonably likely to have a Material Adverse Effect save for those which it is contesting in good faith by appropriate proceedings and in respect of which adequate reserves have been established.

18.17	No Misleading Information

All written information supplied by the Borrower to any Lender in connection with this Agreement is true, complete and accurate in all material respects as at the date it was supplied and is not misleading in any material respect. No Borrower makes a representation or warranty as to any expectations, projections or other forward-looking statements furnished to a Lender or the Agent or to the premises on which these expectations, projections or other forward-looking statements were based. No Borrower undertakes an obligation to update any such information, unless required pursuant to the terms hereunder.

18.18	Pari Passu Ranking

Its payment obligations under this Agreement will rank at least pari passu in right of payment with all other unsecured and unsubordinated obligations of it, save those claims which are preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application.

18.19	Environmental Laws
(a)	It is in compliance with Clause 20.10 (Environmental compliance) and no circumstances have occurred which could be reasonably expected to have a Material Adverse Effect in the future.
(b)	No Environmental Claim has been commenced or, to the best of its knowledge, is threatened against it where that claim has or is reasonably likely, if determined against it, to have a Material Adverse Effect.
18.20	Taxation
(a)	It has filed, caused to be filed or used reasonable best efforts to file all Tax returns that are required to be filed by it and has paid or caused to be paid all Taxes shown to be due and payable by it on such returns or on any assessment received by it, except to the extent that any such Taxes are being diligently contested in good faith and by proper proceedings and as to which adequate reserves or provisions have been provided. There is no action, suit, proceeding, investigation, audit, or claim now pending or, to the best knowledge of the Borrower, threatened by any authority regarding any Taxes relating to the Borrower, except to the extent that (i) any such Taxes, which could reasonably be expected to have a Material Adverse Effect, are fully disclosed to the Lenders in writing or in the relevant financial statements, (ii)
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any such Taxes are being diligently contested in good faith and by proper proceedings, (iii) adequate reserves or provisions have been provided for any such Taxes, and (iv) if adversely decided, any such Taxes could not reasonably be expected to have an immediate Material Adverse Effect.

(b)	It is resident for Tax purposes only in Brazil.
18.21	Application of FATCA

The Borrower shall ensure that it will not become a FATCA FFI or a US Tax Obligor.

18.22	Sanctions
(a)	Neither it, nor any member of the Group, any director or officer nor, to its knowledge, any agent, employee or Affiliate of any member of the Group:
(i)	is a Sanctioned Person;
(ii)	has received notice or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority; or
(iii)	has used any revenue or benefit derived from any activity or dealing with a Sanctioned Person or with any person in any country or territory that is, or whose government, is the subject of Sanctions for the purpose of discharging amounts owing to any Finance Party in respect of this Agreement.
(b)	The Borrower and each member of the Group has conducted its business in compliance with Sanctions and has implemented and maintained appropriate policies, safeguards and procedures designed to prevent any action that would be contrary to paragraph (a) above.
18.23	Corrupt Practices

It has not and none of its directors, officers, employees or agents has:

(a)	paid or received (or entered into any agreement under which it may be paid or receive) any unlawful commission, bribe, pay off or kickback, directly or indirectly, in connection with this Agreement; or
(b)	taken action to influence a procurement process or execution of an agreement, including engaging in collusive practices among bidders designed to establish bid prices at artificial, non-competitive levels, or has otherwise engaged in Corrupt Practices.

18.24	No Money Laundering, anti-bribery and anti-corruption
(a)	The Borrower, all its branches and each Subsidiary, its directors or officers or to the best of the Borrower’s knowledge any affiliate, agent or employee, in its home country and abroad, has the means and the internal policies and procedures in place to detect and to intercept money-laundering channels or chains (involving the proceeds of terrorist activities, drug-trafficking, organised crime or others), corruption and bribery activities.
(b)	The proceeds received by the Borrower under the Replaced Facilities was not used directly or indirectly to facilitate any money laundering activity, or corruption or bribery activities.
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(c)	The Borrower and each member of the Group has conducted its business in compliance with applicable anti-money laundering, anti-corruption and anti-bribery laws and has implemented and maintained policies, safeguards and procedures designed to promote and achieve compliance with such laws.
18.25	Foreign Assets Control Regulation

None of the execution, delivery and performance of this Agreement, nor its use of the proceeds of the Replaced Facility Agreements, will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

18.26	Financial Statements
(a)	Its consolidated financial statements most recently delivered to the Agent under Clause 19.1 (Financial Statements) (being on the date of this Agreement, the Original Financial Statements) were prepared in accordance with IFRS consistently applied.
(b)	Its financial statements most recently delivered to the Agent (being on the date of this Agreement, the Original Financial Statements) give a true and fair view of its financial condition as at the end of the relevant financial year and results of operations during the relevant financial year (consolidated in the case of the Borrower).
18.27	Similar Terms

Each of the Nordic Bank Facility Agreement and the CDB Facility Agreement contain substantially similar terms to those contained in this Agreement.

18.28	Repetition

Each of the representations and warranties contained in Clause 17.22 (Sanctions), 17.23 (Corrupt Practices), Clause 17.24 (No Money Laundering, anti-bribery and anti-corruption) and Clause 17.25 (Foreign Assets Control Regulation) shall be deemed to be repeated by the Borrower by reference to the facts and circumstances then existing on the first day if each Interest Period.

19.	Information Undertakings

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Financial Statements

The Borrower shall supply to the Agent in sufficient copies for all the Lenders:

(a)	within 30 days of the same becoming publicly available, but in any event within 150 days after the end of each of its financial years:
(i)	the audited consolidated financial statements of the Borrower for that financial year; and
(ii)	the audited financial statements of the Borrower for that financial year; and
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(b)	within 30 days of the same becoming publicly available, but in any event within 60 days after the end of its first three quarters of each of its financial years:
(i)	the consolidated financial statements of the Borrower for that financial quarter; and
(ii)	the financial statements of the Borrower for that financial quarter.
19.2	Compliance Certificate
(a)	The Borrower shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a)(i) or (b)(i) of Clause 19.1 (Financial Statements), a Compliance Certificate.
(b)	Each Compliance Certificate shall be signed by the Borrower’s treasurer and/or one or two other Authorized Signatories of the Borrower, as may be required by the Agent (acting on the instructions of the Majority Lenders, acting reasonably).
19.3	Requirements as to Financial Statements
(a)	Each set of financial statements delivered by the Borrower pursuant to Clause 19.1 (Financial Statements) shall be certified by an Authorized Signatory as giving a true and fair view of its or the relevant Obligor’s financial condition as at the end of the period to which those financial statements relate and of the results of its or the relevant Obligor’s operations during such period.
(b)	The Borrower shall procure that each set of financial statements delivered pursuant to Clause 19.1 (Financial Statements) is:
(i)	unless otherwise stated, prepared in accordance with IFRS and consistently applied and, for the annual statements, shall include the auditors' report;
(ii)	discloses all the liabilities (contingent or otherwise) and all the unrealized or anticipated losses of the relevant Group member, in accordance with IFRS.
19.4	Information: Miscellaneous
(a)	The Borrower shall, on the request of the Agent (acting on the instructions of the Majority Lenders, acting reasonably), provide it with electronic copies of such information about it and/or its business, management or financial condition as the Agent may require (acting on the instructions of the Majority Lenders, acting reasonably) and which is materially relevant to the performance by the Obligors of any or all of their obligations under this Agreement, save to the extent such disclosure is not permitted by law.
(b)	The Borrower shall, to the extent that it is not prevented from doing so by any applicable legal restrictions (including any judicial or administrative order, regulation or rule), supply to the Agent, promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against it, and which might, if adversely determined, have a Material Adverse Effect.
(c)	The Borrower shall promptly inform the Agent of the occurrence of any Default (and the steps, if any, being taken to remedy it). The Borrower shall promptly inform the Agent when any such Default has been remedied, if applicable. Upon receipt of a written request to that effect from the Agent, the Borrower shall confirm to the Agent that, save as previously notified to the Agent or as notified in such confirmation, no Default has occurred.
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(d)	The Borrower must promptly submit to any Finance Party on demand such information and documents as such Finance Party may reasonably request in order to comply with its obligations to prevent money laundering and to conduct on-going monitoring of the business relationship with the Borrower as it relates to the prevention of money laundering
19.5	Notification of Default

Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

19.6	“Know Your Customer” Checks
(a)	If:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or
(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
(c)	The Borrower shall, by not less than 10 Business Days' prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Guarantor pursuant to Clause 23 (Changes to the Obligors).
(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Guarantor obliges the Agent or any Lender to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender)
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in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Guarantor.

20.	General Undertakings

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Authorizations

The Borrower shall obtain, comply with the terms of and, to the extent permitted by law, do all that is necessary to maintain in full force and effect all authorizations, approvals, licenses and consents required in or by the laws and regulations of its country of incorporation to enable it lawfully to enter into and perform its obligations under this Agreement and to ensure the legality, validity, enforceability or admissibility in evidence in such country of this Agreement.

20.2	Compliance with Laws

The Borrower shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under this Agreement.

20.3	Negative Pledge

In this Clause 20.3, “Quasi-Security” means an arrangement or transaction described in paragraph (b) below,

(a)	The Borrower shall not (and the Borrower shall ensure that none of its Restricted Subsidiaries will) create or permit to subsist any Security over any of its assets.
(b)	The Borrower shall not (and the Borrower shall ensure that none of its Restricted Subsidiaries will):
(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or reacquired by it;
(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;
(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set off or made subject to a combination of accounts; or
(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, listed below:
(i)	any Security or Quasi-Security existing as of the date of this Agreement;
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(ii)	any Security or Quasi-Security arising in accordance with the terms of the RJ Plan (including, for the avoidance of doubt, pursuant to section 5 (Funds for the payment of Creditors) and all changes of the RJ Plan Amendment);
(iii)	any Security or Quasi-Security securing any credit investment fund (Fundo de Investimento em Direitos Creditórios);
(iv)	any Security for taxes not yet delinquent or due which are being contested in good faith by appropriate actions or tax, civil or administrative proceedings, provided that adequate reserves for probable claims with respect thereto are maintained on the books of the Borrower or any member of the Group;
(v)	any Security arising by operation of law and in the ordinary course of business of the Borrower or any member of the Group;
(vi)	any Security securing Indebtedness owing by the Borrower or any member of the Group to:
(A)	any Brazilian governmental institution, agency or development bank (or any other bank or financial institution representing or acting as agent for any of such institutions, agencies or banks) including, without limitation, Banco Nacional de Desenvolvimento Ecônomico e Social - BNDES, FINAME / Financiamento a Fabricante-Comercialização, and the related system or any official government agency or department of Brazil or of any state of region thereof;
(B)	any multilateral or foreign governmental institution, agency or development bank (or any other bank or financial institution representing or acting as agent for any of such institutions, agencies or banks) including, without limitation, the World Bank, the International Finance Corporation and the Inter-American Development Bank; and
(C)	any Governmental Authority of jurisdictions where the Borrower conducts business (or any bank or financial institution representing or acting as agent for such Governmental Authority);
(vii)	any Security on any asset of the Borrower or any member of the Group consisting of an operating lease entered into in the ordinary course of business so long as such assets are on-leased in the ordinary course of business of the Borrower or any member of the Group;
(viii)	in connection with any real property acquired, constructed or improved by the Borrower or any member of the Group after the date of this Agreement, any Security on such real property created, incurred or assumed contemporaneously with, or within 12 months after, such acquisition (or in the case of any such real property constructed or improved, after the completion or commencement of commercial operation of such real property, whichever is later) to secure or provide for the payment of any part of purchase price of such real property or the costs of that construction or improvement, including costs such as escalation, interest during construction and financial costs;
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(ix)	any netting or set off arrangement entered into by the Borrower or any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;
(x)	any Security or Quasi-Security on cash or cash equivalents securing Hedging Obligations or other similar transactions;
(xi)	any Security or Quasi-Security over or affecting any asset acquired by the Borrower or any member of the Group (including any asset acquired from a person which merged with or into the Borrower or a member of the Group, or Security or Quasi-Security existing on such asset at the time such person becomes a member of the Group) after the date of this Agreement if:
(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by the Borrower or member of the Group; and
(B)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by the Borrower or member of the Group;
(xii)	any Security or Quasi-Security entered into pursuant to any Finance Document;
(xiii)	any Security securing Indebtedness owing by any member of the Group to any other member of the Group, by Oi to any member of the Group or by any member of the Group to Oi;
(xiv)	any Security incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and Security securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(xv)	easements, rights-of-way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its intended purposes;
(xvi)	any Security or Quasi-Security (other than those set out in the foregoing paragraphs) securing indebtedness the principal amount of which does not exceed 6.0 per cent. of the Consolidated Total Assets of Oi; or
(xvii)	any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Security referred to in the foregoing clauses, provided that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement.
20.4	Merger
(a)	Other than as provided below, the Borrower will not, in one or a series of related transactions, consolidate or amalgamate with or merge into any person or convey,
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lease or transfer all or substantially all of its assets (determined on a consolidated basis for the Borrower and its subsidiaries) to any person or permit any person to merge with or into it unless:

(i)	such a transaction is permitted, authorised or made in accordance with the RJ Plan (including, for the avoidance of doubt, pursuant to section 5 (Funds for the Payment of Creditors) and/or section 7 (Corporate Reorganisation) of the RJ Plan Amendment);
(ii)	the Borrower is the continuing entity, or the person formed by such consolidation or into which the Borrower is merged or that acquired or leased such property or assets of the Borrower (the “Successor Company”) will be a company organized and validly existing under the laws of Brazil or any political subdivision thereof, the United States of America or any state thereof or the District of Columbia or any other country member of the Organization for Economic Co-operation and Development (OECD) and shall assume (in the form satisfactory to the Agent) all of the Borrower’s or Oi’s obligations under this Agreement;
(iii)	immediately after giving effect to the transaction, no Default or Event of Default has occurred and is continuing;
(iv)	any Guarantor has confirmed that its Guarantee will apply for the obligations of the Successor Company in respect of each Loan; and
(v)	the Borrower or the Successor Company, as applicable, has delivered to the Agent an officer’s certificate and an opinion of counsel, each stating that all conditions precedent relating to such transaction have been satisfied.
(b)	Notwithstanding anything to the contrary in the immediately preceding paragraph, so long as no Default or Event of Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom:
(i)	the Borrower may merge or consolidate with or into, or convey, transfer by means of a spin-off or not, lease or otherwise dispose of assets to, a parent or a subsidiary of the Borrower in cases when the Borrower is the surviving entity in such transaction and such transaction would not have a Material Adverse Effect on the Borrower and its subsidiaries taken as a whole, it being understood that if the Borrower is not the surviving entity, the Borrower shall be required to comply with the requirements set forth in the immediately preceding paragraph;
(ii)	any subsidiary of Oi may merge or consolidate with or into, or convey, transfer by means of a spin-off or not, lease or otherwise dispose of assets to, any person in cases when such transaction would not have a Material Adverse Effect on the Borrower and its Subsidiaries taken as a whole; or
(iii)	any subsidiary of Oi may merge or consolidate with or into, or convey, transfer by means of a spin-off or not, lease or otherwise dispose of assets to, the Borrower or any other Subsidiary of the Borrower and, in the case of the Borrower, the relevant Subsidiary shall assume (in a form satisfactory to the Agent) all of the Borrower’s obligations under this Agreement.
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(c)	Upon the consummation of any transaction effected in accordance with these provisions, if the Borrower is not the continuing person, the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Borrower under this Agreement with the same effect as if such Successor Company had been named as the Borrower in this Agreement. Upon such substitution, the Borrower will be released from its obligations under this Agreement.
20.5	Change of Business

Save as permitted, authorised or made in accordance with the terms and conditions of the RJ Plan, neither the Borrower shall not permit a substantial change to be made, and shall prevent Oi Móvel S.A.- Em Recuperação Judicial or Telemar from making a substantial change, to the general nature of its business taken as a whole from that carried on at the Ratification Date (although the Borrower, Oi Móvel S.A.- Em Recuperação Judicial or Telemar may carry on other businesses reasonably incidental thereto which are common for groups of companies generally engaging in telecommunication and media businesses to become engaged in), except to the extent that such change would not be reasonably likely to have a Material Adverse Effect or with the prior written consent of the Agent.

20.6	Transactions with Affiliates

The Borrower shall not enter into or carry out any transaction with an Affiliate, except for transactions entered into and carried out on an arm's length basis, provided however, that the foregoing shall not apply to:

(a)	transactions which, in their aggregate, would not be reasonably likely to have, a Material Adverse Effect; or
(b)	mergers, spin-offs, amalgamations, corporate restructurings or any corporate actions permitted, authorized or made in accordance with the RJ Plan (including, for the avoidance of doubt, pursuant to section 5.2 (Constitution and Disposal of UPIs), section 5.3 (Constitution and Disposal of the Defined UPIs) and section 7 (Corporate Reorganization) of the RJ Plan Amendment) or in this Agreement.
20.7	Disposals
(a)	The Borrower shall not (and the Borrower shall ensure that none of its Restricted Subsidiaries will), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.
(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:
(i)	made on arm’s length terms in the ordinary course of trading of the disposing entity;
(ii)	of assets in exchange for other assets comparable or superior as to type, value and quality;
(iii)	of assets which are worn out, obsolete or have been replaced;
(iv)	constituting a transaction permitted under Clause 20.4 (Merger);
(v)	a disposal between the Borrower or any of the Borrower’s Restricted Subsidiaries on arm’s length terms;
(vi)	a disposal with the consent of the Lenders, which consent shall not be unreasonably withheld or delayed; or
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(vii)	permitted, authorized or made in accordance with the RJ Plan (including, for the avoidance of doubt, pursuant to section 3.1.3 (Disposal of Items of Permanent Assets), section 3.1.9 (Disposal of Isolated Production Units) and section 5 (Funds for the Payment of Creditors) of the RJ Plan Amendment) or in this Agreement.
20.8	Anti-corruption and anti-money laundering laws
(a)	The Borrower, including its respective officers, employees and agents, shall not directly or indirectly use the proceeds under this Agreement for any purpose which would breach applicable anti-corruption laws (including, without limitation, the Brazilian Anticorruption Law (Law No. 12,846/13)).
(b)	The Borrower, including its respective officers, employees and agents, shall not directly or indirectly use the proceeds under this Agreement to facilitate any money-laundering activity or any purpose which would breach applicable anti-money laundering laws.
(c)	The Borrower shall:
(i)	conduct its businesses in compliance with applicable anti-money laundering and anti-corruption laws (including, without limitation, the Brazilian Anticorruption Law (Law No. 12,846/13)); and not make any offer, payment, promise of payment or payment authorisation of any amount or good to a Governmental Authority, or to any person knowing that all or part of such amount would be offered, given or promised by such person to a Governmental Authority for the purposes of:
(A)	influencing any act or decision of such Governmental Authority or inducing such Governmental Authority to perform or omit any act in violation of his official duty;
(B)	inducing such Governmental Authorities to use their influence with the government or any of its agencies to affect or influence any act or decision of such government or agency, or
(C)	obtaining or retaining business for anyone; and
(ii)	implement and maintain policies, safeguards and procedures designed to promote and achieve compliance with such laws and ensure compliance with such laws.
20.9	Sanctions
(a)	The Borrower shall not (and the Borrower shall ensure that no other member of the Group will) directly or indirectly, use the proceeds originally advanced under the Replaced Facility Agreements (or lend, contribute or otherwise make available such proceeds to any person) in any manner that would result in a violation of Sanctions by any Finance Party (including without limitation as a result of the proceeds originally advanced under the Replaced Facility Agreements being used to fund or facilitate any activities or business of, with or related to (or otherwise to make funds available to or for the benefit of) any person or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions or in any other manner that would result in a violation of Sanctions by any person.
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(b)	The Borrower shall ensure that:
(i)	no person that is a Sanctioned Person will have any legal or beneficial interest in any funds repaid or remitted by the Borrower to any Finance Party in connection with this Agreement; and
(ii)	it shall not use any revenue or benefit derived from any activity or dealing with a Sanctioned Person or with any person in any country or territory that is, or whose government, is the subject of Sanctions for the purpose of discharging amounts owing to any Finance Party in respect of this Agreement.
(c)	The Borrower shall, and shall procure that each other member of the Group will comply with Sanctions and implement and maintain appropriate policies, safeguards and procedures designed to prevent any action that would be contrary to paragraph (a) or (b) above and ensure compliance with such policies, safeguards and procedures.
(d)	The Borrower shall, and shall procure that each other member of the Group will, promptly upon becoming aware of the same, supply to the Agent details of any claim, action, suit, proceedings or investigation against it with respect to Sanctions.
20.10	Environmental compliance

The Borrower shall:

(a)	comply in all material respects with all Environmental Law applicable to it;
(b)	obtain, maintain and ensure compliance with all relevant Environmental Permits;
(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

20.11	Environmental Claims

The Borrower shall, promptly upon becoming aware of the same, inform the Lenders in writing of:

(a)	any Environmental Claim against it which is current, pending or threatened; and
(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against it,

where the claim, if determined against it, has or is reasonably likely to have a Material Adverse Effect.

20.12	Notarization, legalization and registration

The Borrower shall take all necessary measures for the signatures of the parties signing this Agreement outside Brazil to be notarized by a notary public qualified as such under the laws of the place of signing and for the signature of such notary public to be authenticated by a Brazilian consular officer at the competent Brazilian consulate. Evidence of such notarization by a notary public and authentication by a Brazilian consular office shall be delivered to the Agent, in each case, within sixty (60) days of the date of this Agreement.

20.13	Taxation
(a)	The Borrower shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:
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(i)	such payment is being contested or is to be contested in good faith and, in such event, may permit those Taxes to remain unpaid during any period, including appeals, when the Borrower is in good faith contesting the same by proper proceedings;
(ii)	adequate reserves or provisions are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Lenders under Clause 19.1 (Financial statements); and
(iii)	such payment can be lawfully withheld and failure to pay those Taxes is not reasonably likely to have a Material Adverse Effect.
(b)	The Borrower may not change its residence for Tax purposes.
20.14	Government approvals

The Borrower shall:

(a)	from time to time obtain and maintain, and comply with, all Necessary Governmental Approvals as shall now or hereafter be required under applicable Laws if the failure to obtain, maintain or comply with such Necessary Governmental Approval(s) may have a Material Adverse Effect, and
(b)	intervene in and contest any proceeding which seeks or may reasonably be expected, to rescind, terminate, modify or suspend any Necessary Governmental Approval and, if reasonably requested by the Lender, appeal any such rescission, termination, modification or suspension in the manner and to the full extent permitted by applicable Law (provided that the obligations of that Borrower under this Clause shall not in any way limit or impair the rights or remedies of any Lender under any Finance Document directly or indirectly arising as a result of any such rescission, termination, modification or suspension).
20.15	Chief place of business
(a)	The Borrower shall maintain its chief place of business at Rua Humberto de Campos, 425, 8th Floor, Leblon, Rio de Janeiro, RJ 22430-190, Brazil, or Rua do Lavradio, 71, Centro, 2nd floor, Rio de Janeiro, RJ 20230-070, Brazil, and maintain the office where it keeps its records concerning the Finance Documents at either address.
(b)	The Borrower shall not change its name, unless, in any such case, it shall have given to the Agent at least 45 days’ prior written notice, and all action requested by the Agent necessary or advisable in the Agent’s opinion (acting on the instructions of the Lenders) to preserve the interests of the Finance Parties under the Finance Documents shall have been taken.
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20.16	Registration of schedule of payments

The Borrower shall:

(a)	within fifteen (15) Business Days following the execution of this Agreement, register with the ROF with the Central Bank of Brazil the Schedule of Payments, or any other document or equivalent approval that may replace it, which will enable each of the Borrower and/or the Guarantors, as the case may be, to make remittances from Brazil in order to effect payment of scheduled principal and interest with respect to the Finance Documents to which it is a party and the fees, expenses and commissions referred to in the Finance Documents to which it is a party that will not be paid on the date of the entrance of the funds into Brazil;
(b)	as soon as reasonably practicable (and in any event within five (5) Business Days following registration as contemplated under paragraph (a)), deliver evidence of such registration(s) to the Agent; and
(c)	promptly obtain, if and when necessary, any further special authorization from, or notice to, as the case may be, the Central Bank of Brazil that will enable each of the Borrower and/or the Guarantors, as the case may be, to make remittances from Brazil to make payments contemplated in the Finance Documents to which it is a party not specifically covered by the ROF and the Schedule of Payments
20.17	Notification of default

The Borrower shall promptly inform the Agent of the occurrence of any Event of Default or Default (and the steps, if any, being taken to remedy it). The Borrower shall promptly inform the Agent when any such Event of Default or Default has been remedied, if applicable. Upon receipt of a written request to that effect from the Agent, the Borrower shall confirm to the Agent that, save as previously notified to the Agent or as notified in such confirmation, no Event of Default or Default has occurred.

20.18	Dividend Restriction
(a)	Until the sixth (6th) anniversary of the date of the Judicial Ratification of the RJ Plan, neither the Borrower nor Oi shall (and shall procure that no Obligor shall) declare or pay any dividend, return on capital, or make any other payment or distribution on (or related to) the shares issued by themselves (including any payment related to merger or consolidation involving any Obligor) other than:
(i)	dividends, return on capital or other distributions exclusively in relation to one Obligor which is payable to another Obligor;
(ii)	payments by any Obligor to dissident shareholders according to the applicable legislation enacted after the date of the Judicial Ratification of the RJ Plan; or
(iii)	any payment of dividends carried out in accordance with the RJ Plan.
(b)	After the sixth (6th) anniversary of the date of the Judicial Ratification of the RJ Plan, as applicable, the Obligors shall be authorized to declare or pay any dividend, return on capital or make any other payment or distribution on (or related to) the shares issued thereby (including any payment in relation to any type of consolidation or merger involving the Obligors) only if the ratio of the Consolidated Net Debt of Oi / EBITDA of the fiscal year ended immediately before the declaration or payment is equal or lower than two (2).
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(c)	After the Capital Increase with Capitalization of Credit and the New Money Capital Increase, the payment of dividends, return on capital or any other payment or distribution on (or related to) the shares issued thereby (including any payment related to merger or consolidation involving any Obligor) shall be authorized if the ratio of Consolidated Net Financial Debt of Oi / EBITDA of the fiscal year ended immediately before the declaration or payment is equal or lower than two (2) – for the avoidance of doubt there shall be no restriction to the distribution of dividends after the full payment of the Financial Credits.

The declaration of, or the following payments, are excluded from the restrictions described in paragraph (b) above:

(i)	dividends, return on capital or other distributions exclusively in relation to one Obligor which is payable to another Obligor;
(ii)	payments by any Obligor to dissident shareholders according to the applicable legislation enacted after the date of the Judicial Ratification of the RJ Plan; or
(iii)	any payment of dividends carried out in accordance with the RJ Plan or determined by applicable legislation, including any mandatory dividend.

For the purposes of this Clause:

“Consolidated Financial Income” means, in any period, without duplication, the sum of interest income, discounts, redemption premium over debentures and other securities, nominal income related to financial investments, as well as financial income from other activities related to the normal course of business, earned by Oi SA- Em Recuperação Judicial for the Four-Quarters Period in the calculation of the consolidated operating results.

“Consolidated Financial Expenses” means, in any period, without duplication, the sum of the consolidated interest expenses, including financial expenses arising from other activities related to the normal course of business for Oi SA - Em Recuperação Judicial for the Four-Quarters Period, to the extent that such expense was deducted (but not added again) in the calculation of the consolidated operating results.

“Consolidated Net Debt of Oi” means Indebtedness deducted from the Cash Balance plus Regulatory Agencies Pre-Petition Credits.

“Consolidated Net Financial Debt of Oi” means Indebtedness deducted from the Cash Balance.

“EBITDA” means, with respect to any person for any period, for the Four-Quarter Period, the sum of the pre-tax profit or loss of the Borrower consolidated for such period, plus the following (without duplication) to the extent deducted or added in calculating such consolidated pre-tax profit or loss:

(i)	Consolidated Financial Income or Consolidated Financial Expenses for such person for such period; and
(ii)	Consolidated depreciation and amortization for such person for such period.

“Financial Credits” means the Pre-Petition Credits arising from transactions executed within the scope of the Brazilian national financial system with financial institutions.

“Four-Quarter Period” means, as of any date of determination, the four most recent full fiscal quarters ending prior to the date of such determination for which financial statements are available.

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“Regulatory Agencies Pre-Petition Credits” means non-tax Pre-Petition Credits held by regulatory agencies or arising out of obligations imposed due to the resolution of regulatory agencies, including ANATEL. Occasional administrative fines already deemed as overdue by decision rendered within the scope of the Superior Court of Justice are not included in the Regulatory Agencies Pre-Petition Credits.

20.19	Covenant Suspension
(a)	For the period starting on the day of a Covenant Suspension Event and ending on a Reversion Date (each as defined below) (such period a “Suspension Period”), the provisions contained within Clauses 8 (Excess Cashflow Sweep), Clause 20.18 (Dividend Restriction) and Clause 20.4 (Merger) shall cease to be applicable to this Agreement (collectively, the “Suspended Covenants”).
(b)	No Default, Event of Default or breach of any kind shall be deemed to exist under this Agreement with respect to the Suspended Covenants based on, and none of the Borrower or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date (if permitted at such time, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period).
(c)	Any period of time that:
(i)	Oi has Investment Grade Ratings (as defined below) from two Rating Agencies (as defined below); and
(ii)	no Default or Event of Default has occurred and is continuing under this Agreement,

is referred to as a “Covenant Suspension Event.”

(d)	If on any subsequent date (the “Reversion Date”) any of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to Oi below an Investment Grade Rating, Oi and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events. The Borrower shall notify the Agent of the occurrence of a Covenant Suspension Event or the Reversion Date. The Agent shall have no duty to monitor the Investment Grade Ratings of the Loan or notify Lenders of any Covenant Suspension Event or Reversion Date.
(e)	For the purposes of this Clause 20.19:

“Fitch” means Fitch Ratings Inc. and its successors.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by S&P or Fitch or Baa3 (or the equivalent) by Moody’s.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Rating Agency” means each of S&P, Fitch and Moody’s, provided that if either of S&P, Fitch or Moody’s ceases to rate the notes or fails to make a rating on the notes publicly available, the Borrower will appoint a replacement for such Rating Agency that is a “nationally recognized statistical rating organization” within the meaning of Rule 15c3- 1(c)(2)(vi)(F) under the Exchange Act.

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“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

20.20	Additional Guarantors

Oi shall, when it becomes (in its sole discretion) possible to do so following its exit from bankruptcy proceedings in the Netherlands, procure the accession to this Agreement of each of Portugal Telecom International Finance BV – Em Recuperação Judicial and Oi Brasil Holdings Coöperatief U.A. – Em Recuperação Judicial as Additional Guarantors in accordance with Clause 24.2 (Additional Guarantors).

21.	Events of Default

Each of the events or circumstances set out in Clause 21.1 (Failure to Pay) to Clause 21.14 (Necessary Government Approvals) is an Event of Default. Clause 21.15 (Acceleration) deals with the rights of the Agent and the Lenders after the occurrence of an Event of Default.

21.1	Failure to pay

The Borrower fails to pay any sum due by it under this Agreement on the due date unless:

(a)	such failure to pay is caused by administrative and technical error; and
(b)	payment is made within five (5) business days of its due date.
21.2	Misrepresentation

Any representation or statement made by the Borrower in this Agreement or in any notice or other document, certificate or statement delivered by it pursuant hereto or in connection herewith is or proves to have been incorrect or misleading in any material respect when made or deemed made.

21.3	Specific covenants
(a)	The Borrower fails duly to perform or comply with any of the obligations expressed to be assumed by it in Clause 18.18 (Pari Passu Ranking) and such failure, if capable of remedy, is not remedied within ten (10) business days after the earlier of the date on which the Agent gives notice thereof to the relevant Borrower and the date on which that Borrower becomes aware of such failure.
(b)	The Borrower fails to comply with any provision of Clause 18.6 (“Know your Customer” Checks), Clause 19.8 (Anti-corruption and anti-money laundering laws) or Clause 19.9 (Sanctions).
21.4	Other obligations

An Obligor fails duly to perform or comply with any other obligation expressed to be assumed by it under any provision of this Agreement (other than those referred to in Clause 20.1 (Failure to pay) and Clause 20.3 (Specific covenants)) and such failure is not remedied within thirty (30) days after the earlier of: (a) the date on which the Agent gives notice thereof to the relevant Obligor of the circumstances giving rise to such failure and (b) the date on which that Obligor becomes aware of such failure to comply.

21.5	Cross default
(a)	Any Indebtedness of the Borrower or any Obligor is not paid when due nor within any originally applicable grace period.
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(b)	Any Indebtedness of the Borrower or any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).
(c)	Any guarantee, indemnity or other contingent liability (or its equivalent in other currencies) given or owing by the Borrower or any Obligor in respect of any Indebtedness is not honored when due or called and any originally applicable grace period in respect thereof has expired.
(d)	A breach or default (howsoever described) occurs under any other Indebtedness of the Borrower or any Obligor or any Hedging Obligations, and as a result of such breach or default such Indebtedness or the amount under such Hedging Obligations becomes accelerated or repayable prior to its scheduled maturity date.
(e)	No Event of Default will occur under this Clause if (i) the aggregate amount of Indebtedness or commitment for Indebtedness falling within paragraphs (a) to (d) above is less than USD100,000,000 (or its equivalent in any other currency or currencies) or (ii) any of the events referred to in paragraphs (a) to (d) above relate to any default declared by BNDES in relation to any indebtedness of the Borrower or any of its Restricted Subsidiaries.
21.6	Insolvency
(a)	The Borrower or any Obligor:
(i)	is unable or admits in writing its inability to pay its debts as they fall due;
(ii)	suspends making payments on any of its debts; or
(iii)	by reason of actual or anticipated financial difficulties, commences judicial negotiations other than the Judicial Reorganization with one or more of its creditors (excluding each Lender in its capacity as such) with a view to rescheduling any of its indebtedness.
(b)	The value of the assets of the Borrower or any Obligor is less than its liabilities (taking into account contingent and prospective liabilities).
(c)	A moratorium is declared in respect of any Indebtedness of the Borrower or any Obligor.
21.7	Insolvency Proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower or any Obligor;
(b)	a composition, compromise, assignment or arrangement with any creditor of the Borrower or any Obligor;
(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Borrower or any Obligor or any of their assets; or
(d)	enforcement of any Security over any assets of the Borrower or any Restricted Subsidiary,
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or any analogous procedure or step is taken in any jurisdiction with respect to the Borrower or any Obligor.

This Clause shall not apply to any winding up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 60 days of commencement.

21.8	Execution or distress
(a)	Any execution, attachment, seizure before judgment, distress is levied, enforced or sued on or against, or an encumbrance takes possession of, any material part of the consolidated property, assets or revenues of the Borrower or any Obligor or any event occurs which under the laws of any jurisdiction has a similar or analogous effect, and such process is not:
(i)	contested in good faith by the Borrower or any Obligor; and
(ii)	discharged or stayed within one hundred and twenty (120) days thereof.
(b)	For the avoidance of doubt and without limiting the generality of the above, in this Clause 21.8, property, assets or revenues having a fair market value of at least USD100,000,000 shall be deemed to be a material part of the consolidated property, assets or revenues of the Borrower or any Obligor.
21.9	Failure to comply with final judgement

A final and non-appealable judgment is entered against the Borrower involving a liability (not yet paid or reimbursed by insurance) of at least USD300,000,000 (or equivalent in other currencies), and such judgment shall not have been discharged within one hundred and twenty (120) days after the final deadline for complying with such judgement, unless the same is fully and adequately bonded or insured or is being contested in good faith by appropriate proceedings properly instituted and diligently conducted and appropriate reserves are provided therefore pursuant to IFRS.

21.10	Repudiation

The Borrower in writing repudiates or seeks to repudiate this Agreement.

21.11	Illegality

At any time it is or becomes unlawful for the Borrower to perform or comply with any or all of its material obligations hereunder or any of the material obligations of the Borrower hereunder are not or cease to be legal, valid and binding.

21.12	Unlawfulness and invalidity
(a)	It is or becomes unlawful for the Borrower to perform any of its obligations under the Finance Documents.
(b)	Any obligation or obligations of the Borrower under any Finance Document are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lender under the Finance Documents.
(c)	Any Finance Document ceases to be in full force and effect.
21.13	Expropriation

The authority or ability of the Borrower to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalization, intervention, restriction

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or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to the Borrower or any of its assets.

21.14	Necessary government approvals

The Borrower fails to obtain, renew, maintain or comply with any Necessary Governmental Approval or any such Governmental Approval is revoked, terminated, withdrawn, suspended, modified or withheld or shall cease to be in full force and effect or any proceeding is commenced to revoke, terminate, withdraw, suspend, modify or withhold such Governmental Approval and such proceeding is not terminated within 30 days; unless, in any such case, such failure, revocation, termination, withdrawal, suspension, modification, withholding or failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect.

21.15	Acceleration

Upon the occurrence of an Event of Default or at any time thereafter, the Agent may (and if instructed to do so by the Majority Lenders, shall), and in either case subject to it having been indemnified or prefunded to its satisfaction, by written notice to the Borrower:

(a)	declare the advances, or any of them, or any part of an advance and all other amounts accrued or outstanding under this Agreement, to be immediately due and payable (whereupon the same shall become so payable together with accrued interest thereon and any other sums, including indemnity payments, then owed by the Borrower hereunder);
(b)	declare the advances, or any of them, or any part of an advance, to be due and payable on demand, whereupon the Agent may by written notice to the Borrower require immediate repayment of the same, together with accrued interest and any other sums then owed by the Borrower hereunder; and/or
(c)	declare that the Loans shall be cancelled, whereupon the same shall be cancelled and reduced to zero.
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Section 9
Changes to Parties

22.	Changes to the Lenders
22.1	Assignments and Transfers by the Lenders

Subject to this Clause 22 and to Clause 23 (Debt Purchase Transactions), a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or
(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”), provided that

(c)	an assignment or transfer to such New Lender shall not incur any additional cost, Increased Cost or increased tax obligation on the Borrower;
(d)	an assignment or transfer may only take place if the Borrower has received written notice of the intention to assign or transfer, and the identity of the proposed New Lender, at least thirty (30) days prior to the intended date of assignment or transfer; and
(e)	the New Lender is not indicated on the list of OFAC.
22.2	Other conditions of assignment or transfer
(a)	Other than in the case of an assignment permitted by paragraph (b) of Clause 23.1 (Permitted Debt Purchase Transactions), an assignment will only be effective on:
(i)	receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it had been an Original Lender; and
(ii)	performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.
(b)	A transfer will only be effective if the procedure set out in Clause 22.5 (Procedure for Transfer) is complied with.
(c)	If:
(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and
(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax Gross-Up and Indemnities) or Clause 13 (Increased Costs),
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then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(d)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.
22.3	Assignment or Transfer Fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of USD 3,000.

22.4	Limitation of Responsibility of Existing Lenders
(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;
(ii)	the financial condition of any Obligor;
(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or
(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and
(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
(c)	Nothing in any Finance Document obliges an Existing Lender to:
(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 22; or
(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.
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22.5	Procedure for Transfer
(a)	Subject to the conditions set out in Clause 22.2 (Other conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.
(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.
(c)	Subject to Clause 22.9 (Pro Rata Interest Settlement), on the Transfer Date:
(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);
(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;
(iii)	the Agent, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and
(iv)	the New Lender shall become a Party as a “Lender”.
22.6	Procedure for Assignment
(a)	Subject to the conditions set out in Clause 22.2 (Other conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (b) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.
(b)	The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.
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Subject to Clause 22.9 (Pro Rata Interest Settlement), on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement:
(ii)	the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement: and
(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.
(c)	Lenders may utilize procedures other than those set out in this Clause 22.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 22.5 (Procedure for Transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 22.2 (Other conditions of assignment or transfer).
22.7	Copy of Transfer Certificate or Assignment Agreement to Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Borrower a copy of that Transfer Certificate or Assignment Agreement.

22.8	Security over Lenders’ Rights

In addition to the other rights provided to Lenders under this Clause 22, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge-assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and
(b)	any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for that Lender as a party to any of the Finance Documents; or
(ii)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.
22.9	Pro Rata Interest Settlement
(a)	If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer
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pursuant to Clause 22.5 (Procedure for Transfer or any assignment pursuant to Clause 22.6 (Procedure for Assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favor of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six-Monthly intervals after the first day of that Interest Period); and
(ii)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:
(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender: and
(B)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 22.9, have been payable to it on that date, but after deduction of the Accrued Amounts.
(b)	In this Clause 22.9 references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.
(c)	An Existing Lender which retains the right to the Accrued Amounts pursuant to this Clause 22.9 but which does not have a Commitment shall be deemed not to be a Lender for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents.
23.	Debt Purchase Transactions
23.1	Permitted Debt Purchase Transactions
(a)	The Borrower shall not, and shall procure that each other member of the Group shall not (i) enter into any Debt Purchase Transaction other than in accordance with the other provisions of this Clause 23 or (ii) beneficially own all or any part of the share capital of a company that is a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraphs (b) or (c) of the definition of "Debt Purchase Transaction".
(b)	An Obligor (or any member of the Group) may purchase by way of assignment, pursuant to Clause 22 (Changes to the Lenders), a participation in any Loan and any related Commitment where such purchase is made using one of the processes set out at paragraphs (c) and (d) below.
(c)	A Debt Purchase Transaction referred to in paragraph (b) above may be entered into pursuant to a reverse auction process (a "Reverse Auction Process") which is carried out in accordance with section 4.7 (Revers auction for prepayment of Unsecured Credits) of the RJ Plan Amendment.
(d)	For the avoidance of doubt, there is no limit on the number of occasions a Reverse Auction Process may be implemented.
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(e)	In relation to any Debt Purchase Transaction entered into pursuant to this Clause 23.1, notwithstanding any other term of this Agreement or the other Finance Documents:
(i)	on completion of the relevant assignment pursuant to Clause 22 (Changes to the Lenders), the portions of the Loans to which it relates shall be extinguished and any related Repayment Instalments will be reduced pro-rata accordingly;
(ii)	such Debt Purchase Transaction and the related extinguishment referred to in paragraph (i) above shall constitute a prepayment of the Facility;
(iii)	the Borrower which is the assignee shall be deemed to be an entity which fulfils the requirements of Clause 22.1 (Assignments and transfers by the Lenders) to be a New Lender;
(iv)	no member of the Group shall be deemed to be in breach of any provision Clause 20 (General Undertakings) solely by reason of such Debt Purchase Transaction;
(v)	Clause 27 (Sharing among the Finance Parties) shall not be applicable to the consideration paid under such Debt Purchase Transaction; and
(vi)	for the avoidance of doubt, any extinguishment of any part of the Loans shall not affect any amendment or waiver which prior to such extinguishment had been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement.
23.2	Disenfranchisement
(a)	For so long as any member of the Group:
(i)	beneficially owns a Commitment; or
(ii)	has entered into a sub-participation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated, then, in ascertaining:

(A)	the Majority Lenders; or
(B)	whether:
(1)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments; or
(2)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents such Commitment shall be deemed to be zero and such member of the Group or the person with whom it has entered into such sub-participation, other agreement or arrangement shall be deemed not to be a Lender for the purposes of paragraphs (A) and (B) above (unless in the case of a person not being a member of the Group it is a Lender

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by virtue otherwise than by beneficially owning the relevant Commitment).

(b)	Each Lender shall, unless such Debt Purchase Transaction is an assignment or transfer, promptly notify the Agent in writing if it knowingly enters into a Debt Purchase Transaction with a member of the Group (a "Notifiable Debt Purchase Transaction"), such notification to be substantially in the form set out in Part 1 of Schedule 12 (Forms of Notifiable Debt Purchase Transaction Notice).
(c)	A Lender shall promptly notify the Agent if a Notifiable Debt Purchase Transaction to which it is a party:
(i)	is terminated; or
(ii)	ceases to be with a member of the Group,

such notification to be substantially in the form set out in Part 2 of Schedule 12 (Forms of Notifiable Debt Purchase Transaction Notice).

(d)	Each member of the Group that is a Lender agrees that:
(i)	in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Agent or, unless the Agent otherwise agrees, be entitled to receive the agenda or any minutes of the same; and
(ii)	in its capacity as Lender, unless the Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Agent or one or more of the Lenders.
23.3	Notification to other Lenders of Debt Purchase Transactions

Any member of the Group which is or becomes a Lender and which enters into a Debt Purchase Transaction as a purchaser or a participant shall, by 5.00 pm on the Business Day following the day on which it entered into that Debt Purchase Transaction, notify the Agent of the extent of the Commitment(s) or amount outstanding to which that Debt Purchase Transaction relates. The Agent shall promptly disclose such information to the Lenders.

24.	Changes to the Obligors
24.1	Assignments and Transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

24.2	Additional Guarantors
(a)	Subject to compliance with the provisions of Clause 19.6 (“Know Your Customer” Checks), the Borrower may request that any of its Subsidiaries become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:
(i)	the Borrower delivers to the Agent a duly completed and executed Accession Letter; and
(ii)	the Agent has received all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent) in relation to that
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Additional Guarantor, each in form and substance satisfactory to the Agent.

(b)	The Agent shall notify the Borrower and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent).
(c)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (b) above, the Lenders authorize (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.
24.3	Resignation of a Guarantor
(a)	The Borrower may request that a Guarantor (other than the Borrower) ceases to be a Guarantor by delivering to the Agent a Resignation Letter.
(b)	The Agent shall accept a Resignation Letter and notify the Borrower and the Lenders of its acceptance if:
(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Borrower has confirmed this is the case); and
(ii)	all the Lenders have consented to the Borrower’s request.
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Section 10
The Finance Parties

25.	Role of the Agent
25.1	Appointment of the Agent
(a)	Each of the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.
(b)	Each of the Lenders authorizes the Agent to perform the duties, obligations and responsibilities and exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.
25.2	Instructions
(a)	The Agent shall:
(i)	unless a contrary indication appears in a Finance Document, and provided it has been indemnified or prefunded to its satisfaction, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:
(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and
(B)	in all other cases, the Majority Lenders; and
(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.
(b)	The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.
(c)	Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.
(d)	The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification or prefunding that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, fee, expense loss or liability which it may incur in complying with those instructions.
(e)	In the absence of written instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.
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(f)	The Agent is not authorized to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.
25.3	Duties of the Agent
(a)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.
(b)	Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.
(c)	Without prejudice to Clause 22.7 (Copy of Transfer Certificate or Assignment Agreement to Borrower), paragraph (b) above shall not apply to any Transfer Certificate or to any Assignment Agreement.
(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party and shall have no liability to any Party as a result thereof.
(e)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.
(f)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent) under this Agreement it shall promptly notify the other Finance Parties.
(g)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).
25.4	No Fiduciary Duties
(a)	Nothing in any Finance Document constitutes the Agent as a trustee or fiduciary of any other person.
(b)	The Agent shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.
25.5	Business with the Group

The Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Affiliate of the Obligors or any Lender.

25.6	Rights and Discretions
(a)	The Agent may, without liability to any person and without further enquiry:
(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorized;
(ii)	assume that:
(A)	any instructions received by it from the Majority Lenders, any Lender or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and
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(B)	unless it has received notice of revocation, that those instructions have not been revoked; and
(iii)	rely on a certificate from any person:
(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or
(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received written notice to the contrary in its capacity as agent for the Lenders) that:
(i)	no Default has occurred (unless it has written notice of a Default arising under Clause 21.1 (Non-Payment)) and it shall be entitled to take no action (without liability to any person) even if it was otherwise aware of such Default;
(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised;
(iii)	any notice or request made by the Borrower is made on behalf of and with the consent and knowledge of all the Obligors; and
(iv)	no Notifiable Debt Purchase Transaction:
(A)	has been entered into;
(B)	has been terminated; or
(C)	has ceased to be with a member of the Group.
(c)	The Agent may engage, at the cost of the Borrower (if previously approved by the Borrower), the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.
(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage, at the cost of the Borrower (if previously approved by the Borrower), the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be necessary.
(e)	The Agent may rely without further enquiry on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party and whether or not any engagement in connection therewith is limited in liability by reference to a monetary cap or otherwise) and shall not be liable to any person for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.
(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents.
(g)	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.
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(h)	Notwithstanding any other provision of any Finance Document to the contrary, the Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.
(i)	Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.
25.7	Responsibility for Documentation

The Agent is not responsible or liable for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, an Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;
(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document ; or
(c)	any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.
25.8	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;
(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or
(c)	whether any other event specified in any Finance Document has occurred.
25.9	Exclusion of Liability
(a)	Without limiting paragraph (b) below (and without prejudice to any other provisions of any Finance Document excluding or limiting the liability of the Agent), the Agent will not be liable for:
(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or willful misconduct.
(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, other than by reason of its gross negligence or willful misconduct; or
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(iii)	without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (but not including any claim based on the fraud of the Agent) arising as a result of:
(A)	any act, event or circumstance not reasonably within its control; or
(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalization, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.
(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognized clearing or settlement system used by the Agent for that purpose.
(d)	Nothing in this Agreement shall oblige the Agent to carry out:
(i)	any “know your customer” or other checks in relation to any person; or
(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender or for any Affiliate of any Lender,

on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.
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25.10	Lenders’ Indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss, fee, expense, claim or liability (including, without limitation, for negligence or any other category of liability whatsoever) (together with any applicable VAT) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or willful misconduct) (or, in the case of any cost, loss, fee, expense, claim or liability pursuant to Clause 28.10 (Disruption to payment systems Etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

25.11	Resignation of the Agent
(a)	The Agent may resign (without giving any reason therefor and without being responsible for any costs occasioned by such resignation) and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the Lenders and the Borrower.
(b)	Alternatively the Agent may resign (without giving any reason therefor and without being responsible for any costs occasioned by such resignation) by giving 30 days’ notice to the Lenders and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.
(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Borrower) may appoint (at the cost of the Borrower) a successor Agent (acting through an office in the United Kingdom).
(d)	If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 25 consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will bind the Parties.
(e)	The retiring Agent shall make available to the successor Agent such documents and records as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents. The Borrower shall, within three Business Days of demand, reimburse the retiring Agent for the amount of all costs, fees and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.
(f)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.
(g)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 14.3 (Indemnity to the Agent), Clause 15 (Costs and Expenses) and this Clause 25 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall
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be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)	After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.
(i)	The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:
(i)	the Agent fails to respond to a request under Clause 12.7 (FATCA information) and the Borrower or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
(ii)	the information supplied by the Agent pursuant to Clause 12.7 (FATCA information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or
(iii)	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Borrower or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Borrower or that Lender, by notice to the Agent, requires it to resign.

25.12	Confidentiality
(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.
(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.
25.13	Relationship with the Lenders
(a)	Subject to Clause 22.9 (Pro Rata Interest Settlement), the Agent may treat the person shown in its records as a Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as that Lender acting through its Facility Office:
(i)	entitled to or liable for any payment due under any Finance Document on that day; and
(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

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(b)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or dispatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 30.5 (Electronic Communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 30.2 (Addresses) and paragraph (a) of Clause 30.5 (Electronic Communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.
25.14	Credit Appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;
(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;
(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and
(d)	the adequacy, accuracy or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.
25.15	Agent's management time

Any amount payable to the Agent under Clause 13.3 (Indemnity to the Agent) and Clause 15 (Costs and expenses) shall include the cost of utilising the Agent's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 10 (Fees).

25.16	Deduction from Amounts Payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

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26.	Conduct of Business by the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
27.	Sharing among the Finance Parties
27.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 28 (Payment Mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;
(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 28 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and
(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 28.5 (Partial Payments).
27.2	Redistribution of Payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 28.5 (Partial Payments) towards the obligations of that Obligor to the Sharing Finance Parties.

27.3	Recovering Finance Party’s Rights

On a distribution by the Agent under Clause 27.2 (Redistribution of Payments) of a payment received by the Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

27.4	Reversal of Redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to
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reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.
27.5	Exceptions
(a)	This Clause 27 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.
(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:
(i)	it notified that other Finance Party of the legal or arbitration proceedings; and
(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.
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Section 11
Administration

28.	Payment Mechanics
28.1	Payments to the Agent
(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.
(b)	Payment shall be made to such account in the principal financial center of the country of that currency and with such bank as the Agent, in each case, specifies.
28.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 28.3 (Distributions to an Obligor) and Clause 28.4 (Clawback and Pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial center of the country of that currency.

28.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 29 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

28.4	Clawback and Pre-funding
(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.
(b)	Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.
(c)	If the Agent has notified the Lenders that it is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrower:
(i)	the Agent shall notify the Borrower of that Lender’s identity and the Borrower to whom that sum was made available shall on demand refund it to the Agent; and
(ii)	the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was
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made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

28.5	Partial Payments
(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:
(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent under the Finance Documents;
(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;
(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and
(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (a)(iv) above.
(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.
28.6	No Set-Off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

28.7	Business Days
(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).
(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
28.8	Currency of Account
(a)	Subject to paragraphs (b) and (c) below, US Dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.
(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
(c)	Any amount expressed to be payable in a currency other than US Dollars shall be paid in that other currency.
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28.9	Change of Currency
(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognized by the central bank of any country as the lawful currency of that country, then:
(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and
(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognized by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).
(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the relevant market and otherwise to reflect the change in currency.
28.10	Disruption to Payment Systems, Etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of this Agreement as the Agent may deem necessary in the circumstances;
(b)	the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;
(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;
(d)	any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 34 (Amendments and Waivers);
(e)	the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 28.10; and
(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.
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29.	Set-Off

If an Event of Default has occurred and is continuing and a Loan has become due and payable pursuant to Clause 21.15 (Acceleration), a Lender may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Lender) against any matured obligation owed by that Lender to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the relevant Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. The relevant Lender agrees to promptly notify the Borrower after any such set off and application made by that Lender; provided that any failure to give such notice shall not affect the validity of such set off and application. The rights of the Lenders under this Clause 29 are in addition to any other rights and remedies which the Lenders may have.

30.	Notices
30.1	Communications in Writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter or in accordance with Clause 28.5 (Electronic Communication).

30.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower, that identified with its name below;
(b)	in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and
(c)	in the case of the Agent, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

30.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)	if by way of fax, when received in legible form; or
(ii)	if by way of letter, when it has been left at the relevant address provided such delivery was by way of an internationally reputable courier company which retains proof of delivery; or
(iii)	if by way of electronic mail, when sent provided that the message is in legible form and no message is received by the sender indicating that such message has not been received by or delivered to the intended recipient, and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if addressed to that department or officer.

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(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).
(c)	All notices from or to an Obligor shall be sent through the Agent.
(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.
(e)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.
30.4	Notification of Address, Fax Number or Email Address

Promptly upon changing its address, fax number or email address, the Agent shall notify the other Parties.

30.5	Electronic Communication
(a)	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:
(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and
(ii)	notify each other of any change to their address or any other such information supplied by them, by not less than five Business Days’ notice.
(b)	Any such electronic communication as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.
(c)	Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.
(d)	Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.
(e)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 30.5.
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30.6	English Language
(a)	Any notice given under or in connection with any Finance Document must be in English.
(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or
(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
31.	Calculations and Certificates
31.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

31.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

31.3	Day Count Convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.

32.	Partial Invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

33.	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

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34.	Amendments and Waivers
34.1	Required Consents
(a)	Subject to Clause 34.2 (All Lender Matters) and Clause 34.3 (Other Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.
(b)	The Agent may effect, on behalf of any Finance Party (but acting in accordance with a written instruction of the requisite portion of the Lenders), any amendment or waiver permitted by this Clause 34.
(c)	Paragraph (c) of Clause 22.9 (Pro rata interest settlement) shall apply to this Clause 34.
34.2	All Lender Matters

An amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definitions of “Majority Lenders”, “Sanctioned Person”, “Sanctions” or “Sanctions Authorities” in Clause 1.1 (Definitions);
(b)	an extension to the date of payment of any amount under the Finance Documents;
(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;
(d)	an increase in any Commitment, an extension of the Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under this Agreement;
(e)	a change to the Guarantors other than in accordance with Clause 23 (Changes to the Obligors);
(f)	any provision which expressly requires the consent of all the Lenders;
(g)	Clause 2.2 (Finance Parties’ Rights and Obligations), Clause 7.1 (Illegality), Clause 7.4 (Application of Prepayments), Clause 22 (Changes to the Lenders), Clause 24 (Changes to the Obligors), Clause 27 (Sharing among the Finance Parties), this Clause 34, Clause 37 (Governing Law) or Clause 38.1 (Jurisdiction); or
(h)	the nature or scope of the guarantee and indemnity granted under Clause 17 (Guarantee and Indemnity),

shall not be made without the prior consent of all the Lenders.

34.3	Other Exceptions

An amendment or waiver which relates to the rights or obligations of the Agent (in its capacity as such) may not be effected without the prior written consent of the Agent.

35.	Confidential Information
35.1	Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 35.2 (Disclosure of Confidential

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Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

35.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information:
(b)	to any person:
(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;
(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;
(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 25.13 (Relationship with the Lenders));
(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;
(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;
(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;
(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 22.8 (Security over Lenders’ Rights);
(viii)	who is a Party; or
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(ix)	with the consent of the Borrower;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;
(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;
(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances; and
(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party; and
(d)	to any Rating Agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such Rating Agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the Rating Agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.
35.3	Entire Agreement
(a)	Subject to paragraph (b) below, this Clause 35.3 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement whether express or implied, regarding Confidential Information.
(b)	The Borrower acknowledges that it has entered into or will be entering into separate non-disclosure agreements with certain Finance Parties and that any such non-disclosure agreement shall constitute part of the agreement between the Borrower and the relevant Finance Party in relation to the obligations of that Finance Party regarding confidential information (howsoever defined in that non-disclosure
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agreement) and no such non-disclosure agreement shall be superseded by this Clause 33.

35.4	Inside Information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

35.5	Notification of Disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 35.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and
(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 35.
35.6	Continuing Obligations

The obligations in this Clause 35 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and
(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.
36.	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

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Section 12
Governing Law and Enforcement

37.	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

38.	Enforcement
38.1	Jurisdiction
(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).
(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
(c)	Notwithstanding paragraph (a) above, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.
38.2	Service of Process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(a)	irrevocably appoints Law Debenture Corporate Services Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and
(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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Schedule 1

The Original Parties

Part 1
The Original Obligors

Name of Original Borrower	Registration number (or equivalent, if any)
Oi S.A. – Em Recuperação Judicial	Brazilian General Taxpayers’ registered number (CNPJ/MF) 76.535.764/0001-43

Name of Original Guarantor	Registration number (or equivalent, if any)
Oi Móvel S.A. – Em Recuperação Judicial	Brazilian General Taxpayers’ registered number (CNPJ/MF) 05.423.963/0001-11
Telemar Norte Leste S.A. – Em Recuperação Judicial	Brazilian General Taxpayers’ registered number (CNPJ/MF) 33.000.118/0001-79
Copart 4 Participações S.A. – Em Recuperação Judicial	Brazilian General Taxpayers’ registered number (CNPJ/MF) 12.253.691/0001-14
Copart 5 Participações S.A. – Em Recuperação Judicial	Brazilian General Taxpayers’ registered number (CNPJ/MF) 12.278.083/0001-64

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Part 2
The Original Lenders

Original Lender	Tranche 1 Commitment (USD)	Tranche 2 Commitment (USD)
Banco Santander S.A.	2,875,521.27	-
Crédit Agricole Corporate and Investment Bank	8,630,467.58	-
Finnish Export Credit Ltd	5,419.41	-
Finnvera plc	103,471,379.43	-
Credendo – Export Credit Agency	-	109,048,215.16
MUFG Bank, Ltd. formerly known as The Bank of Tokyo-Mitsubishi UFJ, Ltd.	-	2,869,689.87
HSBC Bank USA, N.A.	-	2,869,689.87
Total	114,982,787.69	114,787,594.90

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Schedule 2
Conditions Precedent

Part 1
Conditions Precedent

Original Obligor

1.	A copy of the constitutional documents of each Original Obligor duly registered with the relevant Registry of Commerce (Junta Comercial).
2.	A copy of the corporate documents that approved the transaction contemplated by the Finance Documents and of the documents authorising a specified person or persons to execute the Finance Documents, as applicable.
3.	A certificate of an authorised signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Part 1 of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

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Part 2
Conditions Precedent required to be Delivered by an Additional Guarantor

1.	An Accession Letter, duly executed by the Additional Obligor and the Borrower and duly notarized, consularized or as the case may be, apostilled, sworn translated into Portuguese and registered at the margin of this Agreement before the Registry of Deeds and Documents (Registro de Títulos e Documentos) of the City of Rio de Janeiro, State of Rio de Janeiro, Federative Republic of Brazil, in any case, if applicable and if required by law.
2.	A copy of the constitutional documents of the Additional Guarantor duly registered with the relevant Registry of Commerce (Junta Comercial).
3.	A copy of the corporate documents that approved the transaction contemplated by the Finance Documents and of the documents authorising a specified person or persons to execute the Finance Documents on behalf of the Additional Guarantor.
4.	A certificate of an authorised signatory of the Additional Guarantor certifying that each copy document listed in this Part 2 of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.
5.	A copy of any other Authorisation or legal opinion (relating to capacity and/or enforceability) which the Agent considers necessary in connection with the entry into and the performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

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Schedule 3
Replaced Facility Agreements

1.	The USD397,366,000 facility agreement dated 3 October 2014 between Finnish Export Credit Limited as lender and Oi S.A. as borrower.
2.	The USD257,134,411 facility agreement dated 15 March 2013 between MUFG Bank, Ltd. formerly known as The Bank of Tokyo-Mitsubishi UFJ, Ltd. and HSBC Bank USA, N.A. as lenders and Oi S.A. as borrower.

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Schedule 4
Asset Disposals

Direct or indirect disposal of the following assets:

UNITEL S.A., an Angolan company with tax identification number 5410003144, registered before the Commercial Registry of Luanda under number 44/199, headquartered in Talatona, Sector 22, via C3, Edifício UNITEL, Luanda Sul, Angola.

BRASIL TELECOM CALL CENTER S.A., a corporation enrolled in the CNPJ/MF under No. 04.014.081/0001-30, registered before the Commercial Registry of the State of Goiás under NIRE 53 3 0000758-6, headquartered at Rodovia BR 153, Km 06, S/N, Bloco 03, Vila Redenção, in the City of Goiânia, State of Goiás, CEP74.845-090;

TIMOR TELECOM, S.A., corporation, collective entity No. 1014630, registered with the National Administration of Domestic Trade under No. 01847/MTCI/XI/2012, with its principal place of business at Rua Presidente Nicolau Lobato, Timor Plaza, 4º andar, in Dili, Timor Leste.

The formalization of the disposal of assets located at the addresses listed below is subject to prior verification regarding the lack of impediment or prohibition of an administrative or judicial nature:

BR 101 KM 205 (Barreiros/Almoxarifado), in the State of Santa Catarina and registered under enrollment No. 40564;

Av Madre Benvenuta, in the State of Santa Catarina and registered under enrollment No. 48391;

Rua Cel Genuino, in the State of Rio Grande do Sul and registered under enrollment Nos. 8.247, 24.697, 24.698, 24.699, 11.046, 11.047;

Av. Joaquim de Oliveira, in the State of Rio Grande do Sul and registered under enrollment No. 114.947;

Avenida Lauro Sodre nº 3290, in the State of Rondônia and registered under enrollment No. 24743;

Rua Gabriel de Lara, in the State of Paraná and registered under enrollment No. 16059;

Rua Neo Alves Martins nº 2263, in the State of Paraná and registered under enrollment No. 58948;

Travessa Teixeira de Freitas nº 75 (Complexo Merces F), in the State of Paraná and registered under enrollment Nos. 36731, 36732, 36733, 36734, 36735, 36736, 36737, 36738, 36739, 36740 and 36741;

Avenida Teixeira de Freitas nº 141 (Complexo Merces G), in the State of Paraná and registered under enrollment No. 15049;

Rua Visconde Nacar nº 234 (Complexo Merces B), in the State of Paraná and registered under enrollment No. 26912;

Rua Visconde do Rio Branco nº 397 (Complexo Merces A), in the State of Paraná and registered under enrollment No. 13940;

Avenida Goias, in the State of Goiás and registered under enrollment Nos. 42.041 and 42.042;

Avenida Getulio Vargas S/N, in the State of Roraima and registered under enrollment Nos. 46.241, 46.242, 46.243 and 46.244;

Rua Sabino Vieira / Rua Chaves De Faria nº 85/ R.S.L. Gonzaga nº 275, in the State of Rio de Janeiro and registered under enrollment No. 55316;

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Rua Dr. Miguel Vieira Ferreira (Rua Uranos 1139), in the State of Rio de Janeiro and registered under enrollment No. 51186;

Estr. Pau da Fome nº 2716, in the State of Rio de Janeiro and registered under enrollment No. 105885;

Avenida Nossa Senhora de Copacabana n° 462 A, lj e, s/lj, in the State of Rio de Janeiro and registered under enrollment No. 67704;

Rua dos Limoeiros nº 200, in the State of Rio de Janeiro and registered under enrollment No. 10409;

Camaragibe - Estrada de Aldeia - Km-125, in the State of Pernambuco and registered under enrollment No. 2503;

Rua do Principe nº 156 e nº 120, in the State of Pernambuco and registered under enrollment No. 24857;

Rua Itambe nº 200, in the State of Minas Gerais and registered under enrollment No. 38227;

Rua Vitorio Nunes Da Motta nº 220, Enseada do Suá in the State of Espírito Santo and registered under enrollment No. 52265;

Rua Silveira Martins, Cabula, nº 355 in the State of Bahia and registered under enrollment No. 76908;

Rua Prof. Anfrisia Santiago nº 212, in the State of Bahia and registered under enrollment No. 12798;

Avenida Getulio Vargas - BL. A, nº 950, in the State of Amazonas and registered under enrollment No. 14610;

Rua Goias, S/N, Farol, in the State of Alagoas and registered under enrollment No. 75071.

Rua Zacarias da Silva, Lote 2 , Barra da Tijuca (Alvorada), in the City and State of Rio de Janeiro and registered under enrollment No. 381171;

Rua Senador Pompeu,119 - 5º andar, Centro, in the City and State of Rio de Janeiro and registered under enrollment No. 106766;

Rua Alexandre Mackenzie, nº 75, Centro, in the City and State of Rio de Janeiro and registered under enrollment Nos. 274011, 274012, 274013, 274014, 274015, 274039, 274040, 274041, 274042;

Rua do Lavradio, nº 71, Centro (Arcos), in the City and State of Rio de Janeiro and registered under enrollment No. 70149;

Rua Araribóia, nº 140, São Francisco, in City of Niterói, State of Rio de Janeiro and registered under enrollment No. 10770;

Rua Assai, s/n, Jardim Pindorama, in City of São Félix do Araguaia, State of Mato Grosso and registered under enrollment No. 3825;

Rua Sena Madureira, 1070, in City of Fortaleza, State of Ceará and registered under enrollment No. 1409;

Rua Manoel P. da Silva (Cap. Pereirinha, S/N), in City of Corumbá, State of Mato Grosso do Sul and registered under enrollment Nos. 24.969, 24.970, 24.971, 24.972 and 24.973;

Av Nicanor de Carvalho, nº 10, in City of Corumbá, State of Mato Grosso do Sul and registered under enrollment No. 12295;

Pq. Triunfo de Cotegipe, S/N – João Dantas, in City of Alagoinhas, Estado da Bahia and registered under enrollment No. 775;

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Estrada Velha do Amparo, KM 4, in City of Friburgo, State of Rio de Janeiro and registered under enrollment No. 5283;

Av. Prudente de Morais, nº 757 B, Bairro Tirol, in City of Natal, State of Rio Grande do Norte and registered under enrollment No. 28639;

Av. Afonso Pena, nº 583, in City of Manaus, State of Amazonas and registered under enrollment No. 7496;

Rua Leitão da Silva, nº 2.159, Itararé (CONJED), in City of Vitória, State of Espírito Santos and registered under enrollment Nos. 46.977 and 46.978;

BLOCO C, QUADRA 02, SETOR COMERCIAL CENTRAL, Planaltina, in City of Brasília, Distrito Federal and registered under enrollment No. 801;

Rua Padre Pedro Pinto nº1460, Venda Nova (ISFAP), in City of Belo Horizonte, State of Minas Gerais and registered under enrollment No. 4187;

Rua 2 De Setembro, nº 733, Campo De Futebol, in City of Blumenau, State of Santa Catarina and registered under enrollment No. 598;

BR 116, KM 159 , Rua Cel Antônio Cordeiro, 3950, Altamira, in City of Russas, State of Ceará and registered under enrollment No. 180;

Rua Correa Vasques,69, Cidade Nova, in the City and State of Rio de Janeiro and registered under enrollment Nos. 40962, 40963, 40964, 40965, 40966, 40967, 40968, 40969, 40970, 40971, 40972, 41190; and

Rua Walter Ianni, Anel Rodoviário, KM 23,5 - Bairro Aarão Reis/São Gabriel (PUC MINAS), in City of Belo Horizonte, State of Minas Gerais and registered under enrollment No. 27601.

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Schedule 5
Repayment Schedule

# of months	Year	Principal Amortization %	Amort. Schedule	Dates
66	5.5	2.0%	Interest + principal	25-Aug-23
72	6	2.0%	Interest + principal	26-Feb-24
78	6.5	2.0%	Interest + principal	26-Aug-24
84	7	2.0%	Interest + principal	25-Feb-25
90	7.5	2.0%	Interest + principal	25-Aug-25
96	8	2.0%	Interest + principal	25-Feb-26
102	8.5	2.0%	Interest + principal	25-Aug-26
108	9	2.0%	Interest + principal	25-Feb-27
114	9.5	2.0%	Interest + principal	25-Aug-27
120	10	2.0%	Interest + principal	25-Feb-28
126	10.5	5.7%	Interest + principal	25-Aug-28
132	11	5.7%	Interest + principal	26-Feb-29
138	11.5	5.7%	Interest + principal	27-Aug-29
144	12	5.7%	Interest + principal	25-Feb-30
150	12.5	5.7%	Interest + principal	26-Aug-30
156	13	5.7%	Interest + principal	26-Feb-31
162	13.5	5.7%	Interest + principal	25-Aug-31
168	14	5.7%	Interest + principal	25-Feb-32
174	14.5	5.7%	Interest + principal	25-Aug-32
180	15	5.7%	Interest + principal	25-Feb-33
186	15.5	5.7%	Interest + principal	25-Aug-33
192	16	5.7%	Interest + principal	27-Feb-34
198	16.5	5.7%	Interest + principal	25-Aug-34
204	17	5.9%	Interest + principal	26-Feb-35
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Schedule 6
Form of Transfer Certificate

To:	Wilmington Trust (London) Limited as Agent
From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)
Dated:	[●]

Oi S.A. – Em Recuperação Judicial – USD 229,770,382.59 Facility Agreement dated 17 July 2018 as amended and restated on ____________ 2020 (the “Agreement”)

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.
2.	We refer to Clause 22.5 (Procedure for Transfer) of the Agreement:
(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation and in accordance with Clause 22.5 (Procedure for Transfer) of the Agreement, all of the Existing Lender’s rights and obligations under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment and participations in Loans under the Agreement as specified in the Schedule.
(b)	The proposed Transfer Date is [●].
(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) of the Agreement are set out in the Schedule.
3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 22.4 (Limitation of Responsibility of Existing Lenders) of the Agreement.
4.	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:
(a)	a company resident in the United Kingdom for United Kingdom tax purposes; or
(b)	a partnership each member of which is:
(i)	a company so resident in the United Kingdom; or
(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or
(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]
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5.	[The New Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [●]) and is tax resident in [●], so that interest payable to it by borrower is generally subject to full exemption from UK withholding tax, and notifies the Borrower that it wishes that scheme to apply to the Agreement.]
6.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.
7.	This Transfer Certificate [and any non-contractual obligations arising out of or in connection with it] [is/are] governed by English law.
8.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.
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The Schedule

Commitment/rights and obligations to be transferred

[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	........................................ By:

[New Lender]	........................................ By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [●].

[Agent]	........................................ By:
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Schedule 7
Form of Assignment Agreement

To:	Wilmington Trust (London) Limited as Agent and Oi S.A. – Em Recuperação Judicial as Borrower, for and on behalf of each Obligor
From:	[the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)
Dated:	[●]

Oi S.A. – Em Recuperação Judicial – USD 229,770,382.59 Facility Agreement dated 17 July 2018 as amended and restated on ____________ 2020 (the “Agreement”)

1.	We refer to the Agreement. This is an Assignment Agreement. Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.
2.	We refer to Clause 22.6 (Procedure for Assignment) of the Agreement:
(a)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitments and participations in Loans under the Agreement as specified in the Schedule.
(b)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitments and participations in Loans under the Agreement specified in the Schedule.
(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.
3.	The proposed Transfer Date is [●].
4.	On the Transfer Date the New Lender becomes a Party to the Finance Documents as a Lender.
5.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) of the Agreement are set out in the Schedule.
6.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 22.4 (Limitation of Responsibility of Existing Lenders) of the Agreement.
7.	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:
(a)	a company resident in the United Kingdom for United Kingdom tax purposes;
(b)	a partnership each member of which is:
(i)	a company so resident in the United Kingdom; or
(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of
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section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]
8.	The New Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [●]) and is tax resident in [●], so that interest payable to it by borrower is generally subject to full exemption from UK withholding tax, and notifies the Borrower that it wishes that scheme to apply to the Agreement.]
[8/9].	This Assignment Agreement acts as notice to the Agent (on behalf of each Finance Party] and, upon delivery in accordance with Clause 22.7 (Copy of Transfer Certificate or Assignment Agreement to Borrower) of the Agreement, to the Borrower (on behalf of each Obligor) of the assignment referred to in this Assignment Agreement.
[9/10].	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.
[10/11].	This Assignment Agreement [and any non-contractual obligations arising out of or in connection with it] [is/are] governed by English law.
[11/12].	This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.
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The Schedule

Rights to be assigned and obligations to be released and undertaken

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	........................................ By:

[New Lender]	........................................ By:

This Assignment Agreement is accepted by the Agent and the Transfer Date is confirmed as [●].

Signature of this Assignment Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.

[Agent]	........................................ By:
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Schedule 8
Form of Accession Letter

To:	Wilmington Trust (London) Limited as Agent
From:	[Subsidiary] and Oi S.A. – Em Recuperação Judicial
Dated:

Dear Sirs

Oi S.A. – Em Recuperação Judicial – USD 229,770,382.59 Facility Agreement dated 17 July 2018 as amended and restated on ____________ 2020 (the “Agreement”)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.
2.	[Subsidiary] agrees to become an Additional Guarantor and to be bound by the terms of the Agreement as an Additional Guarantor pursuant to Clause 24.2 (Additional Guarantors) of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].
3.	[Subsidiary’s] administrative details are as follows:
Address:	[●]
Fax No:	[●]
Attention:	[●]
4.	This Accession Letter [and any non-contractual obligations arising out of or in connection with it] [is/are] governed by English law.

[This Accession Letter is entered into by deed.]

[Borrower]	........................................

[Subsidiary]	........................................
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Schedule 9
Form of Resignation Letter

To:	Wilmington Trust (London) Limited as Agent
From:	[resigning Obligor] and Oi S.A. – Em Recuperação Judicial
Dated:	[●]

Dear Sirs

Oi S.A. – Em Recuperação Judicial – USD 229,770,382.59 Facility Agreement dated 17 July 2018 as amended and restated on ____________ 2020 (the “Agreement”)

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.
2.	Pursuant to Clause 24.3 (Resignation of a Guarantor) of the Agreement, we request that [resigning Obligor] be released from its obligations as a Guarantor under the Agreement.
3.	We confirm that:
(a)	no Default is continuing or would result from the acceptance of this request; and
(b)	all Lenders have consented to our request set out in paragraph 2 above.
4.	This Resignation Letter [and any non-contractual obligations arising out of or in connection with it] [is/are] governed by English law.

[Borrower]	........................................ By:

[Subsidiary]	........................................ By:
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Schedule 10
Form of Compliance Certificate

To:	Wilmington Trust (London) Limited as Agent
From:	Oi S.A. – Em Recuperação Judicial
Dated:

Dear Sirs

Oi S.A. – Em Recuperação Judicial – USD 229,770,382.59 Facility Agreement dated 17 July 2018 as amended and restated on ____________ 2020 (the “Agreement”)

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning in this Compliance Certificate unless given a different meaning in this Compliance Certificate.
2.	We confirm that: [Insert details of covenants to be certified]

Director of [Borrower]	........................................ Signed:

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Schedule 11
LMA Form of Confidentiality Undertaking

[Letterhead of Potential Purchaser]

Date: [      ]

To:

[insert name of Seller]

Re: The Agreement

Company: (the "Company") Date: Amount: Agent:

Dear Sirs

We are considering acquiring an interest in the Agreement which, subject to the Agreement, may be by way of novation, assignment, the entering into, whether directly or indirectly, of a sub-participation or any other transaction under which payments are to be made or may be made by reference to one or more Finance Documents and/or one or more Obligors or by way of investing in or otherwise financing, directly or indirectly, any such novation, assignment, sub-participation or other transaction (the "Acquisition"). In consideration of you agreeing to make available to us certain information, by our signature of this letter we agree as follows (acknowledged and agreed by you by your signature of a copy of this letter):

1.	Confidentiality Undertaking

We undertake (a) to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by paragraph 2 below and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to our own confidential information and (b) until the Acquisition is completed to use the Confidential Information only for the Permitted Purpose.1

2.	Permitted Disclosure

You agree that we may disclose:

2.1	to any of our Affiliates and any of our or their officers, directors, employees, professional advisers and auditors such Confidential Information as we shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph 2.1 is

1 Please note that the Permitted Purpose ceases to apply on completion of the Acquisition however if the Acquisition does not complete, the prospective purchaser is not permitted to use any Confidential Information it has acquired for any purpose other than the Permitted Purpose.

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informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information, except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

2.2	subject to the requirements of the Agreement, to any person:
(a)	to (or through) whom we assign or transfer (or may potentially assign or transfer) all or any of our rights and/or obligations which we may acquire under the Agreement such Confidential Information as we shall consider appropriate if the person to whom the Confidential Information is to be given pursuant to this sub-paragraph (a) of paragraph 2.2 has delivered a letter to us in equivalent form to this letter;
(b)	with (or through) whom we enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to the Agreement or any Obligor such Confidential Information as we shall consider appropriate if the person to whom the Confidential Information is to be given pursuant to this sub-paragraph (b) of paragraph 2.2 has delivered a letter to us in equivalent form to this letter;
(c)	to whom information is required or requested to be disclosed by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation such Confidential Information as we shall consider appropriate; and
2.3	notwithstanding paragraphs 2.1 and 2.2. above, Confidential Information to such persons to whom, and on the same terms as, a Finance Party is permitted to disclose Confidential Information under the Agreement, as if such permissions were set out in full in this letter and as if references in those permissions to Finance Party were references to us.[2]
3.	Notification of Disclosure

We agree (to the extent permitted by law and regulation) to inform you:

3.1	of the circumstances of any disclosure of Confidential Information made pursuant to sub-paragraph (c) of paragraph 2.2 above except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and
3.2	upon becoming aware that Confidential Information has been disclosed in breach of this letter.
4.	Return of Copies

If we do not enter into the Acquisition and you so request in writing, we shall return or destroy all Confidential Information supplied by you to us and destroy or permanently erase (to the extent technically practicable) all copies of Confidential Information made by us and use our reasonable endeavours to ensure that anyone to whom we have supplied any Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that we or the recipients are required to retain

2 The intention of this paragraph is to ensure that (i) any permitted disclosures in the Facility Agreement which are subject to less onerous disclosure requirements and (ii) any additional permitted disclosures in the Facility Agreement are also permitted under this letter.

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any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under sub-paragraph (c) of paragraph 2.2 above.

5.	Continuing Obligations

The obligations in this letter are continuing and, in particular, shall survive and remain binding on us until (a) if we become a party to the Agreement as a lender of record, the date on which we become such a party to the Agreement; (b) if we enter into the Acquisition but it does not result in us becoming a party to the Agreement as a lender of record, the date falling [twelve] months after the date on which all of our rights and obligations contained in the documentation entered into to implement the Acquisition have terminated3; or (c) in any other case the date falling [twelve] months after the date of our final receipt (in whatever manner) of any Confidential Information.

6.	No Representation; Consequences of Breach, etc

We acknowledge and agree that:

6.1	neither you, nor any member of the Group nor any of your or their respective officers, employees or advisers (each a "Relevant Person") (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by you or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by you or be otherwise liable to us or any other person in respect of the Confidential Information or any such information; and
6.2	you or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by us.
7.	Entire Agreement: No Waiver; Amendments, etc
7.1	This letter constitutes the entire agreement between us in relation to our obligations regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.
7.2	No failure to exercise, nor any delay in exercising, any right or remedy under this letter will operate as a waiver of any such right or remedy or constitute an election to affirm this letter. No election to affirm this letter will be effective unless it is in writing. No single or partial exercise of any right or remedy will prevent any further or other exercise or the exercise of any other right or remedy under this letter.
7.3	The terms of this letter and our obligations under this letter may only be amended or modified by written agreement between us.
8.	Inside Information

We acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and we undertake not to use any Confidential Information for any unlawful purpose.

3 The purpose of this paragraph (b) is to ensure that if the Acquisition does not result in the Purchaser becoming a lender of record under the Agreement, the confidentiality obligations imposed on the Purchaser in this letter will continue until the expiry of an agreed period after termination of the sub-participation, assignment or other transaction.

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9.	Nature of Undertakings

The undertakings given by us under this letter are given to you and are also given for the benefit of the Company and each other member of the Group.

10.	Third Party Rights
10.1	Subject to this paragraph 10 and to paragraphs 6 and 9, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") to enforce or to enjoy the benefit of any term of this letter.
10.2	The Relevant Persons may enjoy the benefit of the terms of paragraphs 6 and 9 subject to and in accordance with this paragraph 10 and the provisions of the Third Parties Act.
10.3	Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person to rescind or vary this letter at any time.
11.	Governing Law and Jurisdiction
11.1	This letter (including the agreement constituted by your acknowledgement of its terms) (the "Letter") and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this Letter)[4] are governed by English law.
11.2	The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter (including a dispute relating to any non-contractual obligation arising out of or in connection with either this Letter or the negotiation of the transaction contemplated by this Letter).
12.	Definitions

In this letter (including the acknowledgement set out below) terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and:

"Confidential Information" means all information relating to the Company, any Obligor, the Group, the Finance Documents, [the/a] Facility and/or the Acquisition which is provided to us in relation to the Finance Documents or [the/a] Facility by you or any of your affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by us of this letter; or
(b)	is identified in writing at the time of delivery as non-confidential by you or your advisers; or
(c)	is known by us before the date the information is disclosed to us by you or any of your affiliates or advisers or is lawfully obtained by us after that date, from a source which is, as far as we are aware, unconnected with the Group and which, in either case, as far as we are aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

4 The reference to non-contractual obligations arising out of the negotiation of the contemplated transaction is intended to specifically apply the governing law (and jurisdiction) clause to any non-contractual obligations arising out of negotiations where the transaction breaks down before the documentation documenting the debt trade is entered into.

110

"Group" means the Company and its subsidiaries for the time being (as such term is defined in the Companies Act 2006).

"Permitted Purpose" means considering and evaluating whether to enter into the Acquisition.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

.................................

For and on behalf of

[Potential Purchaser]

To: [Potential Purchaser]

We acknowledge and agree to the above:

...................................

For and on behalf of

[Seller]

111

Schedule 12
Forms of Notifiable Debt Purchase Transaction Notice

Part 1
Form of Notice on Entering into Notifiable Debt Purchase Transaction

To:	Wilmington Trust (London) Limited as Agent
From:	[The Lender]
Dated:

Oi S.A. – Em Recuperação Judicial – USD 229,770,382.59 Facility Agreement
dated 17 July 2018 as amended and restated on ____________ 2020 (the “Agreement”)

1.	We refer to paragraph (b) of Clause 23.2 (Disenfranchisement) of the Agreement. Terms defined in the Agreement have the same meaning in this notice unless given a different meaning in this notice.
2.	We have entered into a Notifiable Debt Purchase Transaction.
3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.
Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates
[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]

By:

112

Part 2
Form of Notice on Termination of Notifiable Debt Purchase Transaction / Notifiable Debt Purchase Transaction ceasing to be with a member of the Group

To:	Wilmington Trust (London) Limitedas Agent
From:	[The Lender]

Dated:

Oi S.A. – Em Recuperação Judicial – USD 229,770,382.59 Facility Agreement
dated 17 July 2018 as amended and restated on ____________ 2020 (the “Agreement”)

1.	We refer to paragraph (b) of Clause 23.2 (Disenfranchisement) of the Agreement. Terms defined in the Agreement have the same meaning in this notice unless given a different meaning in this notice.
2.	A Notifiable Debt Purchase Transaction which we entered into and which we notified you of in a notice dated [ ] has [terminated]/[ceased to be with a member of the Group].*
3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.
Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates
[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]

By:

*	Delete as applicable
113

Signatures

The Borrower

Oi S.A. – Em Recuperação Judicial	........................................ By: Pedro Andrade França

........................................ By: Renata de Andrade Junqueira Ribeiro
Witnesses: 1. ____________________________ Name: ID: 2. ____________________________ Name: ID:
........................................ Address: Fax: Attention:

[Signature Page to the ECA Facility Agreement (Oi)]

The Original Guarantors

Telemar Norte Leste S.A. – Em Recuperação Judicial	........................................ By: Pedro Andrade França

........................................ By: Renata de Andrade Junqueira Ribeiro
Witnesses: 1. ____________________________ Name: ID: 2. ____________________________ Name: ID:
........................................ Address: Fax: Attention:

[Signature Page to the ECA Facility Agreement (Oi)]

Oi Móvel S.A. – Em Recuperação Judicial	........................................ By: Pedro Andrade França

........................................ By: Renata de Andrade Junqueira Ribeiro
Witnesses: 1. ____________________________ Name: ID: 2. ____________________________ Name: ID:
........................................ Address: Fax: Attention:

[Signature Page to the ECA Facility Agreement (Oi)]

The Agent

Wilmington Trust (London) Limited	........................................ By:

........................................

Address: Third Floor, 1 King’s Arms Yard, London EC2R 7AF

Attention: Marcy Massaki / Keith Reader

Tel No: +44 (0)20 7397 3653 / +44 (0)20 7397 3649

Fax No: 44 (0)20 7397 3601

Email: mmassaki@wilmingtontrust.com / kreader@wilmingtontrust.com

[Signature Page to the ECA Facility Agreement (Oi)]

Original Lenders

banco SANTANDER SA
By:
Name:
Title:

By:
Name:
Title:

CREDENDO – EXPORT CREDIT AGENCY
By:
Name:
Title:

By:
Name:
Title:

Address:

Attention:
Email:

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

By:
Name:
Title:

By:
Name:
Title:
[Signature Page to the ECA Facility Agreement (Oi)]

FINNISH EXPORT CREDIT LTD

By:
Name:
Title:

By:
Name:
Title:

Address:

Attention:
Email:

FINNVERA PLC

By:
Name:
Title:

By:
Name:
Title:

Address:

Attention:
Email:
[Signature Page to the ECA Facility Agreement (Oi)]

MUFG Bank, Ltd. formerly known as The Bank of Tokyo-Mitsubishi UFJ, Ltd.
By:
Name:
Title:

Address:

Attention:
Email:
HSBC BANK USA, NATIONAL ASSOCIATION
By:
Name:
Title:

Address:

Attention:
Email:

[Signature Page to the ECA Facility Agreement (Oi)]

Originally dated 26 July 2018

Facility Agreement

between

Telemar Norte Leste S.A. – Em Recuperação Judicial

as Borrower

THE COMPANIES

listed in Part 1 of Schedule 1 of this Agreement as Guarantors

THE FINANCIAL INSTITUTIONS

listed in Part 2 of Schedule 1 of this Agreement as the Original Lenders

Wilmington Trust (London) Limited

as Agent

as Amended and Restated on _________________ 2020

1. Definitions and Interpretation	3
2. The Facility	18
3. Purpose	19
4. Conditions Precedent	19
5. RJ Plan Amendment	20
6. Repayment	20
7. Prepayment and Cancellation	20
8. Excess Cashflow Sweep	21
9. Costs of Loan	27
10. Interest Periods	27
11. Fees	27
12. Tax Gross-Up and Indemnities	28
13. Increased Costs	32
14. Other Indemnities	33
15. Mitigation by the Lenders	34
16. Costs and Expenses	35
17. Guarantee and Indemnity	36
18. Representations	39
19. Information Undertakings	44
20. General Undertakings	47
21. Events of Default	57
22. Changes to the Lenders	62
23. Debt Purchase Transactions	66
24. Changes to the Obligors	68
25. Role of the Agent	70
26. Conduct of Business by the Finance Parties	77
27. Sharing among the Finance Parties	78
28. Payment Mechanics	80
29. Set-Off	82
30. Notices	83
31. Calculations and Certificates	85
32. Partial Invalidity	85
33. Remedies and Waivers	85
34. Amendments and Waivers	85
35. Confidential Information	86
36. Counterparts	89
37. Governing Law	90
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38. Enforcement	90
Schedule 1 The Original Parties	91
Part 1 The Original Obligors	91
Part 2 The Original Lenders	92
Schedule 2 Conditions Precedent	93
Part 1 Conditions Precedent	93
Part 2 Conditions Precedent required to be Delivered by an Additional Guarantor	94
Schedule 3 Replaced Facility Agreements	95
Schedule 4 Asset Disposals	96
Schedule 5 Repayment Schedule	99
Schedule 6 Form of Transfer Certificate	100
Schedule 7 Form of Assignment Agreement	103
Schedule 8 Form of Accession Letter	106
Schedule 9 Form of Resignation Letter	107
Schedule 10 Form of Compliance Certificate	108
Schedule 11 LMA Form of Confidentiality Undertaking	109
Schedule 12 Forms of Notifiable Debt Purchase Transaction Notice	114
Part 1 Form of Notice on Entering into Notifiable Debt Purchase Transaction	114
Part 2 Form of Notice on Termination of Notifiable Debt Purchase Transaction / Notifiable Debt Purchase Transaction ceasing to be with a member of the Group	115
Signatures	1

2

This Agreement originally dated 26 July 2018, as amended and restated on _________________ 2020 and made

Between:

(1)	Telemar Norte Leste S.A. – Em Recuperação Judicial (the “Borrower” or “Telemar”);
(2)	The Subsidiaries of the Borrower listed in Part 1 of Schedule 1 (The Original Parties) as original guarantors (the “Original Guarantors”);
(3)	The Financial Institutions listed in Part 2 of Schedule 1 (The Original Parties) as lenders (the “Original Lenders”); and
(4)	Wilmington Trust (London) Limited as agent of the other Finance Parties (the “Agent”).

RECITALS

(A)	On 20 June 2016, Oi, the Borrower and certain of its Subsidiaries (each as defined below) filed for judicial reorganisation in the Bankruptcy Court (as defined below) (the “Judicial Reorganisation”). Under the Judicial Reorganisation, Oi, the Borrower, certain of its subsidiaries and its key stakeholders agreed on the terms of the RJ Plan (as defined below), which was ratified by the Bankruptcy Court on 5 February 2018.
(B)	Pursuant to the RJ Plan, each Replaced Facility Agreement (as defined below) is deemed terminated and, as part of the RJ Plan, the claims of the Lenders are instead recognised under, and governed by, this Agreement.
(C)	Under the Replaced Facility Agreements, certain loans were advanced to the Borrower prior to the commencement of the Judicial Reorganisation.
(D)	Certain export credit agencies issued buyer credit guarantees (“Buyer Credit Guarantees”) to guarantee beneficiaries (“Guarantee Beneficiaries”) under the relevant Replaced Facility Agreements.
(E)	The commencement of the Judicial Reorganisation triggered an “Event of Default” under the Replaced Facility Agreements, which in turn triggered indemnifications for amounts owed to certain lenders pursuant to the terms of the Buyer Credit Guarantees.
(F)	As a result of indemnifying the Guarantee Beneficiaries, the providers of the Buyer Credit Guarantees were entitled to become lenders of record in relation to amounts equal to the “Guaranteed Receivables” under the applicable Replaced Facility Agreements, and such entitlements were exercised prior to entering into this Agreement.

It is agreed as follows:

Section 1
Interpretation

1.	Definitions and Interpretation
1.1	Definitions

In this Agreement:

“Accession Letter” means a document substantially in the form set out in Schedule 8 (Form of Accession Letter).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 23 (Changes to the Obligors).

3

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Amendment Ratification Date” means the date of the publication of the confirmation of the RJ Plan Amendment, which is ______________ 2020.

“Anatel” means the National Telecommunications Agency (Agência Nacional de Telecomunicações), created by Law No. 9,472, dated July 16, 1997.

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 7 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

“Authorization” means an authorization, consent, approval, resolution, license, exemption, filing, notarization or registration.

“Authorized Signatory” means any person duly appointed on behalf of the Borrower to sign any document required under the terms of this Agreement to be signed or countersigned by the Borrower whose name and specimens of whose signature have been supplied to the Agent provided that no written notice of the revocation of such appointment has been received by the Agent.

“Bankruptcy Trustee” means Escritorio de Advocacia Arnold Wald, with a registered office at Av. Pres. Juscelino Kubitschek, 510, 8o andar, Sao Paulo SP, CEP 04543-906, as appointed by the Judicial Reorganization Court, under the terms of the decision rendered on July 22, 2016.

“Bondholders’ Unsecured Credits” means the Unsecured Credits pertaining to bonds pertaining to debt issuances by PTIF and Oi Coop, guaranteed by Oi and issued by Oi and guaranteed by Telemar listed as follows, issued and traded abroad and regulated by foreign laws, as well as subject to laws and other applicable rules in the jurisdictions where such bonds are traded: (i) 9.75% Senior Notes issued by Oi , (ii) 5. 125% Senior Notes 2017 issued by Oi and guaranteed by Telemar, (iii) 9.500% Senior Notes 2019 issued by Oi and guaranteed by Telemar, (iv) 5.500% Senior Notes 2020 issued by Oi and guaranteed by Telemar, (v) 5.625% Senior Notes 2021 issued by Coop and guaranteed by Oi, (vi) 5.750% Senior Notes 2022, issued by Coop and guaranteed by Oi, (vii) 6.250% Notes 2016 issued by PTIF and guaranteed by Oi, (viii) 5.242% Notes 2017 issued by PTIF and guaranteed by Oi, (ix) 4.375% Notes 2017 issued by PTIF and guaranteed by Oi, (x) 5.875% Notes 2018 issued by PTIF and guaranteed by Oi, (xi) 5.000% Note 2019 issued by PTIF and guaranteed by Oi, (xii) 4.625% Notes 2020 issued by PTIF and guaranteed by Oi , and (xiii) 4.500% Notes 2025 issued by PTIF and guaranteed by Oi.

“Brazilian GAAP” means, as elected from time to time by the Borrower, the accounting principles prescribed by Brazilian Corporate Law, the rules and regulations issued by applicable regulators, including the Brazilian Securities Exchange Commission (Comissão de Valores Mobiliários), as well as the technical releases issued by the Brazilian Institute of Accountants (Instituto Brasileiro de Contadores), in accordance with IFRS as issued by the International Accounting Standards Board, in each case, as in effect from time to time.

“Break Costs” means the amount (if any) by which:

(a)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;
4

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, New York and Rio de Janeiro.

“Capital Increase with Capitalization of Credit” means a capital increase of Oi, subscribed by the Qualified Bondholders’ Unsecured Creditors, paid up upon capitalization of the Qualified Bondholders’ Unsecured Credits, as per Article 171, paragraph 2, of the Corporation Law of Brazil and other applicable legal provisions.

“Capitalized Lease Obligations” means, with respect to any person, the obligations of such person under a lease that are required to be classified and accounted for as a capitalized lease in accordance with Brazilian GAAP and the amount of Indebtedness represented by such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with Brazilian GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“CDB Facility Agreement” means the facility agreement to be entered into by, among others, Telemar and China Development Bank, which, pursuant to the RJ Plan, will terminate the Replaced CDB Facility Agreements.

“Class III Credits” means the Pre-Petition Credits provided for in arts. 41, item Ill, and 8, item VI of the LFR against the Obligors, held by persons who are not any of the Obligors themselves.

“Class III Unsecured Creditors” means holders of Class III Credits.

“Code” means the US Internal Revenue Code of 1986.

“Commitment” means:

(a)	in relation to the Original Lender, the amount set opposite its name under the heading “Commitment” in Part 2 of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement; and
(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 10 (Form of Compliance Certificate).

“Confidential Information” means all information relating to the Borrower or any other Obligor, the Group or the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or any of its advisers: or
(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,
5

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 33.1 (Confidential Information): or
(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers: or
(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraph (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of and is not otherwise subject to any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 11 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Borrower and the Agent.

“Copart 4” means Copart 4 Participações S.A. – Em Recuperação Judicial, a sociedade anônima organized and existing under the laws of the Federative Republic of Brazil, merged with and into Telemar in January 2019.

“Copart 5” means Copart 5 Participações S.A. – Em Recuperação Judicial, a sociedade anônima organized and existing under the laws of the Federative Republic of Brazil, merged with and into Oi in March 2019.

“Corrupt Practices” means the offering, giving, receiving, or soliciting, directly or indirectly, of anything of value to influence improperly the actions of another party.

“Creditors’ List of the Bankruptcy Trustee” means the list of creditors prepared by the Bankruptcy Trustee in accordance with article 7, paragraph 2 of the LFR.

“Credits” means the Pre-Petition Credits and the Post-Petition Credits.

“CTA” means the Corporation Tax Act 2009 (United Kingdom).

“Debtors” means Oi, Telemar, Oi Movel, Oi Coop, and PTIF.

“Debt Purchase Transaction” means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;
(b)	enters into any sub-participation in respect of; or
(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement.

“Default” means an Event of Default or any event or circumstance specified in Clause 21 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

6

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or
(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or
(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“ECA Facility Agreements” means:

(a)       the ECA Facility Agreement (Oi); and

(b)        the ECA Facility Agreement (Telemar).

“ECA Facility Agreement (Oi)” means the facility agreement to be entered into by, among others, Telemar and the Agent, which, pursuant to the RJ Plan, will terminate the Replaced ECA Facility Agreements (Oi).

“ECA Facility Agreement (Telemar)” means the facility agreement to be entered into by, among others, Telemar and the Agent, which, pursuant to the RJ Plan, will terminate the Replaced ECA Facility Agreements (Telemar).

“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including without limitation, air within natural or man-made structures, whether above or below ground);
(b)	water (including without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and
(c)	land (including, without limitation, land under water).

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the Environment;
(b)	the conditions of the workplace;
(c)	the generation, handling, storage, use, release of spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

“Environmental Permits” means any permit and other Authorization and the filing of any notification, report or assessment required under any Environmental Law for the operation of

7

the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.

“Event of Default” means any event or circumstance specified as such in Clause 21 (Events of Default).

“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;
(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or
(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;
(b)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or
(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2019,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Agent and the Borrower setting out any of the fees referred to in Clause 11 (Fees).

“Finance Document” means this Agreement, any Fee Letter, any Accession Letter, any Resignation Letter and any other document designated as such by the Agent and the Borrower.

“Finance Party” means the Agent or a Lender.

8

“Fraudulent Practice” means any action or omission, including misrepresentation, that knowingly or recklessly misleads, or attempts to mislead, a party to obtain a financial or other benefit or to avoid an obligation.

“General Creditors’ Meeting” means:

(a)	the General Creditors’ Meeting held in Brazil on December 19 and 20, 2017, where the requisite majorities of creditors approved the RJ Plan;
(b)	the General Creditors’ Meeting held in Brazil on ____________ 2020, where the requisite majorities of creditors approved the RJ Plan Amendment,

as applicable.

“Governmental Authority” means the government of the Federative Republic of Brazil or of any other jurisdiction or a political subdivision of it, including any federal, state, or local institution, agency, division, department, or body of this government, or a political subdivision of it, including the Public Prosecutor’s Office, the Federal Police, the Federal Revenue Office of Brazil, the National Institute of Social Security, the Central Bank of Brazil, the Securities and Exchange Commission, Anatel, the Federal Accounting Court, any judicial, administrative or arbitration court or tribunal, any regulatory or self-regulatory entity.

“Group” means Oi and its Subsidiaries for the time being.

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 24 (Changes to the Obligors).

“Hedging Obligations” of any person means the obligations of such person under any agreement relating to any swap, option, forward sale, forward purchase, index transaction, cap transaction, floor transaction, collar transaction or any other similar transaction, in each case, for purposes of hedging or capping against inflation, interest rates, currency or commodities price fluctuations.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Indebtedness” means, with respect to any person, without duplication:

(a)	whether being principal and/or interest of any present or future indebtedness of such person:
(i)	in respect of borrowed money;
(ii)	evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);
(iii)	representing the balanced deferred and unpaid of the purchase price of property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) liabilities accrued in the ordinary course of business which purchase price is due more than twelve (12) months after the date of placing the property in service or taking delivery and title thereto; or
(iv)	representing net obligations under any Hedging Obligations,
9

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such person prepared in accordance with IFRS;

(b)	to the extent not otherwise included, any obligation by such person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in paragraph (a) of a third person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and
(c)	to the extent not otherwise included, the obligations of the type referred to in paragraph (a) of a third person secured by a Lien on any asset owned by such first person, whether or not such Indebtedness is assumed by such first person, if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified person prepared in accordance with IFRS.

Notwithstanding the foregoing, in connection with the purchase by the Borrower or any Restricted Subsidiaries of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

For the avoidance of doubt, “Indebtedness” shall not include any obligations to any person with respect to “Programa de Recuperação Fiscal—REFIS,” “Programa Especial de Parcelamento de Impostos—REFIS Estadual” and “Programa de Parcelamento Especial—PAES”, any other tax payment agreement entered into with any Brazilian governmental entity, nor any other payment obligations to regulatory agencies and/or any other payment agreement that is due to any creditor who, prior to the approved RJ Plan, was not considered as Indebtedness in the calculation of Indebtedness of the Borrower.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 10.1 (Interest Periods).

“IRS Code” means the Internal Revenue Code (United States).

“ITA” means the Income Tax Act 2007 (United Kingdom).

“Lender” means:

(a)	any Original Lender; and
(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a “Lender” in accordance with Clause 22 (Changes to the Lenders),

which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement.

“LFR” means Bankruptcy Act And Recovery Company – Law No. 11, I 01, dated February 9, 2005.

“LMA” means the Loan Market Association.

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“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66⅔ per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66⅔ per cent. of the Total Commitments immediately prior to the reduction).

“Margin” means 1.75 per cent. per annum.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations or property of the Group taken as a whole; (b) the ability of the Borrower or any Obligor to perform its payment obligations under this Agreement or under the RJ Plan that was approved in General Creditors´ Meeting; or (c) the validity or enforceability of this Agreement or the rights or remedies of any Finance Party under this Agreement.

“ME/EPP Credits” means the Pre-Petition Credits held by micro and small businesses, defined in accordance with Complementary Law No. 123/2006, under the terms of art. 41, item IV of the LFR.

“ME/EPP Unsecured Creditors” means holders of ME/EPP Credits.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;
(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Necessary Governmental Approvals” means the government approvals set forth in Clause 18.6 (Government Approvals).

“New Lender” has the meaning given to that term in Clause 22 (Changes to the Lenders).

“New Money Capital Increase” means the R$4.0 billion capital increase to be undertaken by Oi S.A – Em Recuperação Judicial pursuant to the RJ Plan and the Subscription Commitment Agreement.

“Notifiable Debt Purchase Transaction” has the meaning given to that term in paragraph (b) of Clause 23.2 (Disenfranchisement).

“Obligor” means the Borrower or a Guarantor.

“OFAC” means Office of Foreign Assets Control of the US Department of Treasury.

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“Oi” means Oi S.A. – Em Recuperação Judicial.

“Oi Coop” means Oi Brasil Holdings Coöperatief U.A. – Em Recuperação Judicial, a private legal entity organised and existing under the Laws of the Netherlands, with its registered office in Amsterdam, Schiphol Boulevard 231, B tower, 5th floor, 1118 BH Schiphol and principal place of business in the city of Rio de Janeiro- RJ.

“Oi Movel” means Oi Móvel S.A. - Em Recuperação Judicial, a closely held corporation with its registered office and principal place of business at Setor Comercial Norte, Block 3, Section A, Building Estação Telefõnica, ground floor part 2, Brasila - DF, at Setor Comercial Norte, Block 3, Section A, Building Estação Telefõnica, ground floor part 2, CEP 70.713-900.

“Original Financial Statements” means:

(a)	in relation to the Borrower, its audited consolidated financial statements of the Borrower for the financial year ended 31 December 2017; and
(b)	in relation to each Original Obligor, its audited financial statements for its financial year ended 31 December 2017.

“Original Obligor” means the Borrower or an Original Guarantor.

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Post-Petition Credits” means the credits held against the Debtors that are not subject to the effects of the RJ Plan due to the fact that (a) their triggering event occurred after the Request Date, or (ii) they meet art. 49, paragraphs 3 and 4 of the LFR, or any other legal standard that excludes them from the effects of the RJ Plan.

“Pre-Petition Credits” means the credits and permanent injunctions subject to the effects of the RJ Plan, whether matured or maturing, which respective agreements, obligations and/or triggering events occurred prior to the Request Date, regardless of whether or not they are included in the Creditors’ List of the Bankruptcy Trustee. Pre-Petition Credits are all Credits referred to in the RJ Plan, regardless of their nature, with the exception of Post-Petition Credits.

“PTIF” means Portugal Telecom International Finance B.V. - Em Recuperação Judicial, a private legal entity organized and existing under the Laws of the Netherlands, with its registered office in Amsterdam, Naritaweg 165, 1043 BW, and principal place of business in the city of Rio de Janeiro- RJ.

“Qualified Bondholders’ Unsecured Credits” means the Bondholders’ Unsecured Credits held by Qualified Bondholders.

“Qualified Bondholders” means, exclusively for the purpose of the RJ Plan, those individual or legal entity investors holding Qualified Bondholders’ Unsecured Credits in an amount exceeding seven hundred and fifty thousand United States Dollars (USD750,000.00) and that, if resident in the European Union, prove the compliance with the applicable legal requirements, especially the condition of qualified investor, pursuant to the Prospectus Directive of the European Economic Area (EEA).

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by Oi or any of its Restricted Subsidiaries pursuant to which Oi or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by Oi or any of its Restricted Subsidiaries), or (b) any

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other person (in the case of a transfer by a Receivables Subsidiary) or may transfer an undivided interest in or may grant a security interest in, any receivables (whether now existing or arising in the future) of Oi or any of its Restricted Subsidiaries and any asset related thereto, including, without limitation, all collateral securing such receivables, all contracts and all guarantees or other obligations in respect of the accounts receivable, proceeds of such receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving receivables.

“Ratification Date” means the date of the publication of the confirmation of the RJ Plan in Brazil, which is 5 February, 2018.

“Regulatory Agencies Pre-Petition Credits” means non-tax Pre-Petition Credits held by regulatory agencies or arising out of obligations imposed due to the resolution of regulatory agencies, including ANATEL. Occasional administrative fines already deemed as overdue by decision rendered within the scope of the Superior Court of Justice are not included in the Regulatory Agencies Pre-Petition Credits.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Repeating Representations” has the meaning given to it in Clause 17.28 (Repetition).

“Repayment Date” means the last day of the relevant Interest Period.

“Replaced CDB Facility Agreements” means:

(a)	the USD500,000,000 facility agreement dated 30 October 2009 between China Development Bank as lender and Telemar as borrower;
(b)	the USD600,000,000 facility agreement dated 18 December 2015 between China Development Bank as lender and Telemar as borrower; and
(c)	the USD600,000,000 refinancing facility agreement dated 18 December 2015 between China Development Bank as lender and Telemar as borrower.

“Replaced ECA Facility Agreements (Oi)” means:

(a)	the USD397,366,000 facility agreement dated 3 October 2014 between Finnish Export Credit Limited as lender and Oi S.A. as borrower; and
(b)	the USD257,134,411 facility agreement dated 15 March 2013 between The Bank of Tokyo Mitsubishi UFJ and HSBC Bank USA, N.A. as lenders and Oi S.A. as borrower.

“Replaced ECA Facility Agreements (Telemar)” means:

(a)	the USD300,000,000 facility agreement dated 19 June 2008 between Finnish Export Credit Limited as lender and Telemar Norte Leste S.A. as borrower;
(b)	the USD500,000,000 facility agreement dated 11 August 2009 between Finnish Export Credit Limited as lender and Telemar Norte Leste S.A. as borrower;
(c)	the USD200,000,000 facility agreement dated 21 December 2011 between Finnish Export Credit Limited, KfW IPEX Bank GmbH and Nordea Bank Finland plc as lenders and Telemar Norte Leste S.A. as borrower;
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(d)	the USD220,000,000 facility agreement dated 12 April 2010 between Credit Agricole Corporate and Investment Bank as lender and Telemar Norte Leste S.A. as borrower; and
(e)	the USD200,000,000 facility agreement dated 11 July 2012 between Export Development Canada as lender and Telemar Norte Leste S.A. as borrower.

“Replaced Facility Agreements” means the facility agreements set out in Schedule 3 (Replaced Facility Agreements).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Request Date” means the date of the filing of the request for judicial reorganization, namely: June 20, 2016.

“Resignation Letter” means a letter substantially in the form set out in Schedule 9 (Form of Resignation Letter).

“Restricted Subsidiary” means all the direct and indirect subsidiaries of which the Borrower holds more than 50% of equity or more than 50% of voting power.

“RJ Plan” means the judicial reorganization plan that was approved by the requisite majorities of creditors in the general Creditors’ Meeting held in Brazil on December 19 and 20, 2017 (plano de recuperação judicial), as amended by the RJ Plan Amendment.

“RJ Plan Amendment” means the amendment to the RJ Plan, including all exhibits and documents referenced therein, dated __________, 2020 and ratified on the Amendment Ratification Date.

“ROF” means the Registry of Financial Transactions (Registro de Operações Financeiras – ROF), a declaratory electronic registration identified by a number obtained by or on behalf of the Borrower prior to the disbursement of the Loan through the electronic registration system for financial transactions of the SISBACEN (RDE-ROF – Registro Declaratório Eletrônico – Módulo de Registro de Operações Financeiras), authorizing the Borrower to: (a) enter into the relevant foreign exchange contract for the inflow of funds into Brazil; and (b) after the disbursement of the Loan, make the relevant registration of the Schedule of Payment.

"Sanctioned Person" means any person who is a designated target of Sanctions or is otherwise a subject of Sanctions (including without limitation as a result of being (a) owned or controlled directly or indirectly by any person which is a designated target of Sanctions, or (b) located, organised or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, currently, the Crimea Region, Cuba, Iran, North Korea and Syria).

“Sanctions” means any economic or financial sanctions laws, regulations, trade embargoes or similar restrictive measures administered, enacted or enforced by any of the Sanctions Authorities.

“Sanctions Authorities” means:

(a)	the United States government, including OFAC and the US Department of State;
(b)	the United Nations Security Council;
(c)	the European Union or any present or future member state thereof;
(d)	the Canadian government;
(e)	the United Kingdom, including Her Majesty’s Treasury;
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(f)	the Hong Kong Monetary Authority
(g)	the government of Finland;
(h)	the government of Belgium; or
(i)	the respective institutions or agencies of any of the foregoing.

“Schedule of Payments” means the Schedule of Payments (Esquema de Pagamentos) to be registered within the ROF, by the Borrower, through the SISBACEN (RDE-ROF – Registro Declaratório Eletrônico – Módulo de Registro de Operações Financeiras), indicating the dates of repayment of principal, interest, charges, fees and any other amounts due and evidenced in the relevant ROF.

“Secured Creditors” means the holders of Secured Credits.

“Secured Credits” means the pre-petition credits guaranteed by in rem rights, under the terms of art. 41, item II of the LFR.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Stated Maturity” means, with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the final payment of principal of such Indebtedness is due and payable, including, with respect to any principal amount which is then due and payable pursuant to any mandatory redemption provision, the date specified for the payment thereof (but excluding any provision providing for obligations to repay, redeem or repurchase any such Indebtedness upon the happening of any contingency unless such contingency has occurred).

“Subscription Commitment Agreement” means that certain Subscription Commitment Agreement, dated as of December 19, 2017 (as amended, modified or supplemented).

“Subsidiary” means, in relation to the Borrower, a company or corporation:

(a)	which is controlled, directly or indirectly, by the Borrower;
(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly, by the Borrower; or
(c)	which is a Subsidiary of another Subsidiary of the Borrower,

and, for this purpose, a company or corporation shall be treated as being controlled by the Borrower if the Borrower is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Termination Date” means 26 February 2035.

“Total Commitments” means the aggregate of the Commitments being USD 29,689,623,54 at the date of this Agreement.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 6 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

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“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and
(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“Unsecured Creditors” means the ME/EPP Unsecured Creditors and the Class III Unsecured Creditors.

“Unsecured Credits” means the ME/EPP Credits, the Class III Credits and the Regulatory Agencies Pre-Petition Credits.

“US” means the United States of America.

“US Tax Obligor” means:

(a)	the Borrower which is resident for tax purposes in the US; or
(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

“VAT” means:

(a)	any tax imposed in compliance with the Council Directive of November 28, 2006 on the common system of value added tax (EC Directive 2006/112); and
(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.
1.2	Construction
(a)	Unless a contrary indication appears, any reference in this Agreement to:
(i)	the “Agent”, any “Finance Party”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;
(ii)	“assets” includes present and future properties, revenues and rights of every description;
(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;
(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(v)	a “group of Lenders” includes all the Lenders;
(vi)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium partnership or other entity (whether or not having separate legal personality);
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(vii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organization;
(viii)	a provision of law is a reference to that provision as amended or re-enacted; and
(ix)	a time of day is a reference to London time.
(b)	The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.
(c)	Section, Clause and Schedule headings are for ease of reference only.
(d)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.
(e)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived.
1.3	Currency Symbols and Definitions

“$”, “USD”, “US Dollars” and “dollars” denote the lawful currency of the United States of America.

1.4	Third party rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (United Kingdom) to enforce or enjoy the benefit of any term of this Agreement.

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Section 2
The Facility

2.	The Facility
2.1	The Facility

Subject to satisfaction of the conditions precedent set out in Clause 4 (Conditions Precedent) and Schedule 2 (Conditions Precedent), with effect on and from the Ratification Date, the Lenders shall be deemed to have advanced a Loan to the Borrower in an amount equal to the Total Commitments.

2.2	Finance Parties’ Rights and Obligations
(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.
(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in the Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.
(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.
2.3	Borrower’s Authority
(a)	Each Obligor (other than the Borrower), by its execution of this Agreement, irrevocably authorizes the Borrower to act on its behalf as its agent in relation to the Finance Documents and authorizes:
(i)	the Borrower, on its behalf, to supply all information concerning itself, its financial condition and otherwise to the Finance Parties as contemplated under this Agreement and to give all notices and instruction to be given by such Obligor under the Finance Documents, to execute, on its behalf, any Finance Document and to enter into any agreement and amendment in connection with the Finance Documents (however fundamental and notwithstanding any increase in obligations of or other effect on an Obligor) including confirmation of guarantee obligations in connection with any amendment or consent in relation to this Agreement, without further reference to or the consent of such Obligor and each Obligor to be obliged to confirm such authority in writing upon the request of the Agent; and
(ii)	each Finance Party to give any notice, demand or other communication to be given to or served on such Obligor pursuant to the Finance Documents to the Borrower on its behalf, and in each such case such Obligor will be bound thereby (and shall be deemed to have given/received notice thereof) as though
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such Obligor itself had been given such notice and instructions, executed such agreement or received any such notice, demand or other communication.

(b)	Every act, omission, agreement, undertaking, waiver, notice or other communication given or made by the Borrower under this Agreement, or in connection with this Agreement (whether or not known to any Obligor) shall be binding for all purposes on all other Obligors as if the other Obligors had expressly made, given or concurred with the same. In the event of any conflict between any notice or other communication of the Borrower and any other Obligor, the choice of the Borrower shall prevail.
3.	Purpose
3.1	Purpose

The Borrower shall apply all amounts deemed advanced to it under this Agreement towards refinancing of the outstanding amounts due under the Replaced Facility Agreements, in accordance with the approval and confirmation (homologação judicial) (the “RJ Plan Confirmation”) of the Borrower’s RJ Plan filed within the 7th Corporate Court of the Judicial District of the State Capital of Rio de Janeiro, Brazil (the “Bankruptcy Court”).

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	Conditions Precedent
4.1	Conditions Precedent
(a)	The Borrower shall ensure that, on or before the date of this Agreement, the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.
(b)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorize (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.
4.2	Further Conditions Precedent

The Borrower shall ensure that, on the date of this Agreement, no Default is continuing or would result from the proposed Loan.

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Section 3
Repayment, Prepayment and Cancellation

5.	RJ Plan Amendment

Without prejudice to the provisions of Clause 6 (Repayment), Clause 7 (Prepayment and Cancellation) and Clause 8 (Excess Cashflow Sweep) of this Agreement, the Borrower shall be entitled to prepay the whole of or any part of any Loan:

(a)	pursuant to section 5.4 (Generation of Cash Sweep) of the RJ Plan Amendment; and/or
(b)	pursuant to section 4.7 (Reverse auction for prepayment of Unsecured Credits) of the RJ Plan Amendment by way of Notifiable Debt Purchase Transactions in accordance with this Agreement.
6.	Repayment
6.1	Repayment of Loans

The Borrower shall repay the Loan made to it by 24 consecutive semi-annual instalments in the amounts as set out in Schedule 5 (Repayment Schedule) and the first repayment shall occur on the 25th day of the Month that is 66 Months after the Ratification Date provided that if any scheduled interest or principal payment date is not a Business Day, such payment will be made on the next succeeding Business Day. No interest shall accrue as a result of this adjustment in payment date.

6.2	Re-borrowing

The Borrower may not re-borrow any part of the Facility which is repaid.

7.	Prepayment and Cancellation
7.1	Illegality

If, at any time, it is or will become unlawful for any Lender to make or obtain funding for any part of an advance or for any Finance Party to perform its obligations under this Agreement or any other Finance Document the affected party shall, promptly after becoming aware of the same, deliver to the Borrower through the Agent a notice to that effect and its commitment shall be immediately cancelled and the Borrower shall repay that Lender’s participation in the Loan made to that Borrower on the next Repayment Date and that Lender’s corresponding Commitment shall be cancelled in the amount of the participations repaid.

For the avoidance of doubt, the term “unlawful” shall include, without limitation, non-compliance with any rule or regulation imposed by a relevant governmental or regulatory authority in relation to applicable “know your customer” requirements, where such non-compliance is in respect of the Borrower or any permitted successor, transferee or assign thereof and is due to the Borrower’s failure to provide the documentation or other evidence required to satisfy such applicable “know your customer” requirements promptly following a request from the Agent under Clause 19.6 (“Know Your Customer” Checks).

7.2	Voluntary Prepayment of Loans
(a)	The Borrower may, if it gives the Agent not less than 30 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Loan.
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(b)	Any amount prepaid under this Agreement:
(i)	shall be made with accrued interest on the amount prepaid and without premium or penalty whatsoever (and excluding any Break Costs for any prepayment made on a Repayment Date); and
(ii)	shall satisfy the obligations under Clause 6.1 (Repayment of Loans) in inverse chronological order.
7.3	Restrictions
(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 (Prepayment and Cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.
(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty. For the avoidance of doubt, Break Costs shall only apply in the event of a voluntary prepayment of a Loan pursuant to this Clause 7 that is not made on a Repayment Date.
(c)	The Borrower may not re-borrow any part of the Facility which is prepaid.
(d)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.
(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.
(f)	If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.
(g)	If all or part of any Lender’s participation in a Loan is repaid or prepaid, an amount of that Lender’s Commitments (equal to the amount of the participation which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.
7.4	Application of prepayments

Any prepayment of a Loan pursuant to Clause 6.2 (Voluntary prepayment of Loans) or Clause 7 (Excess Cashflow Sweep) shall be applied pro rata to each Lender’s participation in that Loan and in inverse chronological order.

8.	Excess Cashflow Sweep
(a)	Within 150 days following the end of each financial year of Oi, commencing with the financial year ending on the 31 December following the Ratification Date, the Borrower shall be required (i) to calculate the Cash Sweep Amount for such financial year based on Oi’s annual audited consolidated financial statements for such financial year and (ii) to use the Cash Sweep Amount, in accordance with Section 5.4 (Generation of Cash Sweep) of the RJ Plan, to redeem a portion of the Loan and to redeem, repurchase or repay, as applicable, a portion of the Indebtedness of certain of Oi's other creditors that was issued in connection with the approval of the RJ Plan Amendment and confirmation (homologação judicial) by the Bankruptcy Court (together with the Loan, the “Cash Sweep Debt”), which redemption, repurchase or repayment shall be made pro rata across the Cash Sweep Debt in accordance with
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Section 5.4 (Generation of Cash Sweep) of the RJ Plan Amendment, based on the outstanding principal amount of all such credits outstanding as of the end of the applicable financial year for which such Cash Sweep Amount has been calculated (each such redemption, repurchase or repayment, a “Cash Flow Sweep”).

(b)	Cash Sweep Debt shall be redeemed, repurchased or repaid, as applicable, at a price in cash up to 100% of the principal amount of such Cash Sweep Debt, plus accrued and unpaid interest (but excluding any Break Costs), if any, to the date of such redemption, repurchase or repayment and additional amounts, if any. The remaining amount of such Cash Sweep Debt, if any, after the Cash Flow Sweep will be recalculated and adjusted in accordance with this Agreement and the RJ Plan Amendment, and shall be repaid in accordance with the terms of this Agreement, which reflects the terms of the RJ Plan Amendment.
(c)	If the Agent is required to make any payments of any Cash Sweep Amount to the Lenders pursuant to this Agreement, the Borrower will provide the Agent with not less than (5) Business Days’ prior written notice to that effect.
(d)	For the purposes of this Clause:

“Asset Sale” means any sale, conveyance, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by Oi or any of its Restricted Subsidiaries, including any disposition by means of a merger, spin-off, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(i)	any shares of Capital Stock of Oi, the Borrower or any of its Restricted Subsidiaries (other than directors' qualifying shares or shares required by applicable law to be held by a person other than Oi, the Borrower or any of its Restricted Subsidiaries);
(ii)	all or substantially all of the assets of any division or business operation of Oi, the Borrower or any of its Restricted Subsidiaries; or
(iii)	any other property or assets of Oi, the Borrower or any of its Restricted Subsidiaries outside of the ordinary course of business of Oi, the Borrower or such Restricted Subsidiary (as the case may be).

Notwithstanding the foregoing, the following shall not be deemed to be Asset Sales:

(i)	the disposal of any of the assets listed in Schedule 4 (Asset Disposals);
(ii)	a disposition by a member of the Group to Oi or by Oi to a member of the Group or between members of the Group;
(iii)	the sale of property or equipment that, in the reasonable determination of Oi, has become worn out, obsolete, uneconomic or damaged or otherwise unsuitable for use in connection with the business of Oi or any member of the Group;
(iv)	the disposition of all or substantially all of the assets of the Borrower in a manner permitted pursuant to the Clause 20.4 (Merger);
(v)	(i) dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased, (ii) dispositions of
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property to the extent that the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased) and (iii) to the extent allowable under Section 1031 of the IRS Code, or any comparable or successor provision, any exchange of like property for use in a Permitted Business;

(vi)	an issuance of equity interests by a member of the Group to Oi or by Oi to a member of the Group;
(vii)	sales, leases, sub-leases or other dispositions of products, services, equipment, inventory, accounts receivable or other assets in the ordinary course of business;
(viii)	a disposition to Oi or a member of the Group (other than a Receivables Subsidiary), including a person that is or shall become a member of the Group immediately after the disposition;
(ix)	sales of accounts receivable and related assets or an interest therein of the type specified in the definition of “Qualified Receivables Transaction” to a Restricted Subsidiary of Oi;
(x)	dispositions in connection with a Security permitted under Clause 20.3 (Negative pledge);
(xi)	dispositions of receivables and related assets or interests in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;
(xii)	foreclosures on assets, transfers of condemned property as a result of the exercise of eminent domain or similar policies (whether by deed in lieu of condemnation or otherwise) and transfers of properties that have been subject to a casualty to the respective insurer of such property as part of an insurance settlement;
(xiii)	any surrender or waiver of contractual rights or the settlement, release, surrender or waiver of contractual, tort, litigation or other claims of any kind;
(xiv)	the unwinding of any Hedging Obligations pursuant to its terms;
(xv)	the sale, transfer or other disposition of “non-core” assets acquired pursuant to an investment or acquisition permitted under this Agreement; provided that such assets are sold, transferred or otherwise disposed of within 6 months after the consummation of such acquisition or investment;
(xvi)	any financing transaction with respect to property built or acquired by Oi or any member of the Group after the date of this Agreement, including sale and leaseback transactions and asset securitizations permitted by this Agreement;
(xvii)	sales, transfers and other dispositions of investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in the joint venture agreements and similar binding arrangements;
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(xviii)	sales or other dispositions of capacity or indefeasible rights of use in Oi’s or in any member of the Group’s telecommunications network in the ordinary course of business;
(xix)	a sale and leaseback transaction within one year of the acquisition of the relevant asset in the ordinary course of business;
(xx)	exchanges of telecommunications assets for other telecommunications assets where the fair market value of the telecommunications assets received is at least equal to the fair market value of the telecommunications assets disposed of or, if less, the difference is received in cash;
(xxi)	the licensing, sublicensing or grants of licenses to use Oi's or any of its Restricted Subsidiary's trade secrets, know-how and other technology or intellectual property in the ordinary course of business to the extent that such license does not prohibit the licensor from using the patent, trade secret, know-how or technology any single transaction or series of related transactions that involves;
(xxii)	any transaction or series of related transactions made in accordance with the RJ Plan; or
(xxiii)	any transaction or series of related transactions involving property or assets with a fair market value not in excess of 5% of the Consolidated Total Assets as of the end of the most recently completed full-year period for which Oi’s published financial statements are available.

“Capital Stock” means, with respect to any person, any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) the equity of such person, including each class of Preferred Stock, limited liability interests or partnership interests, but excluding any debt securities convertible into such equity.

“Cash Balance” means the sum of the following accounts from the consolidated balance sheet of Oi: (i) 1.01.01 Cash and Cash Equivalents (Caixa e Equivalentes de Caixa); and (ii) 1.01.02 Cash Investments (Aplicações Financeiras), as of the end of the most recently completed fiscal quarter or full-year period for which Oi’s published financial statements are available.

“Cash Sweep Amount” means:

(xxiv)	for each fiscal year ending prior to the fifth anniversary of the Ratification Date, an amount equivalent to 100% of the Net Proceeds of any Asset Sale exceeding USD 200,000,000.00, which will be applied to the Group’s investment activities; and
(xxv)	for each fiscal year ending after the fifth anniversary of the Ratification Date, an amount equivalent to 70% of the Cash Balance that exceeds the Minimum Cash Requirement, which will be applied in accordance with this Clause 8 (Excess Cashflow Sweep).

“Consolidated Total Assets” means the total amount of the consolidated assets of Oi, as set forth as “Total assets” in the consolidated balance sheet of

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Oi, as of the end of the most recently completed fiscal quarter or full-year period for which Oi’s published financial statements are available.

“Minimum Cash Requirement,” with respect to each financial year, means the greater of:

(xxvi)	25% of the sum of operating expenditures and capital expenditures for the relevant financial year, calculated annually based on the consolidated annual financial statements of Oi for the respective fiscal year; and
(xxvii)	R$5.0 billion.

Additionally:

(1)	for the 5 fiscal years following the completion of the New Money Capital Increase, the proceeds of the New Money Capital Increase will be included in the calculation of the Minimum Cash Requirement; and
(2)	for the 4 fiscal years following the completion by Oi of any other capital increase, the proceeds of such capital increase will be included in the calculation of the Minimum Cash Requirement.

“Net Proceeds of any Asset Sale” means the aggregate cash proceeds from any Asset Sale net of the direct costs relating to such Asset Sale (including legal, accounting and investment banking fees and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof.

“Permitted Business” means the business or businesses conducted (or proposed to be conducted) by Oi, the Borrower or any of its Restricted Subsidiaries as of the date of this Agreement and any other business reasonably related, ancillary or complementary thereto and any reasonable extension or evolution of any of the foregoing, including, without limitation, any business relating to telecommunications, information technology or transmission, or media content services or products.

“Preferred Stock” means, with respect to any person, Capital Stock of any class or classes (however designated) of such person that has preferential rights over any other Capital Stock of such person with respect to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such person.

“Receivables Subsidiary” means a wholly owned subsidiary of Oi (or another person in which Oi or any of its Restricted Subsidiaries makes an investment and to which Oi or one or more of its Restricted Subsidiaries transfer receivables and related assets) which engages in no activities other than in connection with the financing of receivables, which is designated by the Borrower as a Receivables Subsidiary, and which meets the following conditions:

(A)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (a) is guaranteed by Oi, the Borrower or any of its Restricted Subsidiaries that is not a Receivables Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization
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Undertakings), (b) is recourse to or obligates Oi, the Borrower or any of its Restricted Subsidiaries (that is not a Receivables Subsidiary) in any way other than pursuant to Standard Securitization Undertakings, or (c) subjects any property or asset of Oi, the Borrower or any of its Restricted Subsidiaries that is not a Receivables Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(B)	with which none of Oi, the Borrower nor any of its Restricted Subsidiaries (that is not a Receivables Subsidiary) has any material contract, agreement, arrangement or understanding (other than Standard Securitization Undertakings); and
(C)	to which none of Oi, the Borrower nor any of its Restricted Subsidiaries (that is not a Receivables Subsidiary) has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by Oi or any of its Restricted Subsidiaries which are reasonably customary in securitization of receivables transactions.

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Section 5
Costs of Loan

9.	Costs of Loan
9.1	Calculation of Interest

The rate of interest on each Loan for each Interest Period shall be the Margin.

9.2	Payment of Interest
(a)	For the period from the Ratification Date until the 25th day of the Month that is 60 Months after the Ratification Date, interest shall accrue on the Loan and shall be capitalized annually on the last day of the Borrower’s financial year so that it shall form part of the principal for the following financial year.
(b)	Thereafter, interest shall accrue on the Loan and the Borrower shall pay accrued interest on that Loan on the 25th day of the Month in which the last day of such Interest Period occurs, provided that such first interest payment shall be made on 25 August 2023.
9.3	Break Costs
(a)	The Borrower shall, within seven Business Days (or within ten Business Days if necessary to obtain any foreign exchange approvals) of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan being paid by that Borrower on a day other than the last day of an Interest Period for that Loan.
(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.
10.	Interest Periods
10.1	Interest Periods
(a)	The Interest Period for each Loan shall be six months, or any other period as agreed in writing between the Borrower and the Agent (acting on the instructions of all the Lenders).
(b)	An Interest Period for a Loan shall not extend beyond the Termination Date.
(c)	Each Interest Period for a Loan shall start on the last day of its preceding Interest Period.
10.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.	Fees

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

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Section 6
Additional Payment Obligations

12.	Tax Gross-Up and Indemnities
12.1	Definitions
(a)	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 12.2 (Tax Gross-Up) or a payment under Clause 12.3 (Tax Indemnity).

(b)	Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.
12.2	Tax Gross-Up
(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.
(b)	The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.
(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.
(d)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.
(e)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
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12.3	Tax Indemnity
(a)	The Borrower shall (within seven Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.
(b)	Paragraph (a) above shall not apply:

(i)           with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or
(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)          to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 12.2 (Tax Gross-Up); or
(B)	relates to a FATCA Deduction required to be made by a Party.
(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.
(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 12.3, notify the Agent.
12.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to:

(i)           an increased payment of which that Tax Payment forms part;

(ii)          that Tax Payment; or

(iii)        a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilized that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

12.5	Stamp Taxes

The Borrower shall pay and, within ten Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document, related to (i)

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Brazilian agencies and the notarization and consularisation of the signatures of persons signing the Agreement outside Brazil, (ii) the registration of the Agreement before the Registry of Deeds and Documents (Registro de Títulos e Documentos) of the City of Rio de Janeiro, State of Rio de Janeiro, Federative Republic of Brazil and (iii) the registration of the financial terms and conditions in respect of the Facilities with the Central Bank of Brazil under the ROF.

12.6	VAT
(a)	All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).
(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):
(i)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and
(ii)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.
(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
(d)	Any reference in this Clause 12.6 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).
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(e)	In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.
12.7	FATCA information
(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:
(i)	confirm to that other Party whether it is:
(A)	a FATCA Exempt Party; or
(B)	not a FATCA Exempt Party;
(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and
(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.
(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.
(c)	Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)           any law or regulation;

(ii)          any fiduciary duty; or

(iii)        any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.
(e)	If the Borrower is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten Business Days of:
(i)	where the Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;
(ii)	where the Borrower is a US Tax Obligor on a date on which any other Lender becomes a Party as a Lender, that date;
(iii)	the date a new US Tax Obligor accedes as the Borrower; or
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(iv)	where the Borrower is not a US Tax Obligor, the date of a request from the Agent,

supply to the Agent:

(A)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or
(B)	any withholding statement or other document, authorization or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.
(f)	The Agent shall provide any withholding certificate, withholding statement, document, authorization or waiver it receives from a Lender pursuant to paragraph (e) above to the Borrower.
(g)	If any withholding certificate, withholding statement, document, authorization or waiver provided to the Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorization or waiver to the Agent unless it is unlawful for that Lender to do so (in which case that Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorization or waiver to the Borrower.
(h)	The Agent may rely on any withholding certificate, withholding statement, document, authorization or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Agent shall not be liable for any action taken by it under or in connection with paragraphs (e), (f) or (g) above.
12.8	FATCA Deduction
(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.
(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall notify the other Finance Parties.
13.	Increased Costs
13.1	Increased Costs
(a)	Subject to Clause 13.3 (Exceptions) the Borrower shall, within seven Business Days (or within ten Business Days if necessary to obtain any foreign exchange approvals) of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the Ratification Date.
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(b)	In this Agreement:
(i)	“Increased Costs” means:
(A)	a reduction in the rate of return under this Agreement or on a Finance Party’s (or its Affiliate’s) overall capital;
(B)	an additional or increased cost; or
(C)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased Cost Claims
(a)	A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.
(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.
13.3	Exceptions
(a)	Clause 13.1 (Increased Costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by an Obligor;
(ii)	attributable to a FATCA Deduction required to be made by a Party;
(iii)	compensated for by Clause 12.3 (Tax Indemnity) (or would have been compensated for under Clause 12.3 (Tax Indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax Indemnity) applied); or
(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.
(b)	In this Clause 13.3, a reference to a “Tax Deduction” has the same meaning given to that term in Clause 12.1 (Definitions).
14.	Other Indemnities
14.1	Currency Indemnity
(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:
(i)	making or filing a claim or proof against that Obligor;
(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within seven Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any

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discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
14.2	Other Indemnities

The Borrower shall (or shall procure that an Obligor will), within seven Business Days (or within ten Business Days if necessary to obtain any foreign exchange approvals) of demand, indemnify each Finance Party against any properly incurred and documented costs, fees, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;
(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 27 (Sharing among the Finance Parties); or
(c)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.
14.3	Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against:

(a)	any cost, fee, expense, loss or liability incurred by the Agent (together with any applicable VAT) as a result of:
(i)	investigating any event which it reasonably believes is a Default;
(ii)	acting or relying on any notice, request or instruction which it believes in good faith to be genuine, correct and appropriately authorized; or
(iii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; and
(b)	any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s fraud, gross-negligence or willful misconduct) in acting as Agent under the Finance Documents.
15.	Mitigation by the Lenders
15.1	Mitigation
(a)	The Lenders shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax Gross-Up and Indemnities) or Clause 13 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.
(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.
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15.2	Limitation of Liability
(a)	The Borrower shall promptly indemnify each Lender for all documented costs and expenses reasonably incurred by that Lender as a result of steps taken by it under Clause 15.1 (Mitigation).
(b)	A Lender is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Lender (acting reasonably), to do so might be prejudicial to it.
16.	Costs and Expenses
16.1	Transaction Expenses

The Borrower shall, within seven (7) Business Days (or within ten (10) Business Days if necessary to obtain any foreign exchange approvals) of demand, pay the Agent the amount of all duly documented costs, fees and expenses (including legal fees, subject to any agreed cap) properly incurred by the Agent in connection with the negotiation, preparation, printing and execution of:

(a)	this Agreement and any other documents referred to in this Agreement; and
(b)	any other Finance Documents executed after the date of this Agreement.
16.2	Amendment Costs

If:

(a)	an Obligor requests an amendment, waiver or consent; or
(b)	an amendment is required pursuant to Clause 28.9 (Change of Currency),

the Borrower shall, within seven Business Days (or within ten Business Days if necessary to obtain any foreign exchange approvals) of demand, reimburse the Agent for the amount of all documented costs, fees and expenses (including legal fees, subject to any agreed cap) properly incurred by any Agent in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement Costs

The Borrower shall, within three Business Days of demand, pay to each Finance Party the amount of all documented costs, fees and expenses (including legal fees, subject to any agreed cap) properly incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

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Section 7
Guarantee

17.	Guarantee and Indemnity
17.1	Guarantee and Indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by the Borrower of all the Borrower’s obligations under the Finance Documents;
(b)	undertakes with each Finance Party that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and
(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of the Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 17 if the amount claimed had been recoverable on the basis of a guarantee.
17.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 17 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

17.4	Waiver of Defenses

The obligations of each Guarantor under this Clause 17 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 17 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;
(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;
(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any
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formality or other requirement in respect of any instrument or any failure to realize the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;
(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;
(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or
(g)	any insolvency or similar proceedings.
17.5	Immediate Recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 17. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and
(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 17.
17.7	Deferral of Guarantors’ Rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising under this Clause 17:

(a)	to be indemnified by an Obligor;
(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;
(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;
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(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 17.1 (Guarantee and Indemnity);
(e)	to exercise any right of set-off against any Obligor; and/or
(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 28 (Payment Mechanics).

17.8	Release of Guarantors’ Right of Contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and
(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.
17.9	Additional Security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

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Section 8
Representations, Undertakings and Events of Default

18.	Representations

The Borrower makes the representations and warranties set out in this Clause 18 to each Finance Party on the date of this Agreement.

18.1	Status
(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.
(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.
(c)	It is not a FATCA FFI or a US Tax Obligor.
18.2	Binding Obligations

The obligations expressed to be assumed by it under this Agreement are legal, valid and binding obligations of it, enforceable against it in accordance with the terms hereof, provided that such enforceability may be limited by insolvency laws or similar laws applicable to companies generally.

18.3	Non-Conflict with Other Obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;
(b)	its constitutional documents;
(c)	the RJ Plan; or
(d)	any agreement or instrument binding upon it or any of its assets.
18.4	Power and Authority
(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorize its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.
(b)	No limit on its powers will be exceeded as a result of the borrowing or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party.
(c)	Each of the individuals executing the Finance Documents, in the name and on behalf of the Borrower and each Guarantor, was at the time of the execution of the Finance Documents duly empowered to act in the name and on behalf of the Borrower and the Guarantors in accordance with their charter documents and applicable laws.
18.5	Good title to assets

It has a good, valid and marketable title to, or valid leases or licenses of, and all appropriate authorizations to use, the assets necessary to carry on its business as presently conducted.

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18.6	Government Approvals
(a)	All consents, licenses, approvals and authorizations of, or registrations, recordations or filings with any agency necessary for:
(i)	the execution and delivery of this Agreement by it,
(ii)	the performance of its obligations thereunder, and
(iii)	the observation by it of the terms and conditions thereof,

have been duly effected, completed and/or obtained and are in full force and effect, including the electronic registration of the financial terms of this Agreement with the Central Bank of Brazil;

except for:

(A)	the registration of the schedules of payment within the ROF with the Central Bank of Brazil which will enable the Borrower or any of the Guarantors (as applicable) to make remittances from Brazil in order to effect payment of scheduled principal and interest with respect to this Agreement and the fees, expenses, commissions and payments of any finance charge referred to in this Agreement that will not be paid on the date of the entrance of the funds into Brazil (the Schedule of Payments) (which the Borrower shall promptly effect after the entrance of the funds into Brazil),
(B)	the registration of any payment provided for in such ROF earlier than the due date thereof, and
(C)	any further special authorization from the Central Bank of Brazil, which will enable the Borrower or any of the Guarantors ( as applicable) to make remittances from Brazil to make payments contemplated in this Agreement not specifically covered by the ROF and the Schedule of Payments.
18.7	Execution of this Agreement

No provision, law, ordinance, decree, instruction or regulation of its country of incorporation, or any agency, department or instrumentality thereof, no provision of any charter, by-law or similar instrument of it and no provision of any mortgage, deed, contract, bond, undertaking or any agreement or other instrument binding on it or to which it or its assets are subject is or might be contravened by the execution, delivery, performance or observance of the terms and conditions of this Agreement which would be reasonably likely to have a Material Adverse Effect.

18.8	Proper legal form

This Agreement is in proper legal form, and contains no provision which is contrary to Brazilian law, public policy, good morals, or the national sovereignty of, Brazil.

18.9	Validity and Admissibility in Evidence

All acts, conditions and things required to be done to make this Agreement legal, valid, enforceable and admissible in evidence in its country of incorporation have been obtained, done, fulfilled or performed and are full force and effect, provided that for the enforceability or admission in evidence of this Agreement before Brazilian courts:

(a)	this Agreement must be translated into Portuguese by a sworn translator; and
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(b)	the following will apply:
(i)	the signatures of the parties signing this Agreement outside Brazil must be notarized by a notary public qualified as such under the laws of the place of signing and the signature of such notary public must be authenticated by a Brazilian consular officer with jurisdiction over the place of execution (except when such public notary is from a country that is signatory of the Hague Convention Abolishing the Requirement of Legalization for Foreign Public Documents dated of 5 October 1961, in which case the authentication by a Brazilian consular officer is not required); and
(ii)	this Agreement must be registered with the Registry of Deeds and Documents (Registro de Títulos e Documentos) of the City of Rio de Janeiro, State of Rio de Janeiro, Federative Republic of Brazil.
18.10	Governing Law and Enforcement
(a)	In any proceedings taken in its country of incorporation in relation to this Agreement, the choice of English law as the governing law hereof will be recognized and enforced in such country after compliance with such applicable procedural rules and other legal requirements in its country of incorporation to the extent that it does not contravene national sovereignty, good morals or public policy in Brazil.
(b)	Any arbitral award obtained in relation to this Agreement will be recognized and be enforceable by the courts of its jurisdiction of incorporation.
18.11	No Immunity

In any proceedings taken in its country of incorporation or England, neither it nor any of the Guarantors (as applicable) will be entitled to claim for itself or any of its asset immunity from set-off, suit, execution, attachment or other legal process except for the immunity provided under Brazilian law to property of the Obligors that is considered essential for the rendering of public services under any concession or authorization agreements or licenses (bens vinculados à concessão or bens reversíveis).

18.12	Deduction of Tax

It is not required to make any Tax Deduction (as defined in Clause 11.1 (Definitions)) from any payment it may make under any Finance Document, except for withholding tax as may be imposed on the remittance of payment of interest, fees, commissions and other expenses from Brazil under Brazilian law.

18.13	No Filing or Stamp Taxes

Under the laws of the Borrower’s country of incorporation in force at the date hereof, it is not necessary that this Agreement be filed, recorded or enrolled with any court or other authority in such country or that any stamp, registration or similar tax be paid on or in relation to this Agreement other than payments in connection with (i) Brazilian agencies and the notarization and consularization of the signatures of persons signing this Agreement outside Brazil, (ii) the registration of this Agreement before the Registry of Deeds and Documents (Registro de Títulos e Documentos) of the City of Rio de Janeiro, State of Rio de Janeiro, Federative Republic of Brazil and (iii) the registration of the financial terms and conditions in respect of the Facility with the Central Bank of Brazil under the ROF.

18.14	Compliance with laws

It is conducting its business and operations in compliance with all relevant laws and regulations and all directives of any agency having the force of law applicable or relevant to

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it, the failure to be in compliance with which would be reasonably likely to have a Material Adverse Effect.

18.15	Private and Commercial acts

Its execution of this Agreement constitutes, and its exercise of its rights and performance of its obligations hereunder will constitute, private and commercial acts done and performed for private and commercial purposes.

18.16	No Tax Liabilities or Disputes

Save as specifically disclosed to the Agent in writing, the Borrower has no unpaid tax liabilities which would be reasonably likely to have a Material Adverse Effect save for those which it is contesting in good faith by appropriate proceedings and in respect of which adequate reserves have been established.

18.17	No Misleading Information

All written information supplied by the Borrower to any Lender in connection with this Agreement is true, complete and accurate in all material respects as at the date it was supplied and is not misleading in any material respect. No Borrower makes a representation or warranty as to any expectations, projections or other forward-looking statements furnished to a Lender or the Agent or to the premises on which these expectations, projections or other forward-looking statements were based. No Borrower undertakes an obligation to update any such information, unless required pursuant to the terms hereunder.

18.18	Pari Passu Ranking

Its payment obligations under this Agreement will rank at least pari passu in right of payment with all other unsecured and unsubordinated obligations of it, save those claims which are preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application.

18.19	Environmental Laws
(a)	It is in compliance with Clause 20.10 (Environmental compliance) and no circumstances have occurred which could be reasonably expected to have a Material Adverse Effect in the future.
(b)	No Environmental Claim has been commenced or, to the best of its knowledge, is threatened against it where that claim has or is reasonably likely, if determined against it, to have a Material Adverse Effect.
18.20	Taxation
(a)	It has filed, caused to be filed or used reasonable best efforts to file all Tax returns that are required to be filed by it and has paid or caused to be paid all Taxes shown to be due and payable by it on such returns or on any assessment received by it, except to the extent that any such Taxes are being diligently contested in good faith and by proper proceedings and as to which adequate reserves or provisions have been provided. There is no action, suit, proceeding, investigation, audit, or claim now pending or, to the best knowledge of the Borrower, threatened by any authority regarding any Taxes relating to the Borrower, except to the extent that (i) any such Taxes, which could reasonably be expected to have a Material Adverse Effect, are fully disclosed to the Lenders in writing or in the relevant financial statements, (ii) any such Taxes are being diligently contested in good faith and by proper proceedings, (iii) adequate reserves or provisions have been provided for any such
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Taxes, and (iv) if adversely decided, any such Taxes could not reasonably be expected to have an immediate Material Adverse Effect.

(b)	It is resident for Tax purposes only in Brazil.
18.21	Application of FATCA

The Borrower shall ensure that it will not become a FATCA FFI or a US Tax Obligor.

18.22	Sanctions
(a)	Neither it, nor any member of the Group, any director or officer nor, to its knowledge, any agent, employee or Affiliate of any member of the Group:
(i)	is a Sanctioned Person;
(ii)	has received notice or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority; or
(iii)	has used any revenue or benefit derived from any activity or dealing with a Sanctioned Person or with any person in any country or territory that is, or whose government, is the subject of Sanctions for the purpose of discharging amounts owing to any Finance Party in respect of this Agreement.
(b)	The Borrower and each member of the Group has conducted its business in compliance with Sanctions and has implemented and maintained appropriate policies, safeguards and procedures designed to prevent any action that would be contrary to paragraph (a) above.
18.23	Corrupt Practices

It has not and none of its directors, officers, employees or agents has:

(a)	paid or received (or entered into any agreement under which it may be paid or receive) any unlawful commission, bribe, pay off or kickback, directly or indirectly, in connection with this Agreement; or
(b)	taken action to influence a procurement process or execution of an agreement, including engaging in collusive practices among bidders designed to establish bid prices at artificial, non-competitive levels, or has otherwise engaged in Corrupt Practices.

18.24	No Money Laundering, anti-bribery and anti-corruption
(a)	The Borrower, all its branches and each Subsidiary, its directors or officers or to the best of the Borrower’s knowledge any affiliate, agent or employee, in its home country and abroad, has the means and the internal policies and procedures in place to detect and to intercept money-laundering channels or chains (involving the proceeds of terrorist activities, drug-trafficking, organised crime or others), corruption and bribery activities.
(b)	The proceeds received by the Borrower under the Replaced Facilities was not used directly or indirectly to facilitate any money laundering activity, or corruption or bribery activities.
(c)	The Borrower and each member of the Group has conducted its business in compliance with applicable anti-money laundering, anti-corruption and anti-bribery
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laws and has implemented and maintained policies, safeguards and procedures designed to promote and achieve compliance with such laws.

18.25	Foreign Assets Control Regulation

None of the execution, delivery and performance of this Agreement, nor its use of the proceeds of the Replaced Facility Agreements, will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

18.26	Financial Statements
(a)	Its consolidated financial statements most recently delivered to the Agent under Clause 19.1 (Financial Statements) (being on the date of this Agreement, the Original Financial Statements) were prepared in accordance with IFRS consistently applied.
(b)	Its financial statements most recently delivered to the Agent (being on the date of this Agreement, the Original Financial Statements) give a true and fair view of its financial condition as at the end of the relevant financial year and results of operations during the relevant financial year (consolidated in the case of the Borrower).
18.27	Similar Terms

The ECA Facility Agreements and the CDB Facility Agreement contain substantially similar terms to those contained in this Agreement.

18.28	Repetition

Each of the representations and warranties contained in Clause 17.22 (Sanctions), 17.23 (Corrupt Practices), Clause 17.24 (No Money Laundering, anti-bribery and anti-corruption) and Clause 17.25 (Foreign Assets Control Regulation) shall be deemed to be repeated by the Borrower by reference to the facts and circumstances then existing on the first day if each Interest Period.

19.	Information Undertakings

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Financial Statements

The Borrower shall supply to the Agent in sufficient copies for all the Lenders:

(a)	within 30 days of the same becoming publicly available, but in any event within 150 days after the end of each of its financial years:
(i)	the audited consolidated financial statements of Oi for that financial year; and
(ii)	the audited financial statements of the Borrower for that financial year; and
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(b)	within 30 days of the same becoming publicly available, but in any event within 60 days after the end of its first three quarters of each of its financial years, the consolidated financial statements of Oi for that financial quarter.
19.2	Compliance Certificate
(a)	The Borrower shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a)(i) or (b) of Clause 19.1 (Financial Statements), a Compliance Certificate.
(b)	Each Compliance Certificate shall be signed by the Borrower’s treasurer and/or one or two other Authorized Signatories of the Borrower, as may be required by the Agent (acting on the instructions of the Majority Lenders, acting reasonably).
19.3	Requirements as to Financial Statements
(a)	Each set of financial statements delivered by the Borrower pursuant to Clause 19.1 (Financial Statements) shall be certified by an Authorized Signatory as giving a true and fair view of its or the relevant Obligor’s financial condition as at the end of the period to which those financial statements relate and of the results of its or the relevant Obligor’s operations during such period.
(b)	The Borrower shall procure that each set of financial statements delivered pursuant to Clause 19.1 (Financial Statements) is:
(i)	unless otherwise stated, prepared in accordance with IFRS and consistently applied and, for the annual statements, shall include the auditors' report;
(ii)	discloses all the liabilities (contingent or otherwise) and all the unrealized or anticipated losses of the relevant Group member, in accordance with IFRS.
19.4	Information: Miscellaneous
(a)	The Borrower shall, on the request of the Agent (acting on the instructions of the Majority Lenders, acting reasonably), provide it with electronic copies of such information about it and/or its business, management or financial condition as the Agent may require (acting on the instructions of the Majority Lenders, acting reasonably) and which is materially relevant to the performance by the Obligors of any or all of their obligations under this Agreement, save to the extent such disclosure is not permitted by law.
(b)	The Borrower shall, to the extent that it is not prevented from doing so by any applicable legal restrictions (including any judicial or administrative order, regulation or rule), supply to the Agent, promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against it, and which might, if adversely determined, have a Material Adverse Effect.
(c)	The Borrower shall promptly inform the Agent of the occurrence of any Default (and the steps, if any, being taken to remedy it). The Borrower shall promptly inform the Agent when any such Default has been remedied, if applicable. Upon receipt of a written request to that effect from the Agent, the Borrower shall confirm to the Agent that, save as previously notified to the Agent or as notified in such confirmation, no Default has occurred.
(d)	The Borrower must promptly submit to any Finance Party on demand such information and documents as such Finance Party may reasonably request in order to comply with its obligations to prevent money laundering and to conduct on-going
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monitoring of the business relationship with the Borrower as it relates to the prevention of money laundering

19.5	Notification of Default

Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

19.6	“Know Your Customer” Checks
(a)	If:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or
(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,
(iv)	obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
(c)	The Borrower shall, by not less than 10 Business Days' prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Guarantor pursuant to Clause 23 (Changes to the Obligors).
(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Guarantor obliges the Agent or any Lender to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar
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checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Guarantor.

20.	General Undertakings

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Authorizations

Each of the Borrower and Oi shall obtain, comply with the terms of and, to the extent permitted by law, do all that is necessary to maintain in full force and effect all authorizations, approvals, licenses and consents required in or by the laws and regulations of its country of incorporation to enable it lawfully to enter into and perform its obligations under this Agreement and to ensure the legality, validity, enforceability or admissibility in evidence in such country of this Agreement.

20.2	Compliance with Laws

Each of the Borrower and Oi shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under this Agreement.

20.3	Negative Pledge

In this Clause 20.3, “Quasi-Security” means an arrangement or transaction described in paragraph (b) below,

(a)	Neither the Borrower nor Oi shall (and the Borrower shall ensure that none of its Restricted Subsidiaries will) create or permit to subsist any Security over any of its assets.
(b)	Neither the Borrower nor Oi shall (and the Borrower shall ensure that none of its Restricted Subsidiaries will):
(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or reacquired by it;
(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;
(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set off or made subject to a combination of accounts; or
(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, listed below:
(i)	any Security or Quasi-Security existing as of the date of this Agreement;
(ii)	any Security or Quasi-Security arising in accordance with the terms of the RJ Plan (including, for the avoidance of doubt, pursuant to section 5 (Funds for the payment of Creditors) and all changes of the RJ Plan Amendment);
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(iii)	any Security or Quasi-Security securing any credit investment fund (Fundo de Investimento em Direitos Creditórios);
(iv)	any Security for taxes not yet delinquent or due which are being contested in good faith by appropriate actions or tax, civil or administrative proceedings, provided that adequate reserves for probable claims with respect thereto are maintained on the books of Oi, the Borrower or any member of the Group;
(v)	any Security arising by operation of law and in the ordinary course of business of Oi, the Borrower or any member of the Group;
(vi)	any Security securing Indebtedness owing by Oi, the Borrower or any member of the Group to:
(A)	any Brazilian governmental institution, agency or development bank (or any other bank or financial institution representing or acting as agent for any of such institutions, agencies or banks) including, without limitation, Banco Nacional de Desenvolvimento Ecônomico e Social - BNDES, FINAME / Financiamento a Fabricante-Comercialização, and the related system or any official government agency or department of Brazil or of any state of region thereof;
(B)	any multilateral or foreign governmental institution, agency or development bank (or any other bank or financial institution representing or acting as agent for any of such institutions, agencies or banks) including, without limitation, the World Bank, the International Finance Corporation and the Inter-American Development Bank; and
(C)	any Governmental Authority of jurisdictions where the Borrower conducts business (or any bank or financial institution representing or acting as agent for such Governmental Authority);
(vii)	any Security on any asset of Oi, the Borrower or any member of the Group consisting of an operating lease entered into in the ordinary course of business so long as such assets are on-leased in the ordinary course of business of Oi, the Borrower or any member of the Group;
(viii)	in connection with any real property acquired, constructed or improved by Oi, the Borrower or any member of the Group after the date of this Agreement, any Security on such real property created, incurred or assumed contemporaneously with, or within 12 months after, such acquisition (or in the case of any such real property constructed or improved, after the completion or commencement of commercial operation of such real property, whichever is later) to secure or provide for the payment of any part of purchase price of such real property or the costs of that construction or improvement, including costs such as escalation, interest during construction and financial costs;
(ix)	any netting or set off arrangement entered into by Oi, the Borrower or any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;
(x)	any Security or Quasi-Security on cash or cash equivalents securing Hedging Obligations or other similar transactions;
(xi)	any Security or Quasi-Security over or affecting any asset acquired by Oi, the Borrower or any member of the Group (including any asset acquired from a
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person which merged with or into Oi, the Borrower or a member of the Group, or Security or Quasi-Security existing on such asset at the time such person becomes a member of the Group) after the date of this Agreement if:

(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by Oi, the Borrower or member of the Group; and
(B)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by Oi, the Borrower or member of the Group;
(xii)	any Security or Quasi-Security entered into pursuant to any Finance Document;
(xiii)	any Security securing Indebtedness owing by any member of the Group to any other member of the Group, by Oi to any member of the Group or by any member of the Group to Oi;
(xiv)	any Security incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and Security securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(xv)	easements, rights-of-way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its intended purposes;
(xvi)	any Security or Quasi-Security (other than those set out in the foregoing paragraphs) securing indebtedness the principal amount of which does not exceed 6.0 per cent. of the Consolidated Total Assets of Oi; or
(xvii)	any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Security referred to in the foregoing clauses, provided that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement.
20.4	Merger
(a)	Other than as provided below, neither the Borrower nor Oi will, in one or a series of related transactions, consolidate or amalgamate with or merge into any person or convey, lease or transfer all or substantially all of its assets (determined on a consolidated basis for the Borrower or Oi (as relevant) and its subsidiaries) to any person or permit any person to merge with or into it unless:
(i)	such a transaction is permitted, authorised or made in accordance with the RJ Plan (including, for the avoidance of doubt, pursuant to section 5 (Funds for the Payment of Creditors) and/or section 7 (Corporate Reorganisation) of the RJ Plan Amendment);
(ii)	the Borrower or Oi is the continuing entity, or the person formed by such consolidation or into which the Borrower or Oi (as relevant) is merged or that acquired or leased such property or assets of the Borrower or Oi (the “Successor Company”) will be a company organized and validly existing under the laws of Brazil or any political subdivision thereof, the United States
49

of America or any state thereof or the District of Columbia or any other country member of the Organization for Economic Co-operation and Development (OECD) and shall assume (in the form satisfactory to the Agent) all of the Borrower’s or Oi’s obligations under this Agreement;

(iii)	immediately after giving effect to the transaction, no Default or Event of Default has occurred and is continuing;
(iv)	any Guarantor has confirmed that its Guarantee will apply for the obligations of the Successor Company in respect of each Loan; and
(v)	the Borrower, Oi or the Successor Company, as applicable, has delivered to the Agent an officer’s certificate and an opinion of counsel, each stating that all conditions precedent relating to such transaction have been satisfied.
(b)	Notwithstanding anything to the contrary in the immediately preceding paragraph, so long as no Default or Event of Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom:
(i)	each of the Borrower and Oi may merge or consolidate with or into, or convey, transfer by means of a spin-off or not, lease or otherwise dispose of assets to, a parent or a subsidiary of Oi in cases when the Borrower or Oi is the surviving entity in such transaction and such transaction would not have a Material Adverse Effect on the Borrower and its subsidiaries taken as a whole, it being understood that if the Borrower or Oi (as relevant) is not the surviving entity, the Borrower or Oi (as relevant) shall be required to comply with the requirements set forth in the immediately preceding paragraph;
(ii)	any subsidiary of Oi may merge or consolidate with or into, or convey, transfer by means of a spin-off or not, lease or otherwise dispose of assets to, any person in cases when such transaction would not have a Material Adverse Effect on the Borrower and its Subsidiaries taken as a whole;
(iii)	any subsidiary of Oi may merge or consolidate with or into, or convey, transfer by means of a spin-off or not, lease or otherwise dispose of assets to, Oi or any other Subsidiary of Oi and, in the case of the Borrower, Oi or the relevant Subsidiary shall assume (in a form satisfactory to the Agent) all of the Borrower’s obligations under this Agreement; or
(c)	Upon the consummation of any transaction effected in accordance with these provisions, if the Borrower is not the continuing person, the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Borrower under this Agreement with the same effect as if such Successor Company had been named as the Borrower in this Agreement. Upon such substitution, the Borrower will be released from its obligations under this Agreement.
20.5	Change of Business

Save as permitted, authorised or made in accordance with the terms and conditions of the RJ Plan, neither the Borrower nor Oi shall permit a substantial change to be made, and shall prevent Oi Movel from making a substantial change, to the general nature of its business taken as a whole from that carried on at the Ratification Date (although the Borrower, Oi or Oi Movel may carry on other businesses reasonably incidental thereto which are common for groups of companies generally engaging in telecommunication and media businesses to become engaged in), except to the extent that such change would not be reasonably likely to have a Material Adverse Effect or with the prior written consent of the Agent.

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20.6	Transactions with Affiliates

Neither the Borrower nor Oi shall enter into or carry out any transaction with an Affiliate, except for transactions entered into and carried out on an arm's length basis, provided however, that the foregoing shall not apply to:

(a)	transactions which, in their aggregate, would not be reasonably likely to have, a Material Adverse Effect; or
(b)	mergers, spin-offs, amalgamations, corporate restructurings or any corporate actions permitted, authorized or made in accordance with the RJ Plan (including, for the avoidance of doubt, pursuant to section 5.2 (Constitution and Disposal of UPIs), section 5.3 (Constitution and Disposal of the Defined UPIs) and section 7 (Corporate Reorganization) of the RJ Plan Amendment) or in this Agreement.
20.7	Disposals
(a)	Neither the Borrower nor Oi shall (and the Borrower shall ensure that none of its Restricted Subsidiaries will), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.
(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:
(i)	made on arm’s length terms in the ordinary course of trading of the disposing entity;
(ii)	of assets in exchange for other assets comparable or superior as to type, value and quality;
(iii)	of assets which are worn out, obsolete or have been replaced;
(iv)	constituting a transaction permitted under Clause 20.4 (Merger);
(v)	a disposal between Oi or the Borrower or any of the Borrower’s Restricted Subsidiaries on arm’s length terms;
(vi)	a disposal with the consent of the Lenders, which consent shall not be unreasonably withheld or delayed; or
(vii)	permitted, authorized or made in accordance with the RJ Plan (including, for the avoidance of doubt, pursuant to section 3.1.3 (Disposal of Items of Permanent Assets), section 3.1.9 (Disposal of Isolated Production Units) and section 5 (Funds for the Payment of Creditors) of the RJ Plan Amendment) or in this Agreement.
20.8	Anti-corruption and anti-money laundering laws
(a)	Each of the Borrower and Oi, including its respective officers, employees and agents, shall not directly or indirectly use the proceeds under this Agreement for any purpose which would breach applicable anti-corruption laws (including, without limitation, the Brazilian Anticorruption Law (Law No. 12,846/13)).
(b)	Each of the Borrower and Oi, including its respective officers, employees and agents, shall not directly or indirectly use the proceeds under this Agreement to facilitate any money-laundering activity or any purpose which would breach applicable anti-money laundering laws.
(c)	Each of the Borrower and Oi shall:
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(i)	conduct its businesses in compliance with applicable anti-money laundering and anti-corruption laws (including, without limitation, the Brazilian Anticorruption Law (Law No. 12,846/13)); and not make any offer, payment, promise of payment or payment authorisation of any amount or good to a Governmental Authority, or to any person knowing that all or part of such amount would be offered, given or promised by such person to a Governmental Authority for the purposes of:
(A)	influencing any act or decision of such Governmental Authority or inducing such Governmental Authority to perform or omit any act in violation of his official duty;
(B)	inducing such Governmental Authorities to use their influence with the government or any of its agencies to affect or influence any act or decision of such government or agency, or
(C)	obtaining or retaining business for anyone; and
(ii)	implement and maintain policies, safeguards and procedures designed to promote and achieve compliance with such laws and ensure compliance with such laws.
20.9	Sanctions
(a)	Neither the Borrower nor Oi shall (and the Borrower shall ensure that no other member of the Group will) directly or indirectly, use the proceeds originally advanced under the Replaced Facility Agreements (or lend, contribute or otherwise make available such proceeds to any person) in any manner that would result in a violation of Sanctions by any Finance Party (including without limitation as a result of the proceeds originally advanced under the Replaced Facility Agreements being used to fund or facilitate any activities or business of, with or related to (or otherwise to make funds available to or for the benefit of) any person or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions or in any other manner that would result in a violation of Sanctions by any person.
(b)	Each of the Borrower and Oi shall ensure that:
(i)	no person that is a Sanctioned Person will have any legal or beneficial interest in any funds repaid or remitted by the Borrower to any Finance Party in connection with this Agreement; and
(ii)	it shall not use any revenue or benefit derived from any activity or dealing with a Sanctioned Person or with any person in any country or territory that is, or whose government, is the subject of Sanctions for the purpose of discharging amounts owing to any Finance Party in respect of this Agreement.
(c)	Each of the Borrower and Oi shall, and shall procure that each other member of the Group will comply with Sanctions and implement and maintain appropriate policies, safeguards and procedures designed to prevent any action that would be contrary to paragraph (a) or (b) above and ensure compliance with such policies, safeguards and procedures.
(d)	Each of the Borrower and Oi shall, and shall procure that each other member of the Group will, promptly upon becoming aware of the same, supply to the Agent details of any claim, action, suit, proceedings or investigation against it with respect to Sanctions.
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20.10	Environmental compliance

Each of the Borrower and Oi shall:

(a)	comply in all material respects with all Environmental Law applicable to it;
(b)	obtain, maintain and ensure compliance with all relevant Environmental Permits;
(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

20.11	Environmental Claims

Each of the Borrower and Oi shall, promptly upon becoming aware of the same, inform the Lenders in writing of:

(a)	any Environmental Claim against it which is current, pending or threatened; and
(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against it,

where the claim, if determined against it, has or is reasonably likely to have a Material Adverse Effect.

20.12	Notarization, legalization and registration

Each of the Borrower and Oi shall take all necessary measures for the signatures of the parties signing this Agreement outside Brazil to be notarized by a notary public qualified as such under the laws of the place of signing and for the signature of such notary public to be authenticated by a Brazilian consular officer at the competent Brazilian consulate. Evidence of such notarization by a notary public and authentication by a Brazilian consular office shall be delivered to the Agent, in each case, within sixty (60) days of the date of this Agreement.

20.13	Taxation
(a)	Each of the Borrower and Oi shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:
(i)	such payment is being contested or is to be contested in good faith and, in such event, may permit those Taxes to remain unpaid during any period, including appeals, when either the Borrower or Oi is in good faith contesting the same by proper proceedings;
(ii)	adequate reserves or provisions are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Lenders under Clause 19.1 (Financial statements); and
(iii)	such payment can be lawfully withheld and failure to pay those Taxes is not reasonably likely to have a Material Adverse Effect.
(b)	Neither the Borrower nor Oi may change its residence for Tax purposes.
20.14	Government approvals

Each of the Borrower and Oi shall:

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(a)	from time to time obtain and maintain, and comply with, all Necessary Governmental Approvals as shall now or hereafter be required under applicable Laws if the failure to obtain, maintain or comply with such Necessary Governmental Approval(s) may have a Material Adverse Effect, and
(b)	intervene in and contest any proceeding which seeks or may reasonably be expected, to rescind, terminate, modify or suspend any Necessary Governmental Approval and, if reasonably requested by the Lender, appeal any such rescission, termination, modification or suspension in the manner and to the full extent permitted by applicable Law (provided that the obligations of that Borrower or Oi (as relevant) under this Clause shall not in any way limit or impair the rights or remedies of any Lender under any Finance Document directly or indirectly arising as a result of any such rescission, termination, modification or suspension).
20.15	Chief place of business
(a)	Each of the Borrower and Oi shall maintain its chief place of business at Rua Humberto de Campos, 425, 8th Floor, Leblon, Rio de Janeiro, RJ 22430-190, Brazil, or Rua do Lavradio, 71, Centro, 2nd floor, Rio de Janeiro, RJ 20230-070, Brazil, and maintain the office where it keeps its records concerning the Finance Documents at either address.
(b)	Neither the Borrower nor Oi shall change its name, unless, in any such case, it shall have given to the Agent at least 45 days’ prior written notice, and all action requested by the Agent necessary or advisable in the Agent’s opinion (acting on the instructions of the Lenders) to preserve the interests of the Finance Parties under the Finance Documents shall have been taken.
20.16	Registration of schedule of payments

The Borrower shall:

(a)	within fifteen (15) Business Days following the execution of this Agreement, register with the ROF with the Central Bank of Brazil the Schedule of Payments, or any other document or equivalent approval that may replace it, which will enable each of the Borrower and/or the Guarantors, as the case may be, to make remittances from Brazil in order to effect payment of scheduled principal and interest with respect to the Finance Documents to which it is a party and the fees, expenses and commissions referred to in the Finance Documents to which it is a party that will not be paid on the date of the entrance of the funds into Brazil;
(b)	as soon as reasonably practicable (and in any event within five (5) Business Days following registration as contemplated under paragraph (a)), deliver evidence of such registration(s) to the Agent; and
(c)	promptly obtain, if and when necessary, any further special authorization from, or notice to, as the case may be, the Central Bank of Brazil that will enable each of the Borrower and/or the Guarantors, as the case may be, to make remittances from Brazil to make payments contemplated in the Finance Documents to which it is a party not specifically covered by the ROF and the Schedule of Payments
20.17	Notification of default

The Borrower shall promptly inform the Agent of the occurrence of any Event of Default or Default (and the steps, if any, being taken to remedy it). The Borrower shall promptly inform the Agent when any such Event of Default or Default has been remedied, if applicable. Upon receipt of a written request to that effect from the Agent, the Borrower shall confirm to the

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Agent that, save as previously notified to the Agent or as notified in such confirmation, no Event of Default or Default has occurred.

20.18	Dividend Restriction
(a)	Until the sixth (6th) anniversary of the date of the Judicial Ratification of the RJ Plan, neither the Borrower nor Oi shall (and shall procure that no Obligor shall) declare or pay any dividend, return on capital, or make any other payment or distribution on (or related to) the shares issued by themselves (including any payment related to merger or consolidation involving any Obligor) other than:
(i)	dividends, return on capital or other distributions exclusively in relation to one Obligor which is payable to another Obligor;
(ii)	payments by any Obligor to dissident shareholders according to the applicable legislation enacted after the date of the Judicial Ratification of the RJ Plan; or
(iii)	any payment of dividends carried out in accordance with the RJ Plan.
(b)	After the sixth (6th) anniversary of the date of the Judicial Ratification of the RJ Plan, as applicable, the Obligors shall be authorized to declare or pay any dividend, return on capital or make any other payment or distribution on (or related to) the shares issued thereby (including any payment in relation to any type of consolidation or merger involving the Obligors) only if the ratio of the Consolidated Net Debt of Oi / EBITDA of the fiscal year ended immediately before the declaration or payment is equal or lower than two (2).
(c)	After the Capital Increase with Capitalization of Credit and the New Money Capital Increase, the payment of dividends, return on capital or any other payment or distribution on (or related to) the shares issued thereby (including any payment related to merger or consolidation involving any Obligor) shall be authorized if the ratio of Consolidated Net Financial Debt of Oi / EBITDA of the fiscal year ended immediately before the declaration or payment is equal or lower than two (2) – for the avoidance of doubt there shall be no restriction to the distribution of dividends after the full payment of the Financial Credits.

The declaration of, or the following payments, are excluded from the restrictions described in paragraph (b) above:

(i)	dividends, return on capital or other distributions exclusively in relation to one Obligor which is payable to another Obligor;
(ii)	payments by any Obligor to dissident shareholders according to the applicable legislation enacted after the date of the Judicial Ratification of the RJ Plan; or
(iii)	any payment of dividends carried out in accordance with the RJ Plan or determined by applicable legislation, including any mandatory dividend.

For the purposes of this Clause:

“Consolidated Financial Income” means, in any period, without duplication, the sum of interest income, discounts, redemption premium over debentures and other securities, nominal income related to financial investments, as well as financial income from other activities related to the normal course of business, earned by Oi for the Four-Quarters Period in the calculation of the consolidated operating results.

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“Consolidated Financial Expenses” means, in any period, without duplication, the sum of the consolidated interest expenses, including financial expenses arising from other activities related to the normal course of business for Oi for the Four-Quarters Period, to the extent that such expense was deducted (but not added again) in the calculation of the consolidated operating results.

“Consolidated Net Debt of Oi” means Indebtedness of Oi deducted from the Cash Balance plus Regulatory Agencies Pre-Petition Credits.

“Consolidated Net Financial Debt of Oi” means Indebtedness of Oi deducted from the Cash Balance.

“EBITDA” means, with respect to any person for any period, for the Four-Quarter Period, the sum of the pre-tax profit or loss of the Borrower consolidated for such period, plus the following (without duplication) to the extent deducted or added in calculating such consolidated pre-tax profit or loss:

(iv)	Consolidated Financial Income or Consolidated Financial Expenses for such person for such period; and
(v)	Consolidated depreciation and amortization for such person for such period.

“Financial Credits” means the Pre-Petition Credits arising from transactions executed within the scope of the Brazilian national financial system with financial institutions.

“Four-Quarter Period” means, as of any date of determination, the four most recent full fiscal quarters ending prior to the date of such determination for which financial statements are available.

“Regulatory Agencies Pre-Petition Credits” means non-tax Pre-Petition Credits held by regulatory agencies or arising out of obligations imposed due to the resolution of regulatory agencies, including ANATEL. Occasional administrative fines already deemed as overdue by decision rendered within the scope of the Superior Court of Justice are not included in the Regulatory Agencies Pre-Petition Credits.

20.19	Covenant Suspension
(a)	For the period starting on the day of a Covenant Suspension Event and ending on a Reversion Date (each as defined below) (such period a “Suspension Period”), the provisions contained within Clauses 8 (Excess Cashflow Sweep), Clause 20.18 (Dividend Restriction) and Clause 20.4 (Merger) shall cease to be applicable to this Agreement (collectively, the “Suspended Covenants”).
(b)	No Default, Event of Default or breach of any kind shall be deemed to exist under this Agreement with respect to the Suspended Covenants based on, and none of the Borrower or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date (if permitted at such time, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period).
(c)	Any period of time that:
(i)	Oi has Investment Grade Ratings (as defined below) from two Rating Agencies (as defined below); and
(ii)	no Default or Event of Default has occurred and is continuing under this Agreement,
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is referred to as a “Covenant Suspension Event.”

(d)	If on any subsequent date (the “Reversion Date”) any of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to Oi below an Investment Grade Rating, Oi and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events. The Borrower shall notify the Agent of the occurrence of a Covenant Suspension Event or the Reversion Date. The Agent shall have no duty to monitor the Investment Grade Ratings of the Loan or notify Lenders of any Covenant Suspension Event or Reversion Date.
(e)	For the purposes of this Clause 20.19:

“Fitch” means Fitch Ratings Inc. and its successors.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by S&P or Fitch or Baa3 (or the equivalent) by Moody’s.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Rating Agency” means each of S&P, Fitch and Moody’s, provided that if either of S&P, Fitch or Moody’s ceases to rate the notes or fails to make a rating on the notes publicly available, the Borrower will appoint a replacement for such Rating Agency that is a “nationally recognized statistical rating organization” within the meaning of Rule 15c3- 1(c)(2)(vi)(F) under the Exchange Act.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

20.20	Additional Guarantors

Oi shall, when it becomes (in its sole discretion) possible to do so following its exit from bankruptcy proceedings in the Netherlands, procure the accession to this Agreement of each of Portugal Telecom International Finance BV – Em Recuperação Judicial and Oi Brasil Holdings Coöperatief U.A. – Em Recuperação Judicial as Additional Guarantors in accordance with Clause 24.2 (Additional Guarantors).

21.	Events of Default

Each of the events or circumstances set out in Clause 21.1 (Failure to Pay) to Clause 21.14 (Necessary Government Approvals) is an Event of Default. Clause 21.15 (Acceleration) deals with the rights of the Agent and the Lenders after the occurrence of an Event of Default.

21.1	Failure to pay

The Borrower fails to pay any sum due by it under this Agreement on the due date unless:

(a)	such failure to pay is caused by administrative and technical error; and
(b)	payment is made within five (5) business days of its due date.
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21.2	Misrepresentation

Any representation or statement made by the Borrower in this Agreement or in any notice or other document, certificate or statement delivered by it pursuant hereto or in connection herewith is or proves to have been incorrect or misleading in any material respect when made or deemed made.

21.3	Specific covenants
(a)	The Borrower fails duly to perform or comply with any of the obligations expressed to be assumed by it in Clause 18.18 (Pari passu Ranking) and such failure, if capable of remedy, is not remedied within ten (10) business days after the earlier of the date on which the Agent gives notice thereof to the relevant Borrower and the date on which that Borrower becomes aware of such failure.
(b)	The Borrower fails to comply with any provision of Clause 18.6 (“Know your Customer” Checks), Clause 19.8 (Anti-corruption and anti-money laundering laws) or Clause 19.9 (Sanctions).
21.4	Other obligations

An Obligor fails duly to perform or comply with any other obligation expressed to be assumed by it under any provision of this Agreement (other than those referred to in Clause 20.1 (Failure to pay) and Clause 20.3 (Specific covenants)) and such failure is not remedied within thirty (30) days after the earlier of: (a) the date on which the Agent gives notice thereof to the relevant Obligor of the circumstances giving rise to such failure and (b) the date on which that Obligor becomes aware of such failure to comply.

21.5	Cross default
(a)	Any Indebtedness of the Borrower or any Obligor is not paid when due nor within any originally applicable grace period.
(b)	Any Indebtedness of the Borrower or any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).
(c)	Any guarantee, indemnity or other contingent liability (or its equivalent in other currencies) given or owing by the Borrower or any Obligor in respect of any Indebtedness is not honored when due or called and any originally applicable grace period in respect thereof has expired.
(d)	A breach or default (howsoever described) occurs under any other Indebtedness of the Borrower or any Obligor or any Hedging Obligations, and as a result of such breach or default such Indebtedness or the amount under such Hedging Obligations becomes accelerated or repayable prior to its scheduled maturity date.
(e)	No Event of Default will occur under this Clause if (i) the aggregate amount of Indebtedness or commitment for Indebtedness falling within paragraphs (a) to (d) above is less than USD100,000,000 (or its equivalent in any other currency or currencies) or (ii) any of the events referred to in paragraphs (a) to (d) above relate to any default declared by BNDES in relation to any indebtedness of the Borrower or any of its Restricted Subsidiaries.
21.6	Insolvency
(a)	The Borrower or any Obligor:
(i)	is unable or admits in writing its inability to pay its debts as they fall due;
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(ii)	suspends making payments on any of its debts; or
(iii)	by reason of actual or anticipated financial difficulties, commences judicial negotiations other than the Judicial Reorganization with one or more of its creditors (excluding each Lender in its capacity as such) with a view to rescheduling any of its indebtedness.
(b)	The value of the assets of the Borrower or any Obligor is less than its liabilities (taking into account contingent and prospective liabilities).
(c)	A moratorium is declared in respect of any Indebtedness of the Borrower or any Obligor.
21.7	Insolvency Proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower or any Obligor;
(b)	a composition, compromise, assignment or arrangement with any creditor of the Borrower or any Obligor;
(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Borrower or any Obligor or any of their assets; or
(d)	enforcement of any Security over any assets of Oi, the Borrower or any Restricted Subsidiary,

or any analogous procedure or step is taken in any jurisdiction with respect to the Borrower or any Obligor.

This Clause shall not apply to any winding up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 60 days of commencement.

21.8	Execution or distress
(a)	Any execution, attachment, seizure before judgment, distress is levied, enforced or sued on or against, or an encumbrance takes possession of, any material part of the consolidated property, assets or revenues of the Borrower or any Obligor or any event occurs which under the laws of any jurisdiction has a similar or analogous effect, and such process is not:
(i)	contested in good faith by the Borrower or any Obligor; and
(ii)	discharged or stayed within one hundred and twenty (120) days thereof.
(b)	For the avoidance of doubt and without limiting the generality of the above, in this Clause 21.8, property, assets or revenues having a fair market value of at least USD100,000,000 shall be deemed to be a material part of the consolidated property, assets or revenues of the Borrower or any Obligor.
21.9	Failure to comply with final judgement

A final and non-appealable judgment is entered against the Borrower involving a liability (not yet paid or reimbursed by insurance) of at least USD300,000,000 (or equivalent in other currencies), and such judgment shall not have been discharged within one hundred and twenty (120) days after the final deadline for complying with such judgement, unless the same is

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fully and adequately bonded or insured or is being contested in good faith by appropriate proceedings properly instituted and diligently conducted and appropriate reserves are provided therefore pursuant to IFRS.

21.10	Repudiation

The Borrower in writing repudiates or seeks to repudiate this Agreement.

21.11	Illegality

At any time it is or becomes unlawful for the Borrower to perform or comply with any or all of its material obligations hereunder or any of the material obligations of the Borrower hereunder are not or cease to be legal, valid and binding.

21.12	Unlawfulness and invalidity
(a)	It is or becomes unlawful for the Borrower to perform any of its obligations under the Finance Documents.
(b)	Any obligation or obligations of the Borrower under any Finance Document are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lender under the Finance Documents.
(c)	Any Finance Document ceases to be in full force and effect.
21.13	Expropriation

The authority or ability of the Borrower to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalization, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to the Borrower or any of its assets.

21.14	Necessary government approvals

The Borrower fails to obtain, renew, maintain or comply with any Necessary Governmental Approval or any such Governmental Approval is revoked, terminated, withdrawn, suspended, modified or withheld or shall cease to be in full force and effect or any proceeding is commenced to revoke, terminate, withdraw, suspend, modify or withhold such Governmental Approval and such proceeding is not terminated within 30 days; unless, in any such case, such failure, revocation, termination, withdrawal, suspension, modification, withholding or failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect.

21.15	Acceleration

Upon the occurrence of an Event of Default or at any time thereafter, the Agent may (and if instructed to do so by the Majority Lenders, shall), and in either case subject to it having been indemnified or prefunded to its satisfaction, by written notice to the Borrower:

(a)	declare the advances, or any of them, or any part of an advance and all other amounts accrued or outstanding under this Agreement, to be immediately due and payable (whereupon the same shall become so payable together with accrued interest thereon and any other sums, including indemnity payments, then owed by the Borrower hereunder);
(b)	declare the advances, or any of them, or any part of an advance, to be due and payable on demand, whereupon the Agent may by written notice to the Borrower require
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immediate repayment of the same, together with accrued interest and any other sums then owed by the Borrower hereunder; and/or

(c)	declare that the Loan shall be cancelled, whereupon the same shall be cancelled and reduced to zero.
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Section 9
Changes to Parties

22.	Changes to the Lenders
22.1	Assignments and Transfers by the Lenders

Subject to this Clause 22 and to Clause 23 (Debt Purchase Transactions), a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or
(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”), provided that

(c)	an assignment or transfer to such New Lender shall not incur any additional cost, Increased Cost or increased tax obligation on the Borrower;
(d)	an assignment or transfer may only take place if the Borrower has received written notice of the intention to assign or transfer, and the identity of the proposed New Lender, at least thirty (30) days prior to the intended date of assignment or transfer; and
(e)	the New Lender is not indicated on the list of OFAC.
22.2	Other conditions of assignment or transfer
(a)	Other than in the case of an assignment permitted by paragraph (b) of Clause 23.1 (Permitted Debt Purchase Transactions), an assignment will only be effective on:
(i)	receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it had been an Original Lender; and
(ii)	performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.
(b)	A transfer will only be effective if the procedure set out in Clause 22.5 (Procedure for Transfer) is complied with.
(c)	If:
(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and
(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 11 (Tax Gross-Up and Indemnities) or Clause 12 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the

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Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(d)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.
22.3	Assignment or Transfer Fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of USD3,000.

22.4	Limitation of Responsibility of Existing Lenders
(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;
(ii)	the financial condition of any Obligor;
(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or
(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,
(v)	and any representations or warranties implied by law are excluded.
(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and
(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
(c)	Nothing in any Finance Document obliges an Existing Lender to:
(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 22; or
(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.
22.5	Procedure for Transfer
(a)	Subject to the conditions set out in Clause 22.2 (Other conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the
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Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.
(c)	Subject to Clause 22.9 (Pro Rata Interest Settlement), on the Transfer Date:
(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);
(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;
(iii)	the Agent, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and
(iv)	the New Lender shall become a Party as a “Lender”.
22.6	Procedure for Assignment
(a)	Subject to the conditions set out in Clause 22.2 (Other conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (b) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.
(b)	The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

Subject to Clause 22.9 (Pro Rata Interest Settlement), on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement:
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(ii)	the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement: and
(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.
(c)	Lenders may utilize procedures other than those set out in this Clause 22.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 22.5 (Procedure for Transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 22.2 (Other conditions of assignment or transfer).
22.7	Copy of Transfer Certificate or Assignment Agreement to Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Borrower a copy of that Transfer Certificate or Assignment Agreement.

22.8	Security over Lenders’ Rights

In addition to the other rights provided to Lenders under this Clause 22, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge-assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and
(b)	any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for that Lender as a party to any of the Finance Documents; or
(ii)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.
22.9	Pro Rata Interest Settlement
(a)	If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 22.5 (Procedure for Transfer or any assignment pursuant to Clause 22.6 (Procedure for Assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):
(i)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favor of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the
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current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six-Monthly intervals after the first day of that Interest Period); and

(ii)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:
(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender: and
(B)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 22.9, have been payable to it on that date, but after deduction of the Accrued Amounts.
(b)	In this Clause 22.9 references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.
(c)	An Existing Lender which retains the right to the Accrued Amounts pursuant to this Clause 22.9 but which does not have a Commitment shall be deemed not to be a Lender for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents.
23.	Debt Purchase Transactions
23.1	Permitted Debt Purchase Transactions
(a)	Oi shall not, and shall procure that each other member of the Group shall not (i) enter into any Debt Purchase Transaction other than in accordance with the other provisions of this Clause 23 or (ii) beneficially own all or any part of the share capital of a company that is a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraphs (b) or (c) of the definition of "Debt Purchase Transaction".
(b)	An Obligor (or any member of the Group) may purchase by way of assignment, pursuant to Clause 22 (Changes to the Lenders), a participation in any Loan and any related Commitment where such purchase is made using one of the processes set out at paragraphs (c) and (d) below.
(c)	A Debt Purchase Transaction referred to in paragraph (b) above may be entered into pursuant to a reverse auction process (a "Reverse Auction Process") which is carried out in accordance with section 4.7 (Revers auction for prepayment of Unsecured Credits) of the RJ Plan Amendment.
(d)	For the avoidance of doubt, there is no limit on the number of occasions a Reverse Auction Process may be implemented.
(e)	In relation to any Debt Purchase Transaction entered into pursuant to this Clause 23.1, notwithstanding any other term of this Agreement or the other Finance Documents:
(i)	on completion of the relevant assignment pursuant to Clause 22 (Changes to the Lenders), the portions of the Loans to which it relates shall be extinguished and any related Repayment Instalments will be reduced pro-rata accordingly;
(ii)	such Debt Purchase Transaction and the related extinguishment referred to in paragraph (i) above shall constitute a prepayment of the Facility;
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(iii)	the Borrower which is the assignee shall be deemed to be an entity which fulfils the requirements of Clause 22.1 (Assignments and transfers by the Lenders) to be a New Lender;
(iv)	no member of the Group shall be deemed to be in breach of any provision Clause 20 (General Undertakings) solely by reason of such Debt Purchase Transaction;
(v)	Clause 27 (Sharing among the Finance Parties) shall not be applicable to the consideration paid under such Debt Purchase Transaction; and
(vi)	for the avoidance of doubt, any extinguishment of any part of the Loans shall not affect any amendment or waiver which prior to such extinguishment had been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement.
23.2	Disenfranchisement
(a)	For so long as any member of the Group:
(i)	beneficially owns a Commitment; or
(ii)	has entered into a sub-participation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated, then, in ascertaining:

(A)	the Majority Lenders; or
(B)	whether:
(1)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments; or
(2)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents such Commitment shall be deemed to be zero and such member of the Group or the person with whom it has entered into such sub-participation, other agreement or arrangement shall be deemed not to be a Lender for the purposes of paragraphs (A) and (B) above (unless in the case of a person not being a member of the Group it is a Lender by virtue otherwise than by beneficially owning the relevant Commitment).

(b)	Each Lender shall, unless such Debt Purchase Transaction is an assignment or transfer, promptly notify the Agent in writing if it knowingly enters into a Debt Purchase Transaction with a member of the Group (a "Notifiable Debt Purchase Transaction"), such notification to be substantially in the form set out in Part 1 of Schedule 12 (Forms of Notifiable Debt Purchase Transaction Notice).
(c)	A Lender shall promptly notify the Agent if a Notifiable Debt Purchase Transaction to which it is a party:
(i)	is terminated; or
(ii)	ceases to be with a member of the Group,
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such notification to be substantially in the form set out in Part 2 of Schedule 12 (Forms of Notifiable Debt Purchase Transaction Notice).

(d)	Each member of the Group that is a Lender agrees that:
(i)	in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Agent or, unless the Agent otherwise agrees, be entitled to receive the agenda or any minutes of the same; and
(ii)	in its capacity as Lender, unless the Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Agent or one or more of the Lenders.
23.3	Notification to other Lenders of Debt Purchase Transactions

Any member of the Group which is or becomes a Lender and which enters into a Debt Purchase Transaction as a purchaser or a participant shall, by 5.00 pm on the Business Day following the day on which it entered into that Debt Purchase Transaction, notify the Agent of the extent of the Commitment(s) or amount outstanding to which that Debt Purchase Transaction relates. The Agent shall promptly disclose such information to the Lenders.

24.	Changes to the Obligors
24.1	Assignments and Transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

24.2	Additional Guarantors
(a)	Subject to compliance with the provisions of Clause 19.6 (“Know Your Customer” Checks), the Borrower may request that any of its Subsidiaries become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:
(i)	the Borrower delivers to the Agent a duly completed and executed Accession Letter; and
(ii)	the Agent has received all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.
(b)	The Agent shall notify the Borrower and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent).
(c)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (b) above, the Lenders authorize (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.
24.3	Resignation of a Guarantor
(a)	The Borrower may request that a Guarantor (other than the Borrower or Oi) ceases to be a Guarantor by delivering to the Agent a Resignation Letter.
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(b)	The Agent shall accept a Resignation Letter and notify the Borrower and the Lenders of its acceptance if:
(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Borrower has confirmed this is the case); and
(ii)	all the Lenders have consented to the Borrower’s request.
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Section 10
The Finance Parties

25.	Role of the Agent
25.1	Appointment of the Agent
(a)	Each of the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.
(b)	Each of the Lenders authorizes the Agent to perform the duties, obligations and responsibilities and exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.
25.2	Instructions
(a)	The Agent shall:
(i)	unless a contrary indication appears in a Finance Document and provided it has been indemnified or prefunded to its satisfaction, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:
(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and
(B)	in all other cases, the Majority Lenders; and
(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.
(b)	The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.
(c)	Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.
(d)	The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification or prefunding that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, fee, expense, loss or liability which it may incur in complying with those instructions.
(e)	In the absence of written instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.
(f)	The Agent is not authorized to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.
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25.3	Duties of the Agent
(a)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.
(b)	Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.
(c)	Without prejudice to Clause 22.7 (Copy of Transfer Certificate or Assignment Agreement to Borrower), paragraph (b) above shall not apply to any Transfer Certificate or to any Assignment Agreement.
(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party and shall have no liability to any Party as a result thereof.
(e)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.
(f)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent) under this Agreement it shall promptly notify the other Finance Parties.
(g)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).
25.4	No Fiduciary Duties
(a)	Nothing in any Finance Document constitutes the Agent as a trustee or fiduciary of any other person.
(b)	The Agent shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.
25.5	Business with the Group

The Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Affiliate of the Obligors or any Lender.

25.6	Rights and Discretions
(a)	The Agent may, without liability to any person and without further enquiry:
(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorized;
(ii)	assume that:
(A)	any instructions received by it from the Majority Lenders, any Lender or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and
(B)	unless it has received notice of revocation, that those instructions have not been revoked; and
(iii)	rely on a certificate from any person:
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(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or
(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received written notice to the contrary in its capacity as agent for the Lenders) that:
(i)	no Default has occurred (unless it has written notice of a Default arising under Clause 21.1 (Failure to pay)) and it shall be entitled to take no action (without liability to any person) even if it was otherwise aware of such Default;
(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised;
(iii)	any notice or request made by the Borrower is made on behalf of and with the consent and knowledge of all the Obligors; and
(iv)	no Notifiable Debt Purchase Transaction:
(A)	has been entered into;
(B)	has been terminated; or
(C)	has ceased to be with a member of the Group.
(c)	The Agent may engage, at the cost of the Borrower (if previously approved by the Borrower), the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.
(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage, at the cost of the Borrower (if previously approved by the Borrower), the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be necessary.
(e)	The Agent may rely without further enquiry on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party and whether or not any engagement in connection therewith is limited in liability by reference to a monetary cap or otherwise) and shall not be liable to any person for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.
(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents.
(g)	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.
(h)	Notwithstanding any other provision of any Finance Document to the contrary, the Agent is not obliged to do or omit to do anything if it would or might in its reasonable
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opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(i)	Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.
25.7	Responsibility for Documentation

The Agent is not responsible or liable for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, an Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;
(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or
(c)	any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.
25.8	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;
(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or
(c)	whether any other event specified in any Finance Document has occurred.
25.9	Exclusion of Liability
(a)	Without limiting paragraph (b) below (and without prejudice to any other provisions of any Finance Document excluding or limiting the liability of the Agent), the Agent will not be liable for:
(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or willful misconduct.
(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, other than by reason of its gross negligence or willful misconduct; or
(iii)	without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any
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liability whatsoever (but not including any claim based on the fraud of the Agent) arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or
(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalization, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.
(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognized clearing or settlement system used by the Agent for that purpose.
(d)	Nothing in this Agreement shall oblige the Agent to carry out:
(i)	any “know your customer” or other checks in relation to any person; or
(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender or for any Affiliate of any Lender,

on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.
25.10	Lenders’ Indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their

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reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss, fee, expense, claim or liability (including, without limitation, for negligence or any other category of liability whatsoever) (together with any applicable VAT) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or willful misconduct) (or, in the case of any cost, loss, fee, expense, claim or liability pursuant to Clause 28.10 (Disruption to payment systems Etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

25.11	Resignation of the Agent
(a)	The Agent may resign (without giving any reason therefor and without being responsible for any costs occasioned by such resignation) and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the Lenders and the Borrower.
(b)	Alternatively the Agent may resign (without giving any reason therefor and without being responsible for any costs occasioned by such resignation) by giving 30 days’ notice to the Lenders and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.
(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Borrower) may appoint (at the cost of the Borrower) a successor Agent (acting through an office in the United Kingdom).
(d)	If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 25 consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will bind the Parties.
(e)	The retiring Agent shall make available to the successor Agent such documents and records as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents. The Borrower shall, within three Business Days of demand, reimburse the retiring Agent for the amount of all costs, fees and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.
(f)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.
(g)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 14.3 (Indemnities), Clause 15 (Costs and Expenses) and this Clause 25 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
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(h)	After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.
(i)	The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:
(i)	the Agent fails to respond to a request under Clause 12.7 (FATCA information) and the Borrower or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
(ii)	the information supplied by the Agent pursuant to Clause 12.7 (FATCA information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or
(iii)	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Borrower or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Borrower or that Lender, by notice to the Agent, requires it to resign.

25.12	Confidentiality
(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.
(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.
25.13	Relationship with the Lenders
(a)	Subject to Clause 22.9 (Pro Rata Interest Settlement), the Agent may treat the person shown in its records as a Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as that Lender acting through its Facility Office:
(i)	entitled to or liable for any payment due under any Finance Document on that day; and
(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or dispatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is
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permitted under Clause 30.5 (Electronic Communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 30.2 (Addresses) and paragraph (a) of Clause 30.5 (Electronic Communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

25.14	Credit Appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;
(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;
(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and
(d)	the adequacy, accuracy or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.
25.15	Agent's management time

Any amount payable to the Agent under Clause 13.3 (Indemnity to the Agent) and Clause 15 (Costs and expenses) shall include the cost of utilising the Agent's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 10 (Fees).

25.16	Deduction from Amounts Payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

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26.	Conduct of Business by the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
27.	Sharing among the Finance Parties
27.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 28 (Payment Mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;
(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 28 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and
(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 28.5 (Partial Payments).
27.2	Redistribution of Payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 28.5 (Partial Payments) towards the obligations of that Obligor to the Sharing Finance Parties.

27.3	Recovering Finance Party’s Rights

On a distribution by the Agent under Clause 27.2 (Redistribution of Payments) of a payment received by the Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

27.4	Reversal of Redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to
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reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.
27.5	Exceptions
(a)	This Clause 27 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.
(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:
(i)	it notified that other Finance Party of the legal or arbitration proceedings; and
(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.
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Section 11
Administration

28.	Payment Mechanics
28.1	Payments to the Agent
(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.
(b)	Payment shall be made to such account in the principal financial center of the country of that currency and with such bank as the Agent, in each case, specifies.
28.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 28.3 (Distributions to an Obligor) and Clause 28.4 (Clawback and Pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial center of the country of that currency.

28.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 29 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

28.4	Clawback and Pre-funding
(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.
(b)	Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.
(c)	If the Agent has notified the Lenders that it is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrower:
(i)	the Agent shall notify the Borrower of that Lender’s identity and the Borrower to whom that sum was made available shall on demand refund it to the Agent; and
(ii)	the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available,
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shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

28.5	Partial Payments
(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:
(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent under the Finance Documents;
(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;
(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and
(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (a)(iv) above.
(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.
28.6	No Set-Off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

28.7	Business Days
(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).
(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
28.8	Currency of Account
(a)	Subject to paragraphs (b) and (c) below, US Dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.
(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
(c)	Any amount expressed to be payable in a currency other than US Dollars shall be paid in that other currency.
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28.9	Change of Currency
(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognized by the central bank of any country as the lawful currency of that country, then:
(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and
(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognized by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).
(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the relevant market and otherwise to reflect the change in currency.
28.10	Disruption to Payment Systems, Etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;
(b)	the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;
(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;
(d)	any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 34 (Amendments and Waivers);
(e)	the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 28.10; and
(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.
29.	Set-Off

If an Event of Default has occurred and is continuing and a Loan has become due and payable pursuant to Clause 21.15 (Acceleration), a Lender may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that

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Lender) against any matured obligation owed by that Lender to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the relevant Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. The relevant Lender agrees to promptly notify the Borrower after any such set off and application made by that Lender; provided that any failure to give such notice shall not affect the validity of such set off and application. The rights of the Lenders under this Clause 29 are in addition to any other rights and remedies which the Lenders may have.

30.	Notices
30.1	Communications in Writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter or in accordance with Clause 28.5 (Electronic Communication).

30.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower, that identified with its name below;
(b)	in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and
(c)	in the case of the Agent, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

30.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)	if by way of fax, when received in legible form; or
(ii)	if by way of letter, when it has been left at the relevant address provided such delivery was by way of an internationally reputable courier company which retains proof of delivery; or
(iii)	if by way of electronic mail, when sent provided that the message is in legible form and no message is received by the sender indicating that such message has not been received by or delivered to the intended recipient, and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).
(c)	All notices from or to an Obligor shall be sent through the Agent.
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(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.
(e)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.
30.4	Notification of Address, Fax Number or Email Address

Promptly upon changing its address, fax number or email address, the Agent shall notify the other Parties.

30.5	Electronic Communication
(a)	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:
(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and
(ii)	notify each other of any change to their address or any other such information supplied by them, by not less than five Business Days’ notice.
(b)	Any such electronic communication as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.
(c)	Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.
(d)	Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.
(e)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 30.5.
30.6	English Language
(a)	Any notice given under or in connection with any Finance Document must be in English.
(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or
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(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
31.	Calculations and Certificates
31.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

31.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

31.3	Day Count Convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.

32.	Partial Invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

33.	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

34.	Amendments and Waivers
34.1	Required Consents
(a)	Subject to Clause 34.2 (All Lender Matters) and Clause 34.3 (Other Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.
(b)	The Agent may effect, on behalf of any Finance Party (but acting in accordance with a written instruction of the requisite portion of the Lenders), any amendment or waiver permitted by this Clause 34.
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(c)	Paragraph (c) of Clause 22.9 (Pro rata interest settlement) shall apply to this Clause 34.
34.2	All Lender Matters

An amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definitions of “Majority Lenders”, “Sanctioned Person”, “Sanctions” or “Sanctions Authorities” in Clause 1.1 (Definitions);
(b)	an extension to the date of payment of any amount under the Finance Documents;
(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;
(d)	an increase in any Commitment, an extension of the Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;
(e)	a change to the Guarantors other than in accordance with Clause 23 (Changes to the Obligors);
(f)	any provision which expressly requires the consent of all the Lenders;
(g)	Clause 2.2 (Finance Parties’ Rights and Obligations), Clause 7.1 (Illegality), Clause 7.4 (Application of Prepayments), Clause 22 (Changes to the Lenders), Clause 24 (Changes to the Obligors), Clause 27 (Sharing among the Finance Parties), this Clause 34, Clause 37 (Governing Law) or Clause 38.1 (Jurisdiction); or
(h)	the nature or scope of the guarantee and indemnity granted under Clause 17 (Guarantee and Indemnity),

shall not be made without the prior consent of all the Lenders.

34.3	Other Exceptions

An amendment or waiver which relates to the rights or obligations of the Agent (in its capacity as such) may not be effected without the prior written consent of the Agent.

35.	Confidential Information
35.1	Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 35.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

35.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there
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shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information:

(b)	to any person:
(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;
(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;
(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 25.13 (Relationship with the Lenders));
(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;
(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;
(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;
(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 22.8 (Security over Lenders’ Rights);
(viii)	who is a Party; or
(ix)	with the consent of the Borrower;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;
(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a
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Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances; and
(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party; and
(d)	to any Rating Agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such Rating Agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the Rating Agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.
35.3	Entire Agreement
(a)	Subject to paragraph (b) below, this Clause 35.3 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement whether express or implied, regarding Confidential Information.
(b)	The Borrower acknowledges that it has entered into or will be entering into separate non-disclosure agreements with certain Finance Parties and that any such non-disclosure agreement shall constitute part of the agreement between the Borrower and the relevant Finance Party in relation to the obligations of that Finance Party regarding confidential information (howsoever defined in that non-disclosure agreement) and no such non-disclosure agreement shall be superseded by this Clause 33.
35.4	Inside Information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

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35.5	Notification of Disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 35.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and
(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 35.
35.6	Continuing Obligations

The obligations in this Clause 35 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and
(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.
36.	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

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Section 12
Governing Law and Enforcement

37.	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

38.	Enforcement
38.1	Jurisdiction
(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).
(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
(c)	Notwithstanding paragraph (a) above, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.
38.2	Service of Process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(a)	irrevocably appoints Law Debenture Corporate Services Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and
(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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Schedule 1
The Original Parties

Part 1
The Original Obligors

Name of Original Borrower	Registration number (or equivalent, if any)
Telemar Norte Leste S.A. – Em Recuperação Judicial	Brazilian General Taxpayers’ registered number (CNPJ/MF) 33.000.118/0001-79

Name of Original Guarantor	Registration number (or equivalent, if any)
Oi S.A. – Em Recuperação Judicial	Brazilian General Taxpayers’ registered number (CNPJ/MF) 76.535.764/0001-43
Oi Móvel S.A. – Em Recuperação Judicial	Brazilian General Taxpayers’ registered number (CNPJ/MF) 05.423.963/0001-11
Copart 4 Participações S.A. – Em Recuperação Judicial	Brazilian General Taxpayers’ registered number (CNPJ/MF) 12.253.691/0001-14
Copart 5 Participações S.A. – Em Recuperação Judicial	Brazilian General Taxpayers’ registered number (CNPJ/MF) 12.278.083/0001-64

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Part 2
The Original Lenders

Original Lender	Commitment (USD)
Nordic Investment Bank	29,689,623,54

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Schedule 2
Conditions Precedent

Part 1
Conditions Precedent

Original Obligor

1.	A copy of the constitutional documents of each Original Obligor duly registered with the relevant Registry of Commerce (Junta Comercial).
2.	A copy of the corporate documents that approved the transaction contemplated by the Finance Documents and of the documents authorising a specified person or persons to execute the Finance Documents, as applicable.
3.	A certificate of an authorised signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Part 1 of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.
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Part 2
Conditions Precedent required to be Delivered by an Additional Guarantor

1.	An Accession Letter, duly executed by the Additional Obligor and the Borrower and duly notarized, consularized or as the case may be, apostilled, sworn translated into Portuguese and registered at the margin of this Agreement before the Registry of Deeds and Documents (Registro de Títulos e Documentos) of the City of Rio de Janeiro, State of Rio de Janeiro, Federative Republic of Brazil, in any case, if applicable and if required by law.
2.	A copy of the constitutional documents of the Additional Guarantor duly registered with the relevant Registry of Commerce (Junta Comercial).
3.	A copy of the corporate documents that approved the transaction contemplated by the Finance Documents and of the documents authorising a specified person or persons to execute the Finance Documents on behalf of the Additional Guarantor.
4.	A certificate of an authorised signatory of the Additional Guarantor certifying that each copy document listed in this Part 2 of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.
5.	A copy of any other Authorisation or legal opinion (relating to capacity and/or enforceability) which the Agent considers necessary in connection with the entry into and the performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

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Schedule 3
Replaced Facility Agreements

1.	The USD250,000,000 facility agreement dated 1 July 2008 between Nordic Investment Bank as lender and Telemar Norte Leste S.A. as borrower.
95

Schedule 4
Asset Disposals

Direct or indirect disposal of the following assets:

UNITEL S.A., an Angolan company with tax identification number 5410003144, registered before the Commercial Registry of Luanda under number 44/199, headquartered in Talatona, Sector 22, via C3, Edifício UNITEL, Luanda Sul, Angola.

BRASIL TELECOM CALL CENTER S.A., a corporation enrolled in the CNPJ/MF under No. 04.014.081/0001-30, registered before the Commercial Registry of the State of Goiás under NIRE 53 3 0000758-6, headquartered at Rodovia BR 153, Km 06, S/N, Bloco 03, Vila Redenção, in the City of Goiânia, State of Goiás, CEP74.845-090;

TIMOR TELECOM, S.A., corporation, collective entity No. 1014630, registered with the National Administration of Domestic Trade under No. 01847/MTCI/XI/2012, with its principal place of business at Rua Presidente Nicolau Lobato, Timor Plaza, 4º andar, in Dili, Timor Leste.

The formalization of the disposal of assets located at the addresses listed below is subject to prior verification regarding the lack of impediment or prohibition of an administrative or judicial nature:

BR 101 KM 205 (Barreiros/Almoxarifado), in the State of Santa Catarina and registered under enrollment No. 40564;

Av Madre Benvenuta, in the State of Santa Catarina and registered under enrollment No. 48391;

Rua Cel Genuino, in the State of Rio Grande do Sul and registered under enrollment Nos. 8.247, 24.697, 24.698, 24.699, 11.046, 11.047;

Av. Joaquim de Oliveira, in the State of Rio Grande do Sul and registered under enrollment No. 114.947;

Avenida Lauro Sodre nº 3290, in the State of Rondônia and registered under enrollment No. 24743;

Rua Gabriel de Lara, in the State of Paraná and registered under enrollment No. 16059;

Rua Neo Alves Martins nº 2263, in the State of Paraná and registered under enrollment No. 58948;

Travessa Teixeira de Freitas nº 75 (Complexo Merces F), in the State of Paraná and registered under enrollment Nos. 36731, 36732, 36733, 36734, 36735, 36736, 36737, 36738, 36739, 36740 and 36741;

Avenida Teixeira de Freitas nº 141 (Complexo Merces G), in the State of Paraná and registered under enrollment No. 15049;

Rua Visconde Nacar nº 234 (Complexo Merces B), in the State of Paraná and registered under enrollment No. 26912;

Rua Visconde do Rio Branco nº 397 (Complexo Merces A), in the State of Paraná and registered under enrollment No. 13940;

Avenida Goias, in the State of Goiás and registered under enrollment Nos. 42.041 and 42.042;

Avenida Getulio Vargas S/N, in the State of Roraima and registered under enrollment Nos. 46.241, 46.242, 46.243 and 46.244;

Rua Sabino Vieira / Rua Chaves De Faria nº 85/ R.S.L. Gonzaga nº 275, in the State of Rio de Janeiro and registered under enrollment No. 55316;

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Rua Dr. Miguel Vieira Ferreira (Rua Uranos 1139), in the State of Rio de Janeiro and registered under enrollment No. 51186;

Estr. Pau da Fome nº 2716, in the State of Rio de Janeiro and registered under enrollment No. 105885;

Avenida Nossa Senhora de Copacabana n° 462 A, lj e, s/lj, in the State of Rio de Janeiro and registered under enrollment No. 67704;

Rua dos Limoeiros nº 200, in the State of Rio de Janeiro and registered under enrollment No. 10409;

Camaragibe - Estrada de Aldeia - Km-125, in the State of Pernambuco and registered under enrollment No. 2503;

Rua do Principe nº 156 e nº 120, in the State of Pernambuco and registered under enrollment No. 24857;

Rua Itambe nº 200, in the State of Minas Gerais and registered under enrollment No. 38227;

Rua Vitorio Nunes Da Motta nº 220, Enseada do Suá in the State of Espírito Santo and registered under enrollment No. 52265;

Rua Silveira Martins, Cabula, nº 355 in the State of Bahia and registered under enrollment No. 76908;

Rua Prof. Anfrisia Santiago nº 212, in the State of Bahia and registered under enrollment No. 12798;

Avenida Getulio Vargas - BL. A, nº 950, in the State of Amazonas and registered under enrollment No. 14610;

Rua Goias, S/N, Farol, in the State of Alagoas and registered under enrollment No. 75071.

Rua Zacarias da Silva, Lote 2 , Barra da Tijuca (Alvorada), in the City and State of Rio de Janeiro and registered under enrollment No. 381171;

Rua Senador Pompeu,119 - 5º andar, Centro, in the City and State of Rio de Janeiro and registered under enrollment No. 106766;

Rua Alexandre Mackenzie, nº 75, Centro, in the City and State of Rio de Janeiro and registered under enrollment Nos. 274011, 274012, 274013, 274014, 274015, 274039, 274040, 274041, 274042;

Rua do Lavradio, nº 71, Centro (Arcos), in the City and State of Rio de Janeiro and registered under enrollment No. 70149;

Rua Araribóia, nº 140, São Francisco, in City of Niterói, State of Rio de Janeiro and registered under enrollment No. 10770;

Rua Assai, s/n, Jardim Pindorama, in City of São Félix do Araguaia, State of Mato Grosso and registered under enrollment No. 3825;

Rua Sena Madureira, 1070, in City of Fortaleza, State of Ceará and registered under enrollment No. 1409;

Rua Manoel P. da Silva (Cap. Pereirinha, S/N), in City of Corumbá, State of Mato Grosso do Sul and registered under enrollment Nos. 24.969, 24.970, 24.971, 24.972 and 24.973;

Av Nicanor de Carvalho, nº 10, in City of Corumbá, State of Mato Grosso do Sul and registered under enrollment No. 12295;

Pq. Triunfo de Cotegipe, S/N – João Dantas, in City of Alagoinhas, Estado da Bahia and registered under enrollment No. 775;

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Estrada Velha do Amparo, KM 4, in City of Friburgo, State of Rio de Janeiro and registered under enrollment No. 5283;

Av. Prudente de Morais, nº 757 B, Bairro Tirol, in City of Natal, State of Rio Grande do Norte and registered under enrollment No. 28639;

Av. Afonso Pena, nº 583, in City of Manaus, State of Amazonas and registered under enrollment No. 7496;

Rua Leitão da Silva, nº 2.159, Itararé (CONJED), in City of Vitória, State of Espírito Santos and registered under enrollment Nos. 46.977 and 46.978;

BLOCO C, QUADRA 02, SETOR COMERCIAL CENTRAL, Planaltina, in City of Brasília, Distrito Federal and registered under enrollment No. 801;

Rua Padre Pedro Pinto nº1460, Venda Nova (ISFAP), in City of Belo Horizonte, State of Minas Gerais and registered under enrollment No. 4187;

Rua 2 De Setembro, nº 733, Campo De Futebol, in City of Blumenau, State of Santa Catarina and registered under enrollment No. 598;

BR 116, KM 159 , Rua Cel Antônio Cordeiro, 3950, Altamira, in City of Russas, State of Ceará and registered under enrollment No. 180;

Rua Correa Vasques,69, Cidade Nova, in the City and State of Rio de Janeiro and registered under enrollment Nos. 40962, 40963, 40964, 40965, 40966, 40967, 40968, 40969, 40970, 40971, 40972, 41190; and

Rua Walter Ianni, Anel Rodoviário, KM 23,5 - Bairro Aarão Reis/São Gabriel (PUC MINAS), in City of Belo Horizonte, State of Minas Gerais and registered under enrollment No. 27601.

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Schedule 5
Repayment Schedule

# of months	Year	Principal Amortization %	Amort. Schedule	Dates
66	5.5	2.0%	Interest + principal	25-Aug-23
72	6	2.0%	Interest + principal	26-Feb-24
78	6.5	2.0%	Interest + principal	26-Aug-24
84	7	2.0%	Interest + principal	25-Feb-25
90	7.5	2.0%	Interest + principal	25-Aug-25
96	8	2.0%	Interest + principal	25-Feb-26
102	8.5	2.0%	Interest + principal	25-Aug-26
108	9	2.0%	Interest + principal	25-Feb-27
114	9.5	2.0%	Interest + principal	25-Aug-27
120	10	2.0%	Interest + principal	25-Feb-28
126	10.5	5.7%	Interest + principal	25-Aug-28
132	11	5.7%	Interest + principal	26-Feb-29
138	11.5	5.7%	Interest + principal	27-Aug-29
144	12	5.7%	Interest + principal	25-Feb-30
150	12.5	5.7%	Interest + principal	26-Aug-30
156	13	5.7%	Interest + principal	26-Feb-31
162	13.5	5.7%	Interest + principal	25-Aug-31
168	14	5.7%	Interest + principal	25-Feb-32
174	14.5	5.7%	Interest + principal	25-Aug-32
180	15	5.7%	Interest + principal	25-Feb-33
186	15.5	5.7%	Interest + principal	25-Aug-33
192	16	5.7%	Interest + principal	27-Feb-34
198	16.5	5.7%	Interest + principal	25-Aug-34
204	17	5.9%	Interest + principal	26-Feb-35
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Schedule 6
Form of Transfer Certificate

To:	Wilmington Trust (London) Limited as Agent
From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)
Dated:	[●]

Telemar Norte Leste S.A. – Em Recuperação Judicial – USD 29,689,623,54 Facility Agreement
dated 26 July 2018 as amended and restated on ______________ 2020 (the “Agreement”)

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.
2.	We refer to Clause 22.5 (Procedure for Transfer) of the Agreement:
(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation and in accordance with Clause 22.5 (Procedure for Transfer) of the Agreement, all of the Existing Lender’s rights and obligations under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment and participations in Loans under the Agreement as specified in the Schedule.
(b)	The proposed Transfer Date is [●].
(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) of the Agreement are set out in the Schedule.
3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 22.4 (Limitation of Responsibility of Existing Lenders) of the Agreement.
4.	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:
(a)	a company resident in the United Kingdom for United Kingdom tax purposes; or
(b)	a partnership each member of which is:
(i)	a company so resident in the United Kingdom; or
(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or
(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]
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5.	[The New Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [●]) and is tax resident in [●], so that interest payable to it by borrower is generally subject to full exemption from UK withholding tax, and notifies the Borrower that it wishes that scheme to apply to the Agreement.]
6.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.
7.	This Transfer Certificate [and any non-contractual obligations arising out of or in connection with it] [is/are] governed by English law.
8.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.
101

The Schedule

Commitment/rights and obligations to be transferred

[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	........................................ By:

[New Lender]	........................................ By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [●].

[Agent]	........................................ By:
102

Schedule 7
Form of Assignment Agreement

To:	Wilmington Trust (London) Limited as Agent and Telemar Norte Leste S.A. – Em Recuperação Judicial as Borrower, for and on behalf of each Obligor
From:	[the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)
Dated:	[●]

Telemar Norte Leste S.A. – Em Recuperação Judicial – USD 29,689,623,54 Facility Agreement dated 26 July 2018 as amended and restated on ______________ 2020 (the “Agreement”)

1.	We refer to the Agreement. This is an Assignment Agreement. Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.
2.	We refer to Clause 22.6 (Procedure for Assignment) of the Agreement:
(a)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitments and participations in Loans under the Agreement as specified in the Schedule.
(b)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitments and participations in Loans under the Agreement specified in the Schedule.
(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.
3.	The proposed Transfer Date is [●].
4.	On the Transfer Date the New Lender becomes a Party to the Finance Documents as a Lender.
5.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) of the Agreement are set out in the Schedule.
6.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 22.4 (Limitation of Responsibility of Existing Lenders) of the Agreement.
7.	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:
(a)	a company resident in the United Kingdom for United Kingdom tax purposes;
(b)	a partnership each member of which is:
(i)	a company so resident in the United Kingdom; or
(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of
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section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]
8.	The New Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [●]) and is tax resident in [●], so that interest payable to it by borrower is generally subject to full exemption from UK withholding tax, and notifies the Borrower that it wishes that scheme to apply to the Agreement.]
[8/9].	This Assignment Agreement acts as notice to the Agent (on behalf of each Finance Party] and, upon delivery in accordance with Clause 22.7 (Copy of Transfer Certificate or Assignment Agreement to Borrower) of the Agreement, to the Borrower (on behalf of each Obligor) of the assignment referred to in this Assignment Agreement.
[9/10].	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.
[10/11].	This Assignment Agreement [and any non-contractual obligations arising out of or in connection with it] [is/are] governed by English law.
[11/12].	This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.
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The Schedule

Rights to be assigned and obligations to be released and undertaken

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	........................................ By:

[New Lender]	........................................ By:

This Assignment Agreement is accepted by the Agent and the Transfer Date is confirmed as [●].

Signature of this Assignment Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.

[Agent]	........................................ By:
105

Schedule 8
Form of Accession Letter

To:	Wilmington Trust (London) Limited as Agent
From:	[Subsidiary] and Telemar Norte Leste S.A. – Em Recuperação Judicial
Dated:

Dear Sirs

Telemar Norte Leste S.A. – Em Recuperação Judicial – USD 29,689,623,54 Facility Agreement dated 26 July 2018 as amended and restated on ______________ 2020 (the “Agreement”)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.
2.	[Subsidiary] agrees to become an Additional Guarantor and to be bound by the terms of the Agreement as an Additional Guarantor pursuant to Clause 24.2 (Additional Guarantors) of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].
3.	[Subsidiary’s] administrative details are as follows:
Address:	[●]
Fax No:	[●]
Attention:	[●]
4.	This Accession Letter [and any non-contractual obligations arising out of or in connection with it] [is/are] governed by English law.

[This Accession Letter is entered into by deed.]

[Borrower]	........................................

[Subsidiary]	........................................
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Schedule 9
Form of Resignation Letter

To:	Wilmington Trust (London) Limited as Agent
From:	[resigning Obligor] and Telemar Norte Leste S.A. – Em Recuperação Judicial
Dated:	[●]

Dear Sirs

Telemar Norte Leste S.A. – Em Recuperação Judicial – USD 29,689,623,54 Facility Agreement dated 26 July 2018 as amended and restated on ______________ 2020 (the “Agreement”)

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.
2.	Pursuant to Clause 24.3 (Resignation of a Guarantor) of the Agreement, we request that [resigning Obligor] be released from its obligations as a Guarantor under the Agreement.
3.	We confirm that:
(a)	no Default is continuing or would result from the acceptance of this request; and
(b)	all Lenders have consented to our request set out in paragraph 2 above.
4.	This Resignation Letter [and any non-contractual obligations arising out of or in connection with it] [is/are] governed by English law.

[Borrower]	........................................ By:

[Subsidiary]	........................................ By:
107

Schedule 10
Form of Compliance Certificate

To:	Wilmington Trust (London) Limited as Agent
From:	Telemar Norte Leste S.A. – Em Recuperação Judicial
Dated:

Dear Sirs

Telemar Norte Leste S.A. – Em Recuperação Judicial – USD 29,689,623,54 Facility Agreement dated 26 July 2018 as amended and restated on ______________ 2020 (the “Agreement”)

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning in this Compliance Certificate unless given a different meaning in this Compliance Certificate.
2.	We confirm that: [Insert details of covenants to be certified]

Director of [Borrower]	........................................ Signed:

108

Schedule 11
LMA Form of Confidentiality Undertaking

[Letterhead of Potential Purchaser]

Date: [ ]

To:

[insert name of Seller]

Re: The Agreement

Company: (the "Company") Date: Amount: Agent:

Dear Sirs

We are considering acquiring an interest in the Agreement which, subject to the Agreement, may be by way of novation, assignment, the entering into, whether directly or indirectly, of a sub-participation or any other transaction under which payments are to be made or may be made by reference to one or more Finance Documents and/or one or more Obligors or by way of investing in or otherwise financing, directly or indirectly, any such novation, assignment, sub-participation or other transaction (the "Acquisition"). In consideration of you agreeing to make available to us certain information, by our signature of this letter we agree as follows (acknowledged and agreed by you by your signature of a copy of this letter):

1.	Confidentiality Undertaking

We undertake (a) to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by paragraph 2 below and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to our own confidential information and (b) until the Acquisition is completed to use the Confidential Information only for the Permitted Purpose.1

2.	Permitted Disclosure

You agree that we may disclose:

2.1	to any of our Affiliates and any of our or their officers, directors, employees, professional advisers and auditors such Confidential Information as we shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph 2.1 is

1 Please note that the Permitted Purpose ceases to apply on completion of the Acquisition however if the Acquisition does not complete, the prospective purchaser is not permitted to use any Confidential Information it has acquired for any purpose other than the Permitted Purpose.

109

informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information, except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

2.2	subject to the requirements of the Agreement, to any person:
(a)	to (or through) whom we assign or transfer (or may potentially assign or transfer) all or any of our rights and/or obligations which we may acquire under the Agreement such Confidential Information as we shall consider appropriate if the person to whom the Confidential Information is to be given pursuant to this sub-paragraph (a) of paragraph 2.2 has delivered a letter to us in equivalent form to this letter;
(b)	with (or through) whom we enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to the Agreement or any Obligor such Confidential Information as we shall consider appropriate if the person to whom the Confidential Information is to be given pursuant to this sub-paragraph (b) of paragraph 2.2 has delivered a letter to us in equivalent form to this letter;
(c)	to whom information is required or requested to be disclosed by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation such Confidential Information as we shall consider appropriate; and
2.3	notwithstanding paragraphs 2.1 and 2.2. above, Confidential Information to such persons to whom, and on the same terms as, a Finance Party is permitted to disclose Confidential Information under the Agreement, as if such permissions were set out in full in this letter and as if references in those permissions to Finance Party were references to us.[2]
3.	Notification of Disclosure

We agree (to the extent permitted by law and regulation) to inform you:

3.1	of the circumstances of any disclosure of Confidential Information made pursuant to sub-paragraph (c) of paragraph 2.2 above except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and
3.2	upon becoming aware that Confidential Information has been disclosed in breach of this letter.
4.	Return of Copies

If we do not enter into the Acquisition and you so request in writing, we shall return or destroy all Confidential Information supplied by you to us and destroy or permanently erase (to the extent technically practicable) all copies of Confidential Information made by us and use our reasonable endeavours to ensure that anyone to whom we have supplied any Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that we or the recipients are required to retain

2 The intention of this paragraph is to ensure that (i) any permitted disclosures in the Facility Agreement which are subject to less onerous disclosure requirements and (ii) any additional permitted disclosures in the Facility Agreement are also permitted under this letter.

110

any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under sub-paragraph (c) of paragraph 2.2 above.

5.	Continuing Obligations

The obligations in this letter are continuing and, in particular, shall survive and remain binding on us until (a) if we become a party to the Agreement as a lender of record, the date on which we become such a party to the Agreement; (b) if we enter into the Acquisition but it does not result in us becoming a party to the Agreement as a lender of record, the date falling [twelve] months after the date on which all of our rights and obligations contained in the documentation entered into to implement the Acquisition have terminated3; or (c) in any other case the date falling [twelve] months after the date of our final receipt (in whatever manner) of any Confidential Information.

6.	No Representation; Consequences of Breach, etc

We acknowledge and agree that:

6.1	neither you, nor any member of the Group nor any of your or their respective officers, employees or advisers (each a "Relevant Person") (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by you or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by you or be otherwise liable to us or any other person in respect of the Confidential Information or any such information; and
6.2	you or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by us.
7.	Entire Agreement: No Waiver; Amendments, etc
7.1	This letter constitutes the entire agreement between us in relation to our obligations regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.
7.2	No failure to exercise, nor any delay in exercising, any right or remedy under this letter will operate as a waiver of any such right or remedy or constitute an election to affirm this letter. No election to affirm this letter will be effective unless it is in writing. No single or partial exercise of any right or remedy will prevent any further or other exercise or the exercise of any other right or remedy under this letter.
7.3	The terms of this letter and our obligations under this letter may only be amended or modified by written agreement between us.
8.	Inside Information

We acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and we undertake not to use any Confidential Information for any unlawful purpose.

3 The purpose of this paragraph (b) is to ensure that if the Acquisition does not result in the Purchaser becoming a lender of record under the Agreement, the confidentiality obligations imposed on the Purchaser in this letter will continue until the expiry of an agreed period after termination of the sub-participation, assignment or other transaction.

111

9.	Nature of Undertakings

The undertakings given by us under this letter are given to you and are also given for the benefit of the Company and each other member of the Group.

10.	Third Party Rights
10.1	Subject to this paragraph 10 and to paragraphs 6 and 9, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") to enforce or to enjoy the benefit of any term of this letter.
10.2	The Relevant Persons may enjoy the benefit of the terms of paragraphs 6 and 9 subject to and in accordance with this paragraph 10 and the provisions of the Third Parties Act.
10.3	Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person to rescind or vary this letter at any time.
11.	Governing Law and Jurisdiction
11.1	This letter (including the agreement constituted by your acknowledgement of its terms) (the "Letter") and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this Letter)[4] are governed by English law.
11.2	The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter (including a dispute relating to any non-contractual obligation arising out of or in connection with either this Letter or the negotiation of the transaction contemplated by this Letter).
12.	Definitions

In this letter (including the acknowledgement set out below) terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and:

"Confidential Information" means all information relating to the Company, any Obligor, the Group, the Finance Documents, [the/a] Facility and/or the Acquisition which is provided to us in relation to the Finance Documents or [the/a] Facility by you or any of your affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by us of this letter; or
(b)	is identified in writing at the time of delivery as non-confidential by you or your advisers; or
(c)	is known by us before the date the information is disclosed to us by you or any of your affiliates or advisers or is lawfully obtained by us after that date, from a source which is, as far as we are aware, unconnected with the Group and which, in either case, as far as we are aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

4 The reference to non-contractual obligations arising out of the negotiation of the contemplated transaction is intended to specifically apply the governing law (and jurisdiction) clause to any non-contractual obligations arising out of negotiations where the transaction breaks down before the documentation documenting the debt trade is entered into.

112

"Group" means the Company and its subsidiaries for the time being (as such term is defined in the Companies Act 2006).

"Permitted Purpose" means considering and evaluating whether to enter into the Acquisition.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

.................................

For and on behalf of

[Potential Purchaser]

To: [Potential Purchaser]

We acknowledge and agree to the above:

...................................

For and on behalf of

[Seller]

113

Schedule 12
Forms of Notifiable Debt Purchase Transaction Notice

Part 1
Form of Notice on Entering into Notifiable Debt Purchase Transaction

To:	Wilmington Trust (London) Limited as Agent
From:	[The Lender]
Dated:

Telemar Norte Leste S.A. – Em Recuperação Judicial – USD 29,689,623,54 Facility Agreement
dated 26 July 2018 as amended and restated on ____________ 2020 (the “Agreement”)

1.	We refer to paragraph (b) of Clause 23.2 (Disenfranchisement) of the Agreement. Terms defined in the Agreement have the same meaning in this notice unless given a different meaning in this notice.
2.	We have entered into a Notifiable Debt Purchase Transaction.
3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.
Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates
[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]

By:

114

Part 2
Form of Notice on Termination of Notifiable Debt Purchase Transaction / Notifiable Debt Purchase Transaction ceasing to be with a member of the Group

To:	Wilmington Trust (London) Limitedas Agent
From:	[The Lender]

Dated:

Telemar Norte Leste S.A. – Em Recuperação Judicial – USD 29,689,623,54 Facility Agreement
dated 26 July 2018 as amended and restated on ____________ 2020 (the “Agreement”)

1.	We refer to paragraph (b) of Clause 23.2 (Disenfranchisement) of the Agreement. Terms defined in the Agreement have the same meaning in this notice unless given a different meaning in this notice.
2.	A Notifiable Debt Purchase Transaction which we entered into and which we notified you of in a notice dated [ ] has [terminated]/[ceased to be with a member of the Group].*
3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.
Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates
[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]

By:

*	Delete as applicable
115

Signatures

The Borrower

Telemar Norte Leste S.A. – Em Recuperação Judicial	........................................ By: Pedro Andrade França

........................................ By: Renata de Andrade Junqueira Ribeiro
Witnesses: 1. ____________________________ Name: ID: 2. ____________________________ Name: ID:
........................................ Address: Fax: Attention:

[Signature Page to the ECA Facility Agreement (Telemar – NIB)]

The Original Guarantors

Oi S.A. – Em Recuperação Judicial	........................................ By: Pedro Andrade França

........................................ By: Renata de Andrade Junqueira Ribeiro
Witnesses: 1. ____________________________ Name: ID: 2. ____________________________ Name: ID:
........................................ Address: Fax: Attention:

[Signature Page to the ECA Facility Agreement (Telemar – NIB)]

Oi Móvel S.A. – Em Recuperação Judicial	........................................ By: Pedro Andrade França

........................................ By: Renata de Andrade Junqueira Ribeiro
Witnesses: 3. ____________________________ Name: ID: 4. ____________________________ Name: ID:
........................................ Address: Fax: Attention:

[Signature Page to the ECA Facility Agreement (Telemar – NIB)]

The Agent

Wilmington Trust (London) Limited	........................................ By:

........................................
Address: Third Floor, 1 King’s Arms Yard, London EC2R 7AF

Attention: Marcy Massaki / Keith Reader

Tel No: +44 (0)20 7397 3653 / +44 (0)20 7397 3649

Fax No: 44 (0)20 7397 3601

Email: mmassaki@wilmingtontrust.com / kreader@wilmingtontrust.com

[Signature Page to the ECA Facility Agreement (Telemar – NIB)]

The Original Lender

Nordic Investment Bank	........................................ By:
........................................ Address: Attention: Tel No: Fax No: Email:

[Signature Page to the ECA Facility Agreement (Telemar – NIB)]

Originally dated 17 July 2018

Facility Agreement

between

Telemar Norte Leste S.A. – Em Recuperação Judicial

as Borrower

THE COMPANIES

listed in Part 1 of Schedule 1 of this Agreement as Guarantors

THE FINANCIAL INSTITUTIONS

listed in Part 2 of Schedule 1 of this Agreement as the Original Lenders

Wilmington Trust (London) Limited

as Agent

as Amended and Restated on _________________ 2020

1. Definitions and Interpretation	1
2. The Tranches	17
3. Purpose	18
4. Conditions Precedent	18
5. RJ Plan Amendment	19
6. Repayment	19
7. Prepayment and Cancellation	19
8. Excess Cashflow Sweep	20
9. Costs of Loan	26
10. Interest Periods	26
11. Fees	26
12. Tax Gross-Up and Indemnities	27
13. Increased Costs	31
14. Other Indemnities	32
15. Mitigation by the Lenders	33
16. Costs and Expenses	34
17. Guarantee and Indemnity	35
18. Representations	38
19. Information Undertakings	43
20. General Undertakings	46
21. Events of Default	57
22. Changes to the Lenders	61
23. Debt Purchase Transactions	65
24. Changes to the Obligors	67
25. Role of the Agent	69
26. Conduct of Business by the Finance Parties	76
27. Sharing among the Finance Parties	77
28. Payment Mechanics	79
29. Set-Off	81
30. Notices	82
31. Calculations and Certificates	84
32. Partial Invalidity	84
33. Remedies and Waivers	84
34. Amendments and Waivers	84
35. Confidential Information	85
(i)

36. Counterparts	88
37. Governing Law	89
38. Enforcement	89
Schedule 1 The Original Parties	90
Part 1 The Original Obligors	90
Part 2 The Original Lenders	91
Schedule 2 Conditions Precedent	92
Part 1 Conditions Precedent	92
Part 2 Conditions Precedent required to be Delivered by an Additional Guarantor	93
Schedule 3 Replaced Facility Agreements	94
Schedule 4 Asset Disposals	95
Schedule 5 Repayment Schedule	98
Schedule 6 Form of Transfer Certificate	99
Schedule 7 Form of Assignment Agreement	102
Schedule 8 Form of Accession Letter	105
Schedule 9 Form of Resignation Letter	106
Schedule 10 Form of Compliance Certificate	107
Schedule 11 LMA Form of Confidentiality Undertaking	108
Schedule 12 Forms of Notifiable Debt Purchase Transaction Notice	113
Part 1 Form of Notice on Entering into Notifiable Debt Purchase Transaction	113
Part 2 Form of Notice on Termination of Notifiable Debt Purchase Transaction / Notifiable Debt Purchase Transaction ceasing to be with a member of the Group	114
Signatures	1

(ii)

This Agreement, originally dated 17 July 2018, as amended and restated on ________________ 2020 and made

Between:

(1)	Telemar Norte Leste S.A. – Em Recuperação Judicial (the “Borrower” or “Telemar”);
(2)	The Subsidiaries of the Borrower listed in Part 1 of Schedule 1 (The Original Parties) as original guarantors (the “Original Guarantors”);
(3)	The Financial Institutions listed in Part 2 of Schedule 1 (The Original Parties) as lenders (the “Original Lenders”); and
(4)	Wilmington Trust (London) Limited as agent of the other Finance Parties (the “Agent”).

RECITALS

(A)	On 20 June 2016, Oi, the Borrower and certain of its Subsidiaries (each as defined below) filed for judicial reorganisation in the Bankruptcy Court (as defined below) (the “Judicial Reorganisation”). Under the Judicial Reorganisation, Oi, the Borrower, certain of its subsidiaries and its key stakeholders agreed on the terms of the RJ Plan (as defined below), which was ratified by the Bankruptcy Court on 5 February 2018.
(B)	Pursuant to the RJ Plan, each Replaced Facility Agreement (as defined below) is deemed terminated and, as part of the RJ Plan, the claims of the Lenders are instead recognised under, and governed by, this Agreement.
(C)	Under the Replaced Facility Agreements, certain loans were advanced to the Borrower prior to the commencement of the Judicial Reorganisation.
(D)	Certain export credit agencies issued buyer credit guarantees (“Buyer Credit Guarantees”) to guarantee beneficiaries (“Guarantee Beneficiaries”) under the relevant Replaced Facility Agreements.
(E)	The commencement of the Judicial Reorganisation triggered an “Event of Default” under the Replaced Facility Agreements, which in turn triggered indemnifications for amounts owed to certain lenders pursuant to the terms of the Buyer Credit Guarantees.
(F)	As a result of indemnifying the Guarantee Beneficiaries, the providers of the Buyer Credit Guarantees were entitled to become lenders of record in relation to amounts equal to the “Guaranteed Receivables” under the applicable Replaced Facility Agreements, and such entitlements were exercised prior to entering into this Agreement.

It is agreed as follows:

Section 1
Interpretation

1.	Definitions and Interpretation
1.1	Definitions

In this Agreement:

“Accession Letter” means a document substantially in the form set out in Schedule 8 (Form of Accession Letter).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 23 (Changes to the Obligors).

1

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Amendment Ratification Date” means the date of the publication of the confirmation of the RJ Plan Amendment, which is ______________ 2020.

“Anatel” means the National Telecommunications Agency (Agência Nacional de Telecomunicações), created by Law No. 9,472, dated July 16, 1997.

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 7 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

“Authorization” means an authorization, consent, approval, resolution, license, exemption, filing, notarization or registration.

“Authorized Signatory” means any person duly appointed on behalf of the Borrower to sign any document required under the terms of this Agreement to be signed or countersigned by the Borrower whose name and specimens of whose signature have been supplied to the Agent provided that no written notice of the revocation of such appointment has been received by the Agent.

“Bankruptcy Trustee” means Escritorio de Advocacia Arnold Wald, with a registered office at Av. Pres. Juscelino Kubitschek, 510, 8o andar, Sao Paulo SP, CEP 04543-906, as appointed by the Judicial Reorganization Court, under the terms of the decision rendered on July 22, 2016.

“Bondholders’ Unsecured Credits” means the Unsecured Credits pertaining to bonds pertaining to debt issuances by PTIF and Oi Coop, guaranteed by Oi and issued by Oi and guaranteed by Telemar listed as follows, issued and traded abroad and regulated by foreign laws, as well as subject to laws and other applicable rules in the jurisdictions where such bonds are traded: (i) 9.75% Senior Notes issued by Oi , (ii) 5. 125% Senior Notes 2017 issued by Oi and guaranteed by Telemar, (iii) 9.500% Senior Notes 2019 issued by Oi and guaranteed by Telemar, (iv) 5.500% Senior Notes 2020 issued by Oi and guaranteed by Telemar, (v) 5.625% Senior Notes 2021 issued by Coop and guaranteed by Oi, (vi) 5.750% Senior Notes 2022, issued by Coop and guaranteed by Oi, (vii) 6.250% Notes 2016 issued by PTIF and guaranteed by Oi, (viii) 5.242% Notes 2017 issued by PTIF and guaranteed by Oi, (ix) 4.375% Notes 2017 issued by PTIF and guaranteed by Oi, (x) 5.875% Notes 2018 issued by PTIF and guaranteed by Oi, (xi) 5.000% Note 2019 issued by PTIF and guaranteed by Oi, (xii) 4.625% Notes 2020 issued by PTIF and guaranteed by Oi , and (xiii) 4.500% Notes 2025 issued by PTIF and guaranteed by Oi.

“Brazilian GAAP” means, as elected from time to time by the Borrower, the accounting principles prescribed by Brazilian Corporate Law, the rules and regulations issued by applicable regulators, including the Brazilian Securities Exchange Commission (Comissão de Valores Mobiliários), as well as the technical releases issued by the Brazilian Institute of Accountants (Instituto Brasileiro de Contadores), in accordance with IFRS as issued by the International Accounting Standards Board, in each case, as in effect from time to time.

“Break Costs” means the amount (if any) by which:

(a)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;
2

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, New York and Rio de Janeiro.

“Capital Increase with Capitalization of Credit” means a capital increase of Oi, subscribed by the Qualified Bondholders’ Unsecured Creditors, paid up upon capitalization of the Qualified Bondholders’ Unsecured Credits, as per Article 171, paragraph 2, of the Corporation Law of Brazil and other applicable legal provisions.

“Capitalized Lease Obligations” means, with respect to any person, the obligations of such person under a lease that are required to be classified and accounted for as a capitalized lease in accordance with Brazilian GAAP and the amount of Indebtedness represented by such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with Brazilian GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“CDB Facility Agreement” means the facility agreement to be entered into by, among others, Telemar and China Development Bank, which, pursuant to the RJ Plan, will terminate the Replaced CDB Facility Agreements.

“Class III Credits” means the Pre-Petition Credits provided for in arts. 41, item Ill, and 8, item VI of the LFR against the Obligors, held by persons who are not any of the Obligors themselves.

“Class III Unsecured Creditors” means holders of Class III Credits.

“Code” means the US Internal Revenue Code of 1986.

“Commitment” means a Tranche 1 Commitment, a Tranche 2 Commitment, a Tranche 3 Commitment, a Tranche 4 Commitment or a Tranche 5 Commitment.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 10 (Form of Compliance Certificate).

“Confidential Information” means all information relating to the Borrower or any other Obligor, the Group or the Finance Documents of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents from either:

(a)	any member of the Group or any of its advisers: or
(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

3

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 35 (Confidential Information): or
(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers: or
(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraph (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of and is not otherwise subject to any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 11 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Borrower and the Agent.

“Copart 4” means Copart 4 Participações S.A. – Em Recuperação Judicial, a sociedade anônima organized and existing under the laws of the Federative Republic of Brazil, merged with and into Telemar in January 2019.

“Copart 5” means Copart 5 Participações S.A. – Em Recuperação Judicial, a sociedade anônima organized and existing under the laws of the Federative Republic of Brazil, merged with and into Oi in March 2019.

“Corrupt Practices” means the offering, giving, receiving, or soliciting, directly or indirectly, of anything of value to influence improperly the actions of another party.

“Creditors’ List of the Bankruptcy Trustee” means the list of creditors prepared by the Bankruptcy Trustee in accordance with article 7, paragraph 2 of the LFR.

“Credits” means the Pre-Petition Credits and the Post-Petition Credits.

“CTA” means the Corporation Tax Act 2009 (United Kingdom).

“Debtors” means Oi, Telemar, Oi Movel, Oi Coop, and PTIF.

“Debt Purchase Transaction” means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;
(b)	enters into any sub-participation in respect of; or
(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement.

“Default” means an Event of Default or any event or circumstance specified in Clause 21 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with this Agreement (or otherwise in order for the transactions
4

contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or
(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including without limitation, air within natural or man-made structures, whether above or below ground);
(b)	water (including without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and
(c)	land (including, without limitation, land under water).

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the Environment;
(b)	the conditions of the workplace;
(c)	the generation, handling, storage, use, release of spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

“Environmental Permits” means any permit and other Authorization and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.

“Event of Default” means any event or circumstance specified as such in Clause 21 (Events of Default).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;
(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or
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(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;
(b)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or
(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2019,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Agent and the Borrower setting out any of the fees referred to in Clause 11 (Fees).

“Finance Document” means this Agreement, any Fee Letter, any Accession Letter, any Resignation Letter and any other document designated as such by the Agent and the Borrower.

“Finance Party” means the Agent or a Lender.

“Fraudulent Practice” means any action or omission, including misrepresentation, that knowingly or recklessly misleads, or attempts to mislead, a party to obtain a financial or other benefit or to avoid an obligation.

“General Creditors’ Meeting” means:

(a)	the General Creditors’ Meeting held in Brazil on December 19 and 20, 2017, where the requisite majorities of creditors approved the RJ Plan; and
(b)	the General Creditors’ Meeting held in Brazil on ____________ 2020, where the requisite majorities of creditors approved the RJ Plan Amendment,

as applicable.

“Governmental Authority” means the government of the Federative Republic of Brazil or of any other jurisdiction or a political subdivision of it, including any federal, state, or local institution, agency, division, department, or body of this government, or a political subdivision of it, including the Public Prosecutor’s Office, the Federal Police, the Federal Revenue Office of Brazil, the National Institute of Social Security, the Central Bank of Brazil, the Securities and Exchange Commission, Anatel, the Federal Accounting Court, any judicial, administrative or arbitration court or tribunal, any regulatory or self-regulatory entity.

“Group” means Oi and its Subsidiaries for the time being.

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“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 24 (Changes to the Obligors).

“Hedging Obligations” of any person means the obligations of such person under any agreement relating to any swap, option, forward sale, forward purchase, index transaction, cap transaction, floor transaction, collar transaction or any other similar transaction, in each case, for purposes of hedging or capping against inflation, interest rates, currency or commodities price fluctuations.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Indebtedness” means, with respect to any person, without duplication:

(a)	whether being principal and/or interest of any present or future indebtedness of such person:
(i)	in respect of borrowed money;
(ii)	evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);
(iii)	representing the balanced deferred and unpaid of the purchase price of property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) liabilities accrued in the ordinary course of business which purchase price is due more than twelve (12) months after the date of placing the property in service or taking delivery and title thereto; or
(iv)	representing net obligations under any Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such person prepared in accordance with IFRS;

(b)	to the extent not otherwise included, any obligation by such person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in paragraph (a) of a third person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and
(c)	to the extent not otherwise included, the obligations of the type referred to in paragraph (a) of a third person secured by a Lien on any asset owned by such first person, whether or not such Indebtedness is assumed by such first person, if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified person prepared in accordance with IFRS.

Notwithstanding the foregoing, in connection with the purchase by the Borrower or any Restricted Subsidiaries of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however,

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that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

For the avoidance of doubt, “Indebtedness” shall not include any obligations to any person with respect to “Programa de Recuperação Fiscal—REFIS,” “Programa Especial de Parcelamento de Impostos—REFIS Estadual” and “Programa de Parcelamento Especial—PAES”, any other tax payment agreement entered into with any Brazilian governmental entity, nor any other payment obligations to regulatory agencies and/or any other payment agreement that is due to any creditor who, prior to the approved RJ Plan, was not considered as Indebtedness in the calculation of Indebtedness of the Borrower.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 10.1 (Interest Periods).

“IRS Code” means the Internal Revenue Code (United States).

“ITA” means the Income Tax Act 2007 (United Kingdom).

“Lender” means:

(a)	any Original Lender; and
(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a “Lender” in accordance with Clause 22 (Changes to the Lenders),

which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement.

“LFR” means Bankruptcy Act And Recovery Company – Law No. 11, I 01, dated February 9, 2005.

“LMA” means the Loan Market Association.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

“Loan” means:

(a)	the Tranche 1 Loan;
(b)	the Tranche 2 Loan;
(c)	the Tranche 3 Loan;
(d)	the Tranche 4 Loan; and
(e)	the Tranche 5 Loan.

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66⅔ per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66⅔ per cent. of the Total Commitments immediately prior to the reduction).

“Margin” means 1.75 per cent. per annum.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations or property of the Group taken as a whole; (b) the ability of the Borrower or any Obligor to

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perform its payment obligations under this Agreement or under the RJ Plan that was approved in General Creditors´ Meeting; or (c) the validity or enforceability of this Agreement or the rights or remedies of any Finance Party under this Agreement.

“ME/EPP Credits” means the Pre-Petition Credits held by micro and small businesses, defined in accordance with Complementary Law No. 123/2006, under the terms of art. 41, item IV of the LFR.

“ME/EPP Unsecured Creditors” means holders of ME/EPP Credits.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;
(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Necessary Governmental Approvals” means the government approvals set forth in Clause 18.6 (Government Approvals).

“New Lender” has the meaning given to that term in Clause 22 (Changes to the Lenders).

“New Money Capital Increase” means the R$4.0 billion capital increase to be undertaken by Oi S.A – Em Recuperação Judicial pursuant to the RJ Plan and the Subscription Commitment Agreement.

“Nordic Bank Facility Agreement” means the facility agreement to be entered into by, among others Telemar and Nordic Bank which pursuant to the RJ Plan will terminate the Replaced Nordic Bank Facility Agreement.

“Notifiable Debt Purchase Transaction” has the meaning given to that term in paragraph (b) of Clause 23.2 (Disenfranchisement).

“Obligor” means the Borrower or a Guarantor.

“OFAC” means Office of Foreign Assets Control of the US Department of Treasury.

“Oi” means Oi S.A. – Em Recuperação Judicial.

“Oi Coop” means Oi Brasil Holdings Coöperatief U.A. – Em Recuperação Judicial, a private legal entity organised and existing under the Laws of the Netherlands, with its registered office in Amsterdam, Schiphol Boulevard 231, B tower, 5th floor, 1118 BH Schiphol and principal place of business in the city of Rio de Janeiro- RJ.

“Oi Movel” means Oi Móvel S.A. – Em Recuperação Judicial, a closely held corporation with its registered office and principal place of business at Setor Comercial Norte, Block 3, Section A, Building Estação Telefõnica, ground floor part 2, Brasila - DF, at Setor Comercial Norte, Block 3, Section A, Building Estação Telefõnica, ground floor part 2, CEP 70.713-900.

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“Original Financial Statements” means:

(a)	in relation to the Borrower, its audited consolidated financial statements of the Borrower for the financial year ended 31 December 2017; and
(b)	in relation to each Original Obligor, its audited financial statements for its financial year ended 31 December 2017.

“Original Obligor” means the Borrower or an Original Guarantor.

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Post-Petition Credits” means the credits held against the Debtors that are not subject to the effects of the RJ Plan due to the fact that (a) their triggering event occurred after the Request Date, or (ii) they meet art. 49, paragraphs 3 and 4 of the LFR, or any other legal standard that excludes them from the effects of the RJ Plan.

“Pre-Petition Credits” means the credits and permanent injunctions subject to the effects of the RJ Plan, whether matured or maturing, which respective agreements, obligations and/or triggering events occurred prior to the Request Date, regardless of whether or not they are included in the Creditors’ List of the Bankruptcy Trustee. Pre-Petition Credits are all Credits referred to in the RJ Plan, regardless of their nature, with the exception of Post-Petition Credits.

“PTIF” means Portugal Telecom International Finance B.V. - Em Recuperação Judicial, a private legal entity organized and existing under the Laws of the Netherlands, with its registered office in Amsterdam, Naritaweg 165, 1043 BW, and principal place of business in the city of Rio de Janeiro- RJ.

“Qualified Bondholders’ Unsecured Credits” means the Bondholders’ Unsecured Credits held by Qualified Bondholders.

“Qualified Bondholders” means, exclusively for the purpose of the RJ Plan, those individual or legal entity investors holding Qualified Bondholders’ Unsecured Credits in an amount exceeding seven hundred and fifty thousand United States Dollars (USD750,000.00) and that, if resident in the European Union, prove the compliance with the applicable legal requirements, especially the condition of qualified investor, pursuant to the Prospectus Directive of the European Economic Area (EEA).

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by Oi or any of its Restricted Subsidiaries pursuant to which Oi or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by Oi or any of its Restricted Subsidiaries), or (b) any other person (in the case of a transfer by a Receivables Subsidiary) or may transfer an undivided interest in or may grant a security interest in, any receivables (whether now existing or arising in the future) of Oi or any of its Restricted Subsidiaries and any asset related thereto, including, without limitation, all collateral securing such receivables, all contracts and all guarantees or other obligations in respect of the accounts receivable, proceeds of such receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving receivables.

“Ratification Date” means the date of the publication of the confirmation of the RJ Plan in Brazil, which is 5 February, 2018.

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“Regulatory Agencies Pre-Petition Credits” means non-tax Pre-Petition Credits held by regulatory agencies or arising out of obligations imposed due to the resolution of regulatory agencies, including ANATEL. Occasional administrative fines already deemed as overdue by decision rendered within the scope of the Superior Court of Justice are not included in the Regulatory Agencies Pre-Petition Credits.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Repeating Representations” has the meaning given to it in Clause 17.28 (Repetition).

“Repayment Date” means the last day of the relevant Interest Period.

“Replaced CDB Facility Agreements” means:

(d)	the USD500,000,000 facility agreement dated 30 October 2009 between China Development Bank as lender and Telemar as borrower;
(e)	the USD600,000,000 facility agreement dated 18 December 2015 between China Development Bank as lender and Telemar as borrower; and
(f)	the USD600,000,000 refinancing facility agreement dated 18 December 2015 between China Development Bank as lender and Telemar as borrower.

“Replaced Nordic Bank Facility Agreement” means the USD250,000,000 facility agreement dated 1 July 2008 between Nordic Bank as lender and Telemar as borrower.

“Replaced Facility Agreements” means the facility agreements set out in Schedule 3 (Replaced Facility Agreements).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Request Date” means the date of the filing of the request for judicial reorganization, namely: June 20, 2016.

“Resignation Letter” means a letter substantially in the form set out in Schedule 9 (Form of Resignation Letter).

“Restricted Subsidiary” means all the direct and indirect subsidiaries of which the Borrower holds more than 50% of equity or more than 50% of voting power.

“RJ Plan” means the judicial reorganization plan that was approved by the requisite majorities of creditors in the general Creditors’ Meeting held in Brazil on December 19 and 20, 2017 (plano de recuperação judicial), as amended by the RJ Plan Amendment.

“RJ Plan Amendment” means the amendment to the RJ Plan, including all exhibits and documents referenced therein, dated __________, 2020 and ratified on the Amendment Ratification Date.

“ROF” means the Registry of Financial Transactions (Registro de Operações Financeiras – ROF), a declaratory electronic registration identified by a number obtained by or on behalf of the Borrower prior to the disbursement of the Loan through the electronic registration system for financial transactions of the SISBACEN (RDE-ROF – Registro Declaratório Eletrônico – Módulo de Registro de Operações Financeiras), authorizing the Borrower to: (a) enter into

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the relevant foreign exchange contract for the inflow of funds into Brazil; and (b) after the disbursement of the Loan, make the relevant registration of the Schedule of Payment.

"Sanctioned Person" means any person who is a designated target of Sanctions or is otherwise a subject of Sanctions (including without limitation as a result of being (a) owned or controlled directly or indirectly by any person which is a designated target of Sanctions, or (b) located, organised or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, currently, the Crimea Region, Cuba, Iran, North Korea and Syria).

“Sanctions” means any economic or financial sanctions laws, regulations, trade embargoes or similar restrictive measures administered, enacted or enforced by any of the Sanctions Authorities.

“Sanctions Authorities” means:

(a)	the United States government, including OFAC and the US Department of State;
(b)	the United Nations Security Council;
(c)	the European Union or any present or future member state thereof;
(d)	the Canadian government;
(e)	the United Kingdom, including Her Majesty’s Treasury;
(f)	the Hong Kong Monetary Authority
(g)	the government of Finland;
(h)	the government of Belgium; or
(i)	the respective institutions or agencies of any of the foregoing.

“Schedule of Payments” means the Schedule of Payments (Esquema de Pagamentos) to be registered within the ROF, by the Borrower, through the SISBACEN (RDE-ROF – Registro Declaratório Eletrônico – Módulo de Registro de Operações Financeiras), indicating the dates of repayment of principal, interest, charges, fees and any other amounts due and evidenced in the relevant ROF.

“Secured Creditors” means the holders of Secured Credits.

“Secured Credits” means the pre-petition credits guaranteed by in rem rights, under the terms of art. 41, item II of the LFR.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Stated Maturity” means, with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the final payment of principal of such Indebtedness is due and payable, including, with respect to any principal amount which is then due and payable pursuant to any mandatory redemption provision, the date specified for the payment thereof (but excluding any provision providing for obligations to repay, redeem or repurchase any such Indebtedness upon the happening of any contingency unless such contingency has occurred).

“Subscription Commitment Agreement” means that certain Subscription Commitment Agreement, dated as of December 19, 2017 (as amended, modified or supplemented).

“Subsidiary” means, in relation to the Borrower, a company or corporation:

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(a)	which is controlled, directly or indirectly, by the Borrower;
(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly, by the Borrower; or
(c)	which is a Subsidiary of another Subsidiary of the Borrower,

and, for this purpose, a company or corporation shall be treated as being controlled by the Borrower if the Borrower is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Termination Date” means 26 February 2035.

“Total Commitments” means the aggregate of the Commitments being USD 682,901,603.71 at the date of this Agreement.

“Total Tranche 1 Commitments” means the aggregate of the Tranche 1 Commitments, being USD 106,932,624.85 at the date of this Agreement.

“Total Tranche 2 Commitments” means the aggregate of the Tranche 2 Commitments, being USD 207,790,007.41 at the date of this Agreement.

“Total Tranche 3 Commitments” means the aggregate of the Tranche 3 Commitments, being USD 118,397,829.95 at the date of this Agreement.

“Total Tranche 4 Commitments” means the aggregate of the Tranche 4 Commitments, being USD 108,412,898.95 at the date of this Agreement.

“Total Tranche 5 Commitments” means the aggregate of the Tranche 5 Commitments, being USD 141,368,242.55 at the date of this Agreement.

“Tranche” means Tranche 1, Tranche 2, Tranche 3, Tranche 4 or Tranche 5.

“Tranche 1” means the term loan tranche deemed to be made available under this Agreement as described in Clause 2.1(a) (The Tranches).

“Tranche 1 Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Tranche 1 Commitment” in Part 2 of Schedule 1 (The Original Parties) and the amount of any other Tranche 1 Commitment transferred to it pursuant to Clause 21 (Changes to the Lenders) of this Agreement; and
(b)	in relation to any other Lender, the amount of any Tranche 1 Commitment transferred to it pursuant to Clause 21 (Changes to the Lenders) of this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Tranche 1 Loan” means a loan made under Tranche 1 or the principal amount outstanding for the time being of that loan.

“Tranche 2” means the term loan tranche deemed to be made available under this Agreement as described in Clause 2.1(b) (The Tranches).

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“Tranche 2 Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Tranche 2 Commitment” in Part 2 of Schedule 1 (The Original Parties) and the amount of any other Tranche 2 Commitment transferred to it pursuant to Clause 21 (Changes to the Lenders) of this Agreement; and
(b)	in relation to any other Lender, the amount of any Tranche 2 Commitment transferred to it pursuant to Clause 21 (Changes to the Lenders) of this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Tranche 2 Loan” means a loan made under Tranche 2 or the principal amount outstanding for the time being of that loan.

“Tranche 3” means the term loan tranche deemed to be made available under this Agreement as described in Clause 2.1(c) (The Tranches).

“Tranche 3 Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Tranche 3 Commitment” in Part 2 of Schedule 1 (The Original Parties) and the amount of any other Tranche 3 Commitment transferred to it pursuant to Clause 21 (Changes to the Lenders) of this Agreement; and
(b)	in relation to any other Lender, the amount of any Tranche 3 Commitment transferred to it pursuant to Clause 21 (Changes to the Lenders) of this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Tranche 3 Loan” means a loan made under Tranche 3 or the principal amount outstanding for the time being of that loan.

“Tranche 4” means the term loan tranche deemed to be made available under this Agreement as described in Clause 2.1(d) (The Tranches).

“Tranche 4 Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Tranche 4 Commitment” in Part 2 of Schedule 1 (The Original Parties) and the amount of any other Tranche 4 Commitment transferred to it pursuant to Clause 21 (Changes to the Lenders) of this Agreement; and
(b)	in relation to any other Lender, the amount of any Tranche 4 Commitment transferred to it pursuant to Clause 21 (Changes to the Lenders) of this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Tranche 4 Loan” means a loan made under Tranche 4 or the principal amount outstanding for the time being of that loan.

“Tranche 5” means the term loan tranche deemed to be made available under this Agreement as described in Clause 2.1(e) (The Tranches).

“Tranche 5 Commitment” means:

(c)	in relation to an Original Lender, the amount set opposite its name under the heading “Tranche 5 Commitment” in Part 2 of Schedule 1 (The Original Parties) and the amount of any other Tranche 4 Commitment transferred to it pursuant to Clause 21 (Changes to the Lenders) of this Agreement; and
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(d)	in relation to any other Lender, the amount of any Tranche 4 Commitment transferred to it pursuant to Clause 21 (Changes to the Lenders) of this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.

“Tranche 5 Loan” means a loan made under Tranche 5 or the principal amount outstanding for the time being of that loan.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 6 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and
(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“Unsecured Creditors” means the ME/EPP Unsecured Creditors and the Class III Unsecured Creditors.

“Unsecured Credits” means the ME/EPP Credits, the Class III Credits and the Regulatory Agencies Pre-Petition Credits.

“US” means the United States of America.

“US Tax Obligor” means:

(a)	the Borrower which is resident for tax purposes in the US; or
(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

“VAT” means:

(a)	any tax imposed in compliance with the Council Directive of November 28, 2006 on the common system of value added tax (EC Directive 2006/112); and
(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.
1.2	Construction
(a)	Unless a contrary indication appears, any reference in this Agreement to:
(i)	the “Agent”, any “Finance Party”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;
(ii)	“assets” includes present and future properties, revenues and rights of every description;
(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;
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(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(v)	a “group of Lenders” includes all the Lenders;
(vi)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium partnership or other entity (whether or not having separate legal personality);
(vii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organization;
(viii)	a provision of law is a reference to that provision as amended or re-enacted; and
(ix)	a time of day is a reference to London time.
(b)	The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.
(c)	Section, Clause and Schedule headings are for ease of reference only.
(d)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.
(e)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived.
1.3	Currency Symbols and Definitions

“$”, “USD”, “US Dollars” and “dollars” denote the lawful currency of the United States of America.

1.4	Third party rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (United Kingdom) to enforce or enjoy the benefit of any term of this Agreement.

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Section 2
The Tranches

2.	The Tranches
2.1	The Tranches

Subject to satisfaction of the conditions precedent set out in Clause 4 (Conditions Precedent) and Schedule 2 (Conditions Precedent), with effect on and from the Ratification Date, the Lenders shall be deemed to have advanced to the Borrower:

(a)	a US Dollars term loan tranche in an aggregate amount equal to the Total Tranche 1 Commitments;
(b)	a US Dollars term loan facility in an aggregate amount equal to the Total Tranche 2 Commitments;
(c)	a US Dollars term loan facility in an aggregate amount equal to the Total Tranche 3 Commitments;
(d)	a US Dollars term loan facility in an aggregate amount equal to the Total Tranche 4 Commitments; and
(e)	a US Dollars term loan facility in an aggregate amount equal to the Total Tranche 5 Commitments.
2.2	Finance Parties’ Rights and Obligations
(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.
(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in connection with this Agreement or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.
(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.
2.3	Borrower’s Authority
(a)	Each Obligor (other than the Borrower), by its execution of this Agreement, irrevocably authorizes the Borrower to act on its behalf as its agent in relation to the Finance Documents and authorizes:
(i)	the Borrower, on its behalf, to supply all information concerning itself, its financial condition and otherwise to the Finance Parties as contemplated under this Agreement and to give all notices and instruction to be given by such Obligor under the Finance Documents, to execute, on its behalf, any
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Finance Document and to enter into any agreement and amendment in connection with the Finance Documents (however fundamental and notwithstanding any increase in obligations of or other effect on an Obligor) including confirmation of guarantee obligations in connection with any amendment or consent in relation to this Agreement, without further reference to or the consent of such Obligor and each Obligor to be obliged to confirm such authority in writing upon the request of the Agent; and

(ii)	each Finance Party to give any notice, demand or other communication to be given to or served on such Obligor pursuant to the Finance Documents to the Borrower on its behalf, and in each such case such Obligor will be bound thereby (and shall be deemed to have given/received notice thereof) as though such Obligor itself had been given such notice and instructions, executed such agreement or received any such notice, demand or other communication.
(b)	Every act, omission, agreement, undertaking, waiver, notice or other communication given or made by the Borrower under this Agreement, or in connection with this Agreement (whether or not known to any Obligor) shall be binding for all purposes on all other Obligors as if the other Obligors had expressly made, given or concurred with the same. In the event of any conflict between any notice or other communication of the Borrower and any other Obligor, the choice of the Borrower shall prevail.
3.	Purpose
3.1	Purpose

The Borrower shall apply all amounts deemed advanced to it under this Agreement towards refinancing of the outstanding amounts due under the Replaced Facility Agreements, in accordance with the approval and confirmation (homologação judicial) (the “RJ Plan Confirmation”) of the Borrower’s RJ Plan filed within the 7th Corporate Court of the Judicial District of the State Capital of Rio de Janeiro, Brazil (the “Bankruptcy Court”).

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	Conditions Precedent
4.1	Conditions Precedent
(a)	The Borrower shall ensure that, on or before the date of this Agreement, the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.
(b)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorize (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.
4.2	Further Conditions Precedent

The Borrower shall ensure that, on the date of this Agreement, no Default is continuing or would result from the proposed Loans.

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Section 3
Repayment, Prepayment and Cancellation

5.	RJ Plan Amendment

Without prejudice to the provisions of Clause 6 (Repayment), Clause 7 (Prepayment and Cancellation) and Clause 8 (Excess Cashflow Sweep) of this Agreement, the Borrower shall be entitled to prepay the whole of or any part of any Loan:

(a)	pursuant to section 5.4 (Generation of Cash Sweep) of the RJ Plan Amendment; and/or
(b)	pursuant to section 4.7 (Reverse auction for prepayment of Unsecured Credits) of the RJ Plan Amendment by way of Notifiable Debt Purchase Transactions in accordance with this Agreement.
6.	Repayment
6.1	Repayment of Loans

The Borrower shall repay the Loans made to it (under any Tranche) by 24 consecutive semi-annual instalments in the amounts as set out in Schedule 5 (Repayment Schedule) and the first repayment shall occur on the 25th day of the Month that is 66 Months after the Ratification Date provided that if any scheduled interest or principal payment date is not a Business Day, such payment will be made on the next succeeding Business Day. No interest shall accrue as a result of this adjustment in payment date.

6.2	Re-borrowing

The Borrower may not re-borrow any part of a Tranche which is repaid.

7.	Prepayment and Cancellation
7.1	Illegality

If, at any time, it is or will become unlawful for any Lender to make or obtain funding for any part of an advance or for any Finance Party to perform its obligations under this Agreement or any other Finance Document the affected party shall, promptly after becoming aware of the same, deliver to the Borrower through the Agent a notice to that effect and its commitment shall be immediately cancelled and the Borrower shall repay that Lender’s participation in the Loan made to that Borrower on the next Repayment Date and that Lender’s corresponding Commitment shall be cancelled in the amount of the participations repaid.

For the avoidance of doubt, the term “unlawful” shall include, without limitation, non-compliance with any rule or regulation imposed by a relevant governmental or regulatory authority in relation to applicable “know your customer” requirements, where such non-compliance is in respect of the Borrower or any permitted successor, transferee or assign thereof and is due to the Borrower’s failure to provide the documentation or other evidence required to satisfy such applicable “know your customer” requirements promptly following a request from the Agent under Clause 19.6 (“Know Your Customer” Checks).

7.2	Voluntary Prepayment of Loans
(a)	The Borrower may, if it gives the Agent not less than 30 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Loan.
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(b)	The Tranche 1 Loan, Tranche 2 Loan, Tranche 3 Loan, Tranche 4 Loan or Tranche 5 Loan shall only be prepaid if the Tranche 1 Loan, the Tranche 2 Loan, the Tranche 3 Loan, the Tranche 4 Loan and Tranche 5 Loan are:
(i)	prepaid at the same time; and
(ii)	prepaid in amounts which reduce the Tranche 1 Loan, the Tranche 2 Loan, the Tranche 3 Loan, the Tranche 4 Loan and the Tranche 5 Loan rateably.
(c)	Any amount prepaid under this Agreement:
(i)	shall be made with accrued interest on the amount prepaid and without premium or penalty whatsoever (and excluding any Break Costs for any prepayment made on a Repayment Date); and
(ii)	shall satisfy the obligations under Clause 6.1 (Repayment of Loans) in inverse chronological order.
7.3	Restrictions
(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 (Prepayment and Cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.
(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty. For the avoidance of doubt, Break Costs shall only apply in the event of a voluntary prepayment of a Loan pursuant to this Clause 7 that is not made on a Repayment Date.
(c)	The Borrower may not re-borrow any part of a Tranche which is prepaid.
(d)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.
(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.
(f)	If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.
(g)	If all or part of any Lender’s participation in a Loan under a Tranche is repaid or prepaid, an amount of that Lender’s Commitments (equal to the amount of the participation which is repaid or prepaid) in respect of that Tranche will be deemed to be cancelled on the date of repayment or prepayment.
7.4	Application of prepayments

Any prepayment of a Loan pursuant to Clause 6.2 (Voluntary prepayment of Loans) or Clause 7 (Excess Cashflow Sweep) shall be applied pro rata to each Lender’s participation in that Loan and in inverse chronological order.

8.	Excess Cashflow Sweep
(a)	Within 150 days following the end of each financial year of Oi, commencing with the financial year ending on the 31 December following the Ratification Date, the
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Borrower shall be required (i) to calculate the Cash Sweep Amount for such financial year based on Oi’s annual audited consolidated financial statements for such financial year and (ii) to use the Cash Sweep Amount, in accordance with Section 5.4 (Generation of Cash Sweep) of the RJ Plan, to redeem a portion of the Loan and to redeem, repurchase or repay, as applicable, a portion of the Indebtedness of certain of Oi's other creditors that was issued in connection with the approval of the RJ Plan Amendment and confirmation (homologação judicial) by the Bankruptcy Court (together with the Loan, the “Cash Sweep Debt”), which redemption, repurchase or repayment shall be made pro rata across the Cash Sweep Debt in accordance with Section 5.4 (Generation of Cash Sweep) of the RJ Plan Amendment, based on the outstanding principal amount of all such credits outstanding as of the end of the applicable financial year for which such Cash Sweep Amount has been calculated (each such redemption, repurchase or repayment, a “Cash Flow Sweep”).

(b)	Cash Sweep Debt shall be redeemed, repurchased or repaid, as applicable, at a price in cash up to 100% of the principal amount of such Cash Sweep Debt, plus accrued and unpaid interest (but excluding any Break Costs), if any, to the date of such redemption, repurchase or repayment and additional amounts, if any. The remaining amount of such Cash Sweep Debt, if any, after the Cash Flow Sweep will be recalculated and adjusted in accordance with this Agreement and the RJ Plan Amendment, and shall be repaid in accordance with the terms of this Agreement, which reflects the terms of the RJ Plan Amendment.
(c)	If the Agent is required to make any payments of any Cash Sweep Amount to the Lenders pursuant to this Agreement, the Borrower will provide the Agent with not less than (5) Business Days’ prior written notice to that effect.
(d)	For the purposes of this Clause:

“Asset Sale” means any sale, conveyance, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by Oi or any of its Restricted Subsidiaries, including any disposition by means of a merger, spin-off, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(i)	any shares of Capital Stock of Oi, the Borrower or any of its Restricted Subsidiaries (other than directors' qualifying shares or shares required by applicable law to be held by a person other than Oi, the Borrower or any of its Restricted Subsidiaries);
(ii)	all or substantially all of the assets of any division or business operation of Oi, the Borrower or any of its Restricted Subsidiaries; or
(iii)	any other property or assets of Oi, the Borrower or any of its Restricted Subsidiaries outside of the ordinary course of business of Oi, the Borrower or such Restricted Subsidiary (as the case may be).

Notwithstanding the foregoing, the following shall not be deemed to be Asset Sales:

(i)	the disposal of any of the assets listed in Schedule 4 (Asset Disposals);
(ii)	a disposition by a member of the Group to Oi or by Oi to a member of the Group or between members of the Group;
(iii)	the sale of property or equipment that, in the reasonable determination of Oi, has become worn out, obsolete, uneconomic or
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damaged or otherwise unsuitable for use in connection with the business of Oi or any member of the Group;

(iv)	the disposition of all or substantially all of the assets of the Borrower in a manner permitted pursuant to the Clause 20.4 (Merger);
(v)	(i) dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased, (ii) dispositions of property to the extent that the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased) and (iii) to the extent allowable under Section 1031 of the IRS Code, or any comparable or successor provision, any exchange of like property for use in a Permitted Business;
(vi)	an issuance of equity interests by a member of the Group to Oi or by Oi to a member of the Group;
(vii)	sales, leases, sub-leases or other dispositions of products, services, equipment, inventory, accounts receivable or other assets in the ordinary course of business;
(viii)	a disposition to Oi or a member of the Group (other than a Receivables Subsidiary), including a person that is or shall become a member of the Group immediately after the disposition;
(ix)	sales of accounts receivable and related assets or an interest therein of the type specified in the definition of “Qualified Receivables Transaction” to a Restricted Subsidiary of Oi;
(x)	dispositions in connection with a Security permitted under Clause 20.3 (Negative pledge);
(xi)	dispositions of receivables and related assets or interests in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;
(xii)	foreclosures on assets, transfers of condemned property as a result of the exercise of eminent domain or similar policies (whether by deed in lieu of condemnation or otherwise) and transfers of properties that have been subject to a casualty to the respective insurer of such property as part of an insurance settlement;
(xiii)	any surrender or waiver of contractual rights or the settlement, release, surrender or waiver of contractual, tort, litigation or other claims of any kind;
(xiv)	the unwinding of any Hedging Obligations pursuant to its terms;
(xv)	the sale, transfer or other disposition of “non-core” assets acquired pursuant to an investment or acquisition permitted under this Agreement; provided that such assets are sold, transferred or otherwise disposed of within 6 months after the consummation of such acquisition or investment;
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(xvi)	any financing transaction with respect to property built or acquired by Oi or any member of the Group after the date of this Agreement, including sale and leaseback transactions and asset securitizations permitted by this Agreement;
(xvii)	sales, transfers and other dispositions of investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in the joint venture agreements and similar binding arrangements;
(xviii)	sales or other dispositions of capacity or indefeasible rights of use in Oi’s or in any member of the Group’s telecommunications network in the ordinary course of business;
(xix)	a sale and leaseback transaction within one year of the acquisition of the relevant asset in the ordinary course of business;
(xx)	exchanges of telecommunications assets for other telecommunications assets where the fair market value of the telecommunications assets received is at least equal to the fair market value of the telecommunications assets disposed of or, if less, the difference is received in cash;
(xxi)	the licensing, sublicensing or grants of licenses to use Oi's or any of its Restricted Subsidiary's trade secrets, know-how and other technology or intellectual property in the ordinary course of business to the extent that such license does not prohibit the licensor from using the patent, trade secret, know-how or technology any single transaction or series of related transactions that involves;
(xxii)	any transaction or series of related transactions made in accordance with the RJ Plan; or
(xxiii)	any transaction or series of related transactions involving property or assets with a fair market value not in excess of 5% of the Consolidated Total Assets as of the end of the most recently completed full-year period for which Oi’s published financial statements are available.

“Capital Stock” means, with respect to any person, any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) the equity of such person, including each class of Preferred Stock, limited liability interests or partnership interests, but excluding any debt securities convertible into such equity.

“Cash Balance” means the sum of the following accounts from the consolidated balance sheet of Oi: (i) 1.01.01 Cash and Cash Equivalents (Caixa e Equivalentes de Caixa); and (ii) 1.01.02 Cash Investments (Aplicações Financeiras), as of the end of the most recently completed fiscal quarter or full-year period for which Oi’s published financial statements are available.

“Cash Sweep Amount” means:

(i)	for each fiscal year ending prior to the fifth anniversary of the Ratification Date, an amount equivalent to 100% of the Net Proceeds
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of any Asset Sale exceeding USD 200,000,000.00, which will be applied to the Group’s investment activities; and

(ii)	for each fiscal year ending after the fifth anniversary of the Ratification Date, an amount equivalent to 70% of the Cash Balance that exceeds the Minimum Cash Requirement, which will be applied in accordance with this Clause 8 (Excess Cashflow Sweep).

“Consolidated Total Assets” means the total amount of the consolidated assets of Oi, as set forth as “Total assets” in the consolidated balance sheet of Oi, as of the end of the most recently completed fiscal quarter or full-year period for which Oi’s published financial statements are available.

“Minimum Cash Requirement,” with respect to each financial year, means the greater of:

(i)	25% of the sum of operating expenditures and capital expenditures for the relevant financial year, calculated annually based on the consolidated annual financial statements of Oi for the respective fiscal year; and
(ii)	R$5.0 billion.

Additionally:

(1)	for the 5 fiscal years following the completion of the New Money Capital Increase, the proceeds of the New Money Capital Increase will be included in the calculation of the Minimum Cash Requirement; and
(2)	for the 4 fiscal years following the completion by Oi of any other capital increase, the proceeds of such capital increase will be included in the calculation of the Minimum Cash Requirement.

“Net Proceeds of any Asset Sale” means the aggregate cash proceeds from any Asset Sale net of the direct costs relating to such Asset Sale (including legal, accounting and investment banking fees and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof.

“Permitted Business” means the business or businesses conducted (or proposed to be conducted) by Oi, the Borrower or any of its Restricted Subsidiaries as of the date of this Agreement and any other business reasonably related, ancillary or complementary thereto and any reasonable extension or evolution of any of the foregoing, including, without limitation, any business relating to telecommunications, information technology or transmission, or media content services or products.

“Preferred Stock” means, with respect to any person, Capital Stock of any class or classes (however designated) of such person that has preferential rights over any other Capital Stock of such person with respect to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such person.

“Receivables Subsidiary” means a wholly owned subsidiary of Oi (or another person in which Oi or any of its Restricted Subsidiaries makes an investment and to which Oi or one or more of its Restricted Subsidiaries

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transfer receivables and related assets) which engages in no activities other than in connection with the financing of receivables, which is designated by the Borrower as a Receivables Subsidiary, and which meets the following conditions:

(A)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (a) is guaranteed by Oi, the Borrower or any of its Restricted Subsidiaries that is not a Receivables Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (b) is recourse to or obligates Oi, the Borrower or any of its Restricted Subsidiaries (that is not a Receivables Subsidiary) in any way other than pursuant to Standard Securitization Undertakings, or (c) subjects any property or asset of Oi, the Borrower or any of its Restricted Subsidiaries that is not a Receivables Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;
(B)	with which none of Oi, the Borrower nor any of its Restricted Subsidiaries (that is not a Receivables Subsidiary) has any material contract, agreement, arrangement or understanding (other than Standard Securitization Undertakings); and
(C)	to which none of Oi, the Borrower nor any of its Restricted Subsidiaries (that is not a Receivables Subsidiary) has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by Oi or any of its Restricted Subsidiaries which are reasonably customary in securitization of receivables transactions.

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Section 5
Costs of Loan

9.	Costs of Loan
9.1	Calculation of Interest

The rate of interest on each Loan for each Interest Period shall be the Margin.

9.2	Payment of Interest
(a)	For the period from the Ratification Date until the 25th day of the Month that is 60 Months after the Ratification Date, interest shall accrue on the Loan and shall be capitalized annually on the last day of the Borrower’s financial year so that it shall form part of the principal for the following financial year.
(b)	Thereafter, interest shall accrue on the Loan and the Borrower shall pay accrued interest on that Loan on the 25th day of the Month in which the last day of such Interest Period occurs, provided that such first interest payment shall be made on 25 August 2023.
9.3	Break Costs
(a)	The Borrower shall, within seven Business Days (or within ten Business Days if necessary to obtain any foreign exchange approvals) of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan being paid by that Borrower on a day other than the last day of an Interest Period for that Loan.
(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.
10.	Interest Periods
10.1	Interest Periods
(a)	The Interest Period for each Loan shall be six months, or any other period as agreed in writing between the Borrower and the Agent (acting on the instructions of all the Lenders).
(b)	An Interest Period for a Loan shall not extend beyond the Termination Date.
(c)	Each Interest Period for a Loan shall start on the last day of its preceding Interest Period.
10.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.	Fees

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

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Section 6
Additional Payment Obligations

12.	Tax Gross-Up and Indemnities
12.1	Definitions
(a)	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 12.2 (Tax Gross-Up) or a payment under Clause 12.3 (Tax Indemnity).

(b)	Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.
12.2	Tax Gross-Up
(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.
(b)	The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.
(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.
(d)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.
(e)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
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12.3	Tax Indemnity
(a)	The Borrower shall (within seven Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.
(b)	Paragraph (a) above shall not apply:

(i)                              with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or
(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)                             to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 12.2 (Tax Gross-Up); or
(B)	relates to a FATCA Deduction required to be made by a Party.
(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.
(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 12.3, notify the Agent.
12.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to:

(i)                              an increased payment of which that Tax Payment forms part;

(ii)                             that Tax Payment; or

(iii)                           a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilized that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

12.5	Stamp Taxes

The Borrower shall pay and, within ten Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document, related to (i)

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Brazilian agencies and the notarization and consularisation of the signatures of persons signing the Agreement outside Brazil, (ii) the registration of the Agreement before the Registry of Deeds and Documents (Registro de Títulos e Documentos) of the City of Rio de Janeiro, State of Rio de Janeiro, Federative Republic of Brazil and (iii) the registration of the financial terms and conditions in respect of the Facilities with the Central Bank of Brazil under the ROF.

12.6	VAT
(a)	All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).
(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):
(i)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and
(ii)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.
(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
(d)	Any reference in this Clause 12.6 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).
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(e)	In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.
12.7	FATCA information
(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:
(i)	confirm to that other Party whether it is:
(A)	a FATCA Exempt Party; or
(B)	not a FATCA Exempt Party;
(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and
(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.
(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.
(c)	Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)                              any law or regulation;

(ii)                             any fiduciary duty; or

(iii)                           any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.
(e)	If the Borrower is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten Business Days of:
(i)	where the Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;
(ii)	where the Borrower is a US Tax Obligor on a date on which any other Lender becomes a Party as a Lender, that date;
(iii)	the date a new US Tax Obligor accedes as the Borrower; or
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(iv)	where the Borrower is not a US Tax Obligor, the date of a request from the Agent,

supply to the Agent:

(A)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or
(B)	any withholding statement or other document, authorization or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.
(f)	The Agent shall provide any withholding certificate, withholding statement, document, authorization or waiver it receives from a Lender pursuant to paragraph (e) above to the Borrower.
(g)	If any withholding certificate, withholding statement, document, authorization or waiver provided to the Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorization or waiver to the Agent unless it is unlawful for that Lender to do so (in which case that Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorization or waiver to the Borrower.
(h)	The Agent may rely on any withholding certificate, withholding statement, document, authorization or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Agent shall not be liable for any action taken by it under or in connection with paragraphs (e), (f) or (g) above.
12.8	FATCA Deduction
(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.
(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall notify the other Finance Parties.
13.	Increased Costs
13.1	Increased Costs
(a)	Subject to Clause 13.3 (Exceptions) the Borrower shall, within seven Business Days (or within ten Business Days if necessary to obtain any foreign exchange approvals) of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the Ratification Date.
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(b)	In this Agreement:
(i)	“Increased Costs” means:
(A)	a reduction in the rate of return under this Agreement or on a Finance Party’s (or its Affiliate’s) overall capital;
(B)	an additional or increased cost; or
(C)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased Cost Claims
(a)	A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.
(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.
13.3	Exceptions
(a)	Clause 13.1 (Increased Costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by an Obligor;
(ii)	attributable to a FATCA Deduction required to be made by a Party;
(iii)	compensated for by Clause 12.3 (Tax Indemnity) (or would have been compensated for under Clause 12.3 (Tax Indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax Indemnity) applied); or
(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.
(b)	In this Clause 13.3, a reference to a “Tax Deduction” has the same meaning given to that term in Clause 12.1 (Definitions).
14.	Other Indemnities
14.1	Currency Indemnity
(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:
(i)	making or filing a claim or proof against that Obligor;
(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within seven Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any

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discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
14.2	Other Indemnities

The Borrower shall (or shall procure that an Obligor will), within seven Business Days (or within ten Business Days if necessary to obtain any foreign exchange approvals) of demand, indemnify each Finance Party against any properly incurred and documented costs, fees, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;
(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 27 (Sharing among the Finance Parties); or
(c)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.
14.3	Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against:

(a)	any cost, fee, expense, loss or liability incurred by the Agent (together with any applicable VAT) as a result of:
(i)	investigating any event which it reasonably believes is a Default;
(ii)	acting or relying on any notice, request or instruction which it believes in good faith to be genuine, correct and appropriately authorized; or
(iii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; and
(b)	any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s fraud, gross-negligence or willful misconduct) in acting as Agent under the Finance Documents.
15.	Mitigation by the Lenders
15.1	Mitigation
(a)	The Lenders shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax Gross-Up and Indemnities) or Clause 13 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.
(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.
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15.2	Limitation of Liability
(a)	The Borrower shall promptly indemnify each Lender for all documented costs and expenses reasonably incurred by that Lender as a result of steps taken by it under Clause 15.1 (Mitigation).
(b)	A Lender is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Lender (acting reasonably), to do so might be prejudicial to it.
16.	Costs and Expenses
16.1	Transaction Expenses

The Borrower shall, within seven (7) Business Days (or within ten (10) Business Days if necessary to obtain any foreign exchange approvals) of demand, pay the Agent the amount of all duly documented costs, fees and expenses (including legal fees, subject to any agreed cap) properly incurred by the Agent in connection with the negotiation, preparation, printing and execution of:

(a)	this Agreement and any other documents referred to in this Agreement; and
(b)	any other Finance Documents executed after the date of this Agreement.
16.2	Amendment Costs

If:

(a)	an Obligor requests an amendment, waiver or consent; or
(b)	an amendment is required pursuant to Clause 28.9 (Change of Currency),

the Borrower shall, within seven Business Days (or within ten Business Days if necessary to obtain any foreign exchange approvals) of demand, reimburse the Agent for the amount of all documented costs, fees and expenses (including legal fees, subject to any agreed cap) properly incurred by any Agent in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement Costs

The Borrower shall, within three Business Days of demand, pay to each Finance Party the amount of all documented costs, fees and expenses (including legal fees, subject to any agreed cap) properly incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

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Section 7
Guarantee

17.	Guarantee and Indemnity
17.1	Guarantee and Indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by the Borrower of all the Borrower’s obligations under the Finance Documents;
(b)	undertakes with each Finance Party that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and
(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of the Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 17 if the amount claimed had been recoverable on the basis of a guarantee.
17.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 17 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

17.4	Waiver of Defenses

The obligations of each Guarantor under this Clause 17 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 17 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;
(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;
(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any
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formality or other requirement in respect of any instrument or any failure to realize the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;
(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;
(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or
(g)	any insolvency or similar proceedings.
17.5	Immediate Recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 17. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and
(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 17.
17.7	Deferral of Guarantors’ Rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising under this Clause 17:

(a)	to be indemnified by an Obligor;
(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;
(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;
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(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 17.1 (Guarantee and Indemnity);
(e)	to exercise any right of set-off against any Obligor; and/or
(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 28 (Payment Mechanics).

17.8	Release of Guarantors’ Right of Contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and
(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.
17.9	Additional Security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

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Section 8
Representations, Undertakings and Events of Default

18.	Representations

The Borrower makes the representations and warranties set out in this Clause 18 to each Finance Party on the date of this Agreement.

18.1	Status
(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.
(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.
(c)	It is not a FATCA FFI or a US Tax Obligor.
18.2	Binding Obligations

The obligations expressed to be assumed by it under this Agreement are legal, valid and binding obligations of it, enforceable against it in accordance with the terms hereof, provided that such enforceability may be limited by insolvency laws or similar laws applicable to companies generally.

18.3	Non-Conflict with Other Obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;
(b)	its constitutional documents;
(c)	the RJ Plan; or
(d)	any agreement or instrument binding upon it or any of its assets.
18.4	Power and Authority
(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorize its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.
(b)	No limit on its powers will be exceeded as a result of the borrowing or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party.
(c)	Each of the individuals executing the Finance Documents, in the name and on behalf of the Borrower and each Guarantor, was at the time of the execution of the Finance Documents duly empowered to act in the name and on behalf of the Borrower and the Guarantors in accordance with their charter documents and applicable laws.
18.5	Good title to assets

It has a good, valid and marketable title to, or valid leases or licenses of, and all appropriate authorizations to use, the assets necessary to carry on its business as presently conducted.

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18.6	Government Approvals
(a)	All consents, licenses, approvals and authorizations of, or registrations, recordations or filings with any agency necessary for:
(i)	the execution and delivery of this Agreement by it,
(ii)	the performance of its obligations thereunder, and
(iii)	the observation by it of the terms and conditions thereof,

have been duly effected, completed and/or obtained and are in full force and effect, including the electronic registration of the financial terms of this Agreement with the Central Bank of Brazil;

except for:

(A)	the registration of the schedules of payment within the ROF with the Central Bank of Brazil which will enable the Borrower or any of the Guarantors (as applicable) to make remittances from Brazil in order to effect payment of scheduled principal and interest with respect to this Agreement and the fees, expenses, commissions and payments of any finance charge referred to in this Agreement that will not be paid on the date of the entrance of the funds into Brazil (the Schedule of Payments) (which the Borrower shall promptly effect after the entrance of the funds into Brazil),
(B)	the registration of any payment provided for in such ROF earlier than the due date thereof, and
(C)	any further special authorization from the Central Bank of Brazil, which will enable the Borrower or any of the Guarantors ( as applicable) to make remittances from Brazil to make payments contemplated in this Agreement not specifically covered by the ROF and the Schedule of Payments.
18.7	Execution of this Agreement

No provision, law, ordinance, decree, instruction or regulation of its country of incorporation, or any agency, department or instrumentality thereof, no provision of any charter, by-law or similar instrument of it and no provision of any mortgage, deed, contract, bond, undertaking or any agreement or other instrument binding on it or to which it or its assets are subject is or might be contravened by the execution, delivery, performance or observance of the terms and conditions of this Agreement which would be reasonably likely to have a Material Adverse Effect.

18.8	Proper legal form

This Agreement is in proper legal form, and contains no provision which is contrary to Brazilian law, public policy, good morals, or the national sovereignty of, Brazil.

18.9	Validity and Admissibility in Evidence

All acts, conditions and things required to be done to make this Agreement legal, valid, enforceable and admissible in evidence in its country of incorporation have been obtained, done, fulfilled or performed and are full force and effect, provided that for the enforceability or admission in evidence of this Agreement before Brazilian courts:

(a)	this Agreement must be translated into Portuguese by a sworn translator; and
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(b)	the following will apply:
(i)	the signatures of the parties signing this Agreement outside Brazil must be notarized by a notary public qualified as such under the laws of the place of signing and the signature of such notary public must be authenticated by a Brazilian consular officer with jurisdiction over the place of execution (except when such public notary is from a country that is signatory of the Hague Convention Abolishing the Requirement of Legalization for Foreign Public Documents dated of 5 October 1961, in which case the authentication by a Brazilian consular officer is not required); and
(ii)	this Agreement must be registered with the Registry of Deeds and Documents (Registro de Títulos e Documentos) of the City of Rio de Janeiro, State of Rio de Janeiro, Federative Republic of Brazil.
18.10	Governing Law and Enforcement
(a)	In any proceedings taken in its country of incorporation in relation to this Agreement, the choice of English law as the governing law hereof will be recognized and enforced in such country after compliance with such applicable procedural rules and other legal requirements in its country of incorporation to the extent that it does not contravene national sovereignty, good morals or public policy in Brazil.
(b)	Any arbitral award obtained in relation to this Agreement will be recognized and be enforceable by the courts of its jurisdiction of incorporation.
18.11	No Immunity

In any proceedings taken in its country of incorporation or England, neither it nor any of the Guarantors (as applicable) will be entitled to claim for itself or any of its asset immunity from set-off, suit, execution, attachment or other legal process except for the immunity provided under Brazilian law to property of the Obligors that is considered essential for the rendering of public services under any concession or authorization agreements or licenses (bens vinculados à concessão or bens reversíveis).

18.12	Deduction of Tax

It is not required to make any Tax Deduction (as defined in Clause 11.1 (Definitions)) from any payment it may make under any Finance Document, except for withholding tax as may be imposed on the remittance of payment of interest, fees, commissions and other expenses from Brazil under Brazilian law.

18.13	No Filing or Stamp Taxes

Under the laws of the Borrower’s country of incorporation in force at the date hereof, it is not necessary that this Agreement be filed, recorded or enrolled with any court or other authority in such country or that any stamp, registration or similar tax be paid on or in relation to this Agreement other than payments in connection with (i) Brazilian agencies and the notarization and consularization of the signatures of persons signing this Agreement outside Brazil, (ii) the registration of this Agreement before the Registry of Deeds and Documents (Registro de Títulos e Documentos) of the City of Rio de Janeiro, State of Rio de Janeiro, Federative Republic of Brazil and (iii) the registration of the financial terms and conditions in respect of this Agreement with the Central Bank of Brazil under the ROF.

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18.14	Compliance with laws

It is conducting its business and operations in compliance with all relevant laws and regulations and all directives of any agency having the force of law applicable or relevant to it, the failure to be in compliance with which would be reasonably likely to have a Material Adverse Effect.

18.15	Private and Commercial acts

Its execution of this Agreement constitutes, and its exercise of its rights and performance of its obligations hereunder will constitute, private and commercial acts done and performed for private and commercial purposes.

18.16	No Tax Liabilities or Disputes

Save as specifically disclosed to the Agent in writing, the Borrower has no unpaid tax liabilities which would be reasonably likely to have a Material Adverse Effect save for those which it is contesting in good faith by appropriate proceedings and in respect of which adequate reserves have been established.

18.17	No Misleading Information

All written information supplied by the Borrower to any Lender in connection with this Agreement is true, complete and accurate in all material respects as at the date it was supplied and is not misleading in any material respect. No Borrower makes a representation or warranty as to any expectations, projections or other forward-looking statements furnished to a Lender or the Agent or to the premises on which these expectations, projections or other forward-looking statements were based. No Borrower undertakes an obligation to update any such information, unless required pursuant to the terms hereunder.

18.18	Pari Passu Ranking

Its payment obligations under this Agreement will rank at least pari passu in right of payment with all other unsecured and unsubordinated obligations of it, save those claims which are preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application.

18.19	Environmental Laws
(a)	It is in compliance with Clause 20.10 (Environmental compliance) and no circumstances have occurred which could be reasonably expected to have a Material Adverse Effect in the future.
(b)	No Environmental Claim has been commenced or, to the best of its knowledge, is threatened against it where that claim has or is reasonably likely, if determined against it, to have a Material Adverse Effect.
18.20	Taxation
(a)	It has filed, caused to be filed or used reasonable best efforts to file all Tax returns that are required to be filed by it and has paid or caused to be paid all Taxes shown to be due and payable by it on such returns or on any assessment received by it, except to the extent that any such Taxes are being diligently contested in good faith and by proper proceedings and as to which adequate reserves or provisions have been provided. There is no action, suit, proceeding, investigation, audit, or claim now pending or, to the best knowledge of the Borrower, threatened by any authority regarding any Taxes relating to the Borrower, except to the extent that (i) any such Taxes, which could reasonably be expected to have a Material Adverse Effect, are fully disclosed to the Lenders in writing or in the relevant financial statements, (ii)
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any such Taxes are being diligently contested in good faith and by proper proceedings, (iii) adequate reserves or provisions have been provided for any such Taxes, and (iv) if adversely decided, any such Taxes could not reasonably be expected to have an immediate Material Adverse Effect.

(b)	It is resident for Tax purposes only in Brazil.
18.21	Application of FATCA

The Borrower shall ensure that it will not become a FATCA FFI or a US Tax Obligor.

18.22	Sanctions
(a)	Neither it, nor any member of the Group, any director or officer nor, to its knowledge, any agent, employee or Affiliate of any member of the Group:
(i)	is a Sanctioned Person;
(ii)	has received notice or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority; or
(iii)	has used any revenue or benefit derived from any activity or dealing with a Sanctioned Person or with any person in any country or territory that is, or whose government, is the subject of Sanctions for the purpose of discharging amounts owing to any Finance Party in respect of this Agreement.
(b)	The Borrower and each member of the Group has conducted its business in compliance with Sanctions and has implemented and maintained appropriate policies, safeguards and procedures designed to prevent any action that would be contrary to paragraph (a) above.
18.23	Corrupt Practices

It has not and none of its directors, officers, employees or agents has:

(a)	paid or received (or entered into any agreement under which it may be paid or receive) any unlawful commission, bribe, pay off or kickback, directly or indirectly, in connection with this Agreement; or
(b)	taken action to influence a procurement process or execution of an agreement, including engaging in collusive practices among bidders designed to establish bid prices at artificial, non-competitive levels, or has otherwise engaged in Corrupt Practices.

18.24	No Money Laundering, anti-bribery and anti-corruption
(a)	The Borrower, all its branches and each Subsidiary, its directors or officers or to the best of the Borrower’s knowledge any affiliate, agent or employee, in its home country and abroad, has the means and the internal policies and procedures in place to detect and to intercept money-laundering channels or chains (involving the proceeds of terrorist activities, drug-trafficking, organised crime or others), corruption and bribery activities.
(b)	The proceeds received by the Borrower under the Replaced Facilities was not used directly or indirectly to facilitate any money laundering activity, or corruption or bribery activities.
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(c)	The Borrower and each member of the Group has conducted its business in compliance with applicable anti-money laundering, anti-corruption and anti-bribery laws and has implemented and maintained policies, safeguards and procedures designed to promote and achieve compliance with such laws.
18.25	Foreign Assets Control Regulation

None of the execution, delivery and performance of this Agreement, nor its use of the proceeds of the Replaced Facility Agreements, will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

18.26	Financial Statements
(a)	Its consolidated financial statements most recently delivered to the Agent under Clause 19.1 (Financial Statements) (being on the date of this Agreement, the Original Financial Statements) were prepared in accordance with IFRS consistently applied.
(b)	Its financial statements most recently delivered to the Agent (being on the date of this Agreement, the Original Financial Statements) give a true and fair view of its financial condition as at the end of the relevant financial year and results of operations during the relevant financial year (consolidated in the case of the Borrower).
18.27	Similar Terms

Each of the Nordic Bank Facility Agreement and the CDB Facility Agreement contain substantially similar terms to those contained in this Agreement.

18.28	Repetition

Each of the representations and warranties contained in Clause 17.22 (Sanctions), 17.23 (Corrupt Practices), Clause 17.24 (No Money Laundering, anti-bribery and anti-corruption) and Clause 17.25 (Foreign Assets Control Regulation) shall be deemed to be repeated by the Borrower by reference to the facts and circumstances then existing on the first day if each Interest Period.

19.	Information Undertakings

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Financial Statements

The Borrower shall supply to the Agent in sufficient copies for all the Lenders:

(a)	within 30 days of the same becoming publicly available, but in any event within 150 days after the end of each of its financial years:
(i)	the audited consolidated financial statements of Oi for that financial year; and
(ii)	the audited financial statements of the Borrower for that financial year; and
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(b)	within 30 days of the same becoming publicly available, but in any event within 60 days after the end of its first three quarters of each of its financial years, the consolidated financial statements of Oi for that financial quarter.
19.2	Compliance Certificate
(a)	The Borrower shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a)(i) or (b) of Clause 19.1 (Financial Statements), a Compliance Certificate.
(b)	Each Compliance Certificate shall be signed by the Borrower’s treasurer and/or one or two other Authorized Signatories of the Borrower, as may be required by the Agent (acting on the instructions of the Majority Lenders, acting reasonably).
19.3	Requirements as to Financial Statements
(a)	Each set of financial statements delivered by the Borrower pursuant to Clause 19.1 (Financial Statements) shall be certified by an Authorized Signatory as giving a true and fair view of its or the relevant Obligor’s financial condition as at the end of the period to which those financial statements relate and of the results of its or the relevant Obligor’s operations during such period.
(b)	The Borrower shall procure that each set of financial statements delivered pursuant to Clause 19.1 (Financial Statements) is:
(i)	unless otherwise stated, prepared in accordance with IFRS and consistently applied and, for the annual statements, shall include the auditors' report;
(ii)	discloses all the liabilities (contingent or otherwise) and all the unrealized or anticipated losses of the relevant Group member, in accordance with IFRS.
19.4	Information: Miscellaneous
(a)	The Borrower shall, on the request of the Agent (acting on the instructions of the Majority Lenders, acting reasonably), provide it with electronic copies of such information about it and/or its business, management or financial condition as the Agent may require (acting on the instructions of the Majority Lenders, acting reasonably) and which is materially relevant to the performance by the Obligors of any or all of their obligations under this Agreement, save to the extent such disclosure is not permitted by law.
(b)	The Borrower shall, to the extent that it is not prevented from doing so by any applicable legal restrictions (including any judicial or administrative order, regulation or rule), supply to the Agent, promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against it, and which might, if adversely determined, have a Material Adverse Effect.
(c)	The Borrower shall promptly inform the Agent of the occurrence of any Default (and the steps, if any, being taken to remedy it). The Borrower shall promptly inform the Agent when any such Default has been remedied, if applicable. Upon receipt of a written request to that effect from the Agent, the Borrower shall confirm to the Agent that, save as previously notified to the Agent or as notified in such confirmation, no Default has occurred.
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(d)	The Borrower must promptly submit to any Finance Party on demand such information and documents as such Finance Party may reasonably request in order to comply with its obligations to prevent money laundering and to conduct on-going monitoring of the business relationship with the Borrower as it relates to the prevention of money laundering
19.5	Notification of Default

Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

19.6	“Know Your Customer” Checks
(a)	If:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or
(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,
(iv)	obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
(c)	The Borrower shall, by not less than 10 Business Days' prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Guarantor pursuant to Clause 23 (Changes to the Obligors).
(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Guarantor obliges the Agent or any Lender to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such
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documentation and other evidence as is requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Guarantor.

20.	General Undertakings

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Authorizations

Each of the Borrower and Oi shall obtain, comply with the terms of and, to the extent permitted by law, do all that is necessary to maintain in full force and effect all authorizations, approvals, licenses and consents required in or by the laws and regulations of its country of incorporation to enable it lawfully to enter into and perform its obligations under this Agreement and to ensure the legality, validity, enforceability or admissibility in evidence in such country of this Agreement.

20.2	Compliance with Laws

Each of the Borrower and Oi shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under this Agreement.

20.3	Negative Pledge

In this Clause 20.3, “Quasi-Security” means an arrangement or transaction described in paragraph (b) below,

(a)	Neither the Borrower nor Oi shall (and the Borrower shall ensure that none of its Restricted Subsidiaries will) create or permit to subsist any Security over any of its assets.
(b)	Neither the Borrower nor Oi shall (and the Borrower shall ensure that none of its Restricted Subsidiaries will):
(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or reacquired by it;
(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;
(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set off or made subject to a combination of accounts; or
(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Indebtedness or of financing the acquisition of an asset.

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(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, listed below:
(i)	any Security or Quasi-Security existing as of the date of this Agreement;
(ii)	any Security or Quasi-Security arising in accordance with the terms of the RJ Plan (including, for the avoidance of doubt, pursuant to section 5 (Funds for the payment of Creditors) and all changes of the RJ Plan Amendment);
(iii)	any Security or Quasi-Security securing any credit investment fund (Fundo de Investimento em Direitos Creditórios);
(iv)	any Security for taxes not yet delinquent or due which are being contested in good faith by appropriate actions or tax, civil or administrative proceedings, provided that adequate reserves for probable claims with respect thereto are maintained on the books of Oi, the Borrower or any member of the Group;
(v)	any Security arising by operation of law and in the ordinary course of business of Oi, the Borrower or any member of the Group;
(vi)	any Security securing Indebtedness owing by Oi, the Borrower or any member of the Group to:
(A)	any Brazilian governmental institution, agency or development bank (or any other bank or financial institution representing or acting as agent for any of such institutions, agencies or banks) including, without limitation, Banco Nacional de Desenvolvimento Ecônomico e Social - BNDES, FINAME / Financiamento a Fabricante-Comercialização, and the related system or any official government agency or department of Brazil or of any state of region thereof;
(B)	any multilateral or foreign governmental institution, agency or development bank (or any other bank or financial institution representing or acting as agent for any of such institutions, agencies or banks) including, without limitation, the World Bank, the International Finance Corporation and the Inter-American Development Bank; and
(C)	any Governmental Authority of jurisdictions where the Borrower conducts business (or any bank or financial institution representing or acting as agent for such Governmental Authority);
(vii)	any Security on any asset of Oi, the Borrower or any member of the Group consisting of an operating lease entered into in the ordinary course of business so long as such assets are on-leased in the ordinary course of business of Oi, the Borrower or any member of the Group;
(viii)	in connection with any real property acquired, constructed or improved by Oi, the Borrower or any member of the Group after the date of this Agreement, any Security on such real property created, incurred or assumed contemporaneously with, or within 12 months after, such acquisition (or in the case of any such real property constructed or improved, after the completion or commencement of commercial operation of such real property, whichever is later) to secure or provide for the payment of any part of purchase price of
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such real property or the costs of that construction or improvement, including costs such as escalation, interest during construction and financial costs;

(ix)	any netting or set off arrangement entered into by Oi, the Borrower or any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;
(x)	any Security or Quasi-Security on cash or cash equivalents securing Hedging Obligations or other similar transactions;
(xi)	any Security or Quasi-Security over or affecting any asset acquired by Oi, the Borrower or any member of the Group (including any asset acquired from a person which merged with or into Oi, the Borrower or a member of the Group, or Security or Quasi-Security existing on such asset at the time such person becomes a member of the Group) after the date of this Agreement if:
(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by Oi, the Borrower or member of the Group; and
(B)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by Oi, the Borrower or member of the Group;
(xii)	any Security or Quasi-Security entered into pursuant to any Finance Document;
(xiii)	any Security securing Indebtedness owing by any member of the Group to any other member of the Group, by Oi to any member of the Group or by any member of the Group to Oi;
(xiv)	any Security incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and Security securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(xv)	easements, rights-of-way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its intended purposes;
(xvi)	any Security or Quasi-Security (other than those set out in the foregoing paragraphs) securing indebtedness the principal amount of which does not exceed 6.0 per cent. of the Consolidated Total Assets of Oi; or
(xvii)	any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Security referred to in the foregoing clauses, provided that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement.
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20.4	Merger
(a)	Other than as provided below, neither the Borrower nor Oi will, in one or a series of related transactions, consolidate or amalgamate with or merge into any person or convey, lease or transfer all or substantially all of its assets (determined on a consolidated basis for the Borrower or Oi (as relevant) and its subsidiaries) to any person or permit any person to merge with or into it unless:
(i)	such a transaction is permitted, authorised or made in accordance with the RJ Plan (including, for the avoidance of doubt, pursuant to section 5 (Funds for the Payment of Creditors) and/or section 7 (Corporate Reorganisation) of the RJ Plan Amendment);
(ii)	the Borrower or Oi is the continuing entity, or the person formed by such consolidation or into which the Borrower or Oi (as relevant) is merged or that acquired or leased such property or assets of the Borrower or Oi (the “Successor Company”) will be a company organized and validly existing under the laws of Brazil or any political subdivision thereof, the United States of America or any state thereof or the District of Columbia or any other country member of the Organization for Economic Co-operation and Development (OECD) and shall assume (in the form satisfactory to the Agent) all of the Borrower’s or Oi’s obligations under this Agreement;
(iii)	immediately after giving effect to the transaction, no Default or Event of Default has occurred and is continuing;
(iv)	any Guarantor has confirmed that its Guarantee will apply for the obligations of the Successor Company in respect of each Loan; and
(v)	the Borrower, Oi or the Successor Company, as applicable, has delivered to the Agent an officer’s certificate and an opinion of counsel, each stating that all conditions precedent relating to such transaction have been satisfied.
(b)	Notwithstanding anything to the contrary in the immediately preceding paragraph, so long as no Default or Event of Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom:
(i)	each of the Borrower and Oi may merge or consolidate with or into, or convey, transfer by means of a spin-off or not, lease or otherwise dispose of assets to, a parent or a subsidiary of Oi in cases when the Borrower or Oi is the surviving entity in such transaction and such transaction would not have a Material Adverse Effect on the Borrower and its subsidiaries taken as a whole, it being understood that if the Borrower or Oi (as relevant) is not the surviving entity, the Borrower or Oi (as relevant) shall be required to comply with the requirements set forth in the immediately preceding paragraph;
(ii)	any subsidiary of Oi may merge or consolidate with or into, or convey, transfer by means of a spin-off or not, lease or otherwise dispose of assets to, any person in cases when such transaction would not have a Material Adverse Effect on the Borrower and its Subsidiaries taken as a whole; or
(iii)	any subsidiary of Oi may merge or consolidate with or into, or convey, transfer by means of a spin-off or not, lease or otherwise dispose of assets to, Oi or any other Subsidiary of Oi and, in the case
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of the Borrower, Oi or the relevant Subsidiary shall assume (in a form satisfactory to the Agent) all of the Borrower’s obligations under this Agreement.

(c)	Upon the consummation of any transaction effected in accordance with these provisions, if the Borrower is not the continuing person, the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Borrower under this Agreement with the same effect as if such Successor Company had been named as the Borrower in this Agreement. Upon such substitution, the Borrower will be released from its obligations under this Agreement.
20.5	Change of Business

Save as permitted, authorised or made in accordance with the terms and conditions of the RJ Plan, neither the Borrower nor Oi shall permit a substantial change to be made, and shall prevent Oi Movel from making a substantial change, to the general nature of its business taken as a whole from that carried on at the Ratification Date (although the Borrower, Oi or Oi Movel may carry on other businesses reasonably incidental thereto which are common for groups of companies generally engaging in telecommunication and media businesses to become engaged in), except to the extent that such change would not be reasonably likely to have a Material Adverse Effect or with the prior written consent of the Agent.

20.6	Transactions with Affiliates

Neither the Borrower nor Oi shall enter into or carry out any transaction with an Affiliate, except for transactions entered into and carried out on an arm's length basis, provided however, that the foregoing shall not apply to:

(a)	transactions which, in their aggregate, would not be reasonably likely to have, a Material Adverse Effect; or
(b)	mergers, spin-offs, amalgamations, corporate restructurings or any corporate actions permitted, authorized or made in accordance with the RJ Plan (including, for the avoidance of doubt, pursuant to section 5.2 (Constitution and Disposal of UPIs), section 5.3 (Constitution and Disposal of the Defined UPIs) and section 7 (Corporate Reorganization) of the RJ Plan Amendment) or in this Agreement.
20.7	Disposals
(a)	Neither the Borrower nor Oi shall (and the Borrower shall ensure that none of its Restricted Subsidiaries will), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.
(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:
(i)	made on arm’s length terms in the ordinary course of trading of the disposing entity;
(ii)	of assets in exchange for other assets comparable or superior as to type, value and quality;
(iii)	of assets which are worn out, obsolete or have been replaced;
(iv)	constituting a transaction permitted under Clause 20.4 (Merger);
(v)	a disposal between Oi or the Borrower or any of the Borrower’s Restricted Subsidiaries on arm’s length terms;
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(vi)	a disposal with the consent of the Lenders, which consent shall not be unreasonably withheld or delayed; or
(vii)	permitted, authorized or made in accordance with the RJ Plan (including, for the avoidance of doubt, pursuant to section 3.1.3 (Disposal of Items of Permanent Assets), section 3.1.9 (Disposal of Isolated Production Units) and section 5 (Funds for the Payment of Creditors) of the RJ Plan Amendment) or in this Agreement.
20.8	Anti-corruption and anti-money laundering laws
(a)	Each of the Borrower and Oi, including its respective officers, employees and agents, shall not directly or indirectly use the proceeds under this Agreement for any purpose which would breach applicable anti-corruption laws (including, without limitation, the Brazilian Anticorruption Law (Law No. 12,846/13)).
(b)	Each of the Borrower and Oi, including its respective officers, employees and agents, shall not directly or indirectly use the proceeds under this Agreement to facilitate any money-laundering activity or any purpose which would breach applicable anti-money laundering laws.
(c)	Each of the Borrower and Oi shall:
(i)	conduct its businesses in compliance with applicable anti-money laundering and anti-corruption laws (including, without limitation, the Brazilian Anticorruption Law (Law No. 12,846/13)); and not make any offer, payment, promise of payment or payment authorisation of any amount or good to a Governmental Authority, or to any person knowing that all or part of such amount would be offered, given or promised by such person to a Governmental Authority for the purposes of:
(A)	influencing any act or decision of such Governmental Authority or inducing such Governmental Authority to perform or omit any act in violation of his official duty;
(B)	inducing such Governmental Authorities to use their influence with the government or any of its agencies to affect or influence any act or decision of such government or agency, or
(C)	obtaining or retaining business for anyone; and
(ii)	implement and maintain policies, safeguards and procedures designed to promote and achieve compliance with such laws and ensure compliance with such laws.
20.9	Sanctions
(a)	Neither the Borrower nor Oi shall (and the Borrower shall ensure that no other member of the Group will) directly or indirectly, use the proceeds originally advanced under the Replaced Facility Agreements (or lend, contribute or otherwise make available such proceeds to any person) in any manner that would result in a violation of Sanctions by any Finance Party (including without limitation as a result of the proceeds originally advanced under the Replaced Facility Agreements being used to fund or facilitate any activities or business of, with or related to (or otherwise to make funds available to or for the benefit of) any person or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of
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Sanctions or in any other manner that would result in a violation of Sanctions by any person.

(b)	Each of the Borrower and Oi shall ensure that:
(i)	no person that is a Sanctioned Person will have any legal or beneficial interest in any funds repaid or remitted by the Borrower to any Finance Party in connection with this Agreement; and
(ii)	it shall not use any revenue or benefit derived from any activity or dealing with a Sanctioned Person or with any person in any country or territory that is, or whose government, is the subject of Sanctions for the purpose of discharging amounts owing to any Finance Party in respect of this Agreement.
(c)	Each of the Borrower and Oi shall, and shall procure that each other member of the Group will comply with Sanctions and implement and maintain appropriate policies, safeguards and procedures designed to prevent any action that would be contrary to paragraph (a) or (b) above and ensure compliance with such policies, safeguards and procedures.
(d)	Each of the Borrower and Oi shall, and shall procure that each other member of the Group will, promptly upon becoming aware of the same, supply to the Agent details of any claim, action, suit, proceedings or investigation against it with respect to Sanctions.
20.10	Environmental compliance

Each of the Borrower and Oi shall:

(a)	comply in all material respects with all Environmental Law applicable to it;
(b)	obtain, maintain and ensure compliance with all relevant Environmental Permits;
(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

20.11	Environmental Claims

Each of the Borrower and Oi shall, promptly upon becoming aware of the same, inform the Lenders in writing of:

(a)	any Environmental Claim against it which is current, pending or threatened; and
(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against it,

where the claim, if determined against it, has or is reasonably likely to have a Material Adverse Effect.

20.12	Notarization, legalization and registration

Each of the Borrower and Oi shall take all necessary measures for the signatures of the parties signing this Agreement outside Brazil to be notarized by a notary public qualified as such under the laws of the place of signing and for the signature of such notary public to be authenticated by a Brazilian consular officer at the competent Brazilian consulate. Evidence of such notarization by a notary public and authentication by a Brazilian consular office shall be delivered to the Agent, in each case, within sixty (60) days of the date of this Agreement.

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20.13	Taxation
(a)	Each of the Borrower and Oi shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:
(i)	such payment is being contested or is to be contested in good faith and, in such event, may permit those Taxes to remain unpaid during any period, including appeals, when either the Borrower or Oi is in good faith contesting the same by proper proceedings;
(ii)	adequate reserves or provisions are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Lenders under Clause 19.1 (Financial statements); and
(iii)	such payment can be lawfully withheld and failure to pay those Taxes is not reasonably likely to have a Material Adverse Effect.
(b)	Neither the Borrower nor Oi may change its residence for Tax purposes.
20.14	Government approvals

Each of the Borrower and Oi shall:

(a)	from time to time obtain and maintain, and comply with, all Necessary Governmental Approvals as shall now or hereafter be required under applicable Laws if the failure to obtain, maintain or comply with such Necessary Governmental Approval(s) may have a Material Adverse Effect, and
(b)	intervene in and contest any proceeding which seeks or may reasonably be expected, to rescind, terminate, modify or suspend any Necessary Governmental Approval and, if reasonably requested by the Lender, appeal any such rescission, termination, modification or suspension in the manner and to the full extent permitted by applicable Law (provided that the obligations of that Borrower or Oi (as relevant) under this Clause shall not in any way limit or impair the rights or remedies of any Lender under any Finance Document directly or indirectly arising as a result of any such rescission, termination, modification or suspension).
20.15	Chief place of business
(a)	Each of the Borrower and Oi shall maintain its chief place of business at Rua Humberto de Campos, 425, 8th Floor, Leblon, Rio de Janeiro, RJ 22430-190, Brazil, or Rua do Lavradio, 71, Centro, 2nd floor, Rio de Janeiro, RJ 20230-070, Brazil, and maintain the office where it keeps its records concerning the Finance Documents at either address.
(b)	Neither the Borrower nor Oi shall change its name, unless, in any such case, it shall have given to the Agent at least 45 days’ prior written notice, and all action requested by the Agent necessary or advisable in the Agent’s opinion (acting on the instructions of the Lenders) to preserve the interests of the Finance Parties under the Finance Documents shall have been taken.
20.16	Registration of schedule of payments

The Borrower shall:

(a)	within fifteen (15) Business Days following the execution of this Agreement, register with the ROF with the Central Bank of Brazil the Schedule of Payments, or any other
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document or equivalent approval that may replace it, which will enable each of the Borrower and/or the Guarantors, as the case may be, to make remittances from Brazil in order to effect payment of scheduled principal and interest with respect to the Finance Documents to which it is a party and the fees, expenses and commissions referred to in the Finance Documents to which it is a party that will not be paid on the date of the entrance of the funds into Brazil;

(b)	as soon as reasonably practicable (and in any event within five (5) Business Days following registration as contemplated under paragraph (a)), deliver evidence of such registration(s) to the Agent; and
(c)	promptly obtain, if and when necessary, any further special authorization from, or notice to, as the case may be, the Central Bank of Brazil that will enable each of the Borrower and/or the Guarantors, as the case may be, to make remittances from Brazil to make payments contemplated in the Finance Documents to which it is a party not specifically covered by the ROF and the Schedule of Payments
20.17	Notification of default

The Borrower shall promptly inform the Agent of the occurrence of any Event of Default or Default (and the steps, if any, being taken to remedy it). The Borrower shall promptly inform the Agent when any such Event of Default or Default has been remedied, if applicable. Upon receipt of a written request to that effect from the Agent, the Borrower shall confirm to the Agent that, save as previously notified to the Agent or as notified in such confirmation, no Event of Default or Default has occurred.

20.18	Dividend Restriction
(a)	Until the sixth (6th) anniversary of the date of the Judicial Ratification of the RJ Plan, neither the Borrower nor Oi shall (and shall procure that no Obligor shall) declare or pay any dividend, return on capital, or make any other payment or distribution on (or related to) the shares issued by themselves (including any payment related to merger or consolidation involving any Obligor) other than:
(i)	dividends, return on capital or other distributions exclusively in relation to one Obligor which is payable to another Obligor;
(ii)	payments by any Obligor to dissident shareholders according to the applicable legislation enacted after the date of the Judicial Ratification of the RJ Plan; or
(iii)	any payment of dividends carried out in accordance with the RJ Plan.
(b)	After the sixth (6th) anniversary of the date of the Judicial Ratification of the RJ Plan, as applicable, the Obligors shall be authorized to declare or pay any dividend, return on capital or make any other payment or distribution on (or related to) the shares issued thereby (including any payment in relation to any type of consolidation or merger involving the Obligors) only if the ratio of the Consolidated Net Debt of Oi / EBITDA of the fiscal year ended immediately before the declaration or payment is equal or lower than two (2).
(c)	After the Capital Increase with Capitalization of Credit and the New Money Capital Increase, the payment of dividends, return on capital or any other payment or distribution on (or related to) the shares issued thereby (including any payment related to merger or consolidation involving any Obligor) shall be authorized if the ratio of Consolidated Net Financial Debt of Oi / EBITDA of the fiscal year ended immediately before the declaration or payment is equal or lower than two (2) – for the
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avoidance of doubt there shall be no restriction to the distribution of dividends after the full payment of the Financial Credits.

The declaration of, or the following payments, are excluded from the restrictions described in paragraph (b) above:

(i)	dividends, return on capital or other distributions exclusively in relation to one Obligor which is payable to another Obligor;
(ii)	payments by any Obligor to dissident shareholders according to the applicable legislation enacted after the date of the Judicial Ratification of the RJ Plan; or
(iii)	any payment of dividends carried out in accordance with the RJ Plan or determined by applicable legislation, including any mandatory dividend.

For the purposes of this Clause:

“Consolidated Financial Income” means, in any period, without duplication, the sum of interest income, discounts, redemption premium over debentures and other securities, nominal income related to financial investments, as well as financial income from other activities related to the normal course of business, earned by Oi for the Four-Quarters Period in the calculation of the consolidated operating results.

“Consolidated Financial Expenses” means, in any period, without duplication, the sum of the consolidated interest expenses, including financial expenses arising from other activities related to the normal course of business for Oi for the Four-Quarters Period, to the extent that such expense was deducted (but not added again) in the calculation of the consolidated operating results.

“Consolidated Net Debt of Oi” means Indebtedness of Oi deducted from the Cash Balance plus Regulatory Agencies Pre-Petition Credits.

“Consolidated Net Financial Debt of Oi” means Indebtedness of Oi deducted from the Cash Balance.

“EBITDA” means, with respect to any person for any period, for the Four-Quarter Period, the sum of the pre-tax profit or loss of the Borrower consolidated for such period, plus the following (without duplication) to the extent deducted or added in calculating such consolidated pre-tax profit or loss:

(i)	Consolidated Financial Income or Consolidated Financial Expenses for such person for such period; and
(ii)	Consolidated depreciation and amortization for such person for such period.

“Financial Credits” means the Pre-Petition Credits arising from transactions executed within the scope of the Brazilian national financial system with financial institutions.

“Four-Quarter Period” means, as of any date of determination, the four most recent full fiscal quarters ending prior to the date of such determination for which financial statements are available.

“Regulatory Agencies Pre-Petition Credits” means non-tax Pre-Petition Credits held by regulatory agencies or arising out of obligations imposed due to the resolution of regulatory agencies, including ANATEL. Occasional administrative fines already deemed as overdue by decision rendered within the scope of the Superior Court of Justice are not included in the Regulatory Agencies Pre-Petition Credits.

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20.19	Covenant Suspension
(a)	For the period starting on the day of a Covenant Suspension Event and ending on a Reversion Date (each as defined below) (such period a “Suspension Period”), the provisions contained within Clauses 8 (Excess Cashflow Sweep), Clause 20.18 (Dividend Restriction) and Clause 20.4 (Merger) shall cease to be applicable to this Agreement (collectively, the “Suspended Covenants”).
(b)	No Default, Event of Default or breach of any kind shall be deemed to exist under this Agreement with respect to the Suspended Covenants based on, and none of the Borrower or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date (if permitted at such time, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period).
(c)	Any period of time that:
(i)	Oi has Investment Grade Ratings (as defined below) from two Rating Agencies (as defined below); and
(ii)	no Default or Event of Default has occurred and is continuing under this Agreement,

is referred to as a “Covenant Suspension Event.”

(d)	If on any subsequent date (the “Reversion Date”) any of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to Oi below an Investment Grade Rating, Oi and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events. The Borrower shall notify the Agent of the occurrence of a Covenant Suspension Event or the Reversion Date. The Agent shall have no duty to monitor the Investment Grade Ratings of the Loan or notify Lenders of any Covenant Suspension Event or Reversion Date.
(e)	For the purposes of this Clause 20.19:

“Fitch” means Fitch Ratings Inc. and its successors.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by S&P or Fitch or Baa3 (or the equivalent) by Moody’s.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Rating Agency” means each of S&P, Fitch and Moody’s, provided that if either of S&P, Fitch or Moody’s ceases to rate the notes or fails to make a rating on the notes publicly available, the Borrower will appoint a replacement for such Rating Agency that is a “nationally recognized statistical rating organization” within the meaning of Rule 15c3- 1(c)(2)(vi)(F) under the Exchange Act.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

20.20	Additional Guarantors

Oi shall, when it becomes (in its sole discretion) possible to do so following its exit from bankruptcy proceedings in the Netherlands, procure the accession to this Agreement of each

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of Portugal Telecom International Finance BV – Em Recuperação Judicial and Oi Brasil Holdings Coöperatief U.A. – Em Recuperação Judicial as Additional Guarantors in accordance with Clause 24.2 (Additional Guarantors).

21.	Events of Default

Each of the events or circumstances set out in Clause 21.1 (Failure to Pay) to Clause 21.14 (Necessary Government Approvals) is an Event of Default. Clause 21.15 (Acceleration) deals with the rights of the Agent and the Lenders after the occurrence of an Event of Default.

21.1	Failure to pay

The Borrower fails to pay any sum due by it under this Agreement on the due date unless:

(a)	such failure to pay is caused by administrative and technical error; and
(b)	payment is made within five (5) business days of its due date.
21.2	Misrepresentation

Any representation or statement made by the Borrower in this Agreement or in any notice or other document, certificate or statement delivered by it pursuant hereto or in connection herewith is or proves to have been incorrect or misleading in any material respect when made or deemed made.

21.3	Specific covenants
(a)	The Borrower fails duly to perform or comply with any of the obligations expressed to be assumed by it in Clause 18.18 (Pari Passu Ranking) and such failure, if capable of remedy, is not remedied within ten (10) business days after the earlier of the date on which the Agent gives notice thereof to the relevant Borrower and the date on which that Borrower becomes aware of such failure.
(b)	The Borrower fails to comply with any provision of Clause 18.6 (“Know your Customer” Checks), Clause 19.8 (Anti-corruption and anti-money laundering laws) or Clause 19.9 (Sanctions).
21.4	Other obligations

An Obligor fails duly to perform or comply with any other obligation expressed to be assumed by it under any provision of this Agreement (other than those referred to in Clause 20.1 (Failure to pay) and Clause 20.3 (Specific covenants)) and such failure is not remedied within thirty (30) days after the earlier of: (a) the date on which the Agent gives notice thereof to the relevant Obligor of the circumstances giving rise to such failure and (b) the date on which that Obligor becomes aware of such failure to comply.

21.5	Cross default
(a)	Any Indebtedness of the Borrower or any Obligor is not paid when due nor within any originally applicable grace period.
(b)	Any Indebtedness of the Borrower or any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).
(c)	Any guarantee, indemnity or other contingent liability (or its equivalent in other currencies) given or owing by the Borrower or any Obligor in respect of any Indebtedness is not honored when due or called and any originally applicable grace period in respect thereof has expired.
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(d)	A breach or default (howsoever described) occurs under any other Indebtedness of the Borrower or any Obligor or any Hedging Obligations, and as a result of such breach or default such Indebtedness or the amount under such Hedging Obligations becomes accelerated or repayable prior to its scheduled maturity date.
(e)	No Event of Default will occur under this Clause if (i) the aggregate amount of Indebtedness or commitment for Indebtedness falling within paragraphs (a) to (d) above is less than USD100,000,000 (or its equivalent in any other currency or currencies) or (ii) any of the events referred to in paragraphs (a) to (d) above relate to any default declared by BNDES in relation to any indebtedness of the Borrower or any of its Restricted Subsidiaries.
21.6	Insolvency
(a)	The Borrower or any Obligor:
(i)	is unable or admits in writing its inability to pay its debts as they fall due;
(ii)	suspends making payments on any of its debts; or
(iii)	by reason of actual or anticipated financial difficulties, commences judicial negotiations other than the Judicial Reorganization with one or more of its creditors (excluding each Lender in its capacity as such) with a view to rescheduling any of its indebtedness.
(b)	The value of the assets of the Borrower or any Obligor is less than its liabilities (taking into account contingent and prospective liabilities).
(c)	A moratorium is declared in respect of any Indebtedness of the Borrower or any Obligor.
21.7	Insolvency Proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower or any Obligor;
(b)	a composition, compromise, assignment or arrangement with any creditor of the Borrower or any Obligor;
(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Borrower or any Obligor or any of their assets; or
(d)	enforcement of any Security over any assets of Oi, the Borrower or any Restricted Subsidiary,

or any analogous procedure or step is taken in any jurisdiction with respect to the Borrower or any Obligor.

This Clause shall not apply to any winding up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 60 days of commencement.

21.8	Execution or distress
(a)	Any execution, attachment, seizure before judgment, distress is levied, enforced or sued on or against, or an encumbrance takes possession of, any material part of the
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consolidated property, assets or revenues of the Borrower or any Obligor or any event occurs which under the laws of any jurisdiction has a similar or analogous effect, and such process is not:

(i)	contested in good faith by the Borrower or any Obligor; and
(ii)	discharged or stayed within one hundred and twenty (120) days thereof.
(b)	For the avoidance of doubt and without limiting the generality of the above, in this Clause 21.8, property, assets or revenues having a fair market value of at least USD100,000,000 shall be deemed to be a material part of the consolidated property, assets or revenues of the Borrower or any Obligor.
21.9	Failure to comply with final judgement

A final and non-appealable judgment is entered against the Borrower involving a liability (not yet paid or reimbursed by insurance) of at least USD300,000,000 (or equivalent in other currencies), and such judgment shall not have been discharged within one hundred and twenty (120) days after the final deadline for complying with such judgement, unless the same is fully and adequately bonded or insured or is being contested in good faith by appropriate proceedings properly instituted and diligently conducted and appropriate reserves are provided therefore pursuant to IFRS.

21.10	Repudiation

The Borrower in writing repudiates or seeks to repudiate this Agreement.

21.11	Illegality

At any time it is or becomes unlawful for the Borrower to perform or comply with any or all of its material obligations hereunder or any of the material obligations of the Borrower hereunder are not or cease to be legal, valid and binding.

21.12	Unlawfulness and invalidity
(a)	It is or becomes unlawful for the Borrower to perform any of its obligations under the Finance Documents.
(b)	Any obligation or obligations of the Borrower under any Finance Document are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lender under the Finance Documents.
(c)	Any Finance Document ceases to be in full force and effect.
21.13	Expropriation

The authority or ability of the Borrower to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalization, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to the Borrower or any of its assets.

21.14	Necessary government approvals

The Borrower fails to obtain, renew, maintain or comply with any Necessary Governmental Approval or any such Governmental Approval is revoked, terminated, withdrawn, suspended, modified or withheld or shall cease to be in full force and effect or any proceeding is commenced to revoke, terminate, withdraw, suspend, modify or withhold such Governmental Approval and such proceeding is not terminated within 30 days; unless, in any such case, such

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failure, revocation, termination, withdrawal, suspension, modification, withholding or failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect.

21.15	Acceleration

Upon the occurrence of an Event of Default or at any time thereafter, the Agent may (and if instructed to do so by the Majority Lenders, shall), and in either case subject to it having been indemnified or prefunded to its satisfaction, by written notice to the Borrower:

(a)	declare the advances, or any of them, or any part of an advance and all other amounts accrued or outstanding under this Agreement, to be immediately due and payable (whereupon the same shall become so payable together with accrued interest thereon and any other sums, including indemnity payments, then owed by the Borrower hereunder);
(b)	declare the advances, or any of them, or any part of an advance, to be due and payable on demand, whereupon the Agent may by written notice to the Borrower require immediate repayment of the same, together with accrued interest and any other sums then owed by the Borrower hereunder; and/or
(c)	declare that the Loans shall be cancelled, whereupon the same shall be cancelled and reduced to zero.
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Section 9
Changes to Parties

22.	Changes to the Lenders
22.1	Assignments and Transfers by the Lenders

Subject to this Clause 22 and to Clause 23 (Debt Purchase Transactions), a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or
(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”), provided that

(c)	an assignment or transfer to such New Lender shall not incur any additional cost, Increased Cost or increased tax obligation on the Borrower;
(d)	an assignment or transfer may only take place if the Borrower has received written notice of the intention to assign or transfer, and the identity of the proposed New Lender, at least thirty (30) days prior to the intended date of assignment or transfer; and
(e)	the New Lender is not indicated on the list of OFAC.
22.2	Other conditions of assignment or transfer
(a)	Other than in the case of an assignment permitted by paragraph (b) of Clause 23.1 (Permitted Debt Purchase Transactions), an assignment will only be effective on:
(i)	receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it had been an Original Lender; and
(ii)	performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.
(b)	A transfer will only be effective if the procedure set out in Clause 22.5 (Procedure for Transfer) is complied with.
(c)	If:
(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and
(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax Gross-Up and Indemnities) or Clause 13 (Increased Costs),
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then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(d)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.
22.3	Assignment or Transfer Fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of USD3,000.

22.4	Limitation of Responsibility of Existing Lenders
(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;
(ii)	the financial condition of any Obligor;
(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or
(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,
(v)	and any representations or warranties implied by law are excluded.
(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and
(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
(c)	Nothing in any Finance Document obliges an Existing Lender to:
(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 22; or
(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.
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22.5	Procedure for Transfer
(a)	Subject to the conditions set out in Clause 22.2 (Other conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.
(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.
(c)	Subject to Clause 22.9 (Pro Rata Interest Settlement), on the Transfer Date:
(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);
(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;
(iii)	the Agent, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and
(iv)	the New Lender shall become a Party as a “Lender”.
22.6	Procedure for Assignment
(a)	Subject to the conditions set out in Clause 22.2 (Other conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (b) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.
(b)	The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.
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(c)	Subject to Clause 22.9 (Pro Rata Interest Settlement), on the Transfer Date:
(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement:
(ii)	the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement: and
(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.
(d)	Lenders may utilize procedures other than those set out in this Clause 22.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 22.5 (Procedure for Transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 22.2 (Other conditions of assignment or transfer).
22.7	Copy of Transfer Certificate or Assignment Agreement to Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Borrower a copy of that Transfer Certificate or Assignment Agreement.

22.8	Security over Lenders’ Rights

In addition to the other rights provided to Lenders under this Clause 22, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge-assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and
(b)	any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for that Lender as a party to any of the Finance Documents; or
(ii)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.
22.9	Pro Rata Interest Settlement
(a)	If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer
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pursuant to Clause 22.5 (Procedure for Transfer or any assignment pursuant to Clause 22.6 (Procedure for Assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favor of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six-Monthly intervals after the first day of that Interest Period); and
(ii)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:
(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender: and
(B)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 22.9, have been payable to it on that date, but after deduction of the Accrued Amounts.
(b)	In this Clause 22.9 references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.
(c)	An Existing Lender which retains the right to the Accrued Amounts pursuant to this Clause 22.9 but which does not have a Commitment shall be deemed not to be a Lender for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents.
23.	Debt Purchase Transactions
23.1	Permitted Debt Purchase Transactions
(a)	Oi shall not, and shall procure that each other member of the Group shall not (i) enter into any Debt Purchase Transaction other than in accordance with the other provisions of this Clause 23 or (ii) beneficially own all or any part of the share capital of a company that is a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraphs (b) or (c) of the definition of "Debt Purchase Transaction".
(b)	An Obligor (or any member of the Group) may purchase by way of assignment, pursuant to Clause 22 (Changes to the Lenders), a participation in any Loan and any related Commitment where such purchase is made using one of the processes set out at paragraphs (c) and (d) below.
(c)	A Debt Purchase Transaction referred to in paragraph (b) above may be entered into pursuant to a reverse auction process (a "Reverse Auction Process") which is carried out in accordance with section 4.7 (Revers auction for prepayment of Unsecured Credits) of the RJ Plan Amendment.
(d)	For the avoidance of doubt, there is no limit on the number of occasions a Reverse Auction Process may be implemented.
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(e)	In relation to any Debt Purchase Transaction entered into pursuant to this Clause 23.1, notwithstanding any other term of this Agreement or the other Finance Documents:
(i)	on completion of the relevant assignment pursuant to Clause 22 (Changes to the Lenders), the portions of the Loans to which it relates shall be extinguished and any related Repayment Instalments will be reduced pro-rata accordingly;
(ii)	such Debt Purchase Transaction and the related extinguishment referred to in paragraph (i) above shall constitute a prepayment of the Facility;
(iii)	the Borrower which is the assignee shall be deemed to be an entity which fulfils the requirements of Clause 22.1 (Assignments and transfers by the Lenders) to be a New Lender;
(iv)	no member of the Group shall be deemed to be in breach of any provision Clause 20 (General Undertakings) solely by reason of such Debt Purchase Transaction;
(v)	Clause 27 (Sharing among the Finance Parties) shall not be applicable to the consideration paid under such Debt Purchase Transaction; and
(vi)	for the avoidance of doubt, any extinguishment of any part of the Loans shall not affect any amendment or waiver which prior to such extinguishment had been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement.
23.2	Disenfranchisement
(a)	For so long as any member of the Group:
(i)	beneficially owns a Commitment; or
(ii)	has entered into a sub-participation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated, then, in ascertaining:

(A)	the Majority Lenders; or
(B)	whether:
(1)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments; or
(2)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents such Commitment shall be deemed to be zero and such member of the Group or the person with whom it has entered into such sub-participation, other agreement or arrangement shall be deemed not to be a Lender for the purposes of paragraphs (A) and (B) above (unless in the case of a person not being a member of the Group it is a Lender

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by virtue otherwise than by beneficially owning the relevant Commitment).

(b)	Each Lender shall, unless such Debt Purchase Transaction is an assignment or transfer, promptly notify the Agent in writing if it knowingly enters into a Debt Purchase Transaction with a member of the Group (a "Notifiable Debt Purchase Transaction"), such notification to be substantially in the form set out in Part 1 of Schedule 12 (Forms of Notifiable Debt Purchase Transaction Notice).
(c)	A Lender shall promptly notify the Agent if a Notifiable Debt Purchase Transaction to which it is a party:
(i)	is terminated; or
(ii)	ceases to be with a member of the Group,

such notification to be substantially in the form set out in Part 2 of Schedule 12 (Forms of Notifiable Debt Purchase Transaction Notice).

(d)	Each member of the Group that is a Lender agrees that:
(i)	in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Agent or, unless the Agent otherwise agrees, be entitled to receive the agenda or any minutes of the same; and
(ii)	in its capacity as Lender, unless the Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Agent or one or more of the Lenders.
23.3	Notification to other Lenders of Debt Purchase Transactions

Any member of the Group which is or becomes a Lender and which enters into a Debt Purchase Transaction as a purchaser or a participant shall, by 5.00 pm on the Business Day following the day on which it entered into that Debt Purchase Transaction, notify the Agent of the extent of the Commitment(s) or amount outstanding to which that Debt Purchase Transaction relates. The Agent shall promptly disclose such information to the Lenders.

24.	Changes to the Obligors
24.1	Assignments and Transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

24.2	Additional Guarantors
(a)	Subject to compliance with the provisions of Clause 19.6 (“Know Your Customer” Checks), the Borrower may request that any of its Subsidiaries become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:
(i)	the Borrower delivers to the Agent a duly completed and executed Accession Letter; and
(ii)	the Agent has received all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent) in relation to that
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Additional Guarantor, each in form and substance satisfactory to the Agent.

(b)	The Agent shall notify the Borrower and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent).
(c)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (b) above, the Lenders authorize (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.
24.3	Resignation of a Guarantor
(a)	The Borrower may request that a Guarantor (other than the Borrower or Oi) ceases to be a Guarantor by delivering to the Agent a Resignation Letter.
(b)	The Agent shall accept a Resignation Letter and notify the Borrower and the Lenders of its acceptance if:
(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Borrower has confirmed this is the case); and
(ii)	all the Lenders have consented to the Borrower’s request.
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Section 10
The Finance Parties

25.	Role of the Agent
25.1	Appointment of the Agent
(a)	Each of the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.
(b)	Each of the Lenders authorizes the Agent to perform the duties, obligations and responsibilities and exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.
25.2	Instructions
(a)	The Agent shall:
(i)	unless a contrary indication appears in a Finance Document and provided it has been indemnified or prefunded to its satisfaction, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:
(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and
(B)	in all other cases, the Majority Lenders; and
(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.
(b)	The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.
(c)	Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.
(d)	The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification or prefunding that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, fee, expense, loss or liability which it may incur in complying with those instructions.
(e)	In the absence of written instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.
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(f)	The Agent is not authorized to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.
25.3	Duties of the Agent
(a)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.
(b)	Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.
(c)	Without prejudice to Clause 22.7 (Copy of Transfer Certificate or Assignment Agreement to Borrower), paragraph (b) above shall not apply to any Transfer Certificate or to any Assignment Agreement.
(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party and shall have no liability to any Party as a result thereof.
(e)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.
(f)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent) under this Agreement it shall promptly notify the other Finance Parties.
(g)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).
25.4	No Fiduciary Duties
(a)	Nothing in any Finance Document constitutes the Agent as a trustee or fiduciary of any other person.
(b)	The Agent shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.
25.5	Business with the Group

The Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Affiliate of the Obligors or any Lender.

25.6	Rights and Discretions
(a)	The Agent may, without liability to any person and without further enquiry:
(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorized;
(ii)	assume that:
(A)	any instructions received by it from the Majority Lenders, any Lender or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and
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(B)	unless it has received notice of revocation, that those instructions have not been revoked; and
(iii)	rely on a certificate from any person:
(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or
(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received written notice to the contrary in its capacity as agent for the Lenders) that:
(i)	no Default has occurred (unless it has written notice of a Default arising under Clause 21.1 (Non-Payment)) and it shall be entitled to take no action (without liability to any person) even if it was otherwise aware of such Default;
(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised;
(iii)	any notice or request made by the Borrower is made on behalf of and with the consent and knowledge of all the Obligors; and
(iv)	no Notifiable Debt Purchase Transaction:
(A)	has been entered into;
(B)	has been terminated; or
(C)	has ceased to be with a member of the Group.
(c)	The Agent may engage, at the cost of the Borrower (if previously approved by the Borrower), the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.
(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage, at the cost of the Borrower (if previously approved by the Borrower), the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be necessary.
(e)	The Agent may rely without further enquiry on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party and whether or not any engagement in connection therewith is limited in liability by reference to a monetary cap or otherwise) and shall not be liable to any person for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.
(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents.
(g)	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.
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(h)	Notwithstanding any other provision of any Finance Document to the contrary, the Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.
(i)	Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.
25.7	Responsibility for Documentation

The Agent is not responsible or liable for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, an Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;
(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or
(c)	any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.
25.8	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;
(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or
(c)	whether any other event specified in any Finance Document has occurred.
25.9	Exclusion of Liability
(a)	Without limiting paragraph (b) below (and without prejudice to any other provisions of any Finance Document excluding or limiting the liability of the Agent), the Agent will not be liable for:
(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or willful misconduct.
(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, other than by reason of its gross negligence or willful misconduct; or
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(iii)	without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (but not including any claim based on the fraud of the Agent) arising as a result of:
(A)	any act, event or circumstance not reasonably within its control; or
(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalization, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.
(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognized clearing or settlement system used by the Agent for that purpose.
(d)	Nothing in this Agreement shall oblige the Agent to carry out:
(i)	any “know your customer” or other checks in relation to any person; or
(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender or for any Affiliate of any Lender,

on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.
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25.10	Lenders’ Indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss, fee, expense, claim or liability (including, without limitation, for negligence or any other category of liability whatsoever) (together with any applicable VAT) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or willful misconduct) (or, in the case of any cost, loss, fee, expense, claim or liability pursuant to Clause 28.10 (Disruption to payment systems Etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

25.11	Resignation of the Agent
(a)	The Agent may resign (without giving any reason therefor and without being responsible for any costs occasioned by such resignation) and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the Lenders and the Borrower.
(b)	Alternatively the Agent may resign (without giving any reason therefor and without being responsible for any costs occasioned by such resignation) by giving 30 days’ notice to the Lenders and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.
(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Borrower) may appoint (at the cost of the Borrower) a successor Agent (acting through an office in the United Kingdom).
(d)	If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 25 consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will bind the Parties.
(e)	The retiring Agent shall make available to the successor Agent such documents and records as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents. The Borrower shall, within three Business Days of demand, reimburse the retiring Agent for the amount of all costs, fees and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.
(f)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.
(g)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 14.3 (Indemnities), Clause 16 (Costs and Expenses) and this Clause 25 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be
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payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)	After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.
(i)	The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:
(i)	the Agent fails to respond to a request under Clause 12.7 (FATCA information) and the Borrower or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
(ii)	the information supplied by the Agent pursuant to Clause 12.7 (FATCA information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or
(iii)	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Borrower or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Borrower or that Lender, by notice to the Agent, requires it to resign.

25.12	Confidentiality
(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.
(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.
25.13	Relationship with the Lenders
(a)	Subject to Clause 22.9 (Pro Rata Interest Settlement), the Agent may treat the person shown in its records as a Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as that Lender acting through its Facility Office:
(i)	entitled to or liable for any payment due under any Finance Document on that day; and
(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

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(b)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or dispatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 30.5 (Electronic Communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 30.2 (Addresses) and paragraph (a) of Clause 30.5 (Electronic Communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.
25.14	Credit Appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;
(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;
(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and
(d)	the adequacy, accuracy or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.
25.15	Agent's management time

Any amount payable to the Agent under Clause 13.3 (Indemnity to the Agent) and Clause 15 (Costs and expenses) shall include the cost of utilising the Agent's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 10 (Fees).

25.16	Deduction from Amounts Payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

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26.	Conduct of Business by the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
27.	Sharing among the Finance Parties
27.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 28 (Payment Mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;
(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 28 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and
(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 28.5 (Partial Payments).
27.2	Redistribution of Payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 28.5 (Partial Payments) towards the obligations of that Obligor to the Sharing Finance Parties.

27.3	Recovering Finance Party’s Rights

On a distribution by the Agent under Clause 27.2 (Redistribution of Payments) of a payment received by the Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

27.4	Reversal of Redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to
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reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.
27.5	Exceptions
(a)	This Clause 27 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.
(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:
(i)	it notified that other Finance Party of the legal or arbitration proceedings; and
(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.
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Section 11
Administration

28.	Payment Mechanics
28.1	Payments to the Agent
(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.
(b)	Payment shall be made to such account in the principal financial center of the country of that currency and with such bank as the Agent, in each case, specifies.
28.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 28.3 (Distributions to an Obligor) and Clause 28.4 (Clawback and Pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial center of the country of that currency.

28.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 29 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

28.4	Clawback and Pre-funding
(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.
(b)	Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.
(c)	If the Agent has notified the Lenders that it is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrower:
(i)	the Agent shall notify the Borrower of that Lender’s identity and the Borrower to whom that sum was made available shall on demand refund it to the Agent; and
(ii)	the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was
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made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

28.5	Partial Payments
(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:
(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent under the Finance Documents;
(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;
(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and
(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (a)(iv) above.
(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.
28.6	No Set-Off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

28.7	Business Days
(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).
(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
28.8	Currency of Account
(a)	Subject to paragraphs (b) and (c) below, US Dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.
(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
(c)	Any amount expressed to be payable in a currency other than US Dollars shall be paid in that other currency.
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28.9	Change of Currency
(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognized by the central bank of any country as the lawful currency of that country, then:
(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and
(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognized by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).
(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the relevant market and otherwise to reflect the change in currency.
28.10	Disruption to Payment Systems, Etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of this Agreement as the Agent may deem necessary in the circumstances;
(b)	the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;
(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;
(d)	any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 34 (Amendments and Waivers);
(e)	the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 28.10; and
(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.
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29.	Set-Off

If an Event of Default has occurred and is continuing and a Loan has become due and payable pursuant to Clause 21.15 (Acceleration), a Lender may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Lender) against any matured obligation owed by that Lender to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the relevant Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. The relevant Lender agrees to promptly notify the Borrower after any such set off and application made by that Lender; provided that any failure to give such notice shall not affect the validity of such set off and application. The rights of the Lenders under this Clause 29 are in addition to any other rights and remedies which the Lenders may have.

30.	Notices
30.1	Communications in Writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter or in accordance with Clause 28.5 (Electronic Communication).

30.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower, that identified with its name below;
(b)	in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and
(c)	in the case of the Agent, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

30.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)	if by way of fax, when received in legible form; or
(ii)	if by way of letter, when it has been left at the relevant address provided such delivery was by way of an internationally reputable courier company which retains proof of delivery; or
(iii)	if by way of electronic mail, when sent provided that the message is in legible form and no message is received by the sender indicating that such message has not been received by or delivered to the intended recipient, and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if addressed to that department or officer.

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(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).
(c)	All notices from or to an Obligor shall be sent through the Agent.
(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.
(e)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.
30.4	Notification of Address, Fax Number or Email Address

Promptly upon changing its address, fax number or email address, the Agent shall notify the other Parties.

30.5	Electronic Communication
(a)	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:
(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and
(ii)	notify each other of any change to their address or any other such information supplied by them, by not less than five Business Days’ notice.
(b)	Any such electronic communication as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.
(c)	Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.
(d)	Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.
(e)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 30.5.
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30.6	English Language
(a)	Any notice given under or in connection with any Finance Document must be in English.
(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or
(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
31.	Calculations and Certificates
31.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

31.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

31.3	Day Count Convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.

32.	Partial Invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

33.	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

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34.	Amendments and Waivers
34.1	Required Consents
(a)	Subject to Clause 34.2 (All Lender Matters) and Clause 34.3 (Other Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.
(b)	The Agent may effect, on behalf of any Finance Party (but acting in accordance with a written instruction of the requisite portion of the Lenders), any amendment or waiver permitted by this Clause 34.
(c)	Paragraph (c) of Clause 22.9 (Pro rata interest settlement) shall apply to this Clause 34.
34.2	All Lender Matters

An amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definitions of “Majority Lenders”, “Sanctioned Person”, “Sanctions” or “Sanctions Authorities” in Clause 1.1 (Definitions);
(b)	an extension to the date of payment of any amount under the Finance Documents;
(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;
(d)	an increase in any Commitment, an extension of the Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under this Agreement;
(e)	a change to the Guarantors other than in accordance with Clause 23 (Changes to the Obligors);
(f)	any provision which expressly requires the consent of all the Lenders;
(g)	Clause 2.2 (Finance Parties’ Rights and Obligations), Clause 7.1 (Illegality), Clause 7.4 (Application of Prepayments), Clause 22 (Changes to the Lenders), Clause 24 (Changes to the Obligors), Clause 27 (Sharing among the Finance Parties), this Clause 34, Clause 37 (Governing Law) or Clause 38.1 (Jurisdiction); or
(h)	the nature or scope of the guarantee and indemnity granted under Clause 17 (Guarantee and Indemnity),

shall not be made without the prior consent of all the Lenders.

34.3	Other Exceptions

An amendment or waiver which relates to the rights or obligations of the Agent (in its capacity as such) may not be effected without the prior written consent of the Agent.

35.	Confidential Information
35.1	Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 35.2 (Disclosure of Confidential

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Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

35.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information:
(b)	to any person:
(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;
(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;
(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 25.13 (Relationship with the Lenders));
(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;
(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;
(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;
(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 22.8 (Security over Lenders’ Rights);
(viii)	who is a Party; or
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(ix)	with the consent of the Borrower;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;
(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;
(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances; and
(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party; and
(d)	to any Rating Agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such Rating Agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the Rating Agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.
35.3	Entire Agreement
(a)	Subject to paragraph (b) below, this Clause 35.3 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement whether express or implied, regarding Confidential Information.
(b)	The Borrower acknowledges that it has entered into or will be entering into separate non-disclosure agreements with certain Finance Parties and that any such non-disclosure agreement shall constitute part of the agreement between the Borrower and the relevant Finance Party in relation to the obligations of that Finance Party regarding confidential information (howsoever defined in that non-disclosure
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agreement) and no such non-disclosure agreement shall be superseded by this Clause 33.

35.4	Inside Information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

35.5	Notification of Disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 35.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and
(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 35.
35.6	Continuing Obligations

The obligations in this Clause 35 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and
(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.
36.	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

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Section 12
Governing Law and Enforcement

37.	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

38.	Enforcement
38.1	Jurisdiction
(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).
(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
(c)	Notwithstanding paragraph (a) above, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.
38.2	Service of Process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(a)	irrevocably appoints Law Debenture Corporate Services Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and
(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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Schedule 1
The Original Parties

Part 1
The Original Obligors

Name of Original Borrower	Registration number (or equivalent, if any)
Telemar Norte Leste S.A. – Em Recuperação Judicial	Brazilian General Taxpayers’ registered number (CNPJ/MF) 33.000.118/0001-79

Name of Original Guarantor	Registration number (or equivalent, if any)
Oi S.A. – Em Recuperação Judicial	Brazilian General Taxpayers’ registered number (CNPJ/MF) 76.535.764/0001-43
Oi Móvel S.A. – Em Recuperação Judicial	Brazilian General Taxpayers’ registered number (CNPJ/MF) 05.423.963/0001-11
Copart 4 Participações S.A. – Em Recuperação Judicial	Brazilian General Taxpayers’ registered number (CNPJ/MF) 12.253.691/0001-14
Copart 5 Participações S.A. – Em Recuperação Judicial	Brazilian General Taxpayers’ registered number (CNPJ/MF) 12.278.083/0001-64

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Part 2
The Original Lenders

Original Lender	Tranche 1 Commitment (USD)	Tranche 2 Commitment (USD)	Tranche 3 Commitment (USD)	Tranche 4 Commitment (USD)	Tranche 5 Commitment (USD)
Banco Bilbao Vizcaya Argentaria S.A., London Branch	5,506,684.18	-	-	-	-
BNP Paribas Fortis SA/NV	5,506,684.18	5,193,820.86	-	-	-
Finnish Export Credit Ltd	26,764.71	37,173.20	21,241.83	-	-
Finnvera plc	95,892,491.78	186,977,550.77	106,538,929.31	-	-
KfW IPEX-Bank GmbH	-	5,193,820.86	5,918,829.41
Nordea Bank AB (publ), Finnish Branch	-	5,193,820.86	5,918,829.41
Société Générale	-	5,193,820.86	-
Crédit Agricole Corporate and Investment Bank	-	-	-	5,420,644.95	-
Credendo – Export Credit Agency	-	-	-	102,992,254.00	-
Export Development Canada	-	-	-	-	141,368,242.55
Total	106,932,624.85	207,790,007.41	118,397,829.95	108,412,898.95	141,368,242.55

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Schedule 2
Conditions Precedent

Part 1
Conditions Precedent

Original Obligor

1.	A copy of the constitutional documents of each Original Obligor duly registered with the relevant Registry of Commerce (Junta Comercial).
2.	A copy of the corporate documents that approved the transaction contemplated by the Finance Documents and of the documents authorising a specified person or persons to execute the Finance Documents, as applicable.
3.	A certificate of an authorised signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Part 1 of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.
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Part 2
Conditions Precedent required to be Delivered by an Additional Guarantor

1.	An Accession Letter, duly executed by the Additional Obligor and the Borrower and duly notarized, consularized or as the case may be, apostilled, sworn translated into Portuguese and registered at the margin of this Agreement before the Registry of Deeds and Documents (Registro de Títulos e Documentos) of the City of Rio de Janeiro, State of Rio de Janeiro, Federative Republic of Brazil, in any case, if applicable and if required by law.
2.	A copy of the constitutional documents of the Additional Guarantor duly registered with the relevant Registry of Commerce (Junta Comercial).
3.	A copy of the corporate documents that approved the transaction contemplated by the Finance Documents and of the documents authorising a specified person or persons to execute the Finance Documents on behalf of the Additional Guarantor.
4.	A certificate of an authorised signatory of the Additional Guarantor certifying that each copy document listed in this Part 2 of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.
5.	A copy of any other Authorisation or legal opinion (relating to capacity and/or enforceability) which the Agent considers necessary in connection with the entry into and the performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

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Schedule 3
Replaced Facility Agreements

1.	The USD300,000,000 facility agreement dated 19 June 2008 between Finnish Export Credit Limited as lender and Telemar Norte Leste S.A. as borrower.
2.	The USD500,000,000 facility agreement dated 11 August 2009 between Finnish Export Credit Limited as lender and Telemar Norte Leste S.A. as borrower.
3.	The USD200,000,000 facility agreement dated 21 December 2011 between Finnish Export Credit Limited as lender and Telemar Norte Leste S.A. as borrower.
4.	The USD220,000,000 facility agreement dated 12 April 2010 between Credit Agricole Corporate and Investment Bank as lender and Telemar Norte Leste S.A. as borrower.
5.	The USD200,000,000 facility agreement dated 11 July 2012 between Export Development Canada as lender and Telemar Norte Leste S.A. as borrower.

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Schedule 4
Asset Disposals

Direct or indirect disposal of the following assets:

UNITEL S.A., an Angolan company with tax identification number 5410003144, registered before the Commercial Registry of Luanda under number 44/199, headquartered in Talatona, Sector 22, via C3, Edifício UNITEL, Luanda Sul, Angola.

BRASIL TELECOM CALL CENTER S.A., a corporation enrolled in the CNPJ/MF under No. 04.014.081/0001-30, registered before the Commercial Registry of the State of Goiás under NIRE 53 3 0000758-6, headquartered at Rodovia BR 153, Km 06, S/N, Bloco 03, Vila Redenção, in the City of Goiânia, State of Goiás, CEP74.845-090;

TIMOR TELECOM, S.A., corporation, collective entity No. 1014630, registered with the National Administration of Domestic Trade under No. 01847/MTCI/XI/2012, with its principal place of business at Rua Presidente Nicolau Lobato, Timor Plaza, 4º andar, in Dili, Timor Leste.

The formalization of the disposal of assets located at the addresses listed below is subject to prior verification regarding the lack of impediment or prohibition of an administrative or judicial nature:

BR 101 KM 205 (Barreiros/Almoxarifado), in the State of Santa Catarina and registered under enrollment No. 40564;

Av Madre Benvenuta, in the State of Santa Catarina and registered under enrollment No. 48391;

Rua Cel Genuino, in the State of Rio Grande do Sul and registered under enrollment Nos. 8.247, 24.697, 24.698, 24.699, 11.046, 11.047;

Av. Joaquim de Oliveira, in the State of Rio Grande do Sul and registered under enrollment No. 114.947;

Avenida Lauro Sodre nº 3290, in the State of Rondônia and registered under enrollment No. 24743;

Rua Gabriel de Lara, in the State of Paraná and registered under enrollment No. 16059;

Rua Neo Alves Martins nº 2263, in the State of Paraná and registered under enrollment No. 58948;

Travessa Teixeira de Freitas nº 75 (Complexo Merces F), in the State of Paraná and registered under enrollment Nos. 36731, 36732, 36733, 36734, 36735, 36736, 36737, 36738, 36739, 36740 and 36741;

Avenida Teixeira de Freitas nº 141 (Complexo Merces G), in the State of Paraná and registered under enrollment No. 15049;

Rua Visconde Nacar nº 234 (Complexo Merces B), in the State of Paraná and registered under enrollment No. 26912;

Rua Visconde do Rio Branco nº 397 (Complexo Merces A), in the State of Paraná and registered under enrollment No. 13940;

Avenida Goias, in the State of Goiás and registered under enrollment Nos. 42.041 and 42.042;

Avenida Getulio Vargas S/N, in the State of Roraima and registered under enrollment Nos. 46.241, 46.242, 46.243 and 46.244;

Rua Sabino Vieira / Rua Chaves De Faria nº 85/ R.S.L. Gonzaga nº 275, in the State of Rio de Janeiro and registered under enrollment No. 55316;

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Rua Dr. Miguel Vieira Ferreira (Rua Uranos 1139), in the State of Rio de Janeiro and registered under enrollment No. 51186;

Estr. Pau da Fome nº 2716, in the State of Rio de Janeiro and registered under enrollment No. 105885;

Avenida Nossa Senhora de Copacabana n° 462 A, lj e, s/lj, in the State of Rio de Janeiro and registered under enrollment No. 67704;

Rua dos Limoeiros nº 200, in the State of Rio de Janeiro and registered under enrollment No. 10409;

Camaragibe - Estrada de Aldeia - Km-125, in the State of Pernambuco and registered under enrollment No. 2503;

Rua do Principe nº 156 e nº 120, in the State of Pernambuco and registered under enrollment No. 24857;

Rua Itambe nº 200, in the State of Minas Gerais and registered under enrollment No. 38227;

Rua Vitorio Nunes Da Motta nº 220, Enseada do Suá in the State of Espírito Santo and registered under enrollment No. 52265;

Rua Silveira Martins, Cabula, nº 355 in the State of Bahia and registered under enrollment No. 76908;

Rua Prof. Anfrisia Santiago nº 212, in the State of Bahia and registered under enrollment No. 12798;

Avenida Getulio Vargas - BL. A, nº 950, in the State of Amazonas and registered under enrollment No. 14610;

Rua Goias, S/N, Farol, in the State of Alagoas and registered under enrollment No. 75071.

Rua Zacarias da Silva, Lote 2 , Barra da Tijuca (Alvorada), in the City and State of Rio de Janeiro and registered under enrollment No. 381171;

Rua Senador Pompeu,119 - 5º andar, Centro, in the City and State of Rio de Janeiro and registered under enrollment No. 106766;

Rua Alexandre Mackenzie, nº 75, Centro, in the City and State of Rio de Janeiro and registered under enrollment Nos. 274011, 274012, 274013, 274014, 274015, 274039, 274040, 274041, 274042;

Rua do Lavradio, nº 71, Centro (Arcos), in the City and State of Rio de Janeiro and registered under enrollment No. 70149;

Rua Araribóia, nº 140, São Francisco, in City of Niterói, State of Rio de Janeiro and registered under enrollment No. 10770;

Rua Assai, s/n, Jardim Pindorama, in City of São Félix do Araguaia, State of Mato Grosso and registered under enrollment No. 3825;

Rua Sena Madureira, 1070, in City of Fortaleza, State of Ceará and registered under enrollment No. 1409;

Rua Manoel P. da Silva (Cap. Pereirinha, S/N), in City of Corumbá, State of Mato Grosso do Sul and registered under enrollment Nos. 24.969, 24.970, 24.971, 24.972 and 24.973;

Av Nicanor de Carvalho, nº 10, in City of Corumbá, State of Mato Grosso do Sul and registered under enrollment No. 12295;

Pq. Triunfo de Cotegipe, S/N – João Dantas, in City of Alagoinhas, Estado da Bahia and registered under enrollment No. 775;

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Estrada Velha do Amparo, KM 4, in City of Friburgo, State of Rio de Janeiro and registered under enrollment No. 5283;

Av. Prudente de Morais, nº 757 B, Bairro Tirol, in City of Natal, State of Rio Grande do Norte and registered under enrollment No. 28639;

Av. Afonso Pena, nº 583, in City of Manaus, State of Amazonas and registered under enrollment No. 7496;

Rua Leitão da Silva, nº 2.159, Itararé (CONJED), in City of Vitória, State of Espírito Santos and registered under enrollment Nos. 46.977 and 46.978;

BLOCO C, QUADRA 02, SETOR COMERCIAL CENTRAL, Planaltina, in City of Brasília, Distrito Federal and registered under enrollment No. 801;

Rua Padre Pedro Pinto nº1460, Venda Nova (ISFAP), in City of Belo Horizonte, State of Minas Gerais and registered under enrollment No. 4187;

Rua 2 De Setembro, nº 733, Campo De Futebol, in City of Blumenau, State of Santa Catarina and registered under enrollment No. 598;

BR 116, KM 159 , Rua Cel Antônio Cordeiro, 3950, Altamira, in City of Russas, State of Ceará and registered under enrollment No. 180;

Rua Correa Vasques,69, Cidade Nova, in the City and State of Rio de Janeiro and registered under enrollment Nos. 40962, 40963, 40964, 40965, 40966, 40967, 40968, 40969, 40970, 40971, 40972, 41190; and

Rua Walter Ianni, Anel Rodoviário, KM 23,5 - Bairro Aarão Reis/São Gabriel (PUC MINAS), in City of Belo Horizonte, State of Minas Gerais and registered under enrollment No. 27601.

97

Schedule 5
Repayment Schedule

# of months	Year	Principal Amortization %	Amort. Schedule	Dates
66	5.5	2.0%	Interest + principal	25-Aug-23
72	6	2.0%	Interest + principal	26-Feb-24
78	6.5	2.0%	Interest + principal	26-Aug-24
84	7	2.0%	Interest + principal	25-Feb-25
90	7.5	2.0%	Interest + principal	25-Aug-25
96	8	2.0%	Interest + principal	25-Feb-26
102	8.5	2.0%	Interest + principal	25-Aug-26
108	9	2.0%	Interest + principal	25-Feb-27
114	9.5	2.0%	Interest + principal	25-Aug-27
120	10	2.0%	Interest + principal	25-Feb-28
126	10.5	5.7%	Interest + principal	25-Aug-28
132	11	5.7%	Interest + principal	26-Feb-29
138	11.5	5.7%	Interest + principal	27-Aug-29
144	12	5.7%	Interest + principal	25-Feb-30
150	12.5	5.7%	Interest + principal	26-Aug-30
156	13	5.7%	Interest + principal	26-Feb-31
162	13.5	5.7%	Interest + principal	25-Aug-31
168	14	5.7%	Interest + principal	25-Feb-32
174	14.5	5.7%	Interest + principal	25-Aug-32
180	15	5.7%	Interest + principal	25-Feb-33
186	15.5	5.7%	Interest + principal	25-Aug-33
192	16	5.7%	Interest + principal	27-Feb-34
198	16.5	5.7%	Interest + principal	25-Aug-34
204	17	5.9%	Interest + principal	26-Feb-35
98

Schedule 6
Form of Transfer Certificate

To:	Wilmington Trust (London) Limited as Agent
From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)
Dated:	[●]

Telemar Norte Leste S.A. – Em Recuperação Judicial – USD 682,901,603.71 Facility Agreement
dated 17 July 2018 as amended and restated on ______________ 2020 (the “Agreement”)

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.
2.	We refer to Clause 22.5 (Procedure for Transfer) of the Agreement:
(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation and in accordance with Clause 22.5 (Procedure for Transfer) of the Agreement, all of the Existing Lender’s rights and obligations under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment and participations in Loans under the Agreement as specified in the Schedule.
(b)	The proposed Transfer Date is [●].
(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) of the Agreement are set out in the Schedule.
3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 22.4 (Limitation of Responsibility of Existing Lenders) of the Agreement.
4.	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:
(a)	a company resident in the United Kingdom for United Kingdom tax purposes; or
(b)	a partnership each member of which is:
(i)	a company so resident in the United Kingdom; or
(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or
(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]
99

5.	[The New Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [●]) and is tax resident in [●], so that interest payable to it by borrower is generally subject to full exemption from UK withholding tax, and notifies the Borrower that it wishes that scheme to apply to the Agreement.]
6.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.
7.	This Transfer Certificate [and any non-contractual obligations arising out of or in connection with it] [is/are] governed by English law.
8.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.
100

The Schedule

Commitment/rights and obligations to be transferred

[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	.................................. By:

[New Lender]	.................................. By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [●].

[Agent]	.................................. By:
101

Schedule 7
Form of Assignment Agreement

To:	Wilmington Trust (London) Limited as Agent and Telemar Norte Leste S.A. – Em Recuperação Judicial as Borrower, for and on behalf of each Obligor
From:	[the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)
Dated:	[●]

Telemar Norte Leste S.A. – Em Recuperação Judicial – USD 682,901,603.71 Facility Agreement dated 17 July 2018 as amended and restated on ______________ 2020 (the “Agreement”)

1.	We refer to the Agreement. This is an Assignment Agreement. Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.
2.	We refer to Clause 22.6 (Procedure for Assignment) of the Agreement:
(a)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitments and participations in Loans under the Agreement as specified in the Schedule.
(b)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitments and participations in Loans under the Agreement specified in the Schedule.
(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.
3.	The proposed Transfer Date is [●].
4.	On the Transfer Date the New Lender becomes a Party to the Finance Documents as a Lender.
5.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) of the Agreement are set out in the Schedule.
6.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 22.4 (Limitation of Responsibility of Existing Lenders) of the Agreement.
7.	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:
(a)	a company resident in the United Kingdom for United Kingdom tax purposes;
(b)	a partnership each member of which is:
(i)	a company so resident in the United Kingdom; or
(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of
102

section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]
8.	The New Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [●]) and is tax resident in [●], so that interest payable to it by borrower is generally subject to full exemption from UK withholding tax, and notifies the Borrower that it wishes that scheme to apply to the Agreement.]
[8/9].	This Assignment Agreement acts as notice to the Agent (on behalf of each Finance Party] and, upon delivery in accordance with Clause 22.7 (Copy of Transfer Certificate or Assignment Agreement to Borrower) of the Agreement, to the Borrower (on behalf of each Obligor) of the assignment referred to in this Assignment Agreement.
[9/10].	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.
[10/11].	This Assignment Agreement [and any non-contractual obligations arising out of or in connection with it] [is/are] governed by English law.
[11/12].	This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.
103

The Schedule

Rights to be assigned and obligations to be released and undertaken

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	.................................. By:

[New Lender]	.................................. By:

This Assignment Agreement is accepted by the Agent and the Transfer Date is confirmed as [●].

Signature of this Assignment Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.

[Agent]	.................................. By:
104

Schedule 8
Form of Accession Letter

To:	Wilmington Trust (London) Limited as Agent
From:	[Subsidiary] and Telemar Norte Leste S.A. – Em Recuperação Judicial
Dated:

Dear Sirs

Telemar Norte Leste S.A. – Em Recuperação Judicial – USD 682,901,603.71 Facility Agreement dated 17 July 2018 as amended and restated on ______________ 2020 (the “Agreement”)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.
2.	[Subsidiary] agrees to become an Additional Guarantor and to be bound by the terms of the Agreement as an Additional Guarantor pursuant to Clause 24.2 (Additional Guarantors) of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].
3.	[Subsidiary’s] administrative details are as follows:
Address:	[●]
Fax No:	[●]
Attention:	[●]
4.	This Accession Letter [and any non-contractual obligations arising out of or in connection with it] [is/are] governed by English law.

[This Accession Letter is entered into by deed.]

[Borrower]	..................................

[Subsidiary]	..................................
105

Schedule 9
Form of Resignation Letter

To:	Wilmington Trust (London) Limited as Agent
From:	[resigning Obligor] and Telemar Norte Leste S.A. – Em Recuperação Judicial
Dated:	[●]

Dear Sirs

Telemar Norte Leste S.A. – Em Recuperação Judicial – USD 682,901,603.71 Facility Agreement dated 17 July 2018 as amended and restated on ______________ 2020 (the “Agreement”)

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.
2.	Pursuant to Clause 24.3 (Resignation of a Guarantor) of the Agreement, we request that [resigning Obligor] be released from its obligations as a Guarantor under the Agreement.
3.	We confirm that:
(a)	no Default is continuing or would result from the acceptance of this request; and
(b)	all Lenders have consented to our request set out in paragraph 2 above.
4.	This Resignation Letter [and any non-contractual obligations arising out of or in connection with it] [is/are] governed by English law.

[Borrower]	.................................. By:

[Subsidiary]	.................................. By:
106

Schedule 10
Form of Compliance Certificate

To:	Wilmington Trust (London) Limited as Agent
From:	Telemar Norte Leste S.A. – Em Recuperação Judicial
Dated:

Dear Sirs

Telemar Norte Leste S.A. – Em Recuperação Judicial – USD 682,901,603.71 Facility Agreement dated 17 July 2018 as amended and restated on ______________ 2020 (the “Agreement”)

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning in this Compliance Certificate unless given a different meaning in this Compliance Certificate.
2.	We confirm that: [Insert details of covenants to be certified]

Director of [Borrower]	.................................. Signed:

107

Schedule 11

LMA Form of Confidentiality Undertaking

[Letterhead of Potential Purchaser]

Date: [ ]

To:

[insert name of Seller]

Re: The Agreement

Company: (the "Company") Date: Amount: Agent:

Dear Sirs

We are considering acquiring an interest in the Agreement which, subject to the Agreement, may be by way of novation, assignment, the entering into, whether directly or indirectly, of a sub-participation or any other transaction under which payments are to be made or may be made by reference to one or more Finance Documents and/or one or more Obligors or by way of investing in or otherwise financing, directly or indirectly, any such novation, assignment, sub-participation or other transaction (the "Acquisition"). In consideration of you agreeing to make available to us certain information, by our signature of this letter we agree as follows (acknowledged and agreed by you by your signature of a copy of this letter):

1.	Confidentiality Undertaking

We undertake (a) to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by paragraph 2 below and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to our own confidential information and (b) until the Acquisition is completed to use the Confidential Information only for the Permitted Purpose.1

2.	Permitted Disclosure

You agree that we may disclose:

2.1	to any of our Affiliates and any of our or their officers, directors, employees, professional advisers and auditors such Confidential Information as we shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph 2.1 is

1 Please note that the Permitted Purpose ceases to apply on completion of the Acquisition however if the Acquisition does not complete, the prospective purchaser is not permitted to use any Confidential Information it has acquired for any purpose other than the Permitted Purpose.

108

informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information, except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

2.2	subject to the requirements of the Agreement, to any person:
(a)	to (or through) whom we assign or transfer (or may potentially assign or transfer) all or any of our rights and/or obligations which we may acquire under the Agreement such Confidential Information as we shall consider appropriate if the person to whom the Confidential Information is to be given pursuant to this sub-paragraph (a) of paragraph 2.2 has delivered a letter to us in equivalent form to this letter;
(b)	with (or through) whom we enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to the Agreement or any Obligor such Confidential Information as we shall consider appropriate if the person to whom the Confidential Information is to be given pursuant to this sub-paragraph (b) of paragraph 2.2 has delivered a letter to us in equivalent form to this letter;
(c)	to whom information is required or requested to be disclosed by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation such Confidential Information as we shall consider appropriate; and
2.3	notwithstanding paragraphs 2.1 and 2.2. above, Confidential Information to such persons to whom, and on the same terms as, a Finance Party is permitted to disclose Confidential Information under the Agreement, as if such permissions were set out in full in this letter and as if references in those permissions to Finance Party were references to us.[2]
3.	Notification of Disclosure

We agree (to the extent permitted by law and regulation) to inform you:

3.1	of the circumstances of any disclosure of Confidential Information made pursuant to sub-paragraph (c) of paragraph 2.2 above except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and
3.2	upon becoming aware that Confidential Information has been disclosed in breach of this letter.
4.	Return of Copies

If we do not enter into the Acquisition and you so request in writing, we shall return or destroy all Confidential Information supplied by you to us and destroy or permanently erase (to the extent technically practicable) all copies of Confidential Information made by us and use our reasonable endeavours to ensure that anyone to whom we have supplied any Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that we or the recipients are required to retain

2 The intention of this paragraph is to ensure that (i) any permitted disclosures in the Facility Agreement which are subject to less onerous disclosure requirements and (ii) any additional permitted disclosures in the Facility Agreement are also permitted under this letter.

109

any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under sub-paragraph (c) of paragraph 2.2 above.

5.	Continuing Obligations

The obligations in this letter are continuing and, in particular, shall survive and remain binding on us until (a) if we become a party to the Agreement as a lender of record, the date on which we become such a party to the Agreement; (b) if we enter into the Acquisition but it does not result in us becoming a party to the Agreement as a lender of record, the date falling [twelve] months after the date on which all of our rights and obligations contained in the documentation entered into to implement the Acquisition have terminated3; or (c) in any other case the date falling [twelve] months after the date of our final receipt (in whatever manner) of any Confidential Information.

6.	No Representation; Consequences of Breach, etc

We acknowledge and agree that:

6.1	neither you, nor any member of the Group nor any of your or their respective officers, employees or advisers (each a "Relevant Person") (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by you or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by you or be otherwise liable to us or any other person in respect of the Confidential Information or any such information; and
6.2	you or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by us.
7.	Entire Agreement: No Waiver; Amendments, etc
7.1	This letter constitutes the entire agreement between us in relation to our obligations regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.
7.2	No failure to exercise, nor any delay in exercising, any right or remedy under this letter will operate as a waiver of any such right or remedy or constitute an election to affirm this letter. No election to affirm this letter will be effective unless it is in writing. No single or partial exercise of any right or remedy will prevent any further or other exercise or the exercise of any other right or remedy under this letter.
7.3	The terms of this letter and our obligations under this letter may only be amended or modified by written agreement between us.
8.	Inside Information

We acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and we undertake not to use any Confidential Information for any unlawful purpose.

3 The purpose of this paragraph (b) is to ensure that if the Acquisition does not result in the Purchaser becoming a lender of record under the Agreement, the confidentiality obligations imposed on the Purchaser in this letter will continue until the expiry of an agreed period after termination of the sub-participation, assignment or other transaction.

110

9.	Nature of Undertakings

The undertakings given by us under this letter are given to you and are also given for the benefit of the Company and each other member of the Group.

10.	Third Party Rights
10.1	Subject to this paragraph 10 and to paragraphs 6 and 9, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") to enforce or to enjoy the benefit of any term of this letter.
10.2	The Relevant Persons may enjoy the benefit of the terms of paragraphs 6 and 9 subject to and in accordance with this paragraph 10 and the provisions of the Third Parties Act.
10.3	Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person to rescind or vary this letter at any time.
11.	Governing Law and Jurisdiction
11.1	This letter (including the agreement constituted by your acknowledgement of its terms) (the "Letter") and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this Letter)[4] are governed by English law.
11.2	The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter (including a dispute relating to any non-contractual obligation arising out of or in connection with either this Letter or the negotiation of the transaction contemplated by this Letter).
12.	Definitions

In this letter (including the acknowledgement set out below) terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and:

"Confidential Information" means all information relating to the Company, any Obligor, the Group, the Finance Documents, [the/a] Facility and/or the Acquisition which is provided to us in relation to the Finance Documents or [the/a] Facility by you or any of your affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by us of this letter; or
(b)	is identified in writing at the time of delivery as non-confidential by you or your advisers; or
(c)	is known by us before the date the information is disclosed to us by you or any of your affiliates or advisers or is lawfully obtained by us after that date, from a source which is, as far as we are aware, unconnected with the Group and which, in either case, as far as we are aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

4 The reference to non-contractual obligations arising out of the negotiation of the contemplated transaction is intended to specifically apply the governing law (and jurisdiction) clause to any non-contractual obligations arising out of negotiations where the transaction breaks down before the documentation documenting the debt trade is entered into.

111

"Group" means the Company and its subsidiaries for the time being (as such term is defined in the Companies Act 2006).

"Permitted Purpose" means considering and evaluating whether to enter into the Acquisition.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

.................................

For and on behalf of

[Potential Purchaser]

To: [Potential Purchaser]

We acknowledge and agree to the above:

...................................

For and on behalf of

[Seller]

112

Schedule 12
Forms of Notifiable Debt Purchase Transaction Notice

Part 1
Form of Notice on Entering into Notifiable Debt Purchase Transaction

To:	Wilmington Trust (London) Limited as Agent
From:	[The Lender]
Dated:

Telemar Norte Leste S.A. – Em Recuperação Judicial – USD 682,901,603.71 Facility Agreement dated 17 July 2018 as amended and restated on ______________ 2020 (the “Agreement”)

1.	We refer to paragraph (b) of Clause 23.2 (Disenfranchisement) of the Agreement. Terms defined in the Agreement have the same meaning in this notice unless given a different meaning in this notice.
2.	We have entered into a Notifiable Debt Purchase Transaction.
3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.
Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates
[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]

By:

113

Part 2

Form of Notice on Termination of Notifiable Debt Purchase Transaction / Notifiable Debt Purchase Transaction ceasing to be with a member of the Group

To:	Wilmington Trust (London) Limited as Agent
From:	[The Lender]

Dated:

Telemar Norte Leste S.A. – Em Recuperação Judicial – USD 682,901,603.71 Facility Agreement dated 17 July 2018 as amended and restated on ______________ 2020 (the “Agreement”)

1.	We refer to paragraph (b) of Clause 23.2 (Disenfranchisement) of the Agreement. Terms defined in the Agreement have the same meaning in this notice unless given a different meaning in this notice.
2.	A Notifiable Debt Purchase Transaction which we entered into and which we notified you of in a notice dated [ ] has [terminated]/[ceased to be with a member of the Group].*
3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.
Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates
[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]

By:

*	Delete as applicable
114

Signatures

The Borrower

Telemar Norte Leste S.A. – Em Recuperação Judicial	.................................. By: Pedro Andrade França

.................................. By: Renata de Andrade Junqueira Ribeiro
Witnesses: 1. ____________________________ Name: ID: 2. ____________________________ Name: ID:
.................................. Address: Fax: Attention:

[Signature Page to the ECA Facility Agreement (Telemar)]

The Original Guarantors

Oi S.A. – Em Recuperação Judicial	.................................. By: Pedro Andrade França

.................................. By: Renata de Andrade Junqueira Ribeiro
Witnesses: 1. ____________________________ Name: ID: 2. ____________________________ Name: ID:
.................................. Address: Fax: Attention:

[Signature Page to the ECA Facility Agreement (Telemar)]

Oi Móvel S.A. – Em Recuperação Judicial	.................................. By: Pedro Andrade França

.................................. By: Renata de Andrade Junqueira Ribeiro
Witnesses: 1. ____________________________ Name: ID: 2. ____________________________ Name: ID:
.................................. Address: Fax: Attention:

[Signature Page to the ECA Facility Agreement (Telemar)]

The Agent

Wilmington Trust (London) Limited	.................................. By:

Address: Third Floor, 1 King’s Arms Yard, London EC2R 7AF

Attention: Marcy Massaki / Keith Reader

Tel No: +44 (0)20 7397 3653 / +44 (0)20 7397 3649

Fax No: 44 (0)20 7397 3601

Email: mmassaki@wilmingtontrust.com / kreader@wilmingtontrust.com

[Signature Page to the ECA Facility Agreement (Telemar)]

Original Lenders

banco bilbao vizcaya argentaria s.a., LONDON BRANCH
By:
Name:
Title:

By:
Name:
Title:
BNP PaRIBAS FORTIS SA/NV

By:
Name:
Title:

By:
Name:
Title:

Address:

Attention:
Email:
[Signature Page to the ECA Facility Agreement (Telemar)]

CREDENDO – EXPORT CREDIT AGENCY

By:
Name:
Title:

By:
Name:
Title:

Address:

Attention:
Email:

FINNISH EXPORT CREDIT LTD

By:
Name:
Title:

By:
Name:
Title:

Address:

Attention:
Email:

[Signature Page to the ECA Facility Agreement (Telemar)]

FINNVERA PLC

By:
Name:
Title:

By:
Name:
Title:

Address:

Attention:
Email:
KFW IPEX-BANK GmbH

By:
Name:
Title:

By:
Name:
Title:

Address:

Attention:
Email:

[Signature Page to the ECA Facility Agreement (Telemar)]

NORDEA BANK AB (PUBL), FINNISH BRANCH

By:
Name:
Title:

By:
Name:
Title:

Address:

Attention:
Email:

SOCIÉTÉ GÉNÉRALE

By:
Name:
Title:

Address:

Attention:
Email:

[Signature Page to the ECA Facility Agreement (Telemar)]

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

By:
Name:
Title:

By:
Name:
Title:
EXPORT DEVELOPMENT CANADA

By:
Name:
Title:

By:
Name:
Title:

Address:

Attention:
Email:

[Signature Page to the ECA Facility Agreement (Telemar)]

Originally dated 21 June 2018

Facility Agreement

between

Telemar Norte Leste S.A. – Em Recuperação Judicial

as Borrower

The Entities
listed in Part 1 of Schedule 1 (The Original Parties) as Original Guarantors

The Financial Institutions

listed in Part 2 of Schedule 1 (The Original Parties) as Original Lenders

and

China Development Bank
as Agent

as Amended and Restated on _________________ 2020

(i)

Table of Contents

Page

1. Definitions and Interpretation	1
2. The Facility	14
3. Purpose	15
4. Conditions Precedent	15
5. RJ Plan Amendment	16
6. Repayment	16
7. Prepayment and Cancellation	16
8. Excess Cashflow Sweep	17
9. Costs of Loans	23
10. Interest Periods	23
11. Fees	23
12. Tax Gross-Up and Indemnities	24
13. Increased Costs	28
14. Other Indemnities	29
15. Mitigation by the Lenders	30
16. Costs and Expenses	31
17. Guarantee and Indemnity	32
18. Representations	35
19. Information Undertakings	39
20. General Undertakings	41
21. Events of Default	51
22. Changes to the Lenders	55
23. Debt Purchase Transactions	59
24. Changes to the Obligors	61
25. Role of the Agent	63
26. Conduct of Business by the Finance Parties	70
27. Sharing among the Finance Parties	70
28. Payment Mechanics	72
29. Set-Off	74
30. Notices	75
31. Calculations and Certificates	77
32. Partial Invalidity	77
33. Remedies and Waivers	77
34. Amendments and Waivers	77
35. Confidential Information	78
(ii)

(iii)

This Agreement, originally dated 21 June 2018, as amended and restated on _____________________ 2020 and made

Between:

(1)	Telemar Norte Leste S.A. – Em Recuperação Judicial, a sociedade anônima organized and existing under the laws of the Federative Republic of Brazil (the “Borrower”);
(2)	The Entities listed in Part 1 of Schedule 1 (The Original Parties) as original guarantors (the “Original Guarantors”); and
(3)	The Financial Institutions listed in Part 2 of Schedule 1 (The Original Parties) as original lenders (the “Original Lenders”); and
(4)	China Development Bank, a bank incorporated under the laws of the People’s Republic of China, with its registered office at 18 Fuxingmennei Street, Xicheng District, Beijing, People’s Republic of China as agent of the other Finance Parties (the “Agent”).

It is agreed as follows:

Section 1
Interpretation

1.	Definitions and Interpretation
1.1	Definitions

In this Agreement:

“Accession Letter” means a document substantially in the form set out in Schedule 8 (Form of Accession Letter).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 24 (Changes to the Obligors).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Amendment Ratification Date” means the date of the publication of the confirmation of the RJ Plan Amendment, which is ______________ 2020.

“Anatel” means the National Telecommunications Agency (Agência Nacional de Telecomunicações), created by Law No. 9,472, dated July 16, 1997.

“Assignment Agreement” means an assignment agreement in the form agreed between the relevant assignor and assignee.

“Authorization” means an authorization, consent, approval, resolution, license, exemption, filing, notarization or registration, including the registration before the electronic system of the Brazilian Central Bank (ROF) and the registration of the Schedule of Payments with the ROF.

“Authorized Signatory” means any person duly appointed on behalf of the Borrower to sign any document required under the terms of this Agreement to be signed or countersigned by the Borrower whose name and specimens of whose signature have been supplied to the Agent provided that no written notice of the revocation of such appointment has been received by the Agent.

“Available Commitment” means a Lender’s Commitment minus:

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(a)        the amount of its participation in any outstanding Loans; and

(b) in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Bankruptcy Trustee” means Escritorio de Advocacia Arnold Wald, with a registered office at Av. Pres. Juscelino Kubitschek, 510, 8o andar, Sao Paulo-SP, CEP 04543-906, as appointed by the Judicial Reorganization Court, under the terms of the decision rendered on July 22, 2016.

“Bondholders’ Unsecured Credits” means the Unsecured Credits pertaining to bonds pertaining to debt issuances by PTIF and Oi Coop, guaranteed by Oi and issued by Oi and guaranteed by the Borrower listed as follows, issued and traded abroad and regulated by foreign laws, as well as subject to laws and other applicable rules in the jurisdictions where such bonds are traded: (i) 9.75% Senior Notes issued by Oi, (ii) 5. 125% Senior Notes 2017 issued by Oi and guaranteed by the Borrower, (iii) 9.500% Senior Notes 2019 issued by Oi and guaranteed by the Borrower, (iv) 5.500% Senior Notes 2020 issued by Oi and guaranteed by the Borrower, (v) 5.625% Senior Notes 2021 issued by Coop and guaranteed by Oi, (vi) 5.750% Senior Notes 2022, issued by Coop and guaranteed by Oi, (vii) 6.250% Notes 2016 issued by PTIF and guaranteed by Oi, (viii) 5.242% Notes 2017 issued by PTIF and guaranteed by Oi, (ix) 4.375% Notes 2017 issued by PTIF and guaranteed by Oi, (x) 5.875% Notes 2018 issued by PTIF and guaranteed by Oi, (xi) 5.000% Note 2019 issued by PTIF and guaranteed by Oi, (xii) 4.625% Notes 2020 issued by PTIF and guaranteed by Oi, and (xiii) 4.500% Notes 2025 issued by PTIF and guaranteed by Oi.

“Brazilian GAAP” means, as elected from time to time by the Borrower, the accounting principles prescribed by Brazilian Corporate Law, the rules and regulations issued by applicable regulators, including the Brazilian Securities Exchange Commission (Comissão de Valores Mobiliários), as well as the technical releases issued by the Brazilian Institute of Accountants (Instituto Brasileiro de Contadores), in accordance with IFRS as issued by the International Accounting Standards Board, in each case, as in effect from time to time.

“Break Costs” means the amount (if any) by which:

(a)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan to the last day of the current Interest Period in respect of that Loan, had the principal amount received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, New York and Rio de Janeiro.

“Capital Increase with Capitalization of Credit” means a capital increase of Oi, subscribed by the Qualified Bondholders’ Unsecured Creditors, paid up upon capitalization of the Qualified Bondholders’ Unsecured Credits, as per Article 171, paragraph 2, of the Corporation Law of Brazil and other applicable legal provisions.

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“Capitalized Lease Obligations” means, with respect to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as a capitalized lease in accordance with Brazilian GAAP and the amount of Indebtedness represented by such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with Brazilian GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Class III Credits” means the Pre-Petition Credits provided for in arts. 41, item Ill, and 8, item VI of the LFR against the Obligors, held by Persons who are not any of the Obligors themselves.

“Class III Unsecured Creditors” means holders of Class III Credits.

“Code” means the US Internal Revenue Code of 1986.

“Commitment” means:

(a)	in relation to the Original Lender, the amount set opposite its name under the heading “Commitment” in Part 2 of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement; and
(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 10 (Form of Compliance Certificate).

“Confidential Information” means all information relating to the Borrower or any other Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or any of its advisers; or
(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:
(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 35 (Confidential Information); or
(B)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or
(C)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraph (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of and is not otherwise subject to any obligation of confidentiality.
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“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 11 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Borrower and the Agent.

“Copart 4” means Copart 4 Participações S.A. – Em Recuperação Judicial, a sociedade anônima organized and existing under the laws of the Federative Republic of Brazil, merged with and into Telemar in January 2019.

“Copart 5” means Copart 5 Participações S.A. – Em Recuperação Judicial, a sociedade anônima organized and existing under the laws of the Federative Republic of Brazil, merged with and into Oi in March 2019.

“Creditors’ List of the Bankruptcy Trustee” means the list of creditors prepared by the Bankruptcy Trustee in accordance with article 7, paragraph 2 of the LFR.

“Credits” means the Pre-Petition Credits and the Post-Petition Credits.

“CTA” means the Corporation Tax Act 2009 (United Kingdom).

“Debtors” means Oi, the Borrower, Oi Movel, Oi Coop, and PTIF.

“Debt Purchase Transaction” means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;
(b)	enters into any sub-participation in respect of; or
(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement.

“Default” means an Event of Default or any event or circumstance specified in Clause 21 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or
(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or
(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

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“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including without limitation, air within natural or man-made structures, whether above or below ground);
(b)	water (including without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and
(c)	land (including, without limitation, land under water).

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the Environment;
(b)	the conditions of the workplace;
(c)	the generation, handling, storage, use, release of spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

“Environmental Permits” means any permit and other Authorization and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.

“Event of Default” means any event or circumstance specified as such in Clause 21 (Events of Default).

“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;
(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or
(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;
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(b)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or
(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2019,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Finance Document” means this Agreement, any Accession Letter, any Resignation Letter and any other document designated as such by the Agent and the Borrower.

“Finance Party” means the Agent or a Lender.

“General Creditors’ Meeting” refers to:

(a)	the General Creditors’ Meeting held in Brazil on December 19 and 20, 2017, where the requisite majorities of creditors approved the RJ Plan; and
(b)	the General Creditors’ Meeting held in Brazil on ____________ 2020, where the requisite majorities of creditors approved the RJ Plan Amendment,

as applicable.

“Governmental Authority” means the government of the Federative Republic of Brazil or of any other jurisdiction or a political subdivision of it, including any federal, state, or local institution, agency, division, department, or body of this government, or a political subdivision of it, including the Public Prosecutor’s Office, the Federal Police, the Federal Revenue Office of Brazil, the National Institute of Social Security, the Central Bank of Brazil, the Securities and Exchange Commission, Anatel, the Federal Accounting Court, any judicial, administrative or arbitration court or tribunal, any regulatory or self-regulatory entity.

“Group” means Oi and its Subsidiaries for the time being.

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 24 (Changes to the Obligors).

“Hedging Obligations” of any Person means the obligations of such Person under any agreement relating to any swap, option, forward sale, forward purchase, index transaction, cap transaction, floor transaction, collar transaction or any other similar transaction, in each case, for purposes of hedging or capping against inflation, interest rates, currency or commodities price fluctuations.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Indebtedness” means, with respect to any Person, without duplication:

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(a)	whether being principal and/or interest of any present or future indebtedness of such Person:
(i)	in respect of borrowed money;
(ii)	evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);
(iii)	representing the balanced deferred and unpaid of the purchase price of property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) liabilities accrued in the ordinary course of business which purchase price is due more than twelve (12) months after the date of placing the property in service or taking delivery and title thereto; or
(iv)	representing net obligations under any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with IFRS;

(b)	to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in paragraph (a) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and
(c)	to the extent not otherwise included, the obligations of the type referred to in paragraph (a) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person, if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with IFRS.

Notwithstanding the foregoing, in connection with the purchase by the Borrower or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

For the avoidance of doubt, “Indebtedness” shall not include any obligations to any Person with respect to “Programa de Recuperação Fiscal—REFIS,” “Programa Especial de Parcelamento de Impostos—REFIS Estadual” and “Programa de Parcelamento Especial—PAES”, any other tax payment agreement entered into with any Brazilian governmental entity, nor any other payment obligations to regulatory agencies and/or any other payment agreement that is due to any creditor who, prior to the RJ Plan, was not considered as Indebtedness in the calculation of Indebtedness of the Borrower.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 10.1 (Interest Periods).

“IRS Code” means the Internal Revenue Code (United States).

“ITA” means the Income Tax Act 2007 (United Kingdom).

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“Lender” means:

(a)	any Original Lender; and
(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a “Lender” in accordance with Clause 22 (Changes to the Lenders),

which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement.

“LFR” means Bankruptcy Act And Recovery Company – Law No. 11, I 01, dated February 9, 2005.

“LMA” means the Loan Market Association.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66⅔ per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66⅔ per cent. of the Total Commitments immediately prior to the reduction).

“Margin” means 1.75 per cent. per annum.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations or property of the Group taken as a whole; (b) the ability of the Borrower or any Obligor to perform its payment obligations under the Finance Documents or under the RJ Plan that was approved in General Creditors´ Meeting; or (c) the validity or enforceability of the Finance Documents or the rights or remedies of any Finance Party under the Finance Documents.

“ME/EPP Credits” means the Pre-Petition Credits held by micro and small businesses, defined in accordance with Complementary Law No. 123/2006, under the terms of art. 41, item IV of the LFR.

“ME/EPP Unsecured Creditors” means holders of ME/EPP Credits.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that :

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;
(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Necessary Governmental Approvals” means the government approvals set forth in Clause 18.6 (Government Approvals).

8

“New Lender” has the meaning given to that term in Clause 22 (Changes to the Lenders).

“New Money Capital Increase” means the R$4.0 billion capital increase to be undertaken by Oi pursuant to the RJ Plan and that certain Subscription Commitment Agreement, dated as of December 19, 2017 (as amended, modified or supplemented, the “Subscription Commitment Agreement”).

“Notifiable Debt Purchase Transaction” has the meaning given to that term in paragraph (b) of Clause 23.2 (Disenfranchisement).

“Obligor” means the Borrower or a Guarantor.

“Oi” means Oi S.A. - Em Recuperação Judicial, a publicly held corporation, registered with the CNPJ/MF under No. 76.535.764/0001 -43 , with its registered office and principal place of business at Rua do Lavradio no 71, Centro, Rio de Janeiro - RJ, CEP 20230-070.

“Oi Capital Increase” means the Capital Increase with Capitalization of Credits.

“Oi Coop” means Oi Brasil Holdings Coöperatief U.A. – Em Recuperação Judicial.

“Oi Movel” means Oi Móvel S.A. – Em Recuperação Judicial, a sociedade anônima organized and existing under the laws of the Federative Republic of Brazil.

“Original Financial Statements” means:

(a)	in relation to each of the Borrower and Oi, its audited consolidated financial statements for the financial year ended 31 December 2017; and
(b)	in relation to each Original Obligor, its audited financial statements for its financial year ended 31 December 2017.

“Original Obligor” means the Borrower or an Original Guarantor.

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Post-Petition Credits” means the credits held against the Debtors that are not subject to the effects of the RJ Plan due to the fact that (a) their triggering event occurred after the Request Date, or (ii) they meet art. 49, paragraphs 3 and 4 of the LFR, or any other legal standard that excludes them from the effects of the RJ Plan.

“Pre-Petition Credits” means the credits and permanent injunctions subject to the effects of the RJ Plan, whether matured or maturing, which respective agreements, obligations and/or triggering events occurred prior to the Request Date, regardless of whether or not they are included in the Creditors’ List of the Bankruptcy Trustee. Pre-Petition Credits are all Credits referred to in the RJ Plan, regardless of their nature, with the exception of Post-Petition Credits.

“PTIF” means Portugal Telecom International Finance B.V. - Em Recuperação Judicial, a private legal entity organized and existing under the Laws of the Netherlands, with its registered office in Amsterdam, Naritaweg 165, 1043 BW, and principal place of business in the city of Rio de Janeiro RJ.

“Qualified Bondholders’ Unsecured Credits” means the Bondholders’ Unsecured Credits held by Qualified Bondholders.

“Qualified Bondholders” means, exclusively for the purpose of the RJ Plan, those individual or legal entity investors holding Qualified Bondholders’ Unsecured Credits in an amount exceeding seven hundred and fifty thousand United States Dollars (USD750,000.00) and that, if resident in the European Union, prove the compliance with the applicable legal requirements, especially the condition of qualified investor, pursuant to the Prospectus Directive of the European Economic Area (EEA).

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“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by Oi or any of its Restricted Subsidiaries pursuant to which Oi  or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by Oi or any of its Restricted Subsidiaries), or (b) any other person (in the case of a transfer by a Receivables Subsidiary) or may transfer an undivided interest in or may grant a security interest in, any receivables (whether now existing or arising in the future) of Oi or any of its Restricted Subsidiaries and any asset related thereto, including, without limitation, all collateral securing such receivables, all contracts and all guarantees or other obligations in respect of the accounts receivable, proceeds of such receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving receivables.

“Ratification Date” means the date of the publication of the confirmation of the RJ Plan in Brazil, which is 5 February, 2018.

“Regulatory Agencies Pre-Petition Credits” means non-tax Pre-Petition Credits held by regulatory agencies or arising out of obligations imposed due to the resolution of regulatory agencies, including ANATEL. Occasional administrative fines already deemed as overdue by decision rendered within the scope of the Superior Court of Justice are not included in the Regulatory Agencies Pre-Petition Credits.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Repayment Date” means the last day of the relevant Interest Period.

“Replaced Facility Agreements” means the facility agreements set out in Schedule 3 (Replaced Facility Agreements).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Request Date” means the date of the filing of the request for judicial reorganization, namely June 20, 2016.

“Resignation Letter” means a letter substantially in the form set out in Schedule 9 (Form of Resignation Letter).

“Restricted Subsidiary” means all the direct and indirect subsidiaries of which a person holds more than 50% of equity or more than 50% of voting power.

“RJ Plan” means the judicial reorganization plan that was approved by the requisite majorities of creditors in the general Creditors’ Meeting held in Brazil on December 19 and 20, 2017 (plano de recuperação judicial), as amended by the RJ Plan Amendment.

“RJ Plan Amendment” means the amendment to the RJ Plan, including all exhibits and documents referenced therein, dated __________, 2020 and ratified on the Amendment Ratification Date.

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“ROF” means the Registry of Financial Transactions (Registro de Operações Financeiras – ROF), a declaratory electronic registration identified by a number obtained by or on behalf of the Borrower through the electronic registration system for financial transactions of the SISBACEN (RDE-ROF – Registro Declaratório Eletrônico – Módulo de Registro de Operações Financeiras), authorizing the Borrower to: (a) enter into the relevant foreign exchange contract for the inflow of funds into Brazil; and (b) after the disbursement of the Loan, make the relevant registration of the Schedule of Payment.

“Schedule of Payments” means the Schedule of Payments (Esquema de Pagamentos) to be registered within the ROF, by the Borrower, through the SISBACEN (RDE-ROF – Registro Declaratório Eletrônico – Módulo de Registro de Operações Financeiras), indicating the dates of repayment of principal, interest, charges, fees and any other amounts due and evidenced in the relevant ROF.

“Secured Creditors” means the holders of Secured Credits.

“Secured Credits” means the pre-petition credits guaranteed by in rem rights, under the terms of art. 41, item II of the LFR.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Stated Maturity” means, with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the final payment of principal of such Indebtedness is due and payable, including, with respect to any principal amount which is then due and payable pursuant to any mandatory redemption provision, the date specified for the payment thereof (but excluding any provision providing for obligations to repay, redeem or repurchase any such Indebtedness upon the happening of any contingency unless such contingency has occurred).

“Subsidiary” means in relation to any person, any entity which is controlled directly or indirectly by that person and any entity (whether or not so controlled) treated as a subsidiary in the latest financial statements of that person from time to time, and “control” for this purpose means the direct or indirect ownership of the majority of the voting share capital of such entity or the right or ability to direct its affairs and/or to control the composition of a majority of the board of directors (or equivalent body) of such entity, in each case whether by virtue of ownership of share capital, contract or otherwise.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty, inflation adjustment or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Termination Date” means 26 February 2035.

“Total Commitments” means the aggregate of the Commitments being USD 671,479,642.10 at the date of this Agreement.

“Transfer Certificate” means a certificate in the form agreed between the Agent and the Borrower.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and
(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.
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“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“Unsecured Creditors” means the ME/EPP Unsecured Creditors and the Class III Unsecured Creditors.

“Unsecured Credits” means the ME/EPP Credits, the Class III Credits and the Regulatory Agencies Pre-Petition Credits.

“US” means the United States of America.

“US Tax Obligor” means:

(a)	the Borrower which is resident for tax purposes in the US; or
(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

“Utilization” means a utilization of the Facility.

“Utilization Date” means the date on which a Utilization is made.

“VAT” means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and
(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.
1.2	Construction
(a)	Unless a contrary indication appears, any reference in this Agreement to:
(i)	the “Agent”, any “Finance Party”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;
(ii)	“assets” includes present and future properties, revenues and rights of every description;
(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;
(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(v)	a “group of Lenders” includes all the Lenders;
(vi)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium partnership or other entity (whether or not having separate legal personality);
(vii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organization;
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(viii)	a provision of law is a reference to that provision as amended or re-enacted; and
(ix)	a time of day is a reference to London time.
(b)	The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.
(c)	Section, Clause and Schedule headings are for ease of reference only.
(d)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.
(e)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived.
1.3	Currency Symbols and Definitions

“$”, “USD”, “US Dollars” and “dollars” denote the lawful currency of the United States of America.

1.4	Third party rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement.

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Section 2
The Facility

2.	The Facility
2.1	The Facility

Subject to satisfaction of the conditions precedent set out in Schedule 2 (Conditions Precedent), with effect on and from the date of this Agreement, the Lenders shall be deemed, without any actual new disbursement, to have advanced a Loan to the Borrower in an amount equal to the Total Commitments.

2.2	Finance Parties’ Rights and Obligations
(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.
(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation the Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.
(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.
2.3	Borrower’s Authority
(a)	Each Obligor (other than the Borrower), by its execution of this Agreement, irrevocably appoints the Borrower to act on its behalf as its agent in relation to the Finance Documents and authorizes:
(i)	the Borrower, on its behalf, to supply all information concerning itself, its financial condition and otherwise to the Finance Parties as contemplated under this Agreement and to give all notices and instruction to be given by such Obligor under the Finance Documents, to execute, on its behalf, any Finance Document and to enter into any agreement and amendment in connection with the Finance Documents (however fundamental and notwithstanding any increase in obligations of or other effect on an Obligor) including confirmation of guarantee obligations in connection with any amendment or consent in relation to this Agreement, without further reference to or the consent of such Obligor and each Obligor to be obliged to confirm such authority in writing upon the request of the Agent; and
(ii)	each Finance Party to give any notice, demand or other communication to be given to or served on such Obligor pursuant to the Finance Documents to the Borrower on its behalf, and in each such case such Obligor will be bound thereby (and shall be deemed to have given/received notice thereof) as though such Obligor itself had been given such notice and instructions, executed such agreement or received any such notice, demand or other communication.
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(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Borrower under any Finance Document, or in connection with any Finance Document (whether or not known to any Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on all other Obligors as if the other Obligors had expressly made, given or concurred with the same. In the event of any conflict between any notice or other communication of the Borrower and any other Obligor, the choice of the Borrower shall prevail.
3.	Purpose
3.1	Purpose

The Borrower shall apply all amounts deemed advanced to it under this Agreement towards refinancing of the outstanding amounts due under the Replaced Facility Agreements, in accordance with the approval and confirmation (homologação judicial) (the “RJ Plan Confirmation”) of the Borrower’s RJ Plan filed within the 7th Corporate Court of the Judicial District of the State Capital of Rio de Janeiro, Brazil (the “Bankruptcy Court”).

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount deemed advanced pursuant to this Agreement.

4.	Conditions Precedent
4.1	Conditions Precedent
(a)	The Borrower shall ensure that, on or before the date of this Agreement, the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.
(b)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorize (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.
4.2	Further Conditions Precedent

The Borrower shall ensure that, on the date of this Agreement, no Default is continuing or would result from the proposed Loan.

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Section 3
Repayment, Prepayment and Cancellation

5.	RJ Plan Amendment

Without prejudice to the provisions of Clause 6 (Repayment), Clause 7 (Prepayment and Cancellation) and Clause 8 (Excess Cashflow Sweep) of this Agreement, the Borrower shall be entitled to prepay the whole of or any part of any Loan:

(a)	pursuant to section 5.4 (Generation of Cash Sweep) of the RJ Plan Amendment; and/or
(b)	pursuant to section 4.7 (Reverse auction for prepayment of Unsecured Credits) of the RJ Plan Amendment by way of Notifiable Debt Purchase Transactions in accordance with this Agreement.
6.	Repayment
6.1	Repayment of Loans

The Borrower shall repay the Loan made to it by 24 consecutive semi-annual instalments in the amounts as set out in Schedule 5 (Repayment Schedule) and the first repayment shall occur on the 25th day of the Month that is 66 Months after the Ratification Date provided that if any scheduled interest or principal payment date is not a Business Day, such payment will be made on the next succeeding Business Day. No interest shall accrue as a result of this adjustment in payment date.

6.2	Re-borrowing

The Borrower may not re-borrow any part of the Facility which is repaid.

7.	Prepayment and Cancellation
7.1	Illegality

If, at any time, it is or will become unlawful for any Lender to make or obtain funding for any part of an advance or for any Finance Party to perform its obligations under this Agreement, any other Finance Document or any participation agreement, the affected party shall, promptly after becoming aware of the same, deliver to the Borrower through the Agent a notice to that effect and its commitment shall be immediately cancelled and the Borrower shall repay that Lender’s participation in the Loan made to that Borrower on the next Repayment Date and that Lender’s corresponding Commitment shall be cancelled in the amount of the participations repaid.

For the avoidance of doubt, the term “unlawful” shall include, without limitation, non-compliance with any rule or regulation imposed by a relevant governmental or regulatory authority in relation to applicable “know your customer” requirements, where such non-compliance is in respect of the Borrower or any permitted successor, transferee or assign thereof and is due to the relevant Borrower’s failure to provide the documentation or other evidence required to satisfy such applicable “know your customer” requirements promptly following a request from the Agent under Clause 19.6 (“Know Your Customer” Checks).

7.2	Voluntary Cancellation

The Borrower may, if it gives the Agent not less than 30 Business Days’ prior notice, cancel the whole or any part (being a minimum amount of USD 5,000,000 and in multiples of USD 500,000) of the Available Facility without any additional cost. Any cancellation under this Clause 6.2 shall reduce the Commitments of the Lenders ratably.

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7.3	Voluntary Prepayment of Loans
(a)	The Borrower may, if it gives the Agent not less than 30 days’ prior notice, prepay the whole or any part of any Loan.
(b)	Any amount prepaid under this Clause 6.3 (Voluntary Prepayment of Loans):
(i)	shall be made with accrued interest on the amount prepaid and without premium or penalty whatsoever (and excluding any Break Costs for any prepayment made on a Repayment Date); and
(ii)	shall satisfy the obligations under Clause 6.1 (Repayment of Loans) in inverse chronological order.
7.4	Restrictions
(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 (Prepayment and Cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.
(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty. For the avoidance of doubt, Break Costs shall only apply in the event of a voluntary prepayment of a Loan pursuant to this Clause 7 that is not made on a Repayment Date.
(c)	The Borrower may not re-borrow any part of the Facility which is prepaid.
(d)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.
(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.
(f)	If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.
(g)	If all or part of any Lender’s participation in a Loan is repaid or prepaid, an amount of that Lender’s Commitments (equal to the amount of the participation which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.
7.5	Application of prepayments

Any prepayment of a Loan pursuant to Clause 6.3 (Voluntary Prepayment of Loans) shall be applied against Repayments in inverse chronological order.

8.	Excess Cashflow Sweep
(a)	Within 150 days following the end of each financial year of Oi, commencing with the financial year ending on the 31 December following the Ratification Date, the Borrower shall be required (i) to calculate the Cash Sweep Amount for such financial year based on Oi’s annual audited consolidated financial statements for such financial year and (ii) to use the Cash Sweep Amount, in accordance with Section 5.4 (Generation of Cash Sweep) of the RJ Plan, to redeem a portion of the Loan and to redeem, repurchase or repay, as applicable, a portion of the Indebtedness of certain of Oi's other creditors that was issued in connection with the approval of the RJ Plan Amendment and confirmation (homologação judicial) by the Bankruptcy Court (together with the Loan, the “Cash Sweep Debt”), which redemption, repurchase or repayment shall be made pro rata across the Cash Sweep Debt in accordance with Section 5.4 (Generation of Cash Sweep) of the RJ Plan Amendment, based on the outstanding principal amount of all such credits outstanding as of the end of the applicable financial year for which such Cash Sweep Amount has been calculated (each such redemption, repurchase or repayment, a “Cash Flow Sweep”).
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(b)	Cash Sweep Debt shall be redeemed, repurchased or repaid, as applicable, at a price in cash up to 100% of the principal amount of such Cash Sweep Debt, plus accrued and unpaid interest (but excluding any Break Costs), if any, to the date of such redemption, repurchase or repayment and additional amounts, if any. The remaining amount of such Cash Sweep Debt, if any, after the Cash Flow Sweep will be recalculated and adjusted in accordance with this Agreement and the RJ Plan Amendment, and shall be repaid in accordance with the terms of this Agreement, which reflects the terms of the RJ Plan Amendment.
(c)	For the purposes of this Clause:

“Asset Sale” means any sale, conveyance, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by Oi or any of its Restricted Subsidiaries, including any disposition by means of a merger, spin-off, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(i)	any shares of Capital Stock of Oi or any of its Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than Oi or any of its Restricted Subsidiaries);
(ii)	all or substantially all of the assets of any division or business operation of Oi or any of its Restricted Subsidiaries; or
(iii)	any other property or assets of Oi or any of its Restricted Subsidiaries outside of the ordinary course of business of Oi or such Restricted Subsidiary.

Notwithstanding the foregoing, the following shall not be deemed to be Asset Sales:

(i)	the disposal of any of the assets listed in Schedule 4 (Asset Disposals);
(ii)	a disposition by a member of the Group to Oi or by Oi to a member of the Group or between members of the Group;
(iii)	the sale of property or equipment that, in the reasonable determination of Oi, has become worn out, obsolete, uneconomic or damaged or otherwise unsuitable for use in connection with the business of Oi or any member of the Group;
(iv)	the disposition of all or substantially all of the assets of the Borrower in a manner permitted pursuant to the Clause 20.4 (Merger);
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(v)	(i) dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased, (ii) dispositions of property to the extent that the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased) and (iii) to the extent allowable under Section 1031 of the IRS Code, or any comparable or successor provision, any exchange of like property for use in a Permitted Business;
(vi)	an issuance of equity interests by a member of the Group to Oi or by Oi to a member of the Group;
(vii)	sales, leases, sub-leases or other dispositions of products, services, equipment, inventory, accounts receivable or other assets in the ordinary course of business;
(viii)	a disposition to Oi or a member of the Group (other than a Receivables Subsidiary), including a Person that is or shall become a member of the Group immediately after the disposition;
(ix)	sales of accounts receivable and related assets or an interest therein of the type specified in the definition of “Qualified Receivables Transaction” to a Restricted Subsidiary of Oi;
(x)	dispositions in connection with a Security permitted under Clause 20.3 (Negative pledge);
(xi)	dispositions of receivables and related assets or interests in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;
(xii)	foreclosures on assets, transfers of condemned property as a result of the exercise of eminent domain or similar policies (whether by deed in lieu of condemnation or otherwise) and transfers of properties that have been subject to a casualty to the respective insurer of such property as part of an insurance settlement;
(xiii)	any surrender or waiver of contractual rights or the settlement, release, surrender or waiver of contractual, tort, litigation or other claims of any kind;
(xiv)	the unwinding of any Hedging Obligations pursuant to its terms;
(xv)	the sale, transfer or other disposition of “non-core” assets acquired pursuant to an investment or acquisition permitted under this Agreement; provided that such assets are sold, transferred or otherwise disposed of within 6 months after the consummation of such acquisition or investment;
(xvi)	any financing transaction with respect to property built or acquired by Oi or any member of the Group after the date of this Agreement, including sale and leaseback transactions and asset securitizations permitted by this Agreement;
(xvii)	sales, transfers and other dispositions of investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in the joint venture agreements and similar binding arrangements;
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(xviii)	sales or other dispositions of capacity or indefeasible rights of use in Oi's or in any member of the Group’s telecommunications network in the ordinary course of business;
(xix)	a sale and leaseback transaction within one year of the acquisition of the relevant asset in the ordinary course of business;
(xx)	exchanges of telecommunications assets for other telecommunications assets where the fair market value of the telecommunications assets received is at least equal to the fair market value of the telecommunications assets disposed of or, if less, the difference is received in cash;
(xxi)	the licensing, sublicensing or grants of licenses to use Oi's or any of its Restricted Subsidiary's trade secrets, know-how and other technology or intellectual property in the ordinary course of business to the extent that such license does not prohibit the licensor from using the patent, trade secret, know-how or technology any single transaction or series of related transactions that involves;
(xxii)	any transaction or series of related transactions made in accordance with the RJ Plan; or
(xxiii)	any transaction or series of related transactions involving property or assets with a fair market value not in excess of 5% of the Consolidated Total Assets as of the end of the most recently completed full-year period for which the Borrower’s published financial statements are available.

“Capital Stock” means, with respect to any Person, any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) the equity of such Person, including each class of Preferred Stock, limited liability interests or partnership interests, but excluding any debt securities convertible into such equity.

“Cash Balance” means the sum of the following accounts from the consolidated balance sheet of Oi: (i) 1.01.01 Cash and Cash Equivalents (Caixa e Equivalentes de Caixa); and (ii) 1.01.02 Cash Investments (Aplicações Financeiras), as of the end of the most recently completed fiscal quarter or full-year period for which Oi's published financial statements are available.

“Cash Sweep Amount” means:

(i)	for each fiscal year ending prior to the fifth anniversary of the Ratification Date, an amount equivalent to 100% of the Net Proceeds of any Asset Sale exceeding USD 200,000,000.00, which will be applied to the Group's investment activities; and
(ii)	for each fiscal year ending after the fifth anniversary of the Ratification Date, an amount equivalent to 70% of the Cash Balance that exceeds the Minimum Cash Balance, which will be applied in accordance with this Clause 8 (Excess Cashflow Sweep).
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“Consolidated Total Assets” means the total amount of the consolidated assets of Oi, as set forth as “Total assets” in the consolidated balance sheet of Oi, as of the end of the most recently completed fiscal quarter or full-year period for which Oi's published financial statements are available.

“Minimum Cash Requirement,” with respect to each financial year, means the greater of:

(i)	25% of the sum of operating expenditures and capital expenditures for the relevant financial year, calculated annually based on the consolidated annual financial statements of Oi for the respective fiscal year; and
(ii)	R$5.0 billion.

Additionally:

(1)	for the 5 fiscal years following the completion of the New Money Capital Increase, the proceeds of the New Money Capital Increase will be included in the calculation of the Minimum Cash Balance; and
(2)	for the 4 fiscal years following the completion by Oi of any other capital increase, the proceeds of such capital increase will be included in the calculation of the Minimum Cash Requirement.

“Net Proceeds of any Asset Sale” means the aggregate cash proceeds from any Asset Sale net of the direct costs relating to such Asset Sale (including legal, accounting and investment banking fees and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof.

“Permitted Business” means the business or businesses conducted (or proposed to be conducted) by Oi or any of its Restricted Subsidiaries as of the date of this Agreement and any other business reasonably related, ancillary or complementary thereto and any reasonable extension or evolution of any of the foregoing, including, without limitation, any business relating to telecommunications, information technology or transmission, or media content services or products.

“Preferred Stock” means, with respect to any person, Capital Stock of any class or classes (however designated) of such person that has preferential rights over any other Capital Stock of such person with respect to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such person.

“Receivables Subsidiary” means a wholly owned subsidiary of Oi (or another Person in which Oi or any of its Restricted Subsidiaries makes an investment and to which Oi or one or more of its Restricted Subsidiaries transfer receivables and related assets) which engages in no activities other than in connection with the financing of receivables, which is designated by the Receivables as a Receivables Subsidiary, and which meets the following conditions:

(A)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (a) is guaranteed by Oi or any of its Restricted Subsidiaries that is not a Receivables Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (b) is recourse to or obligates Oi or any of its Restricted Subsidiaries (that is not a Receivables Subsidiary) in any way other than pursuant to Standard Securitization Undertakings, or (c) subjects any property or asset of Oi or any of its Restricted Subsidiaries that is not a Receivables Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;
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(B)	with which neither Oi nor any of its Restricted Subsidiaries (that is not a Receivables Subsidiary) has any material contract, agreement, arrangement or understanding (other than Standard Securitization Undertakings); and
(C)	to which neither Oi nor any of its Restricted Subsidiaries (that is not a Receivables Subsidiary) has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by Oi or any of its Restricted Subsidiaries which are reasonably customary in securitization of receivables transactions.

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Section 5
Costs of Loans

9.	Costs of Loans
9.1	Calculation of Interest

The rate of interest on each Loan for each Interest Period shall be the Margin.

9.2	Payment of Interest
(a)	For the period from the Ratification Date until the 25th day of the Month that is 60 Months after the Ratification Date, interest shall accrue on the Loan and shall be capitalized annually on the last day of the Borrower’s financial year so that it shall form part of the principal for the following financial year.
(b)	Thereafter, interest shall accrue on the Loan and the Borrower shall pay accrued interest on that Loan on the 25th day of the Month in which the last day of such Interest Period occurs, provided that such first interest payment shall be made on 25 August 2023.
9.3	Break Costs
(a)	The Borrower shall, within seven Business Days (or within ten Business Days if necessary to obtain any foreign exchange approvals) of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan being paid by that Borrower on a day other than the last day of an Interest Period for that Loan.
(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.
10.	Interest Periods
10.1	Interest Periods
(a)	The Interest Period for each Loan shall be six months, or any other period as agreed in writing between the Borrower and the Lenders.
(b)	An Interest Period for a Loan shall not extend beyond the Termination Date.
(c)	Each Interest Period for a Loan shall start on the last day of its preceding Interest Period.
10.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.	Fees
11.1	Agency Fee

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed between the Borrower and the Agent in writing.

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Section 6
Additional Payment Obligations

12.	Tax Gross-Up and Indemnities
12.1	Definitions
(a)	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 12.2 (Tax Gross-Up) or a payment under Clause 12.3 (Tax Indemnity).

(b)	Unless a contrary indication appears, in this Clause 12 (Tax Gross-Up and Indemnities) a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.
12.2	Tax Gross-Up
(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.
(b)	The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.
(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.
(d)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.
(e)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
12.3	Tax Indemnity
(a)	The Borrower shall (within seven Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.
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(b)	Paragraph (a) above shall not apply:
(i)	with respect to any Tax assessed on a Finance Party:
(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or
(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost
(A)	is compensated for by an increased payment under Clause 12.2 (Tax Gross-Up); or
(B)	relates to a FATCA Deduction required to be made by a Party.
(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.
(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 12.3 (Tax Indemnity), notify the Agent.
12.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to:
(i)	an increased payment of which that Tax Payment forms part;
(ii)	that Tax Payment; or
(iii)	a Tax Deduction in consequence of which that Tax Payment was required; and
(b)	that Finance Party has obtained and utilized that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

12.5	Stamp Taxes

The Borrower shall pay and, within ten Business Days of demand, shall reimburse each Finance Party against any cost that Finance Party incurs in relation to registration and other similar Taxes payable in respect of any Finance Document, related to (i) Brazilian agencies and the notarization, apostilled and, as the case may be, consularisation of the signatures of persons signing the Agreement outside Brazil, (ii) sworn translation into Portuguese and the registration of the Agreement before the Registry of Deeds and Documents (Registro de Títulos e Documentos) of the cities of Rio de Janeiro, State of Rio de Janeiro and Brasilia, Distrito Federal, Federative Republic of Brazil and (iii) the registration of the financial terms and conditions in respect of the Facilities with the Central Bank of Brazil under the ROF, in any case, if applicable and if required by law.

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12.6	VAT
(a)	All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).
(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):
(i)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (a) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and
(ii)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.
(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
(d)	Any reference in this Clause 12.6 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).
(e)	In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.
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12.7	FATCA information
(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:
(i)	confirm to that other Party whether it is:
(A)	a FATCA Exempt Party; or
(B)	not a FATCA Exempt Party;
(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and
(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.
(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.
(c)	Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:
(i)	any law or regulation;
(ii)	any fiduciary duty; or
(iii)	any duty of confidentiality.
(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.
(e)	If the Borrower is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten Business Days of:
(i)	where the Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;
(ii)	where the Borrower is a US Tax Obligor on a date on which any other Lender becomes a Party as a Lender, that date;
(iii)	the date a new US Tax Obligor accedes as the Borrower; or
(iv)	where the Borrower is not a US Tax Obligor, the date of a request from the Agent,
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supply to the Agent:

(A)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or
(B)	any withholding statement or other document, authorization or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.
(f)	The Agent shall provide any withholding certificate, withholding statement, document, authorization or waiver it receives from a Lender pursuant to paragraph (e) above to the relevant Borrower.
(g)	If any withholding certificate, withholding statement, document, authorization or waiver provided to the Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorization or waiver to the Agent unless it is unlawful for that Lender to do so (in which case that Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorization or waiver to the relevant Borrower.
(h)	The Agent may rely on any withholding certificate, withholding statement, document, authorization or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Agent shall not be liable for any action taken by it under or in connection with paragraphs (e), (f) or (g) above.
12.8	FATCA Deduction
(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.
(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall notify the other Finance Parties.
13.	Increased Costs
13.1	Increased Costs
(a)	Subject to Clause 13.3 (Exceptions) the Borrower shall, within seven Business Days (or within ten Business Days if necessary to obtain any foreign exchange approvals) of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.
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(b)	In this Agreement:
(i)	“Increased Costs” means:
(A)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;
(B)	an additional or increased cost; or
(C)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased Cost Claims
(a)	A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.
(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.
13.3	Exceptions
(a)	Clause 13.1 (Increased Costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by an Obligor;
(ii)	attributable to a FATCA Deduction required to be made by a Party;
(iii)	compensated for by Clause 12.3 (Tax Indemnity) (or would have been compensated for under Clause 12.3 (Tax Indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax Indemnity) applied);
(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or
(b)	In this Clause 13.3, a reference to a “Tax Deduction” has the same meaning given to that term in Clause 12.1 (Definitions).
14.	Other Indemnities
14.1	Currency Indemnity
(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:
(i)	making or filing a claim or proof against that Obligor;
(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,
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that Obligor shall as an independent obligation, within seven Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
14.2	Other Indemnities

The Borrower shall (or shall procure that an Obligor will), within seven Business Days (or within ten Business Days if necessary to obtain any foreign exchange approvals) of demand, indemnify each Finance Party against any reasonable and documented cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;
(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 27 (Sharing among the Finance Parties);
(c)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or
(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.
14.3	Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default;
(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorized; or
(c)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.
15.	Mitigation by the Lenders
15.1	Mitigation
(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax Gross-Up and Indemnities) or Clause 13 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.
(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.
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15.2	Limitation of Liability
(a)	The Borrower shall promptly indemnify each Finance Party for all documented costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).
(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
16.	Costs and Expenses
16.1	Transaction Expenses

The Borrower shall, within seven Business Days (or within ten Business Days if necessary to obtain any foreign exchange approvals) of demand, pay the Agent the amount of all duly documented costs and expenses (including legal fees, subject to any agreed cap) reasonably incurred by the Agent in connection with the negotiation, preparation, printing and execution of:

(a)	this Agreement and any other documents referred to in this Agreement; and
(b)	any other Finance Documents executed after the date of this Agreement.
16.2	Amendment Costs

If:

(a)	an Obligor requests an amendment, waiver or consent; or
(b)	an amendment is required pursuant to Clause 28.9 (Change of Currency),

the Borrower shall, within seven Business Days (or within ten Business Days if necessary to obtain any foreign exchange approvals) of demand, reimburse the Agent for the amount of all documented costs and expenses (including legal fees, subject to any agreed cap) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement Costs

The Borrower shall, within three Business Days of demand, pay to each Finance Party the amount of all documented costs and expenses (including legal fees, subject to any agreed cap) reasonably incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

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Section 7
Guarantee

17.	Guarantee and Indemnity
17.1	Guarantee and Indemnity

Each Guarantor irrevocably and unconditionally jointly and severally (solidariamente) for the purposes of articles 265 and 275 et seq of the Brazilian Civil Code:

(a)	guarantees to each Finance Party punctual performance by the Borrower of all the Borrower’s obligations under the Finance Documents;
(b)	undertakes with each Finance Party that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and
(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of the Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 17 if the amount claimed had been recoverable on the basis of a guarantee.
17.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 17 (Guarantee and Indemnity) will continue or be reinstated as if the discharge, release or arrangement had not occurred.

17.4	Waiver of Defenses

The obligations of each Guarantor under this Clause 17 (Guarantee and Indemnity) will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 17 (Guarantee and Indemnity) (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;
(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;
(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realize the full value of any security;
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(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;
(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;
(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or
(g)	any insolvency or similar proceedings.
17.5	Immediate Recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 17 (Guarantee and Indemnity). This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and
(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 17 (Guarantee and Indemnity).
17.7	Deferral of Guarantors’ Rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising under this Clause 17 (Guarantee and Indemnity):

(a)	to be indemnified by an Obligor;
(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;
(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;
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(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 17.1 (Guarantee and Indemnity);
(e)	to exercise any right of set-off against any Obligor; and/or
(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 28 (Payment Mechanics).

17.8	Release of Guarantors’ Right of Contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and
(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.
17.9	Additional Security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

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Section 8
Representations, Undertakings and Events of Default

18.	Representations

The Borrower makes the representations and warranties set out in this Clause 18 (Representations) to each Finance Party on the date of this Agreement.

18.1	Status
(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.
(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.
(c)	It is not a FATCA FFI or a US Tax Obligor.
18.2	Binding Obligations

The obligations expressed to be assumed by it under this Agreement are legal, valid and binding obligations of it, enforceable against it in accordance with the terms hereof, provided that such enforceability may be limited by insolvency laws or similar laws applicable to companies generally.

18.3	Non-Conflict with Other Obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;
(b)	its constitutional documents;
(c)	the RJ Plan; or
(d)	any agreement or instrument binding upon it or any of its assets.
18.4	Power and Authority
(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorize its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.
(b)	No limit on its powers will be exceeded as a result of the borrowing or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party.
(c)	Each of the individuals executing the Finance Documents, in the name and on behalf of the Borrower and each Guarantor, was at the time of the execution of the Finance Documents duly empowered to act in the name and on behalf of the Borrower and the Guarantors in accordance with their charter documents and the applicable laws.
18.5	Good title to assets

It has a good, valid and marketable title to, or valid leases or licenses of, and all appropriate authorizations to use, the assets necessary to carry on its business as presently conducted.

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18.6	Government Approvals
(a)	All consents, licenses, approvals and authorizations of, or registrations, recordations or filings with any agency necessary for:
(i)	the execution and delivery of this Agreement by it,
(ii)	the performance of its obligations thereunder, and
(iii)	the observation by it of the terms and conditions thereof,

have been duly effected, completed and/or obtained and are in full force and effect, including the electronic registration of the financial terms of this Agreement with the Central Bank of Brazil;

except for:

(A)	the registration of the schedules of payment within the ROF with the Central Bank of Brazil which will enable the Borrower or any of the Guarantors (as applicable) to make remittances from Brazil in order to effect payment of scheduled principal and interest with respect to this Agreement and the fees, expenses, commissions and payments of any finance charge referred to in this Agreement, which shall be concluded in accordance with the provisions of Section 19.15(a),
(B)	the registration of any payment provided for in such ROF earlier than the due date thereof, and
(C)	any further special authorization from the Central Bank of Brazil, which will enable the Borrower or any of the Guarantors (as applicable) to make remittances from Brazil to make payments contemplated in this Agreement not specifically covered by the ROF and the Schedule of Payments.
18.7	Execution of this Agreement

No provision, law, ordinance, decree, instruction or regulation of its country of incorporation, or any Agency, department or instrumentality thereof, no provision of any charter, by-law or similar instrument of it and no provision of any mortgage, deed, contract, bond, undertaking or any agreement or other instrument binding on it or to which it or its assets are subject is or might be contravened by the execution, delivery, performance or observance of the terms and conditions of this Agreement which would be reasonably likely to have a Material Adverse Effect.

18.8	Proper legal form

This Agreement is in proper legal form, and contains no provision which is contrary to Brazilian law, public policy, good morals, or the national sovereignty of, Brazil.

18.9	Validity and Admissibility in Evidence

All acts, conditions and things required to be done to make this Agreement legal, valid, enforceable and admissible in evidence in its country of incorporation have been done, fulfilled and performed, provided that for the enforceability or admission in evidence of this Agreement before Brazilian courts:

(a)	this Agreement must be translated into Portuguese by a sworn translator; and
(b)	the following will apply:
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(i)	the signatures of the parties signing this Agreement outside Brazil must be notarized by a notary public qualified as such under the laws of the place of signing and the signature of such notary public must be authenticated by a Brazilian consular officer at the competent Brazilian consulate in any timeframe set forth in this Agreement; and
(ii)	this Agreement must be registered with the Registry of Deeds and Documents (Registro de Títulos e Documentos) of the cities of Rio de Janeiro, State of Rio de Janeiro and Brasilia, Distrito Federal, Federative Republic of Brazil.
18.10	Governing Law and Enforcement
(a)	In any proceedings taken in its country of incorporation in relation to this Agreement, the choice of English law as the governing law hereof will be recognized and enforced in such country after compliance with such applicable procedural rules and other legal requirements in its country of incorporation to the extent that it does not contravene national sovereignty, good morals or public policy in Brazil.
(b)	Any arbitral award obtained in relation to this Agreement will be recognized and be enforceable by the courts of its jurisdiction of incorporation.
(c)	Service of process effected in the manner provided in this Agreement will be effective to confer personal jurisdiction over the Borrower and the Guarantors in the courts of Brazil.
18.11	No Immunity

In any proceedings taken in its country of incorporation or England, it will not be entitled to claim for itself or any of its asset immunity from set-off, suit, execution, attachment or other legal process except for the immunity provided under Brazilian law to property of the Borrower that is considered essential for the rendering of public services under any concession or authorization agreements or licenses (bens vinculados à concessão or bens reversíveis).

18.12	Deduction of Tax

It is not required to make any Tax Deduction (as defined in Clause 11.1 (Definitions)) from any payment it may make under any Finance Document, except for withholding tax as may be imposed on the remittance of payment of interest, fees, commissions and other expenses from Brazil under Brazilian law.

18.13	No Filing or Stamp Taxes

Under the laws of the Borrower’s country of incorporation in force at the date hereof, it is not necessary that this Agreement be filed, recorded or enrolled with any court or other authority in such country or that any stamp, registration or similar tax be paid on or in relation to this Agreement other than payments in connection with (i) Brazilian agencies and the notarization and consularization of the signatures of persons signing this Agreement outside Brazil, (ii) the registration of this Agreement before the Registry of Deeds and Documents (Registro de Títulos e Documentos) of the City of Rio de Janeiro, State of Rio de Janeiro, Federative Republic of Brazil and (iii) the registration of the financial terms and conditions in respect of the Facility with the Central Bank of Brazil under the ROF.

18.14	Compliance with laws

It is conducting its business and operations in compliance with all relevant laws and regulations and all directives of any Agency having the force of law applicable or relevant to it, the failure to be in compliance with which would be reasonably likely to have a Material Adverse Effect.

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18.15	Private and Commercial acts

Its execution of this Agreement constitutes, and its exercise of its rights and performance of its obligations hereunder will constitute, private and commercial acts done and performed for private and commercial purposes.

18.16	No Tax Liabilities or Disputes

Save as specifically disclosed to the Agent in writing, the Borrower has no unpaid tax liabilities which would be reasonably likely to have a Material Adverse Effect save for those which it is contesting in good faith by appropriate proceedings and in respect of which adequate reserves have been established.

18.17	No Misleading Information

All written information supplied by the Borrower to any Lender in connection with this Agreement is true, complete and accurate in all material respects as at the date it was supplied and is not misleading in any material respect. No Borrower makes a representation or warranty as to any expectations, projections or other forward-looking statements furnished to a Lender or the Agent or to the premises on which these expectations, projections or other forward-looking statements were based. No Borrower undertakes an obligation to update any such information, unless required pursuant to the terms hereunder.

18.18	Pari Passu Ranking

Its payment obligations under this Agreement will rank at least pari passu in right of payment with all other unsecured and unsubordinated obligations of it, save those claims which are preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application.

18.19	Environmental Laws
(a)	It is in compliance with Clause 20.9 (Environmental compliance) and no circumstances have occurred which could be reasonably expected to have a Material Adverse Effect in the future.
(b)	No Environmental Claim has been commenced or, to the best of its knowledge, is threatened against it where that claim has or is reasonably likely, if determined against it, to have a Material Adverse Effect.
18.20	Taxation
(a)	It has filed, caused to be filed or used reasonable best efforts to file all Tax returns that are required to be filed by it and has paid or caused to be paid all Taxes shown to be due and payable by it on such returns or on any assessment received by it, except to the extent that any such Taxes are being diligently contested in good faith and by proper proceedings and as to which adequate reserves or provisions have been provided. There is no action, suit, proceeding, investigation, audit, or claim now pending or, to the best knowledge of the Borrower, threatened by any authority regarding any Taxes relating to the Borrower, except to the extent that (i) any such Taxes, which could reasonably be expected to have a Material Adverse Effect, are fully disclosed to the Agent in writing or in the relevant financial statements, (ii) any such Taxes are being diligently contested in good faith and by proper proceedings, (iii) adequate reserves or provisions have been provided for any such Taxes, and (iv) if adversely decided, any such Taxes could not reasonably be expected to have an immediate Material Adverse Effect.
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(b)	It is resident for Tax purposes only in Brazil.
18.21	Application of FATCA

The Borrower shall ensure that it will not become a FATCA FFI or a US Tax Obligor.

18.22	Corrupt Practices

It has not and none of its directors, officers, employees or agents has:

(a)	paid or received (or entered into any agreement under which it may be paid or receive) any unlawful commission, bribe, pay off or kickback, directly or indirectly, in connection with this Agreement; or
(b)	taken action to influence a procurement process or execution of an agreement, including engaging in collusive practices among bidders designed to establish bid prices at artificial, non-competitive levels, or has otherwise engaged in offering, giving, receiving, or soliciting, directly or indirectly, anything of value to influence improperly the actions of another Person (“Corrupt Practices”).

18.23	No Money Laundering

The Borrower and all its branches and subsidiaries, in its home country and abroad, has the means and the internal procedures in place to detect and to intercept money-laundering channels or chains (involving the proceeds of terrorist activities, drug-trafficking, organized crime or others).

18.24	Foreign Assets Control Regulation

None of the execution, delivery and performance of this Agreement nor any of the other Finance Documents, nor its use of the proceeds of the Facility made hereunder, will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

19.	Information Undertakings

The undertakings in this Clause 19 (Information Undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Financial Statements

The Borrower shall supply to the Agent in sufficient copies for all the Lenders:

(a)	within 30 days of the same becoming publically available, but in any event within 150 days after the end of each of its financial years:
(i)	the audited consolidated financial statements of Oi for that financial year; and
(ii)	the audited financial statements of the Borrower for that financial year;
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(b)	within 30 days of the same becoming publically available, but in any event within 60 days after the end of its first three quarters of each of its financial years, the consolidated financial statements of Oi for that financial quarter.
19.2	Compliance Certificate
(a)	The Borrower shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a)(i) or (b) of Clause 19.1 (Financial Statements), a Compliance Certificate.
(b)	Each Compliance Certificate shall be signed by the Borrower’s treasurer and/or one or two other Authorized Signatories of the Borrower acceptable to the Agent.
19.3	Requirements as to Financial Statements
(a)	Each set of financial statements delivered by the Borrower pursuant to Clause 19.1 (Financial Statements) shall be certified by an Authorized Signatory as giving a true and fair view of its or the relevant Obligor’s financial condition as at the end of the period to which those financial statements relate and of the results of its or the relevant Obligor’s operations during such period.
(b)	The Borrower shall procure that each set of financial statements delivered pursuant to Clause 19.1 (Financial Statements) is:
(i)	unless otherwise stated, is prepared in accordance with IFRS and consistently applied and, for the annual statements, shall include the auditors' report;
(ii)	discloses all the liabilities (contingent or otherwise) and all the unrealized or anticipated losses of the relevant Group member, in accordance with IFRS.
19.4	Information: Miscellaneous
(a)	The Borrower shall, on the reasonable request of the Agent, provide it with electronic copies of such information about it and/or its business, management or financial condition as any Finance Party (through the Agent) may reasonably require and which is materially relevant to the performance by the Obligors of any or all of their obligations under this Agreement, save to the extent such disclosure is not permitted by law.
(b)	The Borrower shall, to the extent that it is not prevented from doing so by any applicable legal restrictions (including any judicial or administrative order, regulation or rule), supply to the Agent, promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against it, and which might, if adversely determined, have a Material Adverse Effect.
(c)	The Borrower shall promptly inform the Agent of the occurrence of any Default (and the steps, if any, being taken to remedy it). The Borrower shall promptly inform the Agent when any such Default has been remedied, if applicable. Upon receipt of a written request to that effect from the Agent, the Borrower shall confirm to the Agent that, save as previously notified to the Agent or as notified in such confirmation, no Default has occurred.
(d)	The Borrower must promptly submit to any Finance Party on demand such information and documents as such Finance Party may reasonably request in order to comply with its obligations to prevent money laundering and to conduct on-going monitoring of the business relationship with the Borrower as it relates to the prevention of money laundering.
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19.5	Notification of Default

Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

19.6	“Know Your Customer” Checks

In the event that a Finance Party is obliged to comply with “know your customer” or similar identification procedures the Borrower shall, in circumstances where the necessary information is not already publicly available, promptly upon the request of any Finance Party supply such documentation and other evidence as is reasonably requested.

20.	General Undertakings

The undertakings in this Clause 20 (General Undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Authorizations

Each of the Borrower and Oi shall obtain, comply with the terms of and, to the extent permitted by law, do all that is necessary to maintain in full force and effect all authorizations, approvals, licenses and consents required in or by the laws and regulations of its country of incorporation to enable it lawfully to enter into and perform its obligations under this Agreement and to ensure the legality, validity, enforceability or admissibility in evidence in such country of this Agreement.

20.2	Compliance with Laws

Each of the Borrower and Oi shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under this Agreement.

20.3	Negative Pledge

In this Clause 20.3, “Quasi-Security” means an arrangement or transaction described in paragraph (b) below:

(a)	Neither the Borrower nor Oi shall (and the Borrower shall ensure that none of its Restricted Subsidiaries will) create or permit to subsist any Security over any of its assets
(b)	Neither the Borrower nor Oi shall (and the Borrower shall ensure that none of its Restricted Subsidiaries will):
(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or reacquired by it;
(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;
(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set off or made subject to a combination of accounts; or
(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Indebtedness or of financing the acquisition of an asset.

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(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, listed below:
(i)	any Security or Quasi-Security existing as of the date of this Agreement;
(ii)	any Security or Quasi-Security arising in accordance with the terms of the RJ Plan (including, for the avoidance of doubt, pursuant to section 5 (Funds for the payment of Creditors) and all changes of the RJ Plan Amendment);
(iii)	any Security or Quasi-Security securing any credit investment fund (Fundo de Investimento em Direitos Creditórios);
(iv)	any Security for taxes not yet delinquent or due which are being contested in good faith by appropriate actions or tax, civil or administrative proceedings, provided that adequate reserves for probable claims with respect thereto are maintained on the books of Oi, the Borrower or any member of the Group;
(v)	any Security arising by operation of law and in the ordinary course of business of Oi, the Borrower or any member of the Group;
(vi)	any Security securing Indebtedness owing by Oi, the Borrower or any member of the Group to:
(A)	any Brazilian governmental institution, agency or development bank (or any other bank or financial institution representing or acting as agent for any of such institutions, agencies or banks) including, without limitation, Banco Nacional de Desenvolvimento Ecônomico e Social - BNDES, FINAME / Financiamento a Fabricante-Comercialização, and the related system or any official government agency or department of Brazil or of any state of region thereof;
(B)	any multilateral or foreign governmental institution, agency or development bank (or any other bank or financial institution representing or acting as agent for any of such institutions, agencies or banks) including, without limitation, the World Bank, the International Finance Corporation and the Inter-American Development Bank; and
(C)	any Governmental Authority of jurisdictions where the Borrower conducts business (or any bank or financial institution representing or acting as agent for such Governmental Authority);
(vii)	any Security on any asset of Oi, the Borrower or any member of the Group consisting of an operating lease entered into in the ordinary course of business so long as such assets are on-leased in the ordinary course of business of Oi, the Borrower or any member of the Group;
(viii)	in connection with any real property acquired, constructed or improved by Oi, the Borrower or any member of the Group after the date of this Agreement, any Security on such real property created, incurred or assumed contemporaneously with, or within 12 months after, such acquisition (or in the case of any such real property constructed or improved, after the completion or commencement of commercial operation of such real property, whichever is later) to secure or provide for the payment of any part of purchase price of such real property or the costs of that construction or improvement, including costs such as escalation, interest during construction and financial costs;
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(ix)	any netting or set off arrangement entered into by Oi, the Borrower or any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;
(x)	any Security or Quasi-Security on cash or cash equivalents securing Hedging Obligations or other similar transactions;
(xi)	any Security or Quasi-Security over or affecting any asset acquired by Oi, the Borrower or any member of the Group (including any asset acquired from a person which merged with or into Oi, the Borrower or a member of the Group, or Security or Quasi-Security existing on such asset at the time such person becomes a member of the Group) after the date of this Agreement if:
(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by Oi, the Borrower or member of the Group; and
(B)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by Oi, the Borrower or member of the Group;
(xii)	any Security or Quasi-Security entered into pursuant to any Finance Document;
(xiii)	any Security securing Indebtedness owing by any member of the Group to any other member of the Group, by Oi to any member of the Group or by any member of the Group to Oi;
(xiv)	any Security incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and Security securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(xv)	easements, rights-of-way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its intended purposes;
(xvi)	any Security or Quasi-Security (other than those set out in the foregoing paragraphs) securing indebtedness the principal amount of which does not exceed 6.0 per cent. of the Consolidated Total Assets of Oi;
(xvii)	any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Security referred to in the foregoing clauses, provided that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement.
20.4	Merger
(a)	Other than as provided below, neither the Borrower nor Oi will, in one or a series of related transactions, consolidate or amalgamate with or merge into any Person or convey, lease or transfer all or substantially all of its assets (determined on a consolidated basis for the Borrower or Oi (as relevant) and its relevant subsidiaries) to any Person or permit any Person to merge with or into it unless:
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(i)	such a transaction is permitted, authorised or made in accordance with the RJ Plan (including, for the avoidance of doubt, pursuant to section 5 (Funds for the Payment of Creditors) and/or section 7 (Corporate Reorganisation) of the RJ Plan Amendment);
(ii)	the Borrower or Oi is the continuing entity, or the Person formed by such consolidation or into which the Borrower or Oi (as relevant) is merged or that acquired or leased such property or assets of the Borrower or Oi (as relevant) (the “Successor Company”) will be a company organized and validly existing under the laws of Brazil or any political subdivision thereof, the United States of America or any state thereof or the District of Columbia or any other country member of the Organization for Economic Co-operation and Development (OECD) and shall assume (in the form satisfactory to the Agent) all of Oi’s or the Borrower’s obligations under this Agreement (as relevant);
(iii)	immediately after giving effect to the transaction, no default or event of default has occurred and is continuing;
(iv)	any Guarantor has confirmed that its Guarantee will apply for the obligations of the Successor Company in respect of the Loans; and
(v)	the Borrower, Oi or the Successor Company, as applicable, has delivered to the Agent an officer’s certificate and an opinion of counsel, each stating that all conditions precedent relating to such transaction have been satisfied.
(b)	Notwithstanding anything to the contrary in the immediately preceding paragraph, so long as no Default or Event of Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom:
(i)	each of the Borrower and Oi may merge or consolidate with or into, or convey, transfer by means of a spin-off or not, lease or otherwise dispose of assets to, a parent or a subsidiary of Oi in cases when the Borrower or Oi (as relevant) is the surviving entity in such transaction and such transaction would not have a Material Adverse Effect on the Borrower and its subsidiaries taken as a whole, it being understood that if the Borrower or Oi (as relevant) is not the surviving entity, the Borrower or Oi (as relevant) shall be required to comply with the requirements set forth in the immediately preceding paragraph;
(ii)	any subsidiary of Oi may merge or consolidate with or into, or convey, transfer by means of a spin-off or not, lease or otherwise dispose of assets to, any Person in cases when such transaction would not have a Material Adverse Effect on the Borrower and its Subsidiaries taken as a whole and, in the case of the Borrower, such Person shall assume (in a form satisfactory to the Agent) all of the Borrower’s obligations under this Agreement; or
(iii)	any subsidiary of Oi may merge or consolidate with or into, or convey, transfer by means of a spin-off or not, lease or otherwise dispose of assets to, Oi or any other Subsidiary of Oi and, in the case of the Borrower, Oi or the relevant Subsidiary shall assume (in a form satisfactory to the Agent) all of the Borrower’s obligations under this Agreement.
(c)	Upon the consummation of any transaction effected in accordance with these provisions, if the Borrower is not the continuing Person, the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Borrower under this Agreement with the same effect as if such Successor Company had been named as the Borrower in this Agreement. Upon such substitution, the Borrower will be released from its obligations under this Agreement.
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20.5	Change of Business

Save as permitted, authorised or made in accordance with the terms and conditions of the RJ Plan, neither the Borrower nor Oi shall permit a substantial change to be made, and shall prevent Oi Móvel S.A.- Em Recuperação Judicial or Telemar Norte Leste S.A. – Em Recuperação Judicial from making a substantial change, to the general nature of its business taken as a whole from that carried on at the date of this Agreement (although the Borrower, Oi, Oi Móvel S.A.- Em Recuperação Judicial or Telemar Norte Leste S.A. – Em Recuperação Judicial may carry on other businesses reasonably incidental thereto which are common for groups of companies generally engaging in telecommunication and media businesses to become engaged in), except to the extent that such change would not be reasonably likely to have a Material Adverse Effect or with the prior written consent of the Agent.

20.6	Transactions with Affiliates

Neither the Borrower nor Oi shall enter into or carry out any transaction with an Affiliate, except for transactions entered into and carried out on an arm's length basis, provided however, that the foregoing shall not apply to:

(a)	transactions which, in their aggregate, would not be reasonably likely to have, a Material Adverse Effect; or
(b)	mergers, spin-offs, amalgamations, corporate restructurings or any corporate actions permitted, authorized or made in accordance with the RJ Plan (including, for the avoidance of doubt, pursuant to section 5.2 (Constitution and Disposal of UPIs), section 5.3 (Constitution and Disposal of the Defined UPIs) and section 7 (Corporate Reorganization) of the RJ Plan Amendment) or in this Agreement.
20.7	Disposals
(a)	Neither the Borrower nor Oi shall (and the Borrower shall ensure that none of its Restricted Subsidiaries will), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.
(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:
(i)	made on arm’s length terms in the ordinary course of trading of the disposing entity;
(ii)	of assets in exchange for other assets comparable or superior as to type, value and quality;
(iii)	of assets which are worn out, obsolete or have been replaced;
(iv)	constituting a transaction permitted under Clause 20.4 (Merger);
(v)	a disposal between Oi or the Borrower or any of the Borrower’s Restricted Subsidiaries on arm’s length terms;
(vi)	a disposal with the consent of the Lenders, which consent shall not be unreasonably withheld or delayed; or
(vii)	permitted, authorized or made in accordance with the RJ Plan (including, for the avoidance of doubt, pursuant to section 3.1.3 (Disposal of Items of Permanent Assets), section 3.1.9 (Disposal of Isolated Production Units) and section 5 (Funds for the Payment of Creditors) of the RJ Plan Amendment) or in this Agreement.
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20.8	Anti-corruption laws
(a)	Each of the Borrower and Oi, including their officers, employees and agents, shall not directly or indirectly use the proceeds of the Facility for any purpose which would breach applicable anti-corruption laws (including, without limitation, the Brazilian Anticorruption Law (Law No. 12,846/13)).
(b)	Each of the Borrower and Oi shall:
(i)	conduct its businesses in compliance with applicable anti-corruption laws (including, without limitation, the Brazilian Anticorruption Law (Law No. 12,846/13)); and not make any offer, payment, promise of payment or payment authorization of any amount or good to a Governmental Authority, or to any person knowing that all or part of such amount would be offered, given or promised by such person to a Governmental Authority for the purposes of:
(A)	influencing any act or decision of such Governmental Authority or inducing such Governmental Authority to perform or omit any act in violation of his official duty;
(B)	inducing such Governmental Authorities to use their influence with the government or any of its agencies to affect or influence any act or decision of such government or agency, or
(C)	obtaining or retaining business for anyone; and
(ii)	maintain policies and procedures designed to promote and achieve compliance with such laws.
20.9	Environmental compliance

Each of the Borrower and Oi shall:

(a)	comply in all material respects with all Environmental Law applicable to it;
(b)	obtain, maintain and ensure compliance with all relevant Environmental Permits;
(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

20.10	Environmental Claims

Each of the Borrower and Oi shall, promptly upon becoming aware of the same, inform the Lenders in writing of:

(a)	any Environmental Claim against it which is current, pending or threatened; and
(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against it,

where the claim, if determined against it, has or is reasonably likely to have a Material Adverse Effect.

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20.11	Notarization, legalization and registration

Each of the Borrower and Oi shall take all necessary measures for (i) the signatures of the parties signing this Agreement outside Brazil to be notarized by a notary public qualified as such under the laws of the place of signing, apostilled and, as the case may be, authenticated by a Brazilian consular officer at the competent Brazilian consulate; and (ii) the registration of this Agreement with the Registry of Deeds and Documents (Registro de Titulos e Documentos) of the cities of Rio de Janeiro, State of Rio de Janeiro and Brasilia, Distrito Federal, Federal Republic of Brazil. Evidence of such notarization by a notary public, apostillation and, as the case may be, authentication by a Brazilian consular office and registration shall be delivered to the Agent, in each case, within sixty (60) days of the date of this Agreement.

20.12	Taxation
(a)	Each of the Borrower and Oi shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:
(i)	such payment is being contested or is to be contested in good faith and, in such event, may permit those Taxes to remain unpaid during any period, including appeals, when either the Borrower or Oi is in good faith contesting the same by proper proceedings;
(ii)	adequate reserves or provisions are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Lenders under Clause 19.1 (Financial statements); and
(iii)	such payment can be lawfully withheld and failure to pay those Taxes is not reasonably likely to have a Material Adverse Effect.
(b)	Neither the Borrower nor Oi may change its residence for Tax purposes.
20.13	Government approvals

Each of the Borrower and Oi shall:

(a)	from time to time obtain and maintain, and comply with, all Necessary Governmental Approvals as shall now or hereafter be required under applicable Laws if the failure to obtain, maintain or comply with such Necessary Governmental Approval(s) may have a Material Adverse Effect, and
(b)	intervene in and contest any proceeding which seeks or may reasonably be expected, to rescind, terminate, modify or suspend any Necessary Governmental Approval and, if reasonably requested by the Lenders, appeal any such rescission, termination, modification or suspension in the manner and to the full extent permitted by applicable Law (provided that the obligations of the Borrower or Oi (as relevant) under this Clause shall not in any way limit or impair the rights or remedies of any Lender under any Finance Document directly or indirectly arising as a result of any such rescission, termination, modification or suspension).
20.14	Chief place of business
(a)	Each of the Borrower and Oi shall maintain its chief place of business at Rua Humberto de Campos, 425, 8th Floor, Leblon, Rio de Janeiro, RJ 22430-190, Brazil, or Rua do Lavradio, 71, Centro, 2nd floor, Rio de Janeiro, RJ 20230-070, Brazil, and maintain the office where it keeps its records concerning the Finance Documents at either address.
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(b)	Neither the Borrower nor Oi shall change its name, unless, in any such case, it shall have given to the Agent at least 45 days’ prior written notice, and all action requested by the Agent necessary or advisable in the Agent’s opinion (acting on the instructions of the Lenders) to preserve the interests of the Finance Parties under the Finance Documents shall have been taken.
20.15	Registration of Schedule of Payments

The Borrower shall:

(a)	within ten (10) Business Days following the execution of this Agreement register with the ROF with the Central Bank of Brazil the Schedule of Payments, or any other document or equivalent approval that may replace it, which will enable each of the Borrower and/or the Guarantors, as the case may be, to make remittances from Brazil in order to effect payment of scheduled principal and interest with respect to the Finance Documents to which it is a party and the fees, expenses and commissions referred to in the Finance Documents to which it is a party that will not be paid on the date of the entrance of the funds into Brazil;
(b)	promptly obtain, if and when necessary, any further special authorization from, or notice to, as the case may be, the Central Bank of Brazil that will enable each of the Borrower and/or the Guarantors, as the case may be, to make remittances from Brazil to make payments contemplated in the Finance Documents to which it is a party not specifically covered by the ROF and the Schedule of Payments;
(c)	within ten (10) Business Days following the execution of this Agreement, deliver evidence in form and substance satisfactory to the Agent of simultaneous closing of two symbolic foreign exchange agreements, including a foreign exchange agreement relating to the Registry of Financial Transactions (Registro de Operações Financeiras – ROF) reflecting the Replaced Facility Agreements and a foreign exchange agreement relating to the ROF for the Facility.
20.16	Notification of default

The Borrower shall promptly inform the Agent of the occurrence of any Event of Default or Default (and the steps, if any, being taken to remedy it). The Borrower shall promptly inform the Agent when any such Event of Default or Default has been remedied, if applicable. Upon receipt of a written request to that effect from the Agent, the Borrower shall confirm to the Agent that, save as previously notified to the Agent or as notified in such confirmation, no Event of Default or Default has occurred.

20.17	Dividend Restriction
(a)	Until the sixth (6th) anniversary of the date of the Judicial Ratification of the RJ Plan, neither the Borrower nor Oi shall (and shall procure that no Obligor will) declare or pay any dividend, return on capital, or make any other payment or distribution on (or related to) the shares issued by themselves (including any payment related to merger or consolidation involving any Obligor) other than:
(i)	dividends, return on capital or other distributions exclusively in relation to one Obligor which is payable to another Obligor;
(ii)	payments by any Obligor to dissident shareholders according to the applicable legislation enacted after the date of the Judicial Ratification of the RJ Plan; or
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(iii)	any payment of dividends carried out in accordance with the RJ Plan.
(b)	After the sixth (6th) anniversary of the date of the Judicial Ratification of the RJ Plan, as applicable, the Obligors shall be authorized to declare or pay any dividend, return on capital or make any other payment or distribution on (or related to) the shares issued thereby (including any payment in relation to any type of consolidation or merger involving the Obligors) only if the ratio of the Consolidated Net Debt of Oi / EBITDA of the fiscal year ended immediately before the declaration or payment is equal or lower than two (2).
(c)	After the Oi Capital Increase and the New Money Capital Increase, the payment of dividends, return on capital or any other payment or distribution on (or related to) the shares issued thereby (including any payment related to merger or consolidation involving any Obligor) shall be authorized if the ratio of Consolidated Net Financial Debt of Oi / EBITDA of the fiscal year ended immediately before the declaration or payment is equal or lower than two (2) – for the avoidance of doubt there shall be no restriction to the distribution of dividends after the full payment of the Financial Credits.

The declaration of, or the following payments, are excluded from the restrictions described in paragraph (b) above:

(i)	dividends, return on capital or other distributions exclusively in relation to one Obligor which is payable to another Obligor;
(ii)	payments by any Obligor to dissident shareholders according to the applicable legislation enacted after the date of the Judicial Ratification of the RJ Plan; or
(iii)	any payment of dividends carried out in accordance with the RJ Plan or determined by applicable legislation, including any mandatory dividend.

For the purposes of this Clause:

“Consolidated Financial Income” means, in any period, without duplication, the sum of interest income, discounts, redemption premium over debentures and other securities, nominal income related to financial investments, as well as financial income from other activities related to the normal course of business., earned by Oi for the Four-Quarters Period in the calculation of the consolidated operating results.

“Consolidated Financial Expenses” means, in any period, without duplication, the sum of the consolidated interest expenses, including financial expenses arising from other activities related to the normal course of business for Oi for the Four-Quarters Period, to the extent that such expense was deducted (but not added again) in the calculation of the consolidated operating results.

“Consolidated Net Debt of Oi” means Indebtedness of Oi deducted from the Cash Balance plus Regulatory Agencies Pre-Petition Credits.

“Consolidated Net Financial Debt of Oi” means Indebtedness of Oi deducted from the Cash Balance.

“EBITDA” means, with respect to any Person for any period, for the Four-Quarter Period, the sum of the pre-tax profit or loss of the Borrower consolidated for such period, plus the following (without duplication) to the extent deducted or added in calculating such consolidated pre-tax profit or loss:

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(iv)	Consolidated Financial Income or Consolidated Financial Expenses for such Person for such period; and
(v)	Consolidated depreciation and amortization for such Person for such period.

“Financial Credits” means the Pre-Petition Credits arising from transactions executed within the scope of the Brazilian national financial system with financial institutions.

“Four-Quarter Period” means, as of any date of determination, the four most recent full fiscal quarters ending prior to the date of such determination for which financial statements are available.

“Regulatory Agencies Pre-Petition Credits” means non-tax Pre-Petition Credits held by regulatory agencies or arising out of obligations imposed due to the resolution of regulatory agencies, including ANATEL. Occasional administrative fines already deemed as overdue by decision rendered within the scope of the Superior Court of Justice are not included in the Regulatory Agencies Pre-Petition Credits.

20.18	Covenant Suspension
(a)	For the period starting on the day of a Covenant Suspension Event and ending on a Reversion Date (each as defined below) (such period a “Suspension Period”), the provisions contained within Clauses 8 (Excess Cashflow Sweep) and Clause 20.17 (Dividend Restriction) shall cease to be applicable to this Agreement (collectively, the “Suspended Covenants”).
(b)	No Default, Event of Default or breach of any kind shall be deemed to exist under this Agreement with respect to the Suspended Covenants based on, and none of the Borrower or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date (if permitted at such time, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period).
(c)	Any period of time that:
(i)	Oi has Investment Grade Ratings (as defined below) from two Rating Agencies (as defined below); and
(ii)	no Default or Event of Default has occurred and is continuing under this Agreement,

is referred to as a “Covenant Suspension Event.”

(d)	If on any subsequent date (the “Reversion Date”) any of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to Oi below an Investment Grade Rating, Oi and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events. The Borrower shall notify the Agent of the occurrence of a Covenant Suspension Event or the Reversion Date. The Agent shall have no duty to monitor the Investment Grade Ratings of the Loan or notify Lenders of any Covenant Suspension Event or Reversion Date.
(e)	For the purposes of this Clause 20.18:

“Fitch” means Fitch Ratings Inc. and its successors.

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“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by S&P or Fitch or Baa3 (or the equivalent) by Moody’s.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Rating Agency” means each of S&P, Fitch and Moody’s, provided that if either of S&P, Fitch or Moody’s ceases to rate the notes or fails to make a rating on the notes publicly available, the Issuer will appoint a replacement for such Rating Agency that is a “nationally recognized statistical rating organization” within the meaning of Rule 15c3- 1(c)(2)(vi)(F) under the Exchange Act.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

20.19	Additional Guarantors

Oi shall, when it becomes (in its sole discretion) possible to do so following their exit from bankruptcy proceedings in the Netherlands, procure the accession to this Agreement of each of Portugal Telecom International Finance BV – Em Recuperação Judicial and Oi Brasil Holdings Coöperatief U.A. – Em Recuperação Judicial as Additional Guarantors in accordance with Clause 24.2 (Additional Guarantors).

21.	Events of Default

Each of the events or circumstances set out in Clause 21.1 (Failure to Pay) to Clause 21.13 (Necessary Government Approvals) is an Event of Default. Clause 21.14 (Acceleration) deals with the rights of the Agent and the Lenders after the occurrence of an Event of Default.

21.1	Failure to pay

The Borrower fails to pay any sum due by it under this Agreement on the due date unless:

(a)	such failure to pay is caused by administrative and technical error; and
(b)	payment is made within five (5) business days of its due date.
21.2	Misrepresentation

Any representation or statement made by the Borrower in this Agreement or in any notice or other document, certificate or statement delivered by it pursuant hereto or in connection herewith is or proves to have been incorrect or misleading in any material respect when made or deemed made.

21.3	Specific covenants
(a)	Any representation or statement made by the Borrower in this Agreement or in any notice or other document, certificate or statement delivered by it pursuant hereto or in connection herewith is or proves to have been incorrect or misleading in any material respect when made or deemed made.
(b)	The Borrower fails duly to perform or comply with any of the obligations expressed to be assumed by it in Clause 18.18 (Pari passu Ranking) and such failure, if capable of remedy, is not remedied within ten (10) business days after the earlier of the date on which the Agent gives notice thereof to the relevant Borrower and the date on which that Borrower becomes aware of such failure.
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21.4	Cross default
(a)	Any Indebtedness of the Borrower or any Obligor is not paid when due nor within any originally applicable grace period.
(b)	Any Indebtedness of the Borrower or any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).
(c)	Any guarantee, indemnity or other contingent liability (or its equivalent in other currencies) given or owing by the Borrower or any Obligor in respect of any Indebtedness is not honored when due or called and any originally applicable grace period in respect thereof has expired.
(d)	A breach or default (howsoever described) occurs under any other Indebtedness of the Borrower or any Obligor or any Hedging Obligations, and as a result of such breach or default such Indebtedness or the amount under such Hedging Obligations becomes accelerated or repayable prior to its scheduled maturity date.
(e)	No Event of Default will occur under this Clause if (i) the aggregate amount of Indebtedness or commitment for Indebtedness falling within paragraphs (a) to (d) above is less than USD100,000,000 (or its equivalent in any other currency or currencies) or (ii) any of the events referred to in paragraphs (a) to (d) above relate to any default declared by BNDES in relation to any indebtedness of the Borrower or any of its Restricted Subsidiaries.
21.5	Insolvency
(a)	The Borrower:
(i)	is unable or admits in writing its inability to pay its debts as they fall due;
(ii)	suspends making payments on any of its debts; or
(iii)	by reason of actual or anticipated financial difficulties, commences judicial negotiations other than the Judicial Reorganization with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.
(b)	The value of the assets of the Borrower is less than its liabilities (taking into account contingent and prospective liabilities).
(c)	A moratorium is declared in respect of any Indebtedness of the Borrower.
21.6	Insolvency Proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower;
(b)	a composition, compromise, assignment or arrangement with any creditor of the Borrower;
(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Borrower or any of its assets; or
(d)	enforcement of any Security over any assets of the Borrower,
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or any analogous procedure or step is taken in any jurisdiction with respect to the Borrower.

This Clause shall not apply to any winding up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 60 days of commencement.

21.7	Execution or distress
(a)	Any execution, attachment, seizure before judgment, distress is levied, enforced or sued on or against, or an encumbrance takes possession of, any material part of the consolidated property, assets or revenues of the Borrower or any event occurs which under the laws of any jurisdiction has a similar or analogous effect, and such process is not:
(i)	contested in good faith by the Borrower; and
(ii)	discharged or stayed within one hundred and twenty (120) days thereof.
(b)	For the avoidance of doubt and without limiting the generality of the above, in this Clause 21.7, property, assets or revenues having a fair market value of at least USD100,000,000 shall be deemed to be a material part of the consolidated property, assets or revenues of the Borrower.
21.8	Failure to comply with final judgement

A final and non-appealable judgment is entered against the Borrower involving a liability (not yet paid or reimbursed by insurance) of at least USD300,000,000 (or equivalent in other currencies), and such judgment shall not have been discharged within one hundred and twenty (120) days after the final deadline for complying with such judgement, unless the same is fully and adequately bonded or insured or is being contested in good faith by appropriate proceedings properly instituted and diligently conducted and appropriate reserves are provided therefore pursuant to IFRS.

21.9	Repudiation

The Borrower in writing repudiates or seeks to repudiate this Agreement.

21.10	Illegality

At any time it is or becomes unlawful for the Borrower to perform or comply with any or all of its material obligations hereunder or any of the material obligations of the Borrower hereunder are not or cease to be legal, valid and binding.

21.11	Unlawfulness and invalidity
(a)	It is or becomes unlawful for the Borrower to perform any of its obligations under the Finance Documents.
(b)	Any obligation or obligations of the Borrower under any Finance Document are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.
(c)	Any Finance Document ceases to be in full force and effect.
21.12	Expropriation

The authority or ability of the Borrower to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalization, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to the Borrower or any of its assets.

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21.13	Necessary government approvals

The Borrower fails to obtain, renew, maintain or comply with any Necessary Governmental Approval or any such Governmental Approval is revoked, terminated, withdrawn, suspended, modified or withheld or shall cease to be in full force and effect or any proceeding is commenced to revoke, terminate, withdraw, suspend, modify or withhold such Governmental Approval and such proceeding is not terminated within 30 days; unless, in any such case, such failure, revocation, termination, withdrawal, suspension, modification, withholding or failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect.

21.14	Acceleration

Upon the occurrence of an Event of Default or at any time thereafter, the Agent may (and if instructed to do so by the Majority Lenders, shall) by written notice to the Borrower:

(a)	declare the advances, or any of them, or any part of an advance and all other amounts accrued or outstanding under this Agreement, to be immediately due and payable (whereupon the same shall become so payable together with accrued interest thereon and any other sums, including indemnity payments, then owed by the Borrower hereunder);
(b)	declare the advances, or any of them, or any part of an advance, to be due and payable on demand, whereupon the Agent on the instructions of the Majority Lenders may by written notice to the Borrower require immediate repayment of the same, together with accrued interest and any other sums then owed by the Borrower hereunder; and/or
(c)	declare that the Available Facility shall be cancelled, whereupon the same shall be cancelled and reduced to zero.
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Section 9
Changes to Parties

22.	Changes to the Lenders
22.1	Assignments and Transfers by the Lenders

Subject to this Clause 22 and to Clause 23 (Debt Purchase Transactions), a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or
(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”), provided that

(c)	an assignment or transfer to such New Lender shall not incur any additional cost, Increased Cost or increased tax obligation on the Borrower;
(d)	an assignment or transfer may only take place if the Borrower has received written notice of the intention to assign or transfer, and the identity of the proposed New Lender, at least sixty (60) days prior to the intended date of assignment or transfer; and
(e)	the New Lender is not indicated on the list of Office of Foreign Assets Control (OFAC) or the US Department of the Treasury.
22.2	Other conditions of assignment or transfer
(a)	Other than in the case of an assignment permitted by paragraph (b) of Clause 23.1 (Permitted Debt Purchase Transactions), an assignment of all of the Existing Lender’s rights will only be effective on:
(i)	receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it had been an Original Lender; and
(ii)	performance by the Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.
(b)	A transfer will only be effective if the procedure set out in Clause 22.5 (Procedure for Transfer) is complied with.
(c)	If:
(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and
(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax Gross-Up and Indemnities) or Clause 13 (Increased Costs),
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then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(d)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.
22.3	Assignment or Transfer Fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of USD 5,000.

22.4	Limitation of Responsibility of Existing Lenders
(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;
(ii)	the financial condition of any Obligor;
(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or
(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and
(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
(c)	Nothing in any Finance Document obliges an Existing Lender to:
(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 22; or
(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.
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22.5	Procedure for Transfer
(a)	Subject to the conditions set out in Clause 22.2 (Other conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.
(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.
(c)	Subject to Clause 22.9 (Pro Rata Interest Settlement), on the Transfer Date:
(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents, each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);
(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;
(iii)	the Agent, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and
(iv)	the New Lender shall become a Party as a “Lender”.
22.6	Procedure for Assignment
(a)	Subject to the conditions set out in Clause 22.2 (Other conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (b) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (c)(i) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.
(b)	The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.
(c)	Subject to Clause 22.9 (Pro Rata Interest Settlement), on the Transfer Date:
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(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement:
(ii)	the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement: and
(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.
(d)	Lenders may utilize procedures other than those set out in this Clause 22.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 22.5 (Procedure for Transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 22.2 (Other conditions of assignment or transfer).
22.7	Copy of Transfer Certificate or Assignment Agreement to Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Borrower a copy of that Transfer Certificate or Assignment Agreement.

22.8	Security over Lenders’ Rights

In addition to the other rights provided to Lenders under this Clause 22, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge-assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and
(b)	any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for a Lender as a party to any of the Finance Documents; or
(ii)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.
22.9	Pro Rata Interest Settlement
(a)	If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 22.5 (Procedure for Transfer) or any assignment pursuant to Clause 22.6 (Procedure for Assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):
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(i)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favor of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six-Monthly intervals after the first day of that Interest Period); and
(ii)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:
(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender: and
(B)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 22.9, have been payable to it on that date, but after deduction of the Accrued Amounts.
(b)	In this Clause 22.9 references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.
(c)	An Existing Lender which retains the right to the Accrued Amounts pursuant to this Clause 22.9 but which does not have a Commitment shall be deemed not to be a Lender for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents.
23.	Debt Purchase Transactions
23.1	Permitted Debt Purchase Transactions
(a)	Oi shall not, and shall procure that each other member of the Group shall not (i) enter into any Debt Purchase Transaction other than in accordance with the other provisions of this Clause 23 or (ii) beneficially own all or any part of the share capital of a company that is a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraphs (b) or (c) of the definition of "Debt Purchase Transaction".
(b)	An Obligor (or any member of the Group) may purchase by way of assignment, pursuant to Clause 22 (Changes to the Lenders), a participation in any Loan and any related Commitment where such purchase is made using one of the processes set out at paragraphs (c) and (d) below.
(c)	A Debt Purchase Transaction referred to in paragraph (b) above may be entered into pursuant to a reverse auction process (a "Reverse Auction Process") which is carried out in accordance with section 4.7 (Revers auction for prepayment of Unsecured Credits) of the RJ Plan Amendment.
(d)	For the avoidance of doubt, there is no limit on the number of occasions a Reverse Auction Process may be implemented.
(e)	In relation to any Debt Purchase Transaction entered into pursuant to this Clause 23.1, notwithstanding any other term of this Agreement or the other Finance Documents:
(i)	on completion of the relevant assignment pursuant to Clause 22 (Changes to the Lenders), the portions of the Loans to which it relates shall be extinguished and any related Repayment Instalments will be reduced pro-rata accordingly;
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(ii)	such Debt Purchase Transaction and the related extinguishment referred to in paragraph (i) above shall constitute a prepayment of the Facility;
(iii)	the Borrower which is the assignee shall be deemed to be an entity which fulfils the requirements of Clause 22.1 (Assignments and transfers by the Lenders) to be a New Lender;
(iv)	no member of the Group shall be deemed to be in breach of any provision Clause 20 (General Undertakings) solely by reason of such Debt Purchase Transaction;
(v)	Clause 27 (Sharing among the Finance Parties) shall not be applicable to the consideration paid under such Debt Purchase Transaction; and
(vi)	for the avoidance of doubt, any extinguishment of any part of the Loans shall not affect any amendment or waiver which prior to such extinguishment had been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement.
23.2	Disenfranchisement
(a)	For so long as any member of the Group:
(i)	beneficially owns a Commitment; or
(ii)	has entered into a sub-participation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated, then, in ascertaining:

(A)	the Majority Lenders; or
(B)	whether:
(1)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments; or
(2)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents such Commitment shall be deemed to be zero and such member of the Group or the person with whom it has entered into such sub-participation, other agreement or arrangement shall be deemed not to be a Lender for the purposes of paragraphs (A) and (B) above (unless in the case of a person not being a member of the Group it is a Lender by virtue otherwise than by beneficially owning the relevant Commitment).

(b)	Each Lender shall, unless such Debt Purchase Transaction is an assignment or transfer, promptly notify the Agent in writing if it knowingly enters into a Debt Purchase Transaction with a member of the Group (a "Notifiable Debt Purchase Transaction"), such notification to be substantially in the form set out in Part 1 of Schedule 12 (Forms of Notifiable Debt Purchase Transaction Notice).
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(c)	A Lender shall promptly notify the Agent if a Notifiable Debt Purchase Transaction to which it is a party:
(i)	is terminated; or
(ii)	ceases to be with a member of the Group,

such notification to be substantially in the form set out in Part 2 of Schedule 12 (Forms of Notifiable Debt Purchase Transaction Notice).

(d)	Each member of the Group that is a Lender agrees that:
(i)	in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Agent or, unless the Agent otherwise agrees, be entitled to receive the agenda or any minutes of the same; and
(ii)	in its capacity as Lender, unless the Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Agent or one or more of the Lenders.
23.3	Notification to other Lenders of Debt Purchase Transactions

Any member of the Group which is or becomes a Lender and which enters into a Debt Purchase Transaction as a purchaser or a participant shall, by 5.00 pm on the Business Day following the day on which it entered into that Debt Purchase Transaction, notify the Agent of the extent of the Commitment(s) or amount outstanding to which that Debt Purchase Transaction relates. The Agent shall promptly disclose such information to the Lenders.

24.	Changes to the Obligors
24.1	Assignments and Transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

24.2	Additional Guarantors
(a)	Subject to compliance with the provisions of Clause 19.6 (“Know Your Customer” Checks), the Borrower may request that any of its Subsidiaries become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:
(i)	the Borrower delivers to the Agent a duly completed and executed Accession Letter; and
(ii)	the Agent has received all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to it.
(b)	The Agent shall notify the Borrower and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent).
(c)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (b) above, the Lenders authorize (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.
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24.3	Resignation of a Guarantor
(a)	The Borrower may request that a Guarantor (other than the Borrower) ceases to be a Guarantor by delivering to the Agent a Resignation Letter.
(b)	The Agent shall accept a Resignation Letter and notify the Borrower and the Lenders of its acceptance if:
(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Borrower has confirmed this is the case); and
(ii)	all the Lenders have consented to the Borrower’s request.
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Section 10
The Finance Parties

25.	Role of the Agent
25.1	Appointment of the Agent
(a)	Each of the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.
(b)	Each of the Lenders authorizes the Agent to perform the duties, obligations and responsibilities and exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.
25.2	Instructions
(a)	The Agent shall:
(i)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:
(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and
(B)	in all other cases, the Majority Lenders; and
(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.
(b)	The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.
(c)	Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.
(d)	The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.
(e)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.
(f)	The Agent is not authorized to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.
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25.3	Duties of the Agent
(a)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.
(b)	Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.
(c)	Without prejudice to Clause 22.7 (Copy of Transfer Certificate or Assignment Agreement to Borrower), paragraph (b) above shall not apply to any Transfer Certificate or any Assignment Agreement.
(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.
(e)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.
(f)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent) under this Agreement it shall promptly notify the other Finance Parties.
(g)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).
25.4	No Fiduciary Duties
(a)	Nothing in any Finance Document constitutes the Agent as a trustee or fiduciary of any other person.
(b)	The Agent shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.
25.5	Business with the Group

The Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

25.6	Rights and Discretions
(a)	The Agent may:
(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorized;
(ii)	assume that:
(A)	any instructions received by it from the Majority Lenders, any Lender or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and
(B)	unless it has received notice of revocation, that those instructions have not been revoked; and
(iii)	rely on a certificate from any person:
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(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or
(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 21.1 (Failure to pay));
(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised;
(iii)	any notice or request made by the Borrower is made on behalf of and with the consent and knowledge of all the Obligors; and
(iv)	no Notifiable Debt Purchase Transaction:
(A)	has been entered into;
(B)	has been terminated; or
(C)	has ceased to be with a member of the Group.
(c)	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.
(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be necessary.
(e)	The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.
(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents.
(g)	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.
(h)	Notwithstanding any other provision of any Finance Document to the contrary, the Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.
(i)	Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.
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25.7	Responsibility for Documentation

The Agent is not responsible or liable for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, an Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;
(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document ; or
(c)	any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.
25.8	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;
(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or
(c)	whether any other event specified in any Finance Document has occurred.
25.9	Exclusion of Liability
(a)	Without limiting paragraph (b) below (and without prejudice to any other provisions of any Finance Document excluding or limiting the liability of the Agent), the Agent will not be liable for:
(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or willful misconduct.
(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, other than by reason of its gross negligence or willful misconduct; or
(iii)	without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (but not including any claim based on the fraud of the Agent) arising as a result of:
(A)	any act, event or circumstance not reasonably within its control; or
(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,
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including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalization, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.
(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognized clearing or settlement system used by the Agent for that purpose.
(d)	Nothing in this Agreement shall oblige the Agent to carry out:
(i)	any “know your customer” or other checks in relation to any person; or
(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender or for any Affiliate of any Lender,

on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.
25.10	Lenders’ Indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or willful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 28.10 (Disruption to payment systems Etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

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25.11	Resignation of the Agent
(a)	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders and the Borrower.
(b)	Alternatively the Agent may resign by giving 30 days’ notice to the Lenders and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.
(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Borrower) may appoint a successor Agent.
(d)	If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 25 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will bind the Parties.
(e)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.
(f)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.
(g)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 14.3 (Indemnity to the Agent) and this Clause 25 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
(h)	After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.
(i)	The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:
(i)	the Agent fails to respond to a request under Clause 12.7 (FATCA information) and the Borrower or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
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(ii)	the information supplied by the Agent pursuant to Clause 12.7 (FATCA information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or
(iii)	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Borrower or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Borrower or that Lender, by notice to the Agent, requires it to resign.

25.12	Confidentiality
(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.
(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.
25.13	Relationship with the Lenders
(a)	Subject to Clause 22.9 (Pro Rata Interest Settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:
(i)	entitled to or liable for any payment due under any Finance Document on that day; and
(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or dispatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 30.5 (Electronic Communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 30.2 (Addresses) and paragraph (a) of Clause 30.5 (Electronic Communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.
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25.14	Credit Appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;
(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;
(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and
(d)	the adequacy, accuracy or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.
25.15	Deduction from Amounts Payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

26.	Conduct of Business by the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
27.	Sharing among the Finance Parties
27.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 28 (Payment Mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;
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(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 28 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and
(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 28.5 (Partial Payments).
27.2	Redistribution of Payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 28.5 (Partial Payments) towards the obligations of that Obligor to the Sharing Finance Parties.

27.3	Recovering Finance Party’s Rights

On a distribution by the Agent under Clause 27.2 (Redistribution of Payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

27.4	Reversal of Redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and
(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.
27.5	Exceptions
(a)	This Clause 27 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.
(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:
(i)	it notified that other Finance Party of the legal or arbitration proceedings; and
(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.
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Section 11
Administration

28.	Payment Mechanics
28.1	Payments to the Agent
(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.
(b)	Payment shall be made to such account in the principal financial center of the country of that currency and with such bank as the Agent, in each case, specifies.
28.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 28.3 (Distributions to an Obligor) and Clause 28.4 (Clawback and Pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial center of the country of that currency.

28.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 29 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

28.4	Clawback and Pre-funding
(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.
(b)	Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.
(c)	If the Agent has notified the Lenders that it is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrower:
(i)	the Agent shall notify the Borrower of that Lender’s identity and the Borrower to whom that sum was made available shall on demand refund it to the Agent; and
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(ii)	the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.
28.5	Partial Payments
(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:
(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent under the Finance Documents;
(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;
(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and
(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (a)(iv) above.
(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.
28.6	No Set-Off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

28.7	Business Days
(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).
(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
28.8	Currency of Account
(a)	Subject to paragraphs (b) and (c) below, US Dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.
(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
(c)	Any amount expressed to be payable in a currency other than US Dollars shall be paid in that other currency.
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28.9	Change of Currency
(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognized by the central bank of any country as the lawful currency of that country, then:
(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and
(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognized by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).
(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.
28.10	Disruption to Payment Systems, Etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;
(b)	the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;
(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;
(d)	any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 34 (Amendments and Waivers);
(e)	the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 28.10; and
(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.
29.	Set-Off

If an Event of Default has occurred and is continuing and the Loan has become due and payable pursuant to Clause 20.14 (Acceleration), a Lender may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Lender) against any matured obligation owed by that Lender to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the relevant Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. The relevant Lender agrees to promptly notify the Borrower after any such set off and application made by that Lender; provided that any failure to give such notice shall not affect the validity of such set off and application. The rights of the Lenders under this Clause 27 are in addition to any other rights and remedies which the Lenders may have.

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30.	Notices
30.1	Communications in Writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

30.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower, that identified with its name below;
(b)	in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and
(c)	in the case of the Agent, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

30.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)	if by way of fax, when received in legible form; or
(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).
(c)	All notices from or to an Obligor shall be sent through the Agent.
(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.
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(e)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.
30.4	Notification of Address and Fax Number

Promptly upon changing its address or fax number, the Agent shall notify the other Parties.

30.5	Electronic Communication
(a)	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:
(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and
(ii)	notify each other of any change to their address or any other such information supplied by them, by not less than five Business Days’ notice.
(b)	Any such electronic communication as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.
(c)	Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.
(d)	Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.
(e)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 30.5.
30.6	English Language
(a)	Any notice given under or in connection with any Finance Document must be in English.
(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or
(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
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31.	Calculations and Certificates
31.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

31.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

31.3	Day Count Convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.

32.	Partial Invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

33.	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

34.	Amendments and Waivers
34.1	Required Consents
(a)	Subject to Clause 34.2 (All Lender Matters) and Clause 34.3 (Other Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.
(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 34.
(c)	Paragraph (c) of Clause 22.9 (Pro rata interest settlement) shall apply to this Clause 34.
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34.2	All Lender Matters

An amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);
(b)	an extension to the date of payment of any amount under the Finance Documents;
(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;
(d)	an increase in any Commitment, an extension of the Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;
(e)	a change to the Guarantors other than in accordance with Clause 22 (Changes to the Obligors);
(f)	any provision which expressly requires the consent of all the Lenders;
(g)	Clause 2.2 (Finance Parties’ Rights and Obligations), Clause 7.1 (Illegality), Clause 7.5 (Application of Prepayments), Clause 22 (Changes to the Lenders), Clause 24 (Changes to the Obligors), Clause 27 (Sharing among the Finance Parties), this Clause 34, Clause 37 (Governing Law) or Clause 38.1 (Jurisdiction); or
(h)	the nature or scope of the guarantee and indemnity granted under Clause 17 (Guarantee and Indemnity),

shall not be made without the prior consent of all the Lenders.

34.3	Other Exceptions

An amendment or waiver which relates to the rights or obligations of the Agent (in their capacity as such) may not be effected without the consent of the Agent.

35.	Confidential Information
35.1	Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 35.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

35.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information:
78

(b)	to any person:
(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;
(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;
(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 25.13 (Relationship with the Lenders));
(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;
(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;
(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;
(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 22.8 (Security over Lenders’ Rights);
(viii)	who is a Party; or
(ix)	with the consent of the Borrower;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;
(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;
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(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances; and
(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party; and
(d)	to any Rating Agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such Rating Agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the Rating Agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.
35.3	Entire Agreement

This Clause 35 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement whether express or implied, regarding Confidential Information.

35.4	Inside Information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

35.5	Notification of Disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 35.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and
(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 35.
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35.6	Continuing Obligations

The obligations in this Clause 35 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and
(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.
36.	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

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Section 12
Governing Law and Enforcement

37.	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

38.	Enforcement
38.1	Jurisdiction
(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).
(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
(c)	Notwithstanding paragraph (a) above, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.
38.2	Service of Process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(a)	irrevocably appoints Law Debenture Corporate Services Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and
(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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Schedule 1

The Original Parties

Part 1
The Original Obligors

Name of Original Borrower	Registration number (or equivalent, if any)
Telemar Norte Leste S.A. – Em Recuperação Judicial	Brazilian General Taxpayers’ registered number (CNPJ/MF) 33.000.118/0001-79

Name of Original Guarantor	Registration number (or equivalent, if any)
Oi S.A. – Em Recuperação Judicial	Brazilian General Taxpayers’ registered number (CNPJ/MF) 76.535.764/0001-43
Oi Móvel S.A. – Em Recuperação Judicial	Brazilian General Taxpayers’ registered number (CNPJ/MF) 05.423.963/0001-11
Copart 4 Participações S.A. – Em Recuperação Judicial	Brazilian General Taxpayers’ registered number (CNPJ/MF) 12.253.691/0001-14
Copart 5 Participações S.A. – Em Recuperação Judicial	Brazilian General Taxpayers’ registered number (CNPJ/MF) 12.278.083/0001-64

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Part 2

The Original Lenders

Name of Lender	Commitment
China Development Bank	USD 671,479,642.10

84

Schedule 2

Conditions Precedent

Part 1
Conditions Precedent

1.	Original Obligor
(a)	A copy of the constitutional documents of each Original Obligor duly registered with the relevant Registry of Commerce (Junta Comercial).
(b)	A copy of the corporate documents that approved the transaction contemplated by the Finance Documents in respect of each of the Original Obligors and of the documents authorising a specified person or persons to execute the Finance Documents in respect of each of the Original Obligors, as applicable.
(c)	A certificate of an authorised signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Part 1 of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.
1.2	Finance Documents
(a)	A copy of this Agreement duly executed by the Parties.
(b)	Copies of all other Finance Documents (if any) duly executed by the parties thereto.
1.3	Legal Opinions
(a)	A legal opinion of Clifford Chance, legal advisers to the Agent and the Original Lender as to English law.
(b)	A legal opinion of Dias Carneiro Advogados, legal advisers to the Agent and the Original Lender as to Brazilian law.
1.4	Other Documents and Evidence
(a)	Evidence that any process agent referred to in Clause 38.2 (Service of Process) has accepted its appointment.
(b)	A copy of draft ROF (other than the Schedule of Payments) to be concluded simultaneously with the execution of this Agreement, reflecting the Facility and evidence that such ROF and the corresponding Registry of Financial Transactions (Registro de Operações Financeiras – ROF) reflecting the Replaced Facility Agreements have been linked.
(c)	The Original Financial Statements.
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Part 2
Conditions Precedent required to be Delivered by an Additional Guarantor

1.	An Accession Letter, duly executed by the Additional Guarantor and the Borrower and duly notarized, consularized or as the case may be, apostilled, sworn translated into Portuguese and registered at the margin of this Agreement before the Registry of Deeds and Documents (Registro de Títulos e Documentos) of the City of Rio de Janeiro, State of Rio de Janeiro, Federative Republic of Brazil, in any case, if applicable and if required by law.
2.	A copy of the constitutional documents of the Additional Guarantor duly registered with the relevant Registry of Commerce (Junta Comercial).
3.	A copy of the corporate documents that approved the transaction contemplated by the Finance Documents in respect of each Additional Guarantor and of the documents authorising a specified person or persons to execute the Finance Documents on behalf of the Additional Guarantor.
4.	Minutes of board of directors’ meeting(s) that appointed each of the officers of each Additional Guarantor executing any of the Facility Documents, duly registered with the relevant Registry of Commerce.
5.	In respect of each Additional Guarantor, minutes of shareholders’ meeting(s) that appointed each of the (i) current members of board of directors and (ii) members of the board of directors that appointed the current officers (including the the officers of each Additional Guarantor executing any of the Facility Documents), duly registered with the relevant Registry of Commerce.
6.	In respect of each Additional Guarantor, terms of office (termos de posse) duly executed by each of the members of the Board of Directors and officers appointed by means of the resolutions indicated in items (4) and (5) above.
7.	In respect of each Additional Guarantor, simplified certificate (certidão simplificada) or statement (ficha cadastral) recently issued by the relevant Registry of Commerce.
8.	A certificate of an authorised signatory of the Additional Guarantor certifying that each copy document listed in this Part 2 of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

86

Schedule 3

Replaced Facility Agreements

1.	The USD500,000,000 facility agreement dated 30 October 2009 between, amongst others, China Development Bank Corporation (now known as China Development Bank) as lender and Telemar Norte Leste S.A. as borrower (the “2009 Buyer's Credit Agreement”).
2.	The USD600,000,000 facility agreement dated 18 December 2015 between China Development Bank Corporation (now known as China Development Bank) as lender, Oi S.A. as guarantor and Telemar Norte Leste S.A. as borrower (the “2015 Buyer's Credit Agreement”).
3.	The USD600,000,000 refinancing facility agreement dated 18 December 2015 between China Development Bank Corporation (now known as China Development Bank) as lender, Oi S.A. as guarantor and Telemar Norte Leste S.A. as borrower (the “2015 Refinancing Credit Agreement”).
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Schedule 4

Asset Disposals

Direct or indirect disposal of the following assets:

UNITEL S.A., an Angolan company with tax identification number 5410003144, registered before the Commercial Registry of Luanda under number 44/199, headquartered in Talatona, Sector 22, via C3, Edifício UNITEL, Luanda Sul, Angola.

BRASIL TELECOM CALL CENTER S.A., a corporation enrolled in the CNPJ/MF under No. 04.014.081/0001-30, registered before the Commercial Registry of the State of Goiás under NIRE 53 3 0000758-6, headquartered at Rodovia BR 153, Km 06, S/N, Bloco 03, Vila Redenção, in the City of Goiânia, State of Goiás, CEP74.845-090;

TIMOR TELECOM, S.A., corporation, collective entity No. 1014630, registered with the National Administration of Domestic Trade under No. 01847/MTCI/XI/2012, with its principal place of business at Rua Presidente Nicolau Lobato, Timor Plaza, 4º andar, in Dili, Timor Leste.

The formalization of the disposal of assets located at the addresses listed below is subject to prior verification regarding the lack of impediment or prohibition of an administrative or judicial nature:

BR 101 KM 205 (Barreiros/Almoxarifado), in the State of Santa Catarina and registered under enrollment No. 40564;

Av Madre Benvenuta, in the State of Santa Catarina and registered under enrollment No. 48391;

Rua Cel Genuino, in the State of Rio Grande do Sul and registered under enrollment Nos. 8.247, 24.697, 24.698, 24.699, 11.046, 11.047;

Av. Joaquim de Oliveira, in the State of Rio Grande do Sul and registered under enrollment No. 114.947;

Avenida Lauro Sodre nº 3290, in the State of Rondônia and registered under enrollment No. 24743;

Rua Gabriel de Lara, in the State of Paraná and registered under enrollment No. 16059;

Rua Neo Alves Martins nº 2263, in the State of Paraná and registered under enrollment No. 58948;

Travessa Teixeira de Freitas nº 75 (Complexo Merces F), in the State of Paraná and registered under enrollment Nos. 36731, 36732, 36733, 36734, 36735, 36736, 36737, 36738, 36739, 36740 and 36741;

Avenida Teixeira de Freitas nº 141 (Complexo Merces G), in the State of Paraná and registered under enrollment No. 15049;

Rua Visconde Nacar nº 234 (Complexo Merces B), in the State of Paraná and registered under enrollment No. 26912;

Rua Visconde do Rio Branco nº 397 (Complexo Merces A), in the State of Paraná and registered under enrollment No. 13940;

Avenida Goias, in the State of Goiás and registered under enrollment Nos. 42.041 and 42.042;

Avenida Getulio Vargas S/N, in the State of Roraima and registered under enrollment Nos. 46.241, 46.242, 46.243 and 46.244;

Rua Sabino Vieira / Rua Chaves De Faria nº 85/ R.S.L. Gonzaga nº 275, in the State of Rio de Janeiro and registered under enrollment No. 55316;

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Rua Dr. Miguel Vieira Ferreira (Rua Uranos 1139), in the State of Rio de Janeiro and registered under enrollment No. 51186;

Estr. Pau da Fome nº 2716, in the State of Rio de Janeiro and registered under enrollment No. 105885;

Avenida Nossa Senhora de Copacabana n° 462 A, lj e, s/lj, in the State of Rio de Janeiro and registered under enrollment No. 67704;

Rua dos Limoeiros nº 200, in the State of Rio de Janeiro and registered under enrollment No. 10409;

Camaragibe - Estrada de Aldeia - Km-125, in the State of Pernambuco and registered under enrollment No. 2503;

Rua do Principe nº 156 e nº 120, in the State of Pernambuco and registered under enrollment No. 24857;

Rua Itambe nº 200, in the State of Minas Gerais and registered under enrollment No. 38227;

Rua Vitorio Nunes Da Motta nº 220, Enseada do Suá in the State of Espírito Santo and registered under enrollment No. 52265;

Rua Silveira Martins, Cabula, nº 355 in the State of Bahia and registered under enrollment No. 76908;

Rua Prof. Anfrisia Santiago nº 212, in the State of Bahia and registered under enrollment No. 12798;

Avenida Getulio Vargas - BL. A, nº 950, in the State of Amazonas and registered under enrollment No. 14610;

Rua Goias, S/N, Farol, in the State of Alagoas and registered under enrollment No. 75071.

Rua Zacarias da Silva, Lote 2 , Barra da Tijuca (Alvorada), in the City and State of Rio de Janeiro and registered under enrollment No. 381171;

Rua Senador Pompeu,119 - 5º andar, Centro, in the City and State of Rio de Janeiro and registered under enrollment No. 106766;

Rua Alexandre Mackenzie, nº 75, Centro, in the City and State of Rio de Janeiro and registered under enrollment Nos. 274011, 274012, 274013, 274014, 274015, 274039, 274040, 274041, 274042;

Rua do Lavradio, nº 71, Centro (Arcos), in the City and State of Rio de Janeiro and registered under enrollment No. 70149;

Rua Araribóia, nº 140, São Francisco, in City of Niterói, State of Rio de Janeiro and registered under enrollment No. 10770;

Rua Assai, s/n, Jardim Pindorama, in City of São Félix do Araguaia, State of Mato Grosso and registered under enrollment No. 3825;

Rua Sena Madureira, 1070, in City of Fortaleza, State of Ceará and registered under enrollment No. 1409;

Rua Manoel P. da Silva (Cap. Pereirinha, S/N), in City of Corumbá, State of Mato Grosso do Sul and registered under enrollment Nos. 24.969, 24.970, 24.971, 24.972 and 24.973;

Av Nicanor de Carvalho, nº 10, in City of Corumbá, State of Mato Grosso do Sul and registered under enrollment No. 12295;

Pq. Triunfo de Cotegipe, S/N – João Dantas, in City of Alagoinhas, Estado da Bahia and registered under enrollment No. 775;

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Estrada Velha do Amparo, KM 4, in City of Friburgo, State of Rio de Janeiro and registered under enrollment No. 5283;

Av. Prudente de Morais, nº 757 B, Bairro Tirol, in City of Natal, State of Rio Grande do Norte and registered under enrollment No. 28639;

Av. Afonso Pena, nº 583, in City of Manaus, State of Amazonas and registered under enrollment No. 7496;

Rua Leitão da Silva, nº 2.159, Itararé (CONJED), in City of Vitória, State of Espírito Santos and registered under enrollment Nos. 46.977 and 46.978;

BLOCO C, QUADRA 02, SETOR COMERCIAL CENTRAL, Planaltina, in City of Brasília, Distrito Federal and registered under enrollment No. 801;

Rua Padre Pedro Pinto nº1460, Venda Nova (ISFAP), in City of Belo Horizonte, State of Minas Gerais and registered under enrollment No. 4187;

Rua 2 De Setembro, nº 733, Campo De Futebol, in City of Blumenau, State of Santa Catarina and registered under enrollment No. 598;

BR 116, KM 159 , Rua Cel Antônio Cordeiro, 3950, Altamira, in City of Russas, State of Ceará and registered under enrollment No. 180;

Rua Correa Vasques,69, Cidade Nova, in the City and State of Rio de Janeiro and registered under enrollment Nos. 40962, 40963, 40964, 40965, 40966, 40967, 40968, 40969, 40970, 40971, 40972, 41190; and

Rua Walter Ianni, Anel Rodoviário, KM 23,5 - Bairro Aarão Reis/São Gabriel (PUC MINAS), in City of Belo Horizonte, State of Minas Gerais and registered under enrollment No. 27601.

90

Schedule 5

Repayment Schedule

# of months	Year	Principal Amortization %	Dates[1]
66	5.5	2.0%	25-Aug-23
72	6	2.0%	25-Feb-24
78	6.5	2.0%	25-Aug-24
84	7	2.0%	25-Feb-25
90	7.5	2.0%	25-Aug-25
96	8	2.0%	25-Feb-26
102	8.5	2.0%	25-Aug-26
108	9	2.0%	25-Feb-27
114	9.5	2.0%	25-Aug-27
120	10	2.0%	25-Feb-28
126	10.5	5.7%	25-Aug-28
132	11	5.7%	25-Feb-29
138	11.5	5.7%	25-Aug-29
144	12	5.7%	25-Feb-30
150	12.5	5.7%	25-Aug-30
156	13	5.7%	25-Feb-31
162	13.5	5.7%	25-Aug-31
168	14	5.7%	25-Feb-32
174	14.5	5.7%	25-Aug-32
180	15	5.7%	25-Feb-33
186	15.5	5.7%	25-Aug-33
192	16	5.7%	25-Feb-34
198	16.5	5.7%	25-Aug-34
204	17	5.9%	25-Feb-35

[1] If any of the payment dates does not fall on a Business Day, the payment will be made on the following Business Day.

91

Schedule 6

Form of Transfer Certificate

To:	China Development Bank as Agent
From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)
Dated:	[●]

Telemar Norte Leste S.A. – Em Recuperação Judicial – USD 671,479,642.10 Facility Agreement
dated 21 June 2018 as amended and restated on ____________ 2020 (the “Agreement”)

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.
2.	We refer to Clause 21.5 (Procedure for Transfer) of the Agreement:
(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation and in accordance with Clause 22.5 (Procedure for Transfer) of the Agreement, all of the Existing Lender’s rights and obligations under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment and participations in Loans under the Agreement as specified in the Schedule.
(b)	The proposed Transfer Date is [●].
(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) of the Agreement are set out in the Schedule.
3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 22.4 (Limitation of Responsibility of Existing Lenders) of the Agreement.
4.	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:
(a)	a company resident in the United Kingdom for United Kingdom tax purposes; or
(b)	a partnership each member of which is:
(i)	a company so resident in the United Kingdom; or
(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or
(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]
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5.	[The New Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [●]) and is tax resident in [●], so that interest payable to it by borrower is generally subject to full exemption from UK withholding tax, and notifies the Borrower that it wishes that scheme to apply to the Agreement.]
6.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.
7.	This Transfer Certificate [and any non-contractual obligations arising out of or in connection with it] [is/are] governed by English law.
8.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.
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The Schedule

Commitment/rights and obligations to be transferred

[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	................................................... By:

[New Lender]	................................................... By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [●].

[Agent]	................................................... By:
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Schedule 7

Form of Assignment Agreement

To:	China Development Bank as Agent and Telemar Norte Leste S.A. – Em Recuperação Judicial as Borrower, for and on behalf of each Obligor
From:	[the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)
Dated:	[●]

Telemar Norte Leste S.A. – Em Recuperação Judicial – USD 671,479,642.10 Facility Agreement
dated 21 June 2018 as amended and restated on ____________ 2020 (the “Agreement”)

1.	We refer to the Agreement. This is an Assignment Agreement. Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.
2.	We refer to Clause 22.6 (Procedure for Assignment) of the Agreement:
(a)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitments and participations in Loans under the Agreement as specified in the Schedule.
(b)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitments and participations in Loans under the Agreement specified in the Schedule.
(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.
3.	The proposed Transfer Date is [●].
4.	On the Transfer Date the New Lender becomes a Party to the Finance Documents as a Lender.
5.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) of the Agreement are set out in the Schedule.
6.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 22.4 (Limitation of Responsibility of Existing Lenders) of the Agreement.
7.	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:
(a)	a company resident in the United Kingdom for United Kingdom tax purposes;
(b)	a partnership each member of which is:
(i)	a company so resident in the United Kingdom; or
(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or
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(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]
8.	The New Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [●]) and is tax resident in [●], so that interest payable to it by borrower is generally subject to full exemption from UK withholding tax, and notifies the Borrower that it wishes that scheme to apply to the Agreement.]
[8/9].	This Assignment Agreement acts as notice to the Agent (on behalf of each Finance Party] and, upon delivery in accordance with Clause 22.7 (Copy of Transfer Certificate or Assignment Agreement to Borrower) of the Agreement, to the Borrower (on behalf of each Obligor) of the assignment referred to in this Assignment Agreement.
[9/10].	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.
[10/11].	This Assignment Agreement [and any non-contractual obligations arising out of or in connection with it] [is/are] governed by English law.
[11/12].	This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.
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The Schedule

Rights to be assigned and obligations to be released and undertaken

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	................................................... By:

[New Lender]	................................................... By:

This Assignment Agreement is accepted by the Agent and the Transfer Date is confirmed as [●].

Signature of this Assignment Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.

[Agent]	................................................... By:

97

Schedule 8

Form of Accession Letter

To:	China Development Bank as Agent
From:	[Subsidiary] and Telemar Norte Leste S.A. – Em Recuperação Judicial
Dated:

Dear Sirs

Telemar Norte Leste S.A. – Em Recuperação Judicial – USD 671,479,642.10 Facility Agreement
dated 21 June 2018 as amended and restated on ____________ 2020 (the “Agreement”)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.
2.	[Subsidiary] agrees to become an Additional Guarantor and to be bound by the terms of the Agreement as an Additional Guarantor pursuant to Clause 24.2 (Additional Guarantors) of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].
3.	[Subsidiary’s] administrative details are as follows:
Address:	[●]

Fax No: [●]

Attention:	[●]
4.	This Accession Letter [and any non-contractual obligations arising out of or in connection with it] [is/are] governed by English law.

[This Accession Letter is entered into by deed.]

[Borrower]	................................................... By:

[Subsidiary]	................................................... By:

98

Schedule 9

Form of Resignation Letter

To:	China Development Bank as Agent
From:	[resigning Obligor] and Telemar Norte Leste S.A. – Em Recuperação Judicial
Dated:	[●]

Dear Sirs

Telemar Norte Leste S.A. – Em Recuperação Judicial – USD 671,479,642.10 Facility Agreement
dated 21 June 2018 as amended and restated on ____________ 2020 (the “Agreement”)

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.
2.	Pursuant to Clause 24.3 (Resignation of a Guarantor) of the Agreement, we request that [resigning Obligor] be released from its obligations as a Guarantor under the Agreement.
3.	We confirm that:
(a)	no Default is continuing or would result from the acceptance of this request; and
(b)	[●]
4.	This Resignation Letter [and any non-contractual obligations arising out of or in connection with it] [is/are] governed by English law.

[Borrower]	................................................... By:

[Subsidiary]	................................................... By:

99

Schedule 10

Form of Compliance Certificate

To:	China Development Bank as Agent
From:	Telemar Norte Leste S.A. – Em Recuperação Judicial

Dated: [●]

Dear Sirs

Telemar Norte Leste S.A. – Em Recuperação Judicial – USD 671,479,642.10 Facility Agreement
dated 21 June 2018 as amended and restated on ____________ 2020 (the “Agreement”)

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning in this Compliance Certificate unless given a different meaning in this Compliance Certificate.
2.	We confirm that: [Insert details of covenants to be certified]
3.	[We confirm that no Default is continuing.]

Director of [Borrower]	................................................... By:

Director of [Borrower]	................................................... By:

100

Schedule 11

LMA Form of Confidentiality Undertaking

This Master Confidentiality Undertaking is dated [ ] and made between:

(1)       [ ]; and

(2)       [ ].

Either party (in this capacity the "Purchaser") may from time to time consider acquiring an interest from the other party (in this capacity the "Seller") in certain Agreements which, subject to the Agreements, may be by way of novation, assignment, the entering into, whether directly or indirectly, of a sub-participation or any other transaction under which payments are to be made or may be made by reference to one or more relevant Finance Documents and/or one or more relevant Obligors or by way of investing in or otherwise financing, directly or indirectly, any such novation, assignment, sub-participation or other transaction (each an "Acquisition"). In consideration of the Seller agreeing to make available to the Purchaser certain information in relation to each Acquisition it is agreed as follows:

1.	Confidentiality Undertaking

The Purchaser undertakes in relation to each Acquisition made or which may be made by it (a) to keep all Confidential Information which the Seller supplies to the Purchaser in relation to that Acquisition confidential and not to disclose it to anyone, save to the extent permitted by paragraph 2 below and to ensure that all Confidential Information which the Seller supplies to the Purchaser in relation to that Acquisition is protected with security measures and a degree of care that would apply to the Purchaser's own confidential information and (b) until that Acquisition is completed, to use the Confidential Information which the Seller supplies to the Purchaser in relation to that Acquisition only for the Permitted Purpose.

2.	Permitted Disclosure

The Purchaser may disclose in relation to each Acquisition made or which may be made by it:

2.1	to any of its Affiliates and any of its or their officers, directors, employees, professional advisers and auditors such Confidential Information as the Purchaser shall consider appropriate if any person to whom such Confidential Information is to be given pursuant to this paragraph 2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to such Confidential Information;

2.2       subject to the requirements of the relevant Agreement, to any person:

(a)	to (or through) whom the Purchaser assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations which it may acquire under that Agreement such Confidential Information which the Seller supplies to the Purchaser in relation to that Acquisition as the Purchaser shall consider appropriate if the person to whom such Confidential Information is to be given pursuant to this sub-paragraph (a) of paragraph 2.2 has delivered a letter to the Purchaser in equivalent form to this undertaking;
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(b)	with (or through) whom the Purchaser enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to that Agreement or any relevant Obligor such Confidential Information which the Seller supplies to the Purchaser in relation to that Acquisition as the Purchaser shall consider appropriate if the person to whom such Confidential Information is to be given pursuant to this sub-paragraph (b) of paragraph 2.2 has delivered a letter to the Purchaser in equivalent form to this undertaking;
(c)	to whom information is required or requested to be disclosed by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation such Confidential Information which the Seller supplies to the Purchaser in relation to that Acquisition as the Purchaser shall consider appropriate; and
2.3	notwithstanding paragraphs 2.1 and 2.2. above, Confidential Information to such persons to whom, and on the same terms as, a Finance Party is permitted to disclose such Confidential Information under the Agreement to which that Acquisition relates, as if such permissions were set out in full in this undertaking for the purposes of that Acquisition and as if references in those permissions to Finance Party were references to the Purchaser for the purposes of that Acquisition.
3.	Notification of Disclosure
2.3	notwithstanding paragraphs 2.1 and 2.2. above, Confidential Information to such persons to whom, and on the same terms as, a Finance Party is permitted to disclose such Confidential Information under the Agreement to which that Acquisition relates, as if such permissions were set out in full in this undertaking for the purposes of that Acquisition and as if references in those permissions to Finance Party were references to the Purchaser for the purposes of that Acquisition.
The Purchaser agrees in relation to each Acquisition made or which may be made by it (to the extent permitted by law and regulation) to inform the Seller:
3.1	of the circumstances of any disclosure of Confidential Information made pursuant to sub- paragraph (c) of paragraph 2.2 above except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and
3.2	upon becoming aware that Confidential Information relating to that Acquisition has been disclosed in breach of this undertaking.
4.	Return of Copies

If the Purchaser does not enter into an Acquisition and the Seller so requests in writing, the Purchaser shall return or destroy all Confidential Information supplied to the Purchaser by the Seller in relation to that Acquisition and destroy or permanently erase (to the extent technically practicable) all copies of such Confidential Information made by the Purchaser and use its reasonable endeavours to ensure that anyone to whom the Purchaser has supplied any such Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that the Purchaser or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under sub-paragraph (c) of paragraph 2.2 above.

102

5.	Continuing Obligations

The obligations in this undertaking are continuing and, in particular, shall survive and remain binding on the Purchaser in relation to each Acquisition made or which may be made by it until (a) if the Purchaser becomes a party to the Agreement to which that Acquisition relates as a lender of record, the date on which the Purchaser becomes such a party to such Agreement; (b) if the Purchaser enters into that Acquisition but it does not result in the Purchaser becoming a party to the Agreement to which that Acquisition relates as a lender of record, the date falling [twelve] months after the date on which all of the Purchaser's rights and obligations contained in the documentation entered into to implement that Acquisition have terminated ; or (c) in any other case the date falling [twelve] months after the date of the Purchaser's final receipt (in whatever manner) of any Confidential Information in relation to that Acquisition.

6.	No Representation; Consequences of Breach, etc

The Purchaser acknowledges and agrees that, in relation to each Acquisition made or which may be made by it:

6.1	neither the Seller, nor any member of the relevant Group nor any of the Seller's or the relevant Group's respective officers, employees or advisers (each a "Relevant Person") (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information supplied by the Seller to the Purchaser in relation to that Acquisition or any other information supplied by the Seller to the Purchaser in relation to that Acquisition or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information supplied by the Seller to the Purchaser in relation to that Acquisition or any other information supplied by the Seller to the Purchaser in relation to that Acquisition or be otherwise liable to the Purchaser or any other person in respect of the Confidential Information supplied by the Seller to the Purchaser in relation to that Acquisition or any such information; and
6.2	the Seller or members of the relevant Group may be irreparably harmed by the breach of the terms of this undertaking and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this undertaking by the Purchaser.
7.	Entire Agreement: No Waiver; Amendments, etc
7.1	This undertaking constitutes the entire agreement between the Seller and the Purchaser in relation to the Purchaser's obligations regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.
7.2	No failure to exercise, nor any delay in exercising any right or remedy under this undertaking will operate as a waiver of any such right or remedy or constitute an election to affirm this letter. No election to affirm this letter will be effective unless it is in writing. No single or partial exercise of any right or remedy will prevent any further or other exercise or the exercise of any other right or remedy under this undertaking.
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7.3	The terms of this undertaking and the Purchaser's obligations under this undertaking may only be amended or modified by written agreement between the parties.
8.	Inside Information

The Purchaser acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Purchaser undertakes not to use any Confidential Information for any unlawful purpose.

9.	Nature of Undertakings

The undertakings given by the Purchaser in this undertaking are given to the Seller and are also given for the benefit of the relevant Company and each other member of the relevant Group.

10.	Third Party Rights
10.1	Subject to this paragraph 10 and to paragraphs 6 and 9, a person who is not a party to this undertaking has no right under the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") to enforce or to enjoy the benefit of any term of this undertaking.
10.2	The Relevant Persons may enjoy the benefit of the terms of paragraphs 6 and 9 subject to and in accordance with this paragraph 10 and the provisions of the Third Parties Act.
10.3	Notwithstanding any provisions of this undertaking, the parties to this undertaking do not require the consent of any Relevant Person to rescind or vary this undertaking at any time.
11.	Governing Law and Jurisdiction
11.1	This undertaking and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of any Acquisition) are governed by English law.
11.2	The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this undertaking (including a dispute relating to any non-contractual obligation arising out of or in connection with either this undertaking or the negotiation of any Acquisition).
12.	Definitions

In this undertaking terms defined in the relevant Agreement (as defined below) shall, unless the context otherwise requires, have the same meaning and:

"Agreement" means any credit agreement in which the Seller has an interest and which requires the Seller to obtain from the Purchaser an undertaking in or substantially in the form of this undertaking as a condition to permitting disclosure by the Seller of certain information to the Purchaser.

104

"Company" means, in relation to each Acquisition, the principal company party to the relevant Agreement.

"Confidential Information" means, in relation to each Acquisition, all information relating to the relevant Company, any relevant Obligor, the relevant Group, the relevant Finance Documents, [the/a] relevant Facility and/or that Acquisition which is received by the Purchaser in relation to the relevant Finance Documents or [the/a] relevant Facility from the Seller or any of its affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by the Purchaser of this undertaking; or
(b)	is identified in writing at the time of delivery as non-confidential by the Seller or its advisers; or
(c)	is known by the Purchaser before the date the information is disclosed to the Purchaser by the Seller or any of its affiliates or advisers or is lawfully obtained by the Purchaser after that date, from a source which is, as far as the Purchaser is aware, unconnected with the relevant Group and which, in either case, as far as the Purchaser is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

"Group" means, in relation to each Acquisition, the relevant Company and its subsidiaries for the time being (as such term is defined in the Companies Act 2006).

"Permitted Purpose" means, in relation to each Acquisition, considering and evaluating whether to enter into that Acquisition.

This undertaking has been entered into on the date stated at the beginning of this undertaking

Signatures

[ ]

By:

[ ]

By:

105

Schedule 12
Forms of Notifiable Debt Purchase Transaction Notice

Part 1
Form of Notice on Entering into Notifiable Debt Purchase Transaction

To:	China Development Bank as Agent
From:	[The Lender]
Dated:

Telemar Norte Leste S.A. – Em Recuperação Judicial – USD 671,479,642.10 Facility Agreement
dated 21 June 2018 as amended and restated on ____________ 2020 (the “Agreement”)

1.	We refer to paragraph (b) of Clause 23.2 (Disenfranchisement) of the Agreement. Terms defined in the Agreement have the same meaning in this notice unless given a different meaning in this notice.
2.	We have entered into a Notifiable Debt Purchase Transaction.
3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.
Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates
[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]

By:

106

Part 2
Form of Notice on Termination of Notifiable Debt Purchase Transaction / Notifiable Debt Purchase Transaction ceasing to be with a member of the Group

To:	China Development Bank as Agent
From:	[The Lender]

Dated:

Telemar Norte Leste S.A. – Em Recuperação Judicial – USD 671,479,642.10 Facility Agreement
dated 21 June 2018 as amended and restated on ____________ 2020 (the “Agreement”)

1.	We refer to paragraph (b) of Clause 23.2 (Disenfranchisement) of the Agreement. Terms defined in the Agreement have the same meaning in this notice unless given a different meaning in this notice.
2.	A Notifiable Debt Purchase Transaction which we entered into and which we notified you of in a notice dated [ ] has [terminated]/[ceased to be with a member of the Group].*
3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.
Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates
[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]

By:

*	Delete as applicable
107

Signatures

The Borrower

Telemar Norte Leste S.A. – Em Recuperação Judicial	......................................................... By: Pedro Andrade França

......................................................... By: Renata de Andrade Junqueira Ribeiro
Witnesses: 1. ____________________________ Name: ID: 2. ____________________________ Name: ID:
......................................................... Address: Fax: Attention:

108

The Original Guarantors

Oi S.A. – Em Recuperação Judicial	......................................................... By: Pedro Andrade França

......................................................... By: Renata de Andrade Junqueira Ribeiro
Witnesses: 1. ____________________________ Name: ID: 2. ____________________________ Name: ID:
......................................................... Address: Fax: Attention:

109

Oi Móvel S.A. – Em Recuperação Judicial	......................................................... By: Pedro Andrade França

......................................................... By: Renata de Andrade Junqueira Ribeiro
Witnesses: 3. ____________________________ Name: ID: 4. ____________________________ Name: ID:
......................................................... Address: Fax: Attention:

110

The Original Lender

China Development Bank	......................................................... By:
Witnesses: 5. ____________________________ Name: ID: 6. ____________________________ Name: ID:
......................................................... Address: Fax: Attention:

111

The Agent

China Development Bank	......................................................... By:
Witnesses: 7. ____________________________ Name: ID: 8. ____________________________ Name: ID:
......................................................... Address: Fax: Attention:

112